                                                        FILE NO. 001-09666

                                 SCHEDULE 14A
                                (RULE 14A-101)

                            (AMENDMENT NO. 1)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         BATTLE MOUNTAIN GOLD COMPANY
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                                  [BMGC LOGO]
Dear Fellow Stockholders:

   You are cordially invited to attend a special meeting of stockholders of
Battle Mountain Gold Company on [          ], October   , 2000, at 10:00 a.m.,
Houston, Texas time, to be held at [                 ].

   At the special meeting you will have the chance to vote on the merger of Battle Mountain Gold Company with a wholly owned subsidiary of Newmont Mining Corporation. If the merger is completed, Battle Mountain will become a wholly owned subsidiary of Newmont and:

  . each share of Battle Mountain common stock will be converted into the right to receive 0.105 of a share of Newmont common stock,

  . each exchangeable share of Battle Mountain Canada Ltd. (a subsidiary of Battle Mountain) will be converted into the right to receive 0.105 of a share of Newmont common stock, and

  . each share of Battle Mountain $3.25 convertible preferred stock will be converted into a share of $3.25 convertible preferred stock of Newmont with substantially identical terms and conditions.

   On [September   ], 2000, the closing price of Newmont common stock was $
per share. We estimate that, in connection with the merger and subsequent exercises of Battle Mountain and Battle Mountain Canada options, which will become exercisable for shares of Newmont common stock, Newmont will issue approximately 24.9 million shares of common stock to Battle Mountain and Battle Mountain Canada stockholders and optionholders, and approximately 2.3 million shares of Newmont convertible preferred stock to holders of an equal number of shares of Battle Mountain convertible preferred stock. Newmont common stock is listed on the New York Stock Exchange under the symbol "NEM" and Battle Mountain common stock and convertible preferred stock are listed on the New York Stock Exchange under the symbols "BMG" and "BMG Pr," respectively, and Battle Mountain Canada exchangeable shares are listed on the Toronto Stock Exchange under the symbol "BMC." You should obtain current market quotes for your shares.

   YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

   This document provides detailed information about the merger. Please read it carefully. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BEGINNING ON PAGE 18.

   Your vote is very important. Whether or not you plan to attend the special meeting, please complete and mail the enclosed proxy card.

   Thank you for your support.

   John A. Keyes
   President and Chief Operating Officer

                               ----------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

                               ----------------

          Proxy Statement/Prospectus dated [September   ], 2000.

 First mailed to Battle Mountain stockholders on or about [September   ], 2000.

                          BATTLE MOUNTAIN GOLD COMPANY

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            [OCTOBER   ], 2000

                               ----------------

TO THE STOCKHOLDERS OF BATTLE MOUNTAIN GOLD COMPANY:

   A special meeting of stockholders of Battle Mountain Gold Company will be
held on [          ], [October   ], 2000, at 10:00 a.m., Houston, Texas time,
at [                                        ]. The purposes of the meeting are
to:

     1. Vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 21, 2000, by and among Newmont Mining Corporation, Bounty Merger Corp., a wholly owned subsidiary of Newmont, and Battle Mountain, pursuant to which, among other things, a wholly owned subsidiary of Newmont will merge with and into Battle Mountain upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the proxy statement/prospectus that follows this notice. If the merger agreement is approved and the merger and the related transactions contemplated by the merger agreement are consummated:

  . each share of Battle Mountain common stock will be converted into the right to receive 0.105 of a share of Newmont common stock,

  . each exchangeable share of Battle Mountain Canada Ltd. (a subsidiary of Battle Mountain) will be converted into the right to receive 0.105 of a share of Newmont common stock, and

  . each share of Battle Mountain $3.25 convertible preferred stock will be converted into a share of Newmont $3.25 convertible preferred stock with substantially identical terms and conditions.

     2. Act on any other matters that may properly come before the meeting.

   The Board of Directors has fixed the close of business on September 8, 2000, as the record date for determining stockholders entitled to notice of and to vote at the special meeting.

   You are cordially invited to attend the special meeting. Whether or not you plan on attending the special meeting, please vote by signing, dating and returning the enclosed proxy card. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. However, if you do not return the proxy or vote at the meeting, the effect will be the same as a vote against the merger.

                                          By Order of the Board of Directors

                                          Greg V. Etter
                                          Vice President, General Counsel and
                                           Secretary

[September   ], 2000

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER....................................    1

SUMMARY...................................................................    4

RISK FACTORS..............................................................   18
The Market Value of Newmont Common Stock Will Vary........................   18
Uncertainties Exist in Integrating Our Companies' Business Operations.....   18
A Substantial or Extended Decline in Gold Prices Would Have a Material
 Adverse Effect on the Combined Company...................................   18
We Need to Continually Obtain Additional Reserves for Gold Production.....   19
Estimates of Proven and Probable Ore Reserves at New Sites Are Uncertain..   19
We Incur Costs to Comply with Environmental and Other Governmental
 Regulations..............................................................   19
Our Businesses Depend on Good Relations with Employees....................   19
Our Operations Outside North America Are Subject to the Risks of Doing
 Business Abroad..........................................................   20
We May Suffer Losses from Hedging.........................................   20

FORWARD-LOOKING STATEMENTS................................................   21

BATTLE MOUNTAIN SPECIAL MEETING...........................................   22
Time and Place of the Meeting.............................................   22
Matters to be Considered at the Special Meeting...........................   22
Stockholder Votes to be Held at the Special Meeting.......................   22
Record Date...............................................................   23
Outstanding Shares........................................................   23
Quorum....................................................................   23
Vote Required.............................................................   23
Share Ownership...........................................................   24
Voting and Revocation of Proxies..........................................   24
Solicitation of Proxies...................................................   25
Other Matters Considered at the Special Meeting...........................   26

THE MERGER................................................................   27
Background of the Merger..................................................   27
Reasons for the Merger....................................................   29
Considerations and Recommendation of Battle Mountain's Board of
 Directors................................................................   30
Considerations of Newmont's Board of Directors............................   32

Opinion of Battle Mountain's Financial Advisor............................   33
Interests of Battle Mountain's Directors and Officers in the Merger.......   39
Canadian Arrangement Agreement............................................   40
Effect of Merger on Battle Mountain's Employee Benefit Plans..............   41
Noranda Support/Voting Agreement..........................................   41
Appraisal Rights..........................................................   41
Exchange of Certificates..................................................   41
Regulatory Approvals......................................................   42
U.S. Federal Income Tax Consequences of the Merger........................   43
Resale of Newmont Common Stock Issued in the Merger.......................   46
Stock Exchange Listing....................................................   47
Accounting Treatment......................................................   47
Litigation Regarding the Merger...........................................   48
Delisting and Deregistration of Battle Mountain and Battle Mountain Canada
 Stock After the Merger...................................................   48

THE MERGER AGREEMENT......................................................   49
Plan of Merger............................................................   49
Representations and Warranties............................................   51
Covenants.................................................................   52
Conditions................................................................   56
Termination...............................................................   57
Termination Fees..........................................................   58
Amendment and Waiver......................................................   59
Costs and Expenses........................................................   60

INFORMATION ABOUT NEWMONT.................................................   61
General...................................................................   61
Proven and Probable Reserves..............................................   61
Information on Newmont's Web Site.........................................   62
Recent Developments.......................................................   62

INFORMATION ABOUT BATTLE MOUNTAIN.........................................   63
General...................................................................   63
Management and Additional Information.....................................   63
Proven and Probable Reserves..............................................   63
Information on Battle Mountain's Web Site.................................   64

NEWMONT CAPITAL STOCK.....................................................   65
Newmont Common Stock......................................................   65
Newmont's Rights Agreement................................................   66
Newmont $3.25 Convertible Preferred Stock.................................   68

COMPARISON OF STOCKHOLDER RIGHTS..........................................   73
Authorized Capital Stock..................................................   73
Size of Board of Directors................................................   73

Cumulative Voting...........................................................  74
Classes of Directors........................................................  74
Qualifications of Directors.................................................  74
Filling Vacancies on the Board..............................................  74
Removal of Directors........................................................  75
Nomination of Directors for Election........................................  75
Anti-Takeover Provisions....................................................  76
Stockholder Rights Plan.....................................................  78
Stockholder Action Without a Meeting........................................  78
Calling Special Meetings of Stockholders....................................  79
Submission of Stockholder Proposals.........................................  79
Notice of Stockholders Meetings.............................................  79
Stockholder Vote Required for Mergers.......................................  80
Dividends...................................................................  80
Rights of Preferred Stockholders............................................  81
Dissenters' Appraisal Rights................................................  81
Stockholder Preemptive Rights...............................................  82
Inspection of Stockholder Lists.............................................  83
Stockholder Class Voting Rights.............................................  83
Indemnification.............................................................  84
Limitations on Directors' and Officers' Liability...........................  85
Transactions Involving Officers or Directors................................  86
Charter Amendments..........................................................  86
Amendment of Bylaws.........................................................  87

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........................  88

PRO FORMA PROVEN AND PROBABLE RESERVES......................................  97

PRO FORMA PRODUCTION, PRICE AND COST DATA................................... 100

INDEPENDENT PUBLIC ACCOUNTANTS.............................................. 101
Newmont's Independent Accountants........................................... 101
Battle Mountain's Independent Accountants................................... 101

OPINIONS.................................................................... 101
Share Issuance.............................................................. 101
Tax Matters................................................................. 101

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS.............................. 101

WHERE YOU CAN FIND MORE INFORMATION......................................... 102
Registration Statement...................................................... 102
Other SEC Filings........................................................... 102
Documents Incorporated by Reference......................................... 102
Documents Available Without Charge From the Companies....................... 103

APPENDIX A--Agreement and Plan of Merger among Newmont Mining Corporation,
            Bounty Merger Corp. and Battle Mountain Gold Company dated June 21, 2000

APPENDIX B--Arrangement Agreement among Battle Mountain Canada Ltd., Battle
            Mountain Gold Company, Newmont Mining Corporation and Bounty Merger Corp. dated June 21, 2000

APPENDIX C--Opinion of CIBC World Markets Corp.

APPENDIX D--Form of Certificate of Designations of $3.25 Convertible Preferred
            Stock of Newmont Mining Corporation

APPENDIX E--Support/Voting Agreement by and among Noranda Inc., Newmont Mining
            Corporation and Battle Mountain Gold Company dated June 21, 2000

APPENDIX F--Battle Mountain Canada Ltd. Preliminary Management Information
            Circular

                             ADDITIONAL INFORMATION

   This proxy statement/prospectus incorporates important business and financial information about Newmont and Battle Mountain that is not included in or delivered with this proxy statement/prospectus. See "Where You Can Find More Information" on page 99 for a list of the SEC documents that Newmont and Battle Mountain have incorporated into this proxy statement/prospectus. These documents and other documents incorporated by reference are available to you without charge upon written or oral request made as follows:

             NEWMONT DOCUMENTS:                          BATTLE MOUNTAIN DOCUMENTS:

             Corporate Secretary                            Corporate Secretary
         Newmont Mining Corporation                     Battle Mountain Gold Company
             1700 Lincoln Street                         333 Clay Street, Ste. 4200
           Denver, Colorado 80203                           Houston, Texas 77002
               (303) 863-7414                                  (713) 650-6400

   TO OBTAIN DOCUMENTS IN TIME FOR THE SPECIAL MEETING, YOUR REQUEST MUST BE RECEIVED BY [OCTOBER ], 2000.

   IN DECIDING HOW TO VOTE ON THE MERGER, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY
STATEMENT/PROSPECTUS. NEITHER NEWMONT NOR BATTLE MOUNTAIN HAS AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.

   THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

   IN ADDITION, IF YOU HAVE ANY QUESTIONS ABOUT THE MERGER, YOU MAY CONTACT:

                       [LOGO OF MACKENZIE PARTNERS, INC.]

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010

                         (212) 929-5500 (CALL COLLECT)
                        (800) 322-2885 (CALL TOLL-FREE)

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL HAPPEN IN THE MERGER?

A: In the merger, Battle Mountain will become a wholly owned subsidiary of Newmont. Battle Mountain and Battle Mountain Canada public stockholders will become Newmont stockholders.

Q:  WHAT IS THE CANADIAN STATUTORY ARRANGEMENT?

A: The Canadian statutory arrangement is a special arrangement under Canadian law that allows the holders of Battle Mountain Canada exchangeable shares to exchange their shares in the merger transaction on the same basis as the holders of Battle Mountain common stock.

Q: WHY ARE NEWMONT AND BATTLE MOUNTAIN PROPOSING THE MERGER?

A: We believe that joining Battle Mountain with Newmont represents an excellent strategic combination that will deliver increased stockholder value in terms of reserves, production, earnings, net asset value, long-term cash flow, company size, liquidity and financial strength. Both companies have low operating costs, high quality reserves and major operations, and the combination will consolidate our strategic land positions. In particular, Battle Mountain's Phoenix project is viewed by the management of both companies as one of the most attractive undeveloped gold properties in North America. After the combination, we will have better resources to pursue development of the Phoenix project and will benefit from synergies with Newmont's existing infrastructure near the Phoenix project site. In addition, Battle Mountain and Battle Mountain Canada stockholders will hold a more liquid security.

  We also have estimated that the merger ultimately will generate cash savings of approximately $30 million a year from synergies and operating cost-saving opportunities, including the following:

  . eliminating costs and increasing recovery rates by processing the gold/copper concentrate from the Phoenix project site through Newmont's Lone Tree autoclave, a high temperature and pressure oxidizing facility,

  . implementation of Newmont's Gold Medal Performance and global purchasing initiatives at Battle Mountain's operations, and

  .  consolidation of exploration and administrative personnel worldwide.

  In addition, we anticipate one-time capital savings of $25 million to $30 million from the use at the Phoenix project site of mining equipment from other Newmont mines.

  Please read the more detailed description of the reasons for the merger on page 29.

Q: WHAT WILL HAPPEN AT THE SPECIAL MEETING?

A: At the special meeting, holders of Battle Mountain common stock and Battle
   Mountain Canada exchangeable shares, voting together with the common stock through a special voting trust, will have a general vote to approve the merger agreement. In addition, holders of Battle Mountain convertible preferred stock will have a separate preferred stockholders vote to approve the merger agreement.

Q: WHAT WILL I RECEIVE FOR MY BATTLE MOUNTAIN COMMON STOCK IN THE MERGER?

A: You will have the right to receive 0.105 of a share of Newmont common stock for each share of Battle Mountain common stock you own. You also will have the right to receive cash in place of any fractional shares. The shares of Newmont common stock you receive in the merger will be listed on the New York Stock Exchange under ticker symbol "NEM."

Q: WHAT WILL I RECEIVE FOR MY BATTLE MOUNTAIN CONVERTIBLE PREFERRED STOCK IN
   THE MERGER?

A: You will receive one share of Newmont $3.25 convertible preferred stock with substantially identical terms and conditions for each share of Battle Mountain $3.25 convertible preferred stock you own. The shares of Newmont $3.25 convertible preferred stock you will receive in the merger have been approved for listing on the New York Stock Exchange under the ticker symbol [ ], subject to official notice of issuance.

Q: WHAT ARE BATTLE MOUNTAIN CANADA EXCHANGEABLE SHARES?

A: Battle Mountain Canada Ltd. was formerly Hemlo Gold Mines Inc., an Ontario corporation acquired by Battle Mountain in 1996. In connection with the acquisition, Battle Mountain Canada, as a wholly owned subsidiary of Battle Mountain, issued exchangeable shares to the former Hemlo shareholders to permit them to continue to hold Canadian securities. Battle Mountain Canada exchangeable shares have equivalent dividend and other economic rights to shares of Battle Mountain common stock. They may be exchanged at any time for an equal number of shares of Battle Mountain common stock and, through a special voting trust, vote on an equal basis with Battle Mountain common stock.

Q: WHAT WILL I RECEIVE FOR MY BATTLE MOUNTAIN CANADA EXCHANGEABLE SHARES UNDER
   THE CANADIAN STATUTORY ARRANGEMENT?

A: Under the Canadian statutory arrangement, you will have the right to receive
   0.105 of a share of Newmont common stock for each Battle Mountain Canada exchangeable share you own, and cash in place of any fractional shares, the same consideration as the holders of Battle Mountain common stock will receive for each of their shares in the merger.

  In addition to your right to vote on the merger together with the holders of Battle Mountain common stock, as a holder of Battle Mountain Canada exchangeable shares you also have the right to vote on the Canadian statutory arrangement at a special meeting of Battle Mountain Canada shareholders. See the management information circular provided to the holders of Battle Mountain Canada exchangeable shares along with a copy of this proxy statement/prospectus in connection with the special meeting of Battle Mountain Canada shareholders.

Q: WHAT ARE THE U.S. TAX CONSEQUENCES TO BATTLE MOUNTAIN STOCKHOLDERS OF THE
   MERGER?

A: The exchange of shares of Battle Mountain common stock for shares of Newmont common stock or shares of Battle Mountain convertible preferred stock for shares of Newmont convertible preferred stock in the merger generally will be considered a taxable sale under U.S. income tax laws for U.S. holders, but non-U.S. holders generally will not be subject to U.S. income tax.

Q: WHAT ARE THE U.S. TAX CONSEQUENCES TO BATTLE MOUNTAIN CANADA SHAREHOLDERS OF
   THE CANADIAN STATUTORY ARRANGEMENT?

A: The exchange by U.S. holders of Battle Mountain Canada exchangeable shares for Newmont common stock generally will be considered a taxable sale under U.S. income tax laws. The exchange by non-U.S. holders of Battle Mountain Canada exchangeable shares for Newmont common stock generally will not be subject to U.S. income tax.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the stockholder approvals at the special meetings of Battle Mountain and Battle Mountain Canada shareholders, are fulfilled. Fulfilling some of these conditions, such as receiving certain governmental clearances or approvals, is not entirely within our control. We currently expect to complete the merger during the fall of this year, although this can be delayed.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send written instructions to holders of Battle Mountain common stock and Battle Mountain

   Canada exchangeable shares, including a letter of transmittal, that explain how to exchange stock certificates representing Battle Mountain common stock or Battle Mountain Canada exchangeable shares for stock certificates representing Newmont common stock. The stock certificates representing Battle Mountain convertible preferred stock will convert automatically and represent an equal number of shares of Newmont convertible preferred stock upon completion of the merger, though holders of such certificates may request replacement stock certificates from Newmont. Please do not send in any Battle Mountain or Battle Mountain Canada stock certificates until you receive these written instructions and the letter of transmittal.

Q: HOW DO I VOTE?

A: You may cast your vote in either of the following ways:

  . by completing the accompanying proxy card and returning it in the enclosed postage-paid envelope, or

  .  by appearing and voting in person at the special meeting.

  Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. In order to assure that we obtain your vote, please give your proxy as instructed on your proxy card even if you currently plan to attend the special meeting in person.

  If you do not return the proxy or vote at the special meeting, the effect will be the same as a vote against the merger.

Q: HOW DO I VOTE MY SHARES IF MY SHARES ARE HELD IN "STREET NAME"?

A: You should contact your broker. Your broker can give you directions on how to instruct the broker to vote your shares. Your broker will not vote your shares unless the broker receives appropriate instructions from you.

Q: MAY I CHANGE MY VOTE EVEN AFTER RETURNING A PROXY CARD?

A: Yes. If you want to change your vote, you may do so at any time before the special meeting by sending to the Secretary of Battle Mountain a proxy with a later date. Alternatively, you may revoke your proxy by delivering to the Secretary of Battle Mountain a written revocation or by voting in person at the special meeting.

  If you require assistance in changing or revoking a proxy, you should contact Mackenzie Partners, Inc., Battle Mountain's solicitation agent for the merger. Mackenzie Partners' toll-free telephone number is (800) 322-2885.

Q: WHAT IF I DON'T VOTE?

A: If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger agreement and the transactions contemplated by the merger agreement. If you fail to vote in any of the ways outlined in the proxy card, or if you fail to instruct your broker how to vote shares held for you in the broker's name, the effect will be the same as a vote against the merger agreement and the transactions contemplated by the merger agreement.

Q: WHOM CAN I CALL WITH QUESTIONS?

A: If you have more questions about the merger you should contact:

                       [LOGO OF MACKENZIE PARTNERS, INC.]

                                156 Fifth Avenue
                            New York, New York 10010

                         (212) 929-5500 (CALL COLLECT)
                        (800) 322-2885 (CALL TOLL-FREE)

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. We encourage you to carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the merger and the related transactions contemplated by the merger agreement. See "Where You Can Find More Information" on page 102.

                              THE MERGER (PAGE 27)

   In the proposed transaction, a wholly owned subsidiary of Newmont will merge into Battle Mountain. Newmont will exchange shares of its common stock for all of the outstanding shares of Battle Mountain common stock and, under a separate Canadian statutory arrangement, will exchange shares of its common stock for all of the outstanding Battle Mountain Canada exchangeable shares. Newmont will also exchange shares of its new $3.25 convertible preferred stock for all outstanding shares of Battle Mountain $3.25 convertible preferred stock. After the merger, Battle Mountain will be a wholly owned subsidiary of Newmont and Battle Mountain and Battle Mountain Canada public stockholders will become Newmont stockholders.

   The merger agreement is attached as Appendix A to this proxy statement/prospectus. Please read the merger agreement. The merger agreement is the legal document that governs the merger.

                      THE COMPANIES (PAGES 61 AND 63)

BATTLE MOUNTAIN GOLD COMPANY
333 Clay Street, Ste. 4200
Houston, Texas 77002
(713) 650-6400

   Battle Mountain is a Nevada corporation formed in 1985 and headquartered in Houston, Texas. Battle Mountain is engaged in the mining and processing of gold and silver ore in the United States, Canada, Bolivia and Australia and in the exploration, evaluation and development of precious metals properties primarily in Latin America, Australia, Canada and the United States. Battle Mountain common stock and convertible preferred stock are traded principally on the New York Stock Exchange. Battle Mountain Canada exchangeable shares are traded on the Toronto Stock Exchange.

NEWMONT MINING CORPORATION
1700 Lincoln Street
Denver, Colorado 80203
(303) 863-7414

   Newmont was incorporated in 1965 under the laws of Delaware. Newmont is engaged, directly or indirectly through its subsidiaries and affiliates, in the production of gold, the exploration for gold, and the acquisition and development of gold properties worldwide. Newmont produces gold from operations in Nevada, California, Peru, Indonesia, Mexico and the Central Asian Republic of Uzbekistan. In late 1999, Newmont began production from a copper/gold deposit at a second project in Indonesia.

BOUNTY MERGER CORP.
1700 Lincoln Street
Denver, Colorado 80203
(303) 863-7414

   Bounty Merger Corp. is a wholly owned subsidiary of Newmont recently formed for the purpose of effecting the merger.

                         THE SPECIAL MEETING (PAGE 22)

   The special meeting will be held on [           ], 2000, at 10:00 a.m.,
Houston time, at [           ]. At the special meeting, you will be asked to
approve the merger agreement.

                  RECORD DATE; VOTE REQUIRED (PAGES 23 AND 24)

   You can vote at the special meeting if you owned shares of Battle Mountain common stock or shares of Battle Mountain convertible preferred stock at the close of business on September 8, 2000. In addition, holders of Battle Mountain Canada exchangeable shares at the close of business on September 8, 2000 will vote at the special meeting together with holders of common stock through a
special voting trust. On that date, there were approximately [   ] shares of
Battle Mountain common stock, [   ] Battle Mountain Canada exchangeable shares
and [   ] shares of Battle Mountain convertible preferred stock outstanding and entitled to vote. Approval of the merger agreement requires the approval of the holders of:

  . a majority of the outstanding shares of Battle Mountain common stock and Battle Mountain Canada exchangeable shares (voting together with the common stock through a special voting trust), and

  . a majority of the outstanding shares of Battle Mountain convertible preferred stock.

   You can cast one vote for each share of Battle Mountain common stock or Battle Mountain Canada exchangeable share you owned on September 8, 2000 in the general vote, and one vote for each share of Battle Mountain convertible preferred stock you then owned in the preferred stockholders vote.

   In order for the merger to be completed, holders of Battle Mountain Canada exchangeable shares must also separately approve the Canadian statutory arrangement by two-thirds of the votes cast at a special meeting of Battle Mountain Canada stockholders, which will be held at 11:00 a.m., Houston time, on the same date as the Battle Mountain special meeting and at the same location.

   Noranda, the largest holder of shares eligible to vote at both the Battle Mountain special meeting and the Battle Mountain Canada special meeting, already has agreed to vote in favor of the merger. See "--Noranda Support-- Voting Agreement" below.

   As of the record date, September 8, 2000, the directors and executive officers of Battle Mountain and their affiliates held shares representing less than 1% of all outstanding Battle Mountain common stock and Battle Mountain Canada exchangeable shares eligible to vote at the Battle Mountain special meeting, excluding the approximately 28% held by Noranda, and the directors and executive officers of Newmont and their affiliates held less than 1% of all outstanding Battle Mountain common stock and Battle Mountain Canada exchangeable shares.

               WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 49)

   When we complete the merger, each share of Battle Mountain common stock (other than any shares held by Battle Mountain, Newmont or Bounty Merger Corp.) and each Battle Mountain Canada exchangeable share (other than shares held by Battle Mountain, Battle Mountain Canada or any of their wholly owned subsidiaries) will be converted into the right to receive 0.105 of a share of Newmont common stock and each share of Battle Mountain $3.25 convertible preferred stock (other than any shares held by Battle Mountain or Newmont) will automatically be converted into a share of Newmont $3.25 convertible preferred stock with substantially identical terms and conditions. The total number of shares of Newmont common stock you will have the right to receive will be equal to the number of shares of Battle Mountain common stock and Battle Mountain Canada exchangeable shares you own multiplied by 0.105, with cash being paid in place of any fractional shares. Battle Mountain and Battle Mountain Canada stockholders will own approximately 12.6% of the shares of Newmont common stock outstanding after the merger.

                    BATTLE MOUNTAIN STOCK OPTIONS (PAGE 39)

   When we complete the merger, options to purchase shares of Battle Mountain common stock or Battle Mountain Canada exchangeable shares that were granted to employees and directors of Battle Mountain and Battle Mountain Canada under Battle Mountain's or Battle Mountain Canada's stock option plans that are outstanding and unexercised immediately before completion of the merger will automatically become options to purchase shares of Newmont common stock. The number of shares subject to such options and the exercise price per share of such options will be adjusted according to the exchange ratio.

               OUR RECOMMENDATION TO STOCKHOLDERS (PAGE 33)

   The Battle Mountain board of directors believes that the merger is fair to you and in your best interests, and it unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

            OPINION OF BATTLE MOUNTAIN'S FINANCIAL ADVISOR (PAGE 32)

   In connection with the proposed merger, CIBC World Markets Corp., Battle Mountain's financial advisor, delivered a written opinion to the Battle Mountain board of directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of Battle Mountain common stock and Battle Mountain Canada exchangeable shares. We have attached this opinion, dated June 21, 2000, as Appendix C to this proxy statement/prospectus. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken.

   CIBC World Markets' opinion is addressed to the Battle Mountain board of directors and does not constitute a recommendation to you as to how you should vote in connection with the merger proposal.

                NORANDA SUPPORT/VOTING AGREEMENT (PAGE 41)

   In connection with the merger, Newmont and Battle Mountain have entered into a support/voting agreement with Noranda. As of the record date, September 8, 2000, Noranda held approximately [ ] million Battle Mountain Canada exchangeable shares, representing approximately 65% of the outstanding Battle Mountain Canada exchangeable shares and approximately 28% of the combined voting power of the outstanding shares of Battle Mountain common stock and Battle Mountain Canada exchangeable shares. Pursuant to the support/voting agreement, Noranda has agreed to vote all of its shares in favor of the merger agreement and the Canadian statutory arrangement at the separate special meetings of Battle Mountain and Battle Mountain Canada. We have attached this support/voting agreement as Appendix E to this proxy statement/prospectus.

                        APPRAISAL RIGHTS (PAGE 41)

   Under Nevada law, holders of Battle Mountain common stock and convertible preferred stock are not entitled to dissenters' rights in connection with the merger. Under the interim order that will govern the process for the Canadian statutory arrangement, holders of Battle Mountain Canada exchangeable shares are entitled to dissent and demand fair value in connection with the Canadian statutory arrangement, as is further described in the management information circular provided to the holders of Battle Mountain Canada exchangeable shares for the special meeting of Battle Mountain Canada shareholders.

              U.S. FEDERAL INCOME TAX CONSEQUENCES (PAGE 43)

   We expect that the exchange by U.S. holders of Battle Mountain common stock or Battle Mountain Canada exchangeable shares for Newmont common stock generally will be a taxable sale for U.S. federal income tax purposes. The exchange by U.S. holders of Battle Mountain convertible preferred stock for Newmont convertible preferred stock also generally will be a taxable sale for U.S. federal income tax purposes. With regard to non-U.S. holders, the exchange of Battle Mountain common stock, Battle Mountain Canada exchangeable shares or Battle Mountain convertible preferred stock for Newmont common stock or Newmont convertible preferred stock, as the case may be, generally will not be subject to U.S. federal income tax.

   However, determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. We encourage you to consult your own tax advisor for a full understanding of the merger's tax consequences for you.

   The Canadian tax consequences of the transaction to holders of Battle Mountain Canada exchangeable shares are described in the management information circular provided to the holders of Battle Mountain Canada exchangeable shares in connection with the special meeting of Battle Mountain Canada shareholders.

        CERTAIN DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS (PAGE 73)

   The rights of Battle Mountain stockholders currently are governed by the Nevada General Corporation Act and the Battle Mountain charter, bylaws and rights agreement. The rights of holders of Battle Mountain Canada exchangeable shares are governed by the Business Corporations Act (Ontario), the Battle Mountain Canada articles and bylaws and the Voting, Support and Exchange Agreement, dated July 19, 1996, with CIBC Mellon Trust Company, and are not described in this document, but are described in the management information circular provided to such holders for the special meeting of Battle Mountain Canada shareholders. The rights of Newmont stockholders are governed by the Delaware General Corporation Law and the Newmont charter, bylaws and rights agreement. Upon completion of the merger, former Battle Mountain and Battle Mountain Canada stockholders will be Newmont stockholders whose rights will be governed by the Delaware General Corporation Law and by the Newmont charter, bylaws and rights agreement.

     INTERESTS OF CERTAIN PEOPLE IN THE MERGER THAT ARE DIFFERENT FROM YOUR
                            INTERESTS (PAGE 39)

   Some of Battle Mountain's directors and officers have interests in the merger that are different from Battle Mountain stockholders' interests:

  . Newmont will indemnify the directors and officers of Battle Mountain and its subsidiaries after the merger to the same extent as they were indemnified before the merger, and maintain insurance in connection with such indemnification for six years after completion of the merger.

  . Under the terms of the Battle Mountain and Battle Mountain Canada stock option plans, all outstanding Battle Mountain and Battle Mountain Canada options will become fully vested and exercisable upon the completion of the merger.

  . Any Battle Mountain or Battle Mountain Canada options not exercised before the merger will be converted into options to purchase shares of Newmont common stock, with appropriate adjustments to reflect the exchange ratio.

  . Battle Mountain's executive officers are covered by a Change in Control Severance Plan under which an executive is entitled to change-in-control payments and benefits if the executive (1) is terminated by Newmont or Battle Mountain without "cause" or (2) terminates employment for "good reason," during a period beginning 120 days prior to completion of the merger and ending three years after completion of the merger. In addition, upon the completion of the merger, each executive officer's supplemental retirement benefits will become fully vested.

  . Seven key executives in Battle Mountain's management team, including John A. Keyes, president and chief operating officer, Ian Atkinson, senior vice president of operations and exploration, and Joseph Baylis, senior vice president of corporate development, will be entitled to receive compensation under non-compete agreements entered into with Battle Mountain in connection with the merger.

   Additional interests of Battle Mountain directors and executive officers are described further in "The Merger -- Interests of Battle Mountain's Directors and Officers in the Merger" on pages 39 through 40.

   The Battle Mountain board of directors knew about these additional interests, and considered them, when it approved the merger and recommended that Battle Mountain stockholders approve the merger agreement.

             CONDITIONS TO COMPLETION OF THE MERGER (PAGE 56)

   The completion of the merger depends on a number of conditions being met or waived. In addition to customary conditions relating to our compliance with the merger agreement, these include the following:

  .  approval and adoption of the merger agreement by:

    -- a majority of the outstanding shares of Battle Mountain common stock and Battle Mountain Canada exchangeable shares (voting together with the common stock through a special voting trust), and

    -- a majority of the outstanding shares of Battle Mountain convertible preferred stock;

  . approval of the Canadian statutory arrangement by two-thirds of the votes cast at a special meeting of Battle Mountain Canada exchangeable shareholders;

  . receipt of all material antitrust and other requisite governmental approvals, without the imposition of conditions or divestiture requirements reasonably expected to have a material adverse effect on Battle Mountain, other than conditions or divestitures primarily attributable to an acquisition by Newmont or any Newmont subsidiary;

  . the absence of any law, injunction or suit preventing or seeking to prevent the merger;

  . approval of Newmont common stock and convertible preferred stock to be issued in the merger for listing on the New York Stock Exchange;

  . receipt of a letter from Arthur Andersen LLP stating that the merger will be treated as a pooling of interests for accounting purposes;

  . receipt of a letter from PricewaterhouseCoopers LLP concurring with Battle Mountain's management that, as of the date of management's letter to PricewaterhouseCoopers LLP, there are no conditions precluding Battle Mountain from being a party to a business combination transaction for which pooling-of-interests accounting treatment would be available;

  . absence of any event that has had or is likely to have a material adverse effect on Newmont or Battle Mountain.

   Battle Mountain and Newmont may each waive any condition intended for its benefit other than the need to obtain shareholder approvals and any other conditions required as a matter of law.

                    TERMINATION OF THE MERGER (PAGE 57)

   Battle Mountain and Newmont can mutually agree at any time to terminate the merger agreement, even if Battle Mountain stockholders have approved the merger agreement. Also, Newmont or Battle Mountain can decide, without the consent of the other, to terminate the merger agreement in various circumstances, including the following:

  . if the merger has not been completed by December 31, 2000 (except Newmont may not terminate to the extent that the delay in the completion of the merger primarily results from Newmont entering into another transaction);

  . if the holders of a majority of the combined voting power of the Battle Mountain common stock and Battle Mountain Canada exchangeable shares do not approve the merger agreement at the Battle Mountain special meeting;

  . if the holders of at least two-thirds of the votes cast at the special meeting of Battle Mountain Canada exchangeable shares do not approve the Canadian statutory arrangement;

  . if any governmental entity has issued a final and non-appealable order, or has taken any other final and non-appealable action, preventing the merger; qor

  . if the other party materially breaches the merger agreement and does not promptly correct such breach.

   Newmont may, without the consent of Battle Mountain, decide to terminate the merger agreement if the Battle Mountain board of directors withdraws or modifies its approval or recommendation of the merger agreement in a manner adverse to Newmont, or if the Battle Mountain board of directors recommends a competing business combination for Battle Mountain with a third party.

   Battle Mountain may terminate the merger agreement to enter into a competing business combination under the circumstances permitted by the merger agreement.

   Battle Mountain may terminate the merger agreement following five business days' notice to Newmont if the completion of the merger is unlikely to occur prior to January 31, 2001 primarily as a result of another transaction entered into by Newmont.

                        TERMINATION FEES (PAGE 58)

   Battle Mountain must pay Newmont a fee of $16 million in cash:

  . if the merger agreement is terminated because the Battle Mountain board of directors withdraws or modifies its approval or recommendation of the merger agreement in a manner adverse to Newmont;

  . if the merger agreement is terminated because the Battle Mountain board of directors recommends a competing business combination for Battle Mountain with a third party;

  . if the merger agreement is terminated by Battle Mountain so that it can enter into a competing business combination with a third party; or

  . if the merger agreement is terminated because holders of Battle Mountain common stock and Battle Mountain Canada exchangeable shares fail to approve the merger agreement, or because holders of Battle Mountain Canada exchangeable shares fail to approve the Canadian statutory arrangement, and within one year Battle Mountain enters into or consummates a competing business combination.

                      ACCOUNTING TREATMENT (PAGE 47)

   The merger is expected to be accounted for as a pooling of interests in which the respective assets and liabilities of both companies are combined for accounting purposes at the recorded amounts reflected on their balance sheets.

                      REGULATORY APPROVALS (PAGE 42)

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we may not complete the merger unless we make various filings with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and certain waiting periods expire or are terminated. On July 14, 2000, Newmont and Battle Mountain submitted the required filings to the Federal Trade Commission and the Antitrust Division. The agencies granted early termination of the waiting period under the Hart-Scott-Rodino Act on July 27, 2000.

   In addition, under the laws of certain foreign nations, we may not complete the merger unless we make various filings with these nations' antitrust regulatory authorities and these authorities approve the merger. We expect that the merger will not violate any foreign antitrust laws and that all the foreign antitrust regulatory authorities whose approval we must seek will approve the merger.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

   The following financial information is to aid you in your analysis of the financial aspects of the merger. We present below selected historical financial data of Newmont and Battle Mountain for each of the five years ended December 31, 1999 and for the six months ended June 30, 2000 and 1999. We derived the income statement data for each company for the six months ended June 30, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997, respectively and the balance sheet data as of June 30, 2000 and 1999 and December 31, 1999 and 1998, respectively from audited consolidated financial statements, which we have incorporated by reference into this proxy statement/prospectus. We derived the income statement data for each company for the years ended December 31, 1996 and 1995 and the balance sheet data as of December 31, 1997, 1996 and 1995 from audited consolidated financial statements, which, in accordance with SEC rules, we have not incorporated by reference into this proxy statement/prospectus.

   The historical financial data that appears below is only a summary, and you should read it in conjunction with the historical financial statements and related notes of Newmont and Battle Mountain. Newmont's and Battle Mountain's historical financial statements are included in documents filed with the SEC. See "Where You Can Find More Information" on page 102.

                                ----------------

                           NEWMONT MINING CORPORATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                          SIX MONTHS ENDED
                              JUNE 30,             FOR THE YEARS ENDED DECEMBER 31,
                          ------------------ ---------------------------------------------
                            2000      1999     1999     1998      1997     1996     1995
                          --------  -------- -------- --------  -------- -------- --------
Sales...................  $  713.9  $  642.9 $1,398.9 $1,453.9  $1,572.8 $1,105.7 $  981.6
Income (loss) before
 cumulative effect of
 change in accounting
 principle..............  $   (9.7) $   17.0 $   24.8 $ (360.5) $   68.4 $   98.6 $  147.7
Net income (loss)(1)....  $   (9.7) $   17.0 $   24.8 $ (393.4) $   68.4 $   98.6 $  147.7
Income (loss) per common
 share, basic and
 diluted:
  Before cumulative
   effect of change in
   accounting
   principle............  $  (0.06) $   0.10 $   0.15 $  (2.27) $   0.44 $   0.63 $   0.95
  Net income (loss)(1)..  $  (0.06) $   0.10 $   0.15 $  (2.47) $   0.44 $   0.63 $   0.95
Dividends declared per
 common share...........  $   0.06  $   0.06 $   0.12 $   0.12  $   0.39 $   0.48 $   0.48
AT PERIOD END,
Total assets............  $3,416.0  $2,215.0 $3,383.4 $3,235.4  $3,614.0 $3,282.1 $2,710.0
Long-term debt,
 including current
 portion................  $1,069.3  $1,233.9 $1,037.5 $1,248.7  $1,222.7 $1,059.1 $  808.5
Stockholders' equity....  $1,439.7  $1,456.4 $1,451.6 $1,439.5  $1,591.1 $1,562.8 $1,267.3

--------

(1) The six months ended June 30, 2000 included a noncash unrealized mark-to-market loss of $7.2 million ($0.04 per share) related to call option contracts. 1998 included $614.9 million ($424.7 million, net of tax) for asset write-downs, primarily at Nevada operations, and $32.9 million for the cumulative effect of a change in accounting principle for start-up costs.

    1997 included $162.7 million ($112.3 million, net of tax and minority interest) for transaction costs and write-offs associated with the merger with Santa Fe Pacific Gold Corporation.

                          BATTLE MOUNTAIN GOLD COMPANY
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                           SIX MONTHS
                           ENDED JUNE
                               30,             FOR THE YEARS ENDED DECEMBER 31,
                          --------------  ----------------------------------------------
                           2000    1999    1999     1998      1997      1996      1995
                          ------  ------  -------  -------  --------  --------  --------
Sales...................  $121.7  $107.2  $ 228.2  $ 276.6  $  344.9  $  424.0  $  401.2
Income (loss) before
 cumulative effect of
 change in accounting
 principle(1)...........  $ (9.0) $(28.0) $(119.4) $(241.3) $   (5.1) $  (74.3) $   29.7
Net income
 (loss)(1)(2)...........  $ (9.0) $(28.0) $(119.4) $(241.3) $   (8.8) $  (74.3) $   29.7
Preferred stock
 dividends..............  $  3.7  $  3.7  $   7.5  $   7.5  $    7.5  $    7.5  $    7.5
Net income (loss) to
 common shares(1).......  $(12.7) $(31.7) $(126.9) $(248.8) $  (16.3) $  (81.8) $   22.2
Income (loss) per common
 share, basic and
 diluted:
 Before cumulative
  effect of change in
  accounting principle..  $(0.06) $(0.14) $ (0.55) $ (1.08) $  (0.05) $  (0.36) $   0.10
 Net
  income(loss)(1)(2)....  $(0.06) $(0.14) $ (0.55) $ (1.08) $  (0.07) $  (0.36) $   0.10
Dividends declared per
 common share...........  $  --   $  --   $   --   $  0.05  $   0.05  $   0.07  $   0.08
AT PERIOD END,
Total assets............  $457.9  $689.1  $ 568.5  $ 786.6  $1,093.2  $1,036.9  $1,141.9
Long-term debt,
 including current
 portion................  $167.4  $216.2  $ 209.4  $ 241.1  $  285.0  $  152.8  $  182.6
Stockholders' equity....  $ 87.8  $214.2  $ 118.7  $ 247.7  $  506.0  $  538.3  $  629.4

--------

(1) The six months ended June 30, 1999 included $23.4 million ($20.2 million, net of minority interest) for an impairment loss related to the investment in Lihir. The year ended December 31, 1999 included $76.2 million ($46.8 million, net of minority interest) for an impairment loss related to an investment in Lihir, $35.9 million for the write-off of Crown Jewel assets, $9.5 million for an environmental remediation charge at San Luis and $7.7 million for a deferred tax asset charge.

    1998 included asset write-downs for Lihir ($90.0 million), Kori Kollo ($49.9 million), Crown Jewel ($40.3 million) and Reona ($10.8 million).

    1997 included tax benefits of $16.4 million related to a reduction in the deferred tax asset valuation allowance and $7.2 million for expected recognition of certain net operating loss carryforwards.

    1996 included asset write-downs of $39.9 million and $22.7 million of merger expenses associated with the combination with Hemlo Gold.

(2) 1997 included the cumulative effects of accounting principle changes for depreciation, depletion and amortization at Inti Raymi and related amortization at Battle Mountain.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Conditions and Results of Operations," of Newmont and Battle Mountain, which are incorporated by reference in this document. This information is presented for illustration purposes only, to reflect the merger in accordance with the assumptions set forth below and in the notes thereto.

   The pro forma information gives effect to the merger by combining the historical consolidated statements of operations and balance sheets of Newmont and Battle Mountain on a pooling-of-interests basis, or as if Battle Mountain had always been part of Newmont. The combined information assumes that the merger had occurred as of June 30, 2000 and as of the beginning of the periods presented for the balance sheet and statements of operations, respectively. As such, the information is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed during the periods or as of the date presented. Nor is it necessarily indicative of future operating results or the financial position of the combined enterprise. Upon consummation of the merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma information due to a variety of factors, including changes in operating results between the dates of the pro forma information and the date the merger is consummated and thereafter, as well as factors discussed under "Risk Factors."

                              SIX MONTHS ENDED         FOR THE YEARS ENDED
                                  JUNE 30,                 DECEMBER 31,
                             ----------------------------------------------------
                               2000       1999        1999       1998      1997
                             --------  ----------------------  --------  --------
                                       (IN MILLIONS, EXCEPT
                                          PER SHARE DATA)
   INCOME DATA:
   Sales...................  $  835.6  $    750.1  $  1,627.1  $1,730.5  $1,917.7
   Net income (loss) from
    continuing
    operations(1)..........  $  (22.4) $    (14.7) $   (102.2) $ (609.3) $   55.8
   Net income (loss)
    applicable to
    common shares..........  $  (22.4) $    (14.7) $   (102.2) $ (642.2) $   52.1

   PER SHARE INFORMATION:
   Net income (loss) from
    continuing operations--
    basic and diluted(1)...  $  (0.12) $    (0.08) $    (0.53) $  (3.33) $   0.31
   Net income (loss)
    applicable to
    common shares--basic
    and diluted............  $  (0.12) $    (0.08) $    (0.53) $  (3.51) $   0.29
   Cash dividends..........  $   0.06  $     0.06  $     0.10  $   0.17  $   0.37

                                                                     AT JUNE 30,
                                                                        2000
                                                                     -----------
   BALANCE SHEET DATA:
   Total assets.....................................................  $3,873.9
   Long-term debt, including current portion........................  $1,236.7
   Stockholder's equity.............................................  $1,507.5

--------
(1) Net income applicable to common shares, excluding cumulative effect of changes in accounting principle.

                    COMPARATIVE PER COMMON SHARE INFORMATION

                    Historical and Pro Forma Per Share Data

   The following table shows comparative per share data for Newmont common stock on a historical and pro forma combined basis and for Battle Mountain common stock on a historical and pro forma equivalent basis. The information in the table assumes that Newmont will account for the merger as a pooling of interests. The pro forma equivalent information for Battle Mountain is calculated by multiplying the pro forma basic and diluted earnings per share, the historical cash dividends declared per share of Newmont common stock and the pro forma book value per share by the exchange ratio of 0.105. This information reflects the fact that you will receive a fraction of a share of Newmont common stock for each share of Battle Mountain common stock or Battle Mountain Canada exchangeable share you hold.

   You should read the data with the historical financial statements and related notes of Newmont and Battle Mountain. Newmont's and Battle Mountain's historical financial statements are included in documents filed with the SEC. See "Where You Can Find More Information" on page 102.

                                          NEWMONT           BATTLE MOUNTAIN
                                    -------------------- ---------------------
                                               PRO FORMA            PRO FORMA
                                    HISTORICAL COMBINED  HISTORICAL EQUIVALENT
                                    ---------- --------- ---------- ----------
SIX MONTHS ENDED JUNE 30, 2000
EARNINGS (LOSS) PER SHARE
  Basic and Diluted................   $(0.06)   $(0.12)    $(0.06)    $(0.01)
CASH DIVIDENDS DECLARED PER COMMON
 SHARE.............................   $ 0.06    $ 0.06     $ 0.00     $ 0.01

SIX MONTHS ENDED JUNE 30, 1999:
EARNINGS (LOSS) PER SHARE, BASIC
 AND DILUTED.......................   $ 0.10    $(0.08)    $(0.14)    $(0.01)
CASH DIVIDENDS DECLARED PER COMMON
 SHARE.............................   $ 0.06    $ 0.06     $ 0.00     $ 0.01

AT JUNE 30, 2000
BOOK VALUE PER SHARE...............   $ 8.58     $7.86     $ 0.38     $ 0.83

                                          NEWMONT           BATTLE MOUNTAIN
                                    -------------------- ---------------------
                                               PRO FORMA            PRO FORMA
                                    HISTORICAL COMBINED  HISTORICAL EQUIVALENT
                                    ---------- --------- ---------- ----------
YEAR ENDED DECEMBER 31, 1999:
EARNINGS (LOSS) PER SHARE, BASIC
 AND DILUTED.......................   $ 0.15    $(0.53)    $(0.55)    $(0.06)
CASH DIVIDENDS DECLARED PER COMMON
 SHARE.............................   $ 0.12    $ 0.10     $ 0.00     $ 0.01

YEAR ENDED DECEMBER 31, 1998:
EARNINGS (LOSS) PER SHARE, BASIC
 AND DILUTED.......................   $(2.47)   $(3.51)    $(1.08)    $(0.37)
CASH DIVIDENDS DECLARED PER COMMON
 SHARE.............................   $ 0.12    $ 0.17     $ 0.05     $ 0.02

YEAR ENDED DECEMBER 31, 1997:
EARNINGS (LOSS) PER SHARE, BASIC
 AND DILUTED.......................   $ 0.44    $ 0.29     $(0.07)    $ 0.03
CASH DIVIDENDS DECLARED PER COMMON
 SHARE.............................   $ 0.35    $ 0.37     $ 0.05     $ 0.04

       COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION OF COMMON STOCK

   In the table below, we present the range of the reported high and low sales prices, as shown on the New York Stock Exchange Composite Tape, of the Newmont common stock and the Battle Mountain common stock, as well as the per share dividends paid on those shares, for the calendar quarters indicated. The shares of Newmont common stock are listed on the New York Stock Exchange under the ticker symbol "NEM," and the shares of Battle Mountain common stock are listed on the New York Stock Exchange under the symbol "BMG."

                                           NEWMONT            BATTLE MOUNTAIN
                                        COMMON STOCK           COMMON STOCK
                                   ----------------------- ---------------------
 CALENDAR YEAR                      HIGH   LOW   DIVIDENDS HIGH   LOW  DIVIDENDS
 -------------                      ----   ---   --------- ----- ----- ---------
1998:
First quarter..................... $31.63 $23.75   $.03    $6.69 $4.81   $ --
Second quarter....................  34.88  21.75    .03     7.50  4.81    .025
Third quarter.....................  25.25  13.25    .03     6.44  3.06     --
Fourth quarter....................  30.31  16.25    .03     6.75  3.88    .025
1999:
First quarter..................... $21.25 $16.63   $.03    $4.94 $2.44   $ --
Second quarter....................  26.44  16.63    .03     3.38  2.19     --
Third quarter.....................  30.00  16.38    .03     4.19  1.69     --
Fourth quarter....................  30.06  20.38    .03     4.00  2.06     --
2000:
First quarter..................... $25.94 $19.13   $.03    $2.88 $1.75   $ --
Second quarter....................  28.38  20.88    .03     2.75  1.63     --
Third quarter (through
 [September    ], 2000)...........

   On June 20, 2000, the last full trading day prior to our signing and announcing the merger agreement, the closing price of Newmont common stock was $23 1/16 per share and the closing price of Battle Mountain common stock was $1 15/16 per share, as reported on the New York Stock Exchange Composite Tape. Based on the 0.105 exchange ratio provided in the merger agreement and the closing price of Newmont common stock on June 20, 2000, the value of the Newmont common stock to be received for each share of Battle Mountain common
stock is $2.42. On [             ], 2000, the most recent date prior to the
mailing of this document to you, the closing sale prices of Newmont common
stock and Battle Mountain common stock were $[    ] per share and $[    ] per
share, respectively, as reported on the New York Stock Exchange Composite Tape. We encourage you to obtain current market quotations for Newmont common stock and Battle Mountain common stock.

   Newmont has filed an application with the New York Stock Exchange to list on the exchange Newmont common stock that Battle Mountain stockholders will receive in the merger.

   In the merger agreement, Newmont agreed that, until the merger is completed or the merger agreement is terminated, Newmont will not make, declare or pay any dividends or distributions on any Newmont common stock, except for regular quarterly dividends of $0.03 per share.

   In the merger agreement, Battle Mountain agreed that, until the merger is completed or the merger agreement is terminated, Battle Mountain will not make, declare or pay any dividends or distributions on Battle Mountain common stock.

   COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION OF CANADIAN EXCHANGEABLE
                                     SHARES

   In the table below, we present the range of the reported high and low sales prices of the Newmont common stock (as shown on the New York Stock Exchange Composite Tape) and the Battle Mountain Canada exchangeable shares (in Canadian dollars, as shown on the Toronto Stock Exchange Composite Tape), as well as the per share dividends paid on those shares, for the calendar quarters indicated. The shares of Newmont common stock are listed on the New York Stock Exchange under the ticker symbol "NEM," and the Battle Mountain Canada exchangeable shares are listed on the Toronto Stock Exchange under the symbol "BMC."

                                                       BATTLE MOUNTAIN CANADA
                               NEWMONT COMMON STOCK     EXCHANGEABLE SHARES
                              ----------------------- ------------------------
                                                       (IN CANADIAN DOLLARS)
CALENDAR YEAR                  HIGH   LOW   DIVIDENDS  HIGH    LOW   DIVIDENDS
-------------                 ------ ------ --------- ------- ------ ---------
1998:
First quarter................ $31.63 $23.75   $.03    C$ 9.50 C$6.85   C$ --
Second quarter...............  34.88  21.75    .03      10.70   7.25     .04
Third quarter................  25.25  13.25    .03       9.55   5.00      --
Fourth quarter...............  30.31  16.25    .03      10.40   6.30     .04
1999:
First quarter................ $21.25 $16.63   $.03    C$ 7.75 C$3.75   C$ --
Second quarter...............  26.44  16.63    .03       4.90   3.25      --
Third quarter................  30.00  16.38    .03       6.85   2.56      --
Fourth quarter...............  30.06  20.38    .03       6.10   3.00      --
2000:
First quarter................ $25.94 $19.13   $.03    C$ 4.75 C$2.55   C$ --
Second quarter...............  28.38  20.88    .03       3.90   2.45      --
Third quarter (through
 [September   ], 2000).......

   On June 20, 2000, the last full trading day prior to our signing and announcing the merger agreement, the closing price of Newmont common stock (as shown on the New York Stock Exchange Composite Tape) was $23 1/16 per share and the closing price of Battle Mountain Canada exchangeable shares (as shown on the Toronto Stock Exchange Composite Tape) was C$2.80 per share. Based on the
0.105 exchange ratio provided in the merger agreement and the closing price of Newmont common stock on June 20, 2000, the value of the Newmont common stock to be received for each Battle Mountain Canada exchangeable share is $2.42. On
[             ], 2000, the most recent date prior to the mailing of this document to you, the closing sale prices of Newmont common stock (as shown on the New York Stock Exchange Composite Tape) and Battle Mountain Canada exchangeable shares (as shown on the Toronto Stock Exchange Composite Tape)
were $[    ] per share and C$[    ] per share, respectively. On [September  ],
2000, the latest practicable date for which exchange rate information was available before the printing of this proxy statement/prospectus, the foreign exchange spot purchase rate of Canadian dollars for U.S. dollars, as quoted in The Wall Street Journal, was US$[ ] for each Canadian dollar. We encourage you to obtain current market quotations for Newmont common stock and Battle Mountain Canada exchangeable shares.

   Newmont has filed an application with the New York Stock Exchange to list on the exchange the Newmont common stock that Battle Mountain Canada shareholders will receive in the merger.

   In the merger agreement, Newmont agreed that, until the merger is completed or the merger agreement is terminated, Newmont will not make, declare or pay any dividends or distributions on any Newmont common stock, except for regular quarterly dividends of $0.03 per share.

   In the merger agreement, Battle Mountain agreed that, until the merger is completed or the merger agreement is terminated, Battle Mountain and its subsidiaries, including Battle Mountain Canada, will not make, declare or pay any dividends or distributions on Battle Mountain Canada exchangeable shares.

   COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION OF CONVERTIBLE PREFERRED
                                     STOCK

   In the table below, we present the range of the reported high and low sales prices, as shown on the New York Stock Exchange Composite Tape, of the Battle Mountain convertible preferred stock, as well as the per share dividends paid on those shares, for the calendar quarters indicated. The Newmont convertible preferred stock is a new security that will be created and issued in connection with the merger and consequently has no trading or dividend history. The shares of Battle Mountain convertible preferred stock are listed on the New York Stock Exchange under the symbol "BMG Pr."

                                                             BATTLE MOUNTAIN
                                                          CONVERTIBLE PREFERRED
                                                                  STOCK
                                                         -----------------------
CALENDAR YEAR                                             HIGH   LOW   DIVIDENDS
-------------                                            ------ ------ ---------
1998:
First quarter........................................... $50.00 $44.50  $0.8125
Second quarter..........................................  50.50  45.25   0.8125
Third quarter...........................................  46.00  35.00   0.8125
Fourth quarter..........................................  44.25  37.25   0.8125
1999:
First quarter........................................... $42.19 $33.06  $0.8125
Second quarter..........................................  37.75  31.44   0.8125
Third quarter...........................................  35.13  26.06   0.8125
Fourth quarter..........................................  37.13  23.31   0.8125
2000:
First quarter........................................... $29.00 $24.00  $0.8125
Second quarter..........................................  32.25  21.38   0.8125
Third quarter (through [September   ], 2000)............

   On June 20, 2000, the last full trading day prior to our signing and announcing the merger agreement, the closing price of Battle Mountain convertible preferred stock was $22.813 per share, as reported on the New York Stock Exchange Composite Tape. On [September ], 2000, the most recent date prior to the mailing of this document to you, the closing sale price of Battle Mountain convertible preferred stock was $[ ] per share, as reported on the New York Stock Exchange Composite Tape.

   Newmont has filed an application with the New York Stock Exchange to list on the exchange the Newmont convertible preferred stock that Battle Mountain stockholders will receive in the merger.

   The merger agreement permits Battle Mountain to continue to pay regular quarterly dividends on the Battle Mountain convertible preferred stock of $0.8125 per share until the completion of the merger.

                                  RISK FACTORS

   In considering whether to vote in favor of the merger transaction involving our companies, you should consider all of the information we have included in this proxy statement/prospectus and its appendices and all of the information included in the documents we have incorporated by reference. In addition, you should pay particular attention to the following risks related to the merger.

THE MARKET VALUE OF NEWMONT COMMON STOCK WILL VARY

   The exchange ratio is fixed and we will not adjust it as a result of any increase or decrease in the price of Newmont common stock, Battle Mountain common stock or Battle Mountain Canada exchangeable shares. The price of Newmont common stock at the time the merger is completed may be higher or lower than its price on the date of this proxy statement/prospectus or on the date of the special meeting. Any change in the price of Newmont common stock will affect the value of the consideration you receive for your Battle Mountain common stock or Battle Mountain Canada exchangeable shares in the merger. Fluctuations in the currency exchange rate between the U.S. and Canada can affect how much Newmont common stock is worth to holders of Battle Mountain Canada exchangeable shares. You should know that the prices of Newmont common stock and Battle Mountain common stock are sensitive to changes in the business, operations or prospects of Newmont or Battle Mountain, market assessments of the benefits of the merger and of the likelihood that the merger will be completed, regulatory considerations, gold prices and general market and economic conditions. Most of these factors are beyond our control.

   Because the merger will be completed only after the special meetings of Battle Mountain and Battle Mountain Canada stockholders are held, we cannot be sure that the price of the Newmont common stock on the date of the special meetings will be indicative of its price at the time the merger is completed.

UNCERTAINTIES EXIST IN INTEGRATING OUR COMPANIES' BUSINESS OPERATIONS

   We face a number of special risks in integrating our businesses, including:

  . unforeseen difficulties in developing the Phoenix project and other key assets, such as problems or delays in obtaining permits,

  . the possibility that management may be distracted from regular business concerns by the need to integrate operations and accounting and information systems,

  . problems concerning assimilating and retaining the employees of the combined company,

  .  complexity of execution in realizing synergies, and

  .  potential adverse short-term or long-term effects on operating results.

A SUBSTANTIAL OR EXTENDED DECLINE IN GOLD PRICES WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMBINED COMPANY

   Newmont's and Battle Mountain's businesses are extremely dependent on the price of gold, which is affected by numerous factors beyond our control. Factors tending to put downward pressure on the price of gold include:

  .  sales and leasing of gold reserves by governments and central banks,

  .  a low rate of inflation and a strong U.S. dollar,

  .  global and regional depression or reduced economic activity, and

  .  speculative trading.

Any drop in the price of gold adversely impacts our revenues, profits and cash flows.

   In addition, sustained low prices can:

  . reduce revenues further by production cutbacks due to cessation of the mining of deposits or portions of deposits that have become uneconomic at the then prevailing gold price,

  .  halt the development of new projects,

  . reduce funds available for exploration, with the result that depleted reserves are not replaced,

  . reduce the existing reserves by removing ore from reserves that cannot be economically mined or treated at prevailing prices, or

  . result in the write-off of assets whose value is impaired by low gold prices.

WE NEED TO CONTINUALLY OBTAIN ADDITIONAL RESERVES FOR GOLD PRODUCTION

   Newmont and Battle Mountain must continually replace gold reserves depleted by production. We cannot make any assurance that we will be able to meet our estimates for increasing reserves on a pro forma basis as a result of the merger. It may take many years from the initial phases of drilling before production is possible and during that time the economic feasibility of production may change. We need to make substantial expenditures to establish proven and probable reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, we cannot be certain that the merger will result in new proven and probable reserves of gold ore, and the reserve base may decline as reserves are produced without adequate replacement.

ESTIMATES OF PROVEN AND PROBABLE ORE RESERVES AT NEW SITES ARE UNCERTAIN

   When we make estimates of proven and probable reserves and cash operating costs at development projects that have no operating history, such as the Phoenix project, they are subject to considerable uncertainty. Our estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. We use feasibility studies to derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, configuration of the ore body, expected recovery rates of the gold, copper or other metals from the ore, comparable facility, equipment and operating costs, anticipated climatic conditions and other factors. As a result, actual cash operating costs and economic returns on development projects may differ significantly from our original estimates. Also, we sometimes experience unexpected problems and delays during the start-up phase in new mining operations. The process for obtaining permits for such operations, in particular, is difficult and uncertain.

WE INCUR COSTS TO COMPLY WITH ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS

   The exploration, production and processing operations of Newmont and Battle Mountain are extensively regulated under various U.S. federal, state and local and foreign laws relating to the protection of air and water quality, hazardous waste management and mine reclamation. Both companies have incurred current and may have potential future liability for remediation and other environmental costs. Further, the regulatory environment for their operations could change in ways that would substantially increase liability or the costs of compliance and have a material adverse effect on the results of operations or the financial position of Newmont or Battle Mountain or the combined company following the merger.

OUR BUSINESSES DEPEND ON GOOD RELATIONS WITH EMPLOYEES

   Newmont and Battle Mountain both have a significant number of employees subject to collective bargaining agreements. We may experience difficulties in integrating our labor policies and strategies. In addition, problems with or changes affecting employees of one company may affect relations with employees of the other company. The process of combining our companies increases the risk of labor disputes, work stoppages or other disruptions in production that could adversely affect the combined company.

OUR OPERATIONS OUTSIDE NORTH AMERICA ARE SUBJECT TO THE RISKS OF DOING BUSINESS ABROAD

   Over the past few years, Newmont and Battle Mountain have devoted a significant portion of their capital expenditures to international ventures. Newmont's mining properties outside of the United States and Canada accounted for approximately 36% of Newmont's 1999 gold production. Newmont has approximately 38% of its long-lived assets outside of the United States and Canada. Battle Mountain's mining properties outside of the United States and Canada accounted for approximately 42% of Battle Mountain's 1999 gold production. Battle Mountain has approximately 28% of its long-lived assets outside of the United States and Canada.

   These non-North American exploration, development and production activities are potentially subject to increased political and economic risks, including:

  .  cancellation or renegotiation of contracts;

  . disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

  .  changes in foreign laws or regulations;

  .  changes in tax laws;

  .  royalty and tax increases or claims;

  .  retroactive tax or royalty claims;

  .  expropriation or nationalization of property;

  .  currency fluctuations;

  .  foreign exchange controls;

  .  import and export regulations;

  .  environmental controls;

  . risks of loss due to civil strife, acts of war, guerilla activities and insurrection; and

  . other risks arising out of foreign sovereignty over the areas in which our operations are conducted.

   Consequently, our non-North American exploration, development and production activities may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations. Furthermore, in the event of a dispute arising from non-North American operations, we may be subject to the exclusive jurisdiction of courts outside North America or may not be successful in subjecting non-North American persons to the jurisdiction of the courts in North America, which could adversely affect the outcome of a dispute.

WE MAY SUFFER LOSSES FROM HEDGING

   Newmont and Battle Mountain sometimes use commodity market instruments to protect the selling price of a portion of future production. We also sometimes contract to sell future production at an agreed price. Newmont's net income in 1999 was materially reduced by the recognition of an unrealized non-cash mark-to-market loss on call options sold in 1999. Similar losses may occur in the future. An increase in the price of gold will likely increase the fair value of the call options held by us resulting in non-cash charges against income consisting of an "unrealized mark-to-market loss on call options" equal to the difference between the fair value of the options on the date of sale and at the end of a particular period. However, over the life of the options, any charges would be restored to income. If the gold price rises above the price for which future production has been sold, we will have an opportunity loss.

                           FORWARD-LOOKING STATEMENTS

   This proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus contain forward-looking statements with respect to the merger and the financial condition, results of operations, plans, objectives, future performance and business of Newmont and Battle Mountain. Often these statements include words such as "believes," "expects," "anticipates," "estimates," "intends," "strategy," "plan," or similar words or expressions. In particular, statements, express or implied, concerning future operating results or the ability to generate income or cash flows are forward-looking statements.

   These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. You should understand that various factors, in addition to those discussed elsewhere in this proxy statement/prospectus and in the documents referred to in this proxy statement/prospectus, could affect the future results of the combined company following the merger and could cause results to differ materially from those expressed in these forward-looking statements, including:

  .  revenues following the merger may be lower than expected;

  . synergies expected to be realized as a result of the merger may be lower than anticipated;

  . costs or difficulties related to the integration of the business of Newmont and Battle Mountain may be greater than expected;

  . competitive pressures may increase in the industry or markets in which the companies operate;

  . timing and extent of changes in commodity prices for gold product fabrication and bullion investment;

  . extent of our success in discovering, developing and producing reserves, and in acquiring new ore sites;

  . estimates of ore reserves are necessarily less than certain, particularly with respect to new discoveries;

  . actual future production, gold and copper prices, revenues, taxes, development expenditures, operating expenses and quantities of ore reserves may vary from estimates;

  .  problems in meeting permitting and other regulatory requirements;

  . changes in general economic conditions or in political or competitive forces;

  .  changes in the securities or currency-exchange markets;

  . dependence on key personnel to manage the integration of the two companies;

  . risk that our analyses of these risks and forces could be incorrect or that the strategies developed to address them could be unsuccessful;

  .  risks described under "Risk Factors;" and

  . other risks described in Battle Mountain's and Newmont's other filings with the SEC.

   You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents.

   All subsequent written and oral forward-looking statements attributable to Newmont or Battle Mountain or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Newmont nor Battle Mountain undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

                        BATTLE MOUNTAIN SPECIAL MEETING

   The Battle Mountain board of directors is soliciting proxies from the holders of Battle Mountain common stock and convertible preferred stock for use at the special meeting of Battle Mountain stockholders and at any adjournments or postponements of the meeting. This proxy statement/prospectus, together with the form of proxy, is expected to be mailed to holders of Battle Mountain
common stock and convertible preferred stock on or about [September   ], 2000.

   Holders of Battle Mountain Canada exchangeable shares (other than Battle Mountain and its subsidiaries described below) are entitled to vote at Battle Mountain stockholders meetings under a special voting trust agreement. See "-- Stockholder Votes to be Held at the Special Meeting." The trustee under this special voting trust agreement has furnished (or caused Battle Mountain to furnish) this proxy statement/prospectus, a request for instructions on how to vote and certain related materials to the holders of Battle Mountain Canada exchangeable shares in connection with their voting rights at the special meeting of Battle Mountain stockholders.

   Holders of Battle Mountain Canada exchangeable shares should note that they are also entitled to vote on the Canadian statutory arrangement, pursuant to which their shares will be exchanged for Newmont common stock, at a separate special meeting of Battle Mountain Canada shareholders. In addition to this proxy statement/prospectus and the other materials described above relating to the special meeting of Battle Mountain stockholders, holders of Battle Mountain Canada exchangeable shares have been provided separate materials relating to the solicitation of proxies for use at the special meeting of Battle Mountain Canada shareholders.

TIME AND PLACE OF THE MEETING

   The time and place of the special meeting of Battle Mountain stockholders is:

   [     ], [October   ], 2000

   10:00 a.m., Houston, Texas time

   [          ]
   Houston, Texas

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

   The special meeting of Battle Mountain stockholders will be held to:

   1. vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 21, 2000, by and among Battle Mountain, Newmont and Bounty Merger Corp., a wholly owned subsidiary of Newmont. The agreement and plan of merger is included in this proxy statement/prospectus as Appendix A. The merger agreement provides for the merger of Bounty Merger Corp. with and into Battle Mountain, with Battle Mountain as the surviving corporation in the merger becoming a wholly owned subsidiary of Newmont; and

   2. act on any other matters that may properly come before the meeting.

STOCKHOLDER VOTES TO BE HELD AT THE SPECIAL MEETING

   There will be a general vote on the matters to be considered at the special meeting by the holders of shares of Battle Mountain common stock and of Battle Mountain Canada exchangeable shares voting together with the Battle Mountain common stock through a special voting trust described below under "--Voting and Revocation of Proxies." There will be a separate vote at the meeting on the approval of the merger agreement by the holders of Battle Mountain convertible preferred stock.

RECORD DATE

   The Battle Mountain board of directors has established September 8, 2000 as the record date for the special meeting. Only holders of record of Battle Mountain common stock and, through the special voting trustee acting on their behalf, Battle Mountain Canada exchangeable shares on the record date are entitled to attend and vote in the general vote at the special meeting or at any adjournment or postponements of the special meeting, and only holders of record of Battle Mountain convertible preferred stock on that date are entitled to attend and vote in the preferred stockholders vote at the special meeting or at any adjournment or postponements of the special meeting.

OUTSTANDING SHARES

   As of the close of business on September 8, 2000, there were [         ]
shares of Battle Mountain common stock outstanding and [           ] Battle
Mountain Canada exchangeable shares outstanding and entitled to voting rights
under the special voting trust agreement, for an aggregate of [          ]
shares outstanding and entitled to vote for purposes of the general vote at the special meeting of Battle Mountain stockholders.

   At the close of business on September 8, 2000, there were [          ]
shares of Battle Mountain convertible preferred stock outstanding and entitled to vote for purposes of the preferred vote at the special meeting of Battle Mountain stockholders.

QUORUM

   A quorum for the general vote consisting of the holders of a majority of the aggregate votes represented by shares of Battle Mountain common stock outstanding at the record date and Battle Mountain Canada exchangeable shares outstanding at the record date and entitled to voting rights under the special voting trust agreement must be present in person or represented by proxy for the transaction of business at the special meeting. A quorum for the preferred stockholders' vote consisting of the holders of a majority of the shares of Battle Mountain convertible preferred stock outstanding at the record date must be present in person or represented by proxy to conduct the vote of the preferred stockholders at the special meeting. Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter are referred to as "broker non-votes." These "broker non-votes" and shares represented by proxies that reflect abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

VOTE REQUIRED

   Approval of the merger agreement and the merger at the special meeting requires the affirmative vote of a majority of:

  . the outstanding shares of Battle Mountain common stock and Battle Mountain Canada exchangeable shares voting together with the common stock through a special voting trust, and

  . the outstanding shares of Battle Mountain convertible preferred stock, voting separately.

   Because approval of the merger requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal, or failing to instruct your broker on how to vote shares held for you by the broker, will have the same effect as voting against the proposal.

   You may vote your shares in either of the following ways:

  (1) by completing and returning the accompanying proxy card; or

  (2) by appearing and voting in person at the special meeting.

   At 11:00 a.m., Houston time, on the same date and at the same location as the Battle Mountain special meeting, a separate special meeting of Battle Mountain Canada shareholders will be held for the holders of Battle Mountain Canada exchangeable shares to vote on the exchange of each of their shares (other than shares held by Battle Mountain, Battle Mountain Canada or any of their wholly owned subsidiaries) for 0.105 shares of Newmont common stock in accordance with the Canadian statutory arrangement. The approval of the Canadian statutory arrangement by at least two-thirds of the votes cast by holders of the outstanding Battle Mountain Canada exchangeable shares at the special meeting of Battle Mountain Canada shareholders is a condition to the completion of the merger.

   Noranda, the largest holder of shares eligible to vote at both the Battle Mountain special meeting and the Battle Mountain Canada special meeting, has already agreed to vote in favor of the merger agreement and the Canadian statutory arrangement at the separate special meetings. As of the record date, September 8, 2000, Noranda held approximately 65% of the outstanding Battle Mountain Canada exchangeable shares and approximately 28% of the combined voting power of the outstanding Battle Mountain common stock and Battle Mountain Canada exchangeable shares.

SHARE OWNERSHIP

   Battle Mountain. At the record date for the special meeting, all of Battle Mountain's directors, executive officers and affiliates as a group beneficially
owned a total of [    ] shares of Battle Mountain common stock and Battle
Mountain Canada exchangeable shares excluding the shares beneficially owned by Noranda, representing less than 1% of the voting power in the general vote at the special meeting. Each of these directors and officers is expected to vote the Battle Mountain common stock and Battle Mountain Canada exchangeable shares beneficially owned by him or her in favor of the merger. The officers and directors did not own any shares of Battle Mountain convertible preferred stock as of the record date.

   Newmont. At the record date, Newmont and its subsidiaries beneficially owned no shares of Battle Mountain common stock or Battle Mountain Canada exchangeable shares. At the same date, all of Newmont's directors, executive
officers and affiliates as a group beneficially owned a total of [   ] shares
of Battle Mountain common stock and Battle Mountain Canada exchangeable shares, representing less than 1% of the voting power in the general vote at the special meeting. The officers and directors did not own any shares of Battle Mountain convertible preferred stock as of the record date.

VOTING AND REVOCATION OF PROXIES

   Battle Mountain Stockholders. All shares of Battle Mountain stockholders represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted "FOR" the proposal to approve the merger agreement and "FOR" any other matters that may properly come before the special meeting.

   You may revoke your proxy at any time before it is voted. A proxy may be revoked prior to the vote at the special meeting in any of the following ways:

  (1) by submitting a written revocation to the Corporate Secretary of Battle Mountain at 333 Clay Street, Ste. 4200, Houston, Texas 77002;

  (2) by submitting a new proxy dated after the date of the proxy that is being revoked; or

  (3) by voting in person at the special meeting.

However, simply attending the special meeting will not revoke a proxy.

   If you do not hold your shares of Battle Mountain stock in your own name, you may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other party who is the registered owner of the shares.

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


   Battle Mountain Canada Stockholders. Under a special voting trust agreement, holders of Battle Mountain Canada exchangeable shares are entitled to vote together with the holders of Battle Mountain common stock at all Battle Mountain stockholder meetings, including the special meeting of Battle Mountain stockholders at which the merger will be voted upon. CIBC Mellon Trust Company, as trustee under the special voting trust agreement, holds one share of Battle Mountain special voting stock that is entitled to a number of votes at meetings of holders of Battle Mountain common stock equal to the number of Battle Mountain Canada exchangeable shares outstanding as of the record date for each such meeting, exclusive of the Battle Mountain Canada exchangeable shares held by Battle Mountain and its subsidiaries that are precluded from voting any Battle Mountain common stock under applicable Nevada corporate law. Under the special voting trust agreement, each holder of Battle Mountain Canada exchangeable shares, other than Battle Mountain and its subsidiaries that are described above is entitled to instruct the trustee as to the voting of the number of votes attached to the special voting stock represented by such holder's Battle Mountain Canada exchangeable shares. The trustee will exercise each vote attached to the special voting stock only as directed by the relevant holder, and in the absence of instructions from a holder as to voting will not exercise such votes. A holder may instruct the trustee to give a proxy to such holder entitling the holder to vote personally such holder's relevant number of votes or to grant to Battle Mountain's management a proxy to vote such votes provided that such holder submits identification satisfactory to the voting trustee and either has not previously given the voting trustee voting instructions or submits a written revocation of such instructions to the trustee.

   Holders of Battle Mountain Canada exchangeable shares who wish to personally cast or to cause the trustee to cast the votes attributable to their shares at the special meeting should carefully follow the instructions provided by the trustee, which accompany this proxy statement/prospectus. The procedure for instructing the trustee differs in certain respects from the procedure for delivering a proxy, including the place for delivering the instructions and the manner for revoking the instructions.

SOLICITATION OF PROXIES

   Battle Mountain will bear the costs of soliciting proxies to vote on the merger at the special meeting. Newmont and Battle Mountain will share equally the amount of the filing fees and other expenses incurred in connection with the cost of filing, printing and distributing this proxy statement/prospectus. Mackenzie Partners, Inc. has been retained by Battle Mountain to assist in the solicitation of proxies for the special meeting, and also for the special meeting of Battle Mountain Canada shareholders, and will receive combined fees of up to $15,000, plus reasonable out-of-pocket expenses.

   In addition to solicitation by mail, directors, officers and employees of Battle Mountain and its subsidiaries may solicit proxies from Battle Mountain stockholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Battle Mountain does not anticipate that any other persons will be specifically engaged to solicit proxies or that special compensation will be paid for that purpose, but Battle Mountain reserves the right to do so should it conclude that such efforts are necessary or advisable. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners.

OTHER MATTERS CONSIDERED AT THE SPECIAL MEETING

   If an insufficient number of votes for the merger is received before the scheduled special meeting date, Newmont and Battle Mountain may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the merger or contain no instructions will be voted for adjournment or postponement.

   The Battle Mountain board of directors is not aware of any business to be brought before the special meeting other than the proposal to approve the merger agreement. If other matters are properly brought before the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of Battle Mountain.

                                   THE MERGER

BACKGROUND OF THE MERGER

   From time to time since the combination of Battle Mountain with Hemlo Gold Mines Inc. in July 1996, Battle Mountain has considered various strategic initiatives, including the pursuit of attractive acquisitions or business combinations. In connection with these efforts, Battle Mountain's officers have had discussions with approximately ten third parties other than Newmont regarding a variety of potential transactions. Although several of these discussions led to the execution of confidentiality agreements and the exchange of due diligence materials, none resulted in the submission of a definitive offer or led to the execution of a definitive agreement until the proposed merger transaction with Newmont.

   At the end of August 1999, Ronald C. Cambre, Chairman and Chief Executive Officer of Newmont, and other members of Newmont's management met with Karl E. Elers, Chairman and acting Chief Executive Officer of Battle Mountain, and another member of Battle Mountain's management. At the meeting, Newmont expressed its interest in Battle Mountain's Phoenix project and its view that potential synergies existed between the Phoenix project and certain Newmont operations. During the discussion, Battle Mountain noted the significance of the Phoenix project as part of Battle Mountain's overall operations. The parties subsequently entered into a confidentiality agreement in early September 1999 for the purpose of pursuing a potential transaction, and proceeded to exchange business plans and other preliminary due diligence information from time to time through June 2000.

   In the third quarter of 1999, Mr. Elers called the chairman of another mining company to discuss a potential business combination. To further pursue these discussions, Battle Mountain entered into a confidentiality agreement with the other mining company in mid-October, 1999. Subsequently, the parties exchanged business plans and other preliminary due diligence information, and made a number of site visits to one another's mining operations, from time to time through March 2000.

   On March 15, 2000, Newmont's management gave a brief presentation to Newmont's board of directors regarding the merits of a potential transaction with Battle Mountain.

   In late March 2000, Newmont gave a presentation to Battle Mountain's senior management explaining the benefits that Newmont believed could result from a potential business combination between Newmont and Battle Mountain.

   On March 17, 2000, Newmont's management and legal and financial advisors updated the Newmont board of directors regarding a possible transaction with Battle Mountain.

   Subsequent to the Newmont presentation in late March 2000, Newmont delivered a written proposal to Battle Mountain detailing the terms of a potential merger transaction. The proposal contemplated an exchange ratio of 0.10 of a share of Newmont common stock for each share of Battle Mountain common stock and each Battle Mountain Canada exchangeable share, and was conditioned on Battle Mountain entering into an exclusivity agreement with Newmont and Noranda Inc., the holder of approximately 28% of the combined voting power of the Battle Mountain common stock and Battle Mountain Canada exchangeable shares entitled to vote at Battle Mountain stockholder meetings, agreeing to enter into a voting agreement in support of the transaction.

   During the month of April, Battle Mountain's management and financial advisors had numerous conversations and meetings with Newmont's management and financial advisors concerning Newmont's assumptions used in deriving the exchange ratio and Battle Mountain's view that the exchange ratio should be higher. In late April 2000, Newmont delivered a revised proposal to Battle Mountain which contemplated an exchange ratio of 0.105. At meetings of the Battle Mountain board held in mid and late April 2000, the board discussed the background, status and merits of the transaction with management and Battle Mountain's legal and financial advisors.

   Meanwhile, Battle Mountain continued to pursue the possibility of a business combination with the other mining company with which it had previously executed a confidentiality agreement. During a meeting between management of Battle Mountain and this other company held in March 2000, this other company reaffirmed its interest in exploring a possible merger transaction with Battle Mountain, although no definitive offer was ultimately submitted and no agreement was ultimately reached.

   On May 20, 2000, Battle Mountain entered into an exclusivity agreement with Newmont, in which Battle Mountain agreed not to solicit or facilitate any third party proposal to acquire Battle Mountain or a substantial part of its assets prior to June 3, 2000. From May 20, 2000 through June 3, 2000, Battle Mountain and Newmont, with the assistance of their respective legal, financial and accounting advisors, conducted due diligence, including site visits, with regard to one another. On June 2, 2000 at Newmont's request, Battle Mountain agreed to extend the term of the exclusivity agreement to June 6, 2000.

   As part of the due diligence process described above, Battle Mountain, Newmont and their respective legal and accounting advisors participated in a call in late May to discuss the ability of the merger to be accounted for as a pooling-of-interests, which was a condition to Newmont's merger proposal, in light of a recent disposition by Battle Mountain of an interest in a subsidiary. On June 1, Battle Mountain sent a letter to the SEC requesting its concurrence that the disposition by Battle Mountain did not violate the absence-of-planned-transactions condition pursuant to APB opinion 16, paragraph 48c. On June 13, 2000, a telephone conference call was held between Battle Mountain, representatives of Battle Mountain's independent accountants PricewaterhouseCoopers LLP and several members of the SEC staff to discuss the matters set forth in the June 1 letter. Subsequently, the SEC staff delivered its written response that, based on the facts as represented to it in the June 1 letter and on the conference call, it did not object to Battle Mountain's conclusion that the disposition of Battle Mountain's interest in the subsidiary does not violate Paragraph 48c of APB 16 regarding an absence-of-planned-transactions.

   While this due diligence process was underway, the parties and their respective legal advisors began negotiations on a draft merger agreement that had been provided to Battle Mountain by Newmont's outside counsel in early May 2000. In early June 2000, Battle Mountain, Newmont and their respective legal and financial advisors met in person to discuss the remaining principal issues to be resolved on the merger agreement. Through June 21, 2000, Battle Mountain, Newmont and their respective advisors negotiated the terms of the definitive merger agreement and other related documents.

   On June 20, 2000, the Battle Mountain board held a special meeting to discuss and review the terms of the proposed merger transaction with Newmont. At that meeting, Battle Mountain's legal advisors made a presentation of the principal terms of the proposed agreement with Newmont, as well as certain legal matters in connection with the transaction. Also at the meeting, CIBC World Markets reviewed with the Battle Mountain board its financial analysis of the proposed exchange ratio. In addition, Battle Mountain's management advised the board as to the results of its due diligence investigation of Newmont. Following the meeting, Battle Mountain's and Newmont's respective legal advisors finalized the terms of the merger agreement and related agreements and Battle Mountain, Newmont and Noranda, and their respective representatives, negotiated the terms of a support/voting agreement with Noranda.

   On June 21, 2000, the Newmont board of directors held a special meeting with its legal and financial advisors to consider the terms of the proposed agreement with Battle Mountain. Following consideration of the merger transaction the Newmont board of directors approved the merger agreement.

   On June 21, 2000, at a special meeting of the Battle Mountain board, Battle Mountain's management and legal and financial advisors updated the board on the status and terms of the proposed transaction with Newmont. Battle Mountain's legal advisors also reviewed the final terms of the merger agreement, including the minor changes made to the merger agreement since the June 20 meeting. CIBC World Markets delivered to the Battle Mountain board its opinion to the effect that, as of June 21, 2000 and based on and subject to the matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Battle Mountain common stock and Battle Mountain Canada exchangeable shares. After discussion, the board unanimously determined that the merger agreement and the merger with Newmont are advisable and in the best interests of Battle Mountain's stockholders and the board approved the merger agreement and the support/voting agreement with Noranda. The board also unanimously resolved to recommend that Battle Mountain's stockholders vote to approve the merger agreement.

   In connection with the Board's approval of the merger agreement and the support/voting agreement, the Board also approved amendments to Battle Mountain's bylaws and rights agreement. The bylaw amendment exempts Newmont's acquisition of Battle Mountain stock in connection with the merger from the provisions of certain anti-takeover provisions of Nevada corporate law. The rights agreement amendment provides that the rights under the rights agreement will not become exercisable or separately tradeable as a result of the announcement, execution or performance of the merger agreement or the related transaction agreements, including the support/voting agreement with Noranda.

   Subsequent to that meeting, the merger agreement and the Noranda support/voting agreement were executed and on June 21, 2000, a joint press release announcing the merger transaction was issued.

REASONS FOR THE MERGER

   Newmont and Battle Mountain believe the merger will generate superior value to the stockholders of both companies by combining Battle Mountain's asset portfolio with Newmont's financial strength, resources and infrastructure and by blending the talent and expertise of our respective personnel. Our management teams project that the transaction will improve the position of Battle Mountain's stockholders in terms of cash flow, earnings and net asset measures. Our management teams also project that the transaction will improve the position of Newmont stockholders in terms of reserves, production, earnings and net asset value, and after Battle Mountain's Phoenix project is in operation, cash flow. Net debt to total capitalization after the transaction will be essentially unchanged at approximately 40% for the combined companies. The combination will consolidate our strategic land positions in Nevada and diversify our material properties in other regions.

   Complementary Strategic Fit. Both companies have low operating costs, high quality reserves and major operations that will complement each others' infrastructures. We believe the combination will enable us to better rationalize our assets and optimize investment levels with respect to our development needs.

   Phoenix Project. We believe that the Phoenix project is one of the most attractive undeveloped gold properties in North America. The Phoenix project is located within 30 miles of Newmont's Lone Tree complex and can benefit from Newmont's existing Nevada infrastructure. Upon completion of the merger, the combined company intends to continue to actively pursue permitting, development and further exploratory drilling on the Phoenix project site, which had year-end reserves of 5.7 million ounces of gold and 427 million pounds of copper. We believe the project has the potential for a significant increase in reserves. Assuming that permitting is finalized by mid 2001, our management team projects that the mine and a leach operation could be in production by early 2002 with the start-up of a 32,500-ton-per-day mill a year later. Production currently is targeted to average 415,000 ounces of gold, 2.16 million ounces of silver and
28.8 million pounds of copper a year. Current reserves indicate a minimum mine life of 13 years. While we are reviewing optimal mining rates and processing options for the Phoenix project, we believe we may achieve significant savings in capital and operating costs by utilizing Newmont's existing equipment and facilities. As a result, the Phoenix project will be one of the combined company's lowest cost operations in Nevada.

   Cost Savings Opportunities. Synergies and opportunities from the merger include:

  . one-time capital savings of $25 million to $30 million from the use at the Phoenix project of mining equipment from Newmont's Mesquite mine in California and Mule Canyon mine in Nevada, where deposits are being mined out,

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


  .  annual estimated cost savings of $30 million from:

    --processing the gold/copper concentrate from the Phoenix project through Newmont's Lone Tree autoclave as discussed above, thereby eliminating smelting costs, reducing transportation charges and increasing recovery rates for gold and copper,

    --application of Newmont's "Gold Medal Performance" program, a company-wide employee-driven initiative to systematically reduce costs, improve productivity and cash flow by analyzing processes and implementing best practices, at each Battle Mountain location,

    --implementation of global purchasing initiatives, and

    --consolidation of exploration and administrative personnel worldwide.

   We believe it is possible to generate significant and sustained savings through the integration of adjacent assets. Newmont has experience in successfully pursuing this model, particularly in connection with its acquisition of Santa Fe Pacific Gold in 1997.

   Additional Reserves. Following the merger, we estimate that the combined company will have increased reserves. As of December 31, 1999, the combined company would have had reserves of 66.5 million ounces of gold (the third highest in the world), 232.8 million ounces of silver and 6.1 billion pounds of copper, and North America would have accounted for 56% of the combined company's gold reserves.

   Additional Production. Following the merger, we estimate that gold production by the combined company in 2000 will be 5.4 million ounces of gold at an estimated cash cost of under $170 an ounce. Newmont's position as the second largest gold producer in the world will be strengthened by the increase in production resulting from the combination of our companies. We also will have the capital and resources to actively pursue and continue development and/or production on Battle Mountain's holdings in Canada, Bolivia and Australia.

CONSIDERATIONS AND RECOMMENDATION OF BATTLE MOUNTAIN'S BOARD OF DIRECTORS

   After careful consideration, Battle Mountain's board of directors unanimously determined the merger to be fair to the stockholders of Battle Mountain and Battle Mountain Canada and in their best interest. Battle Mountain's board of directors unanimously approved the merger agreement and unanimously recommends your approval of the merger agreement.

   In evaluating the merger, the Battle Mountain board considered all relevant factors and information, including the following positive factors:

  . the ability of Battle Mountain to have access to the greater resources of the combined company after the merger, including financing necessary to develop Battle Mountain's Phoenix project, as well as future development projects,

  . the strategic fit between Battle Mountain and Newmont, including the opportunity for synergies and cost savings,

  . the increased growth potential that may result from a combination of Battle Mountain and Newmont, including as a result of the combined company's superior asset base, geographic diversification, portfolio of growth opportunities, operating skills, financial stability and strength,

  . the opportunity for Battle Mountain and Battle Mountain Canada stockholders to participate in the potential for growth of the combined company after the merger,

  . the fact that the exchange ratio of 0.105 of a share of Newmont common stock to be received for each share of Battle Mountain common stock and each Battle Mountain Canada exchangeable share as consideration in the merger represented a premium of approximately 25% over the closing price of a share of Battle Mountain common stock on June 20, 2000,

  . the board's understanding of conditions currently effecting the gold industry, including a depressed gold price based on historical standards, historically low gold equity valuations and reduced financing and acquisition options available to Battle Mountain and recent trends towards consolidation of the generally fragmented gold industry,

  . the financial presentation of CIBC World Markets, including its opinion to the Battle Mountain board as to the fairness, from a financial point of view, of the exchange ratio to the holders of Battle Mountain common stock and Battle Mountain Canada exchangeable shares, as described below under "--Opinion of Battle Mountain's Financial Advisor,"

  . the fact that the pro-forma stockholder base of Newmont will be more widely held than Battle Mountain, with no single stockholder owning significantly more than 10% of Newmont's outstanding common stock,

  . the fact, based on historical comparisons, that Battle Mountain and Battle Mountain Canada stockholders will gain increased stock trading liquidity as a result of the merger,

  . the fact that Noranda, the largest holder of Battle Mountain Canada exchangeable shares and of the combined voting power of the Battle Mountain and Battle Mountain Canada shares entitled to voting rights at Battle Mountain stockholders meetings, agreed to support the merger,

  . the fact that the shares of Newmont convertible preferred stock to be received by holders of Battle Mountain convertible preferred stock will have terms and conditions that are substantially identical to those of the Battle Mountain convertible preferred stock, and will be convertible into shares of Newmont common stock based on a conversion price that is appropriately adjusted to reflect the exchange ratio,

  .  the terms and conditions of the merger agreement, including:

    . the nature of the parties' representations, warranties, covenants and agreements, which the board believed would provide a reasonable degree of certainty that the merger would be completed;

    . the provisions that permit Battle Mountain, subject to the conditions and procedures described in the merger agreement, (1) to consider superior third party offers to acquire Battle Mountain,
       (2) to provide information and negotiate with third parties in response to those offers and (3) to terminate the merger agreement with Newmont to accept a superior proposal subject to the payment to Newmont of a $16 million termination fee; and

    . reports from management and Battle Mountain's advisors as to the results of their due diligence investigation of Newmont.

   The board also considered a variety of potentially negative factors concerning the merger, including the following:

  . the risk that the potential benefits sought in the merger might not be fully realized,

  . the fact that the merger agreement limits the ability of Battle Mountain's directors, officers, employees and representatives to pursue alternative transactions,

  . as a result of the merger, the benefits of Battle Mountain's long term strategic plan would be shared by stockholders of Newmont, rather than enjoyed solely by Battle Mountain stockholders, and

  . the potential adverse effects on Battle Mountain's business, operations and financial condition if the merger is not completed following public announcement of the merger agreement.

The board considered these negative factors together with its consideration of the continued operation of Battle Mountain as an independent company, but decided that the merger provided a more advisable alternative in light of the positive factors set forth above.

   The discussion above is not intended to be exhaustive, but Battle Mountain believes it includes all significant factors considered by the board in connection with its evaluation of the merger. In light of the number of factors and the variety of information the board considered, the board did not find it practicable to, and did not, assign any specific or relative weights to the factors listed above. In addition, individual directors may have given differing weights to different factors.

   In considering the recommendation of the Battle Mountain board of directors, you should be aware that certain directors and officers have interests in the merger that are different from, or are in addition to, the interests of Battle Mountain stockholders generally. The board recognized these interests and determined that they neither supported nor detracted from the advisability of the merger to Battle Mountain stockholders. For a discussion of these interests, see "--Interests of Battle Mountain's Directors and Officers in the Merger" on page 39.

CONSIDERATIONS OF NEWMONT'S BOARD OF DIRECTORS

   In reaching its decision to approve the merger, the Newmont board of directors consulted with Newmont's legal and financial advisors as well as with Newmont's management. The Newmont board of directors considered a number of material factors:

  . Production and Reserves Portfolio. The combined company would strengthen Newmont's domestic production and reserves portfolio and add low-cost international assets.

  .  Optimize Utilization of Current Infrastructure and Investment
     Resources. The addition of Battle Mountain's assets portfolio to Newmont's development pipeline matched excess capacity in Newmont's infrastructure and resources with low-cost development opportunities. In particular, the Phoenix project could potentially significantly increase ore reserves, and could be achieved partly by utilizing Newmont's existing equipment and facilities.

  . Value to Newmont Stockholders. The Newmont board of directors and Newmont's management believed that the proposed merger would add to earnings, net asset value and, after the Phoenix project is in operation, cash flow.

  . Consolidate Strategic Land Position. The combined company would hold significant land positions and have significant opportunities in most of the high-potential basins of North America, including Nevada. The combined company also would hold material property in select international locations, including Asia and Latin America.

  . Terms and Condition of Merger. The terms and conditions of the proposed merger, which the Newmont board of directors and Newmont's management viewed as advisable to Newmont and Newmont stockholders.

All combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Newmont stockholders identified by the Newmont board of directors and management in considering the merger include the following:

  . the time and resources required to complete the merger, with the completion of the merger being subject to various conditions (see "The Merger Agreement--Conditions");

  . the difficulties inherent in combining and integrating the two companies and the potential distraction to management;

  . as a result of the merger, the benefits of Newmont's long-term strategic plan would be shared by Battle Mountain stockholders, rather than enjoyed solely by Newmont stockholders; and

  . the risk that the benefits sought from the merger, due to the matters described under "Risk Factors" and other factors, might not be fully achieved.

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

   The Newmont board of directors believed and continues to believe that these potential risks and disadvantages are outweighed by the potential benefits anticipated to result from the merger.

   This discussion of the factors considered by the Newmont board of directors is not intended to be exhaustive. Because of the wide variety of factors considered in connection with its evaluation of the merger, the Newmont board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions. In addition, individual directors may have given different weights to different factors.

OPINION OF BATTLE MOUNTAIN'S FINANCIAL ADVISOR

   Battle Mountain engaged CIBC World Markets to act as its financial advisor in connection with the merger. In connection with this engagement, Battle Mountain requested that CIBC World Markets evaluate the fairness, from a financial point of view, to the holders of Battle Mountain common stock and holders of Battle Mountain Canada exchangeable shares of the exchange ratio provided for in the merger. On June 21, 2000, at a meeting of the Battle Mountain board held to evaluate the merger, CIBC World Markets rendered to the Battle Mountain board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated June 21, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Battle Mountain common stock and holders of Battle Mountain Canada exchangeable shares.

   The full text of CIBC World Markets' written opinion dated June 21, 2000, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Appendix
C. CIBC WORLD MARKETS' OPINION IS ADDRESSED TO THE BATTLE MOUNTAIN BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTERS RELATING TO THE MERGER. THE SUMMARY OF CIBC WORLD MARKETS' OPINION DESCRIBED BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION. HOLDERS OF BATTLE MOUNTAIN COMMON STOCK AND BATTLE MOUNTAIN CANADA EXCHANGEABLE SHARES ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

   In arriving at its opinion, CIBC World Markets:

  . reviewed the merger agreement and the arrangement agreement, which governs the exchange of the Battle Mountain Canada exchangeable shares for shares of Newmont common stock;

  . reviewed audited financial statements of Battle Mountain and Newmont for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999;

  . reviewed unaudited financial statements of Battle Mountain and Newmont for the quarterly period ended March 31, 2000;

  . reviewed financial projections relating to Battle Mountain and Newmont provided to or discussed with CIBC World Markets by the managements of Battle Mountain and Newmont, including estimates as to potential synergies and strategic benefits anticipated to result from the merger;

  . reviewed historical market prices and trading volumes for Battle Mountain common stock and Newmont common stock;

  . held discussions with the senior managements of Battle Mountain and Newmont with respect to Battle Mountain's and Newmont's businesses, capital requirements and prospects for future growth;

  . reviewed and analyzed publicly available financial data for companies that CIBC World Markets deemed comparable to Battle Mountain and Newmont;

  . reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed comparable to the merger;

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

  . performed net asset value analyses of Battle Mountain and Newmont using assumptions of future performance provided to or discussed with CIBC World Markets by Battle Mountain's and Newmont's managements;

  .  reviewed public information concerning Battle Mountain and Newmont; and

  . performed other analyses and reviewed other information as CIBC World Markets deemed appropriate.

   In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that Battle Mountain, Newmont and their employees, representatives and affiliates provided to CIBC World Markets. With respect to forecasts of Battle Mountain's and Newmont's future financial condition and operating results provided to CIBC World Markets and the potential synergies and strategic benefits anticipated to result from the merger, including the amounts, timing and achievability of those synergies and strategic benefits, CIBC World Markets assumed, at the direction of Battle Mountain's and Newmont's managements, without independent verification or investigation, that the forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of Battle Mountain's and Newmont's managements. CIBC World Markets further assumed, with Battle Mountain's consent, that the merger would be treated as a pooling of interests in accordance with United States generally accepted accounting principles. CIBC World Markets also was advised, and assumed, that the Battle Mountain Canada exchangeable shares are the economic equivalent of shares of Battle Mountain common stock.

   CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Battle Mountain, Newmont or affiliated entities. CIBC World Markets expressed no opinion as to Battle Mountain's and Newmont's underlying valuation, future performance or long-term viability, or the price at which Newmont common stock would trade upon or after announcement or consummation of the merger. In connection with its engagement, CIBC World Markets held discussions, at Battle Mountain's request, with third parties other than Newmont regarding a possible business combination or similar transaction with Battle Mountain, but CIBC World Markets was not requested to, and it did not, solicit generally third party indications of interest in the possible acquisition of all or part of Battle Mountain. CIBC World Markets' opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. Battle Mountain imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

   This summary is not a complete description of CIBC World Markets' opinion to the Battle Mountain board or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

   In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Battle Mountain's and Newmont's control. No company, transaction or business used in the analyses as a comparison is identical to Battle Mountain, Newmont or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

   The estimates contained in CIBC World Markets' analysis and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

   The type and amount of consideration payable in the merger was determined through negotiation between Battle Mountain and Newmont and their respective advisers and the decision to enter into the merger was solely that of the Battle Mountain board. CIBC World Markets' opinion and financial analyses were only one of many factors considered by the Battle Mountain board in its evaluation of the merger and should not be viewed as determinative of the views of the Battle Mountain board or management with respect to the merger or the exchange ratio provided for in the merger.

   The following is a summary of the material financial analyses underlying CIBC World Markets' opinion to the Battle Mountain board in connection with the merger. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CIBC WORLD MARKETS' FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CIBC WORLD MARKETS' FINANCIAL ANALYSES.

Exchange Ratio Analyses

   Introduction. CIBC World Markets derived implied exchange ratio reference ranges based on a historical trading analysis, a relative contribution analysis, a selected companies analysis and a precedent transactions analysis for Battle Mountain and Newmont as more fully described below. CIBC World Markets then compared the exchange ratio in the merger of 0.105 with the exchange ratio reference ranges implied by these analyses, as set forth below:

     Historical Stock Trading Analysis. CIBC World Markets compared the closing prices for Battle Mountain common stock and Newmont common stock on June 19, 2000 and the average daily closing prices of Battle Mountain common stock and Newmont common stock for the three months preceding June 19, 2000. This comparison yielded an implied exchange ratio reference range of 0.073 to 0.097. CIBC World Markets noted that the exchange ratio in the merger of 0.105 represented a 25% premium to the exchange ratio implied by the closing prices of Battle Mountain common stock and Newmont common stock on June 20, 2000 of 0.084.

     Relative Contribution Analysis. CIBC World Markets analyzed the contributions of Battle Mountain and Newmont to the combined company based on their relative estimated net asset values, gold reserves and resources, average gold production over the period 2000 to 2005 and average earnings per share and cash flow per share over the period 2000 to 2005. CIBC World Markets also analyzed the relative contributions of Battle Mountain and Newmont to the combined company's copper reserves and production, as copper represents a significant portion of Newmont's metal production and a minor component of Battle Mountain's estimated future metal production. Estimated financial data for Battle Mountain and Newmont were based on internal estimates of or discussions with the managements of Battle Mountain and Newmont. In analyzing the net asset value of Battle Mountain and Newmont as of June 30, 2000, CIBC World Markets considered three scenarios, a $300 base case, a $275 case and a $325 case. The base case was based on, among other things, a long-term gold price of $300 per ounce. The $275 case was based on, among other things, adjustments to the base case to reflect a decreased commodity price scenario with a long-term gold price of $275 per ounce. The $325 case was based on, among other things, adjustments to the base case to reflect an increased commodity price scenario with a long-term gold price of $325 per ounce. In connection with this analysis, CIBC World Markets discounted the after-tax free cash flows of Battle Mountain's and Newmont's operating assets and projects to present value using discount rates ranging from 3.0% to 8.0%.

     In this analysis, CIBC World Markets also evaluated Battle Mountain both before and after taking into account Battle Mountain's potential financing requirements with respect to the Phoenix project, as reflected in two scenarios. Under the first scenario, the unadjusted case, CIBC World Markets evaluated Battle Mountain's stand-alone net asset value before taking into account the potential impact of asset sales, debt repayment requirements, a rights offering and a project finance debt facility on the part of Battle Mountain. Under the second scenario, the financed case, CIBC World Markets considered Battle Mountain's stand-alone net asset value after taking into account those factors. In each scenario, CIBC World Markets assumed that Battle Mountain and Newmont contributed equally to the potential synergies anticipated by the managements of Battle Mountain and Newmont to result from the merger.

     Financial statistics that were not meaningful due to operating losses have been reflected as "nm." This analysis yielded the following implied exchange ratio reference ranges:

                                                             IMPLIED EXCHANGE
                                                           RATIO REFERENCE RANGE
                                                           ---------------------
     Net Asset Value......................................      0.057-0.113
     Gold Reserves/Resources..............................      0.109-0.120
     Gold Production (2000-2005)..........................      0.114-0.128
     Copper Reserves/Resources............................      0.050-0.058
     Copper Production (2000-2005)........................         nm-0.075
     Earnings per share:
       2000-2002 (average)................................         nm-0.020
       2003-2005 (average)................................         nm-0.063
     Cash Flow per share:
       2000-2002 (average)................................      0.056-0.114
       2003-2005 (average)................................      0.073-0.119

     Selected Companies Analysis. CIBC World Markets compared financial, operating and stock market data of Battle Mountain to corresponding data of the following publicly traded gold companies with a market capitalization of less than $1.0 billion and estimated calendar year 2000 production of less than 1.5 million ounces, referred to as intermediate gold companies, and financial, operating and stock market data of Newmont to corresponding data of the following publicly traded gold companies with a market capitalization in excess of $1.0 billion and estimated calendar year 2000 production in excess of 1.5 million ounces, referred to as senior gold companies:

        INTERMEDIATE GOLD COMPANIES            SENIOR GOLD COMPANIES
        ---------------------------            ---------------------
          . Agnico-Eagle Mines Limited       . Barrick Gold Corporation
          . Echo Bay Mines Ltd.              . Homestake Mining Company
          . Goldcorp Inc.                    . Placer Dome Inc.
          . Kinross Gold Corporation
          . Meridian Gold Inc.

     CIBC World Markets reviewed equity values as multiples of net asset value as of June 30, 2000. CIBC World Markets also reviewed enterprise values, calculated as equity value, plus total debt and preferred stock, less cash, as multiples of estimated cash flows for calendar years 2000 and 2001, calculated as operating cash flow before working capital adjustments. CIBC World Markets then applied a range of selected multiples derived from the selected companies of net asset value as of June 30, 2000 and estimated cash flows for calendar years 2000 and 2001 to corresponding data of Battle Mountain and

  Newmont. All multiples were based on closing stock prices on June 19, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and public disclosure by the selected companies. Estimated financial data for Battle Mountain and Newmont were based on the $300 base case and the $325 case, with respect to net asset value figures, and on publicly available research analysts' estimates, with respect to cash flow. This analysis indicated an implied exchange ratio reference range of 0.036 to 0.091.

     Precedent Transactions Analysis. CIBC World Markets reviewed the purchase prices and implied transaction multiples in the following 27 selected corporate and significant asset transactions in the gold mining industry announced since 1996:

                   TARGET                                           ACQUIROR
                   ------                                           --------

    Announced 1999--2000

    .  Gold Fields Mining Corp.                     Franco-Nevada Mining Corporation Limited
    .  Morila gold project (asset--40% share)       AngloGold Ltd.
    .  Geita gold project (asset--50% share)        AngloGold Ltd.
    .  Randfontein Estates Limited                  Harmony Gold Mining Company Limited
    .  Ross Mining NL                               Delta Gold NL
    .  Kanowna Belle Mine (asset--50% share)        Delta Gold NL
    .  Acacia Resources Ltd.                        AngloGold Ltd.
    .  Euro-Nevada Mining Corporation Limited       Franco-Nevada Mining Corporation Limited
    .  Gold assets of TVX Gold Inc. (50% share)     Normandy Mining Ltd.
    .  Golden Pride gold project (asset--50% share) Resolute Limited
    .  Sutton Resources Ltd.                        Barrick Gold Corporation
    .  Gold assets of Minorco SA                    AngloGold Ltd.
    .  Great Central Mines Limited                  Normandy Mining Ltd.

    Announced 1996--1998

    .  Getchell Gold Corporation                    Placer Dome Inc.
    .  South Deep project (asset--50% share)        Placer Dome Inc.
    .  Samax Gold Inc.                              Ashanti Goldfields Company Limited
    .  Lihir Gold Limited                           Vengold Inc.
    .  Prime Resources Group Inc.                   Homestake Mining Company
    .  Great Central Mines Limited                  Normandy Mining Ltd.
    .  Amax Gold Inc.                               Kinross Gold Corporation
    .  Plutonic Resources Ltd.                      Homestake Mining Company
    .  Eagle Mining Corporation                     Great Central Mines Limited
    .  Placer Pacific Limited                       Placer Dome Inc.
    .  Highlands Gold Limited                       Placer Dome Inc.
    .  Santa Fe Pacific Gold Corporation            Newmont Mining Corporation
    .  Mt. Edon Gold Mines (Australia) Limited      Teck Corporation--Camelot Resources NL
    .  Hemlo Gold Mines Inc.                        Battle Mountain Gold Company

     CIBC World Markets reviewed the total acquisition cost per ounce of gold, commonly referred to as TAC, paid in the selected transactions, calculated as the enterprise value of each transaction per ounce of recoverable gold reserve plus estimated development capital expenditures per ounce of recoverable gold reserve plus the estimated total cash operating cost per ounce of gold reserve produced. CIBC World Markets then applied a range of selected TAC derived from the selected transactions announced in 1998 through 2000 to corresponding financial data of Battle Mountain and Newmont. TAC data were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated an implied exchange ratio reference range of 0.051 to 0.159, with an average implied exchange ratio of 0.105.

     For each of the selected transactions announced in 1996 through 2000, CIBC World Markets also calculated the ratio of TAC to the spot gold price, commonly referred to as TAC-to-spot ratio, at the time of announcement of the transaction. This analysis resulted in a range of TAC-to-spot ratios of 83% to 129% for the selected transactions with an average of 108%, as compared to the TAC-to-spot ratio implied in the merger of 103%.

Pro Forma Merger Analysis

   CIBC World Markets analyzed the potential pro forma effect of the merger on Battle Mountain's estimated calendar years 2000 to 2002 and 2003 to 2005 average earnings per share, average cash flow per share and average gold production per share, net asset value per share utilizing the $275 case, the $300 base case and the $325 case and gold and copper reserves and mineralized material per share. For purpose of this analysis, CIBC World Markets utilized internal estimates of the managements of Battle Mountain and Newmont after taking into account the potential synergies expected by the managements of Battle Mountain and Newmont to result from the merger and, in the case of Battle Mountain, based on both the unadjusted case and the financed case. For a description of these cases, see "Relative Contribution Analysis" above. This analysis indicated the following results:

                      UNADJUSTED CASE                         FINANCED CASE
                      ---------------                         -------------
Accretive  .  Earnings per share for estimated    .  Earnings per share for estimated
              2000 to 2002 and 2003 to 2005          2000 to 2002 and 2003 to 2005
           .  Cash flow per share for estimated   .  Cash flow per share for estimated
              2003 to 2005                           2000 to 2002 and 2003 to 2005
           .  Net asset value per share based on  .  Net asset value per share based on
              the $275 case and $300 case            the $275 case, $300 case and $325
                                                     case
           .  Copper reserves and mineralized     .  Gold production per share for
              material per share                     estimated 2000 to 2002 and 2003 to
                                                     2005
                                                  .  Copper reserves and mineralized
                                                     material per share


Neutral    .  Cash flow per share for estimated   .  Gold reserves and mineralized
              2000 to 2002                           material per share
           .  Net asset value per share based on
              the $325 case


Dilutive   .  Gold production per share for
              estimated 2000 to 2002 and 2003 to
              2005
           .  Gold reserves and mineralized
              material per share

   The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous

   Battle Mountain has agreed to pay CIBC World Markets for its financial advisory services upon completion of the merger an aggregate fee of $5.0 million. In addition, Battle Mountain has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities under the federal securities laws, relating to, or arising out of, its engagement.

   Battle Mountain selected CIBC World Markets based on CIBC World Markets' reputation, expertise, including in the mining industry, and familiarity with Battle Mountain and its business. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. Affiliates of CIBC World Markets have in the past provided services to Battle Mountain and its subsidiaries unrelated to the merger, including serving as voting trustee for the Battle Mountain Canada exchangeable shares, and also have provided a bank credit facility to Battle Mountain Canada, for which services those affiliates have received compensation over the past two years of approximately C$5.5 million and AU$800,000. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Battle Mountain and Newmont for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

INTERESTS OF BATTLE MOUNTAIN'S DIRECTORS AND OFFICERS IN THE MERGER

 General

   Members of the Battle Mountain board and Battle Mountain's management may be deemed to have interests in the merger that are different from or in addition to your interests as Battle Mountain stockholders. The Battle Mountain board recognized these interests and determined that these interests neither supported nor detracted from the fairness of the merger to you.

 Indemnification

   Newmont has agreed to cause Battle Mountain, following the completion of the merger, to honor its and its subsidiaries' obligations to indemnify the current and former directors and officers of Battle Mountain and its subsidiaries, and has agreed to maintain Battle Mountain's directors' and officers' liability insurance in place for six years following the completion of the merger. For further details regarding these arrangements, see "The Merger Agreement-- Covenants--Covenants of Newmont."

 Battle Mountain Stock Options

   Newmont has agreed to assume all outstanding Battle Mountain and Battle Mountain Canada stock options. At the time the merger is completed, each outstanding Battle Mountain and Battle Mountain Canada option will be converted into an option to purchase Newmont common stock on the same terms as in effect immediately prior to the completion of the merger, except that the number of shares of Newmont common stock issuable upon the exercise of the option and the exercise price per share will be adjusted based on the exchange ratio. Under the terms of the Battle Mountain and Battle Mountain Canada stock option plans, all outstanding Battle Mountain and Battle Mountain Canada options will become fully vested and exercisable upon the completion of the merger. Accordingly, the completion of the merger will accelerate the vesting of options held by Battle Mountain's directors and executive officers to purchase an aggregate of 873,050 shares of Battle Mountain common stock or Battle Mountain Canada exchangeable shares (not including options held by such persons to purchase an aggregate of 711,550 of such shares which, by their terms, will vest on October 26 and 27, 2000).

 Change in Control Arrangements

   The Battle Mountain executive officers are covered by a Change in Control Severance Plan. As a result, in the event the employment of any of the executive officers is terminated under the circumstances described in the next sentence, the executive officer would receive a cash payment equal to two times his annual compensation. The executive officer would be eligible to receive the payment described above as a result of involuntary termination (other than for "cause") or for resignation due to "good reason" within a period beginning 120 days prior to the completion of the merger and ending three years after the completion of the merger. The plan also provides for continuation of group life, medical and dental insurance benefits (or their equivalents) for a period of 24 months after termination on the same contributory basis as these benefits are provided to active employees of Battle Mountain. The aggregate amount payable to Battle Mountain's executive officers under the Change in Control Severance Plan is approximately $2 million, which is the aggregate amount of the cash severance payable after reduction to avoid imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.

   In addition, under Battle Mountain's Amended and Restated 1994 Long Term Incentive Plan, outstanding performance units issued to executive officers under the plan which have not vested will become immediately payable (in Newmont common stock) at the target value of $1.00 per unit, pro rated for the portion of the performance period up to the date of the completion of the merger. For outstanding performance units that have vested but for which payment has not been made, payment (in Newmont common stock) will be accelerated as a result of the completion of the merger. Assuming the merger is completed on [date] (the date of the Battle Mountain special meeting), Battle Mountain's executive officers will receive aggregate payments of approximately
$[    ] in shares of Newmont common stock under the 1994 Long Term Incentive
Plan. If the merger is not completed on [date], Battle Mountain's executive officers will be entitled to receive additional aggregate payments of
approximately $[     ] in shares of Newmont common stock for each additional
day until the completion of merger.

   After the completion of the merger, Battle Mountain will be required, as a result of the change in control, to continue making premium payments under Battle Mountain's split-dollar life insurance program until each executive officer reaches age 65, whether or not the executive is terminated, or until the executive's death if earlier. Accordingly, Battle Mountain will be required to pay a maximum of $970,760 in split-dollar life insurance premiums on behalf of its executive officers following the completion of the merger. In addition, each executive officer's benefits under Battle Mountain's Supplemental Executive Retirement Plan will become fully vested as a result of the change in control.

 Non-Competition Agreements

   In connection with the merger agreement, seven Battle Mountain executive officers, including John A. Keyes, president and chief operating officer, Ian Atkinson, senior vice president of operations and exploration, and Joseph Baylis, senior vice president of corporate development, have entered into non-competition agreements with Battle Mountain, which agreements, among other things, restrict such persons, for the one-year period following any termination of their employment, from owning or entering into specified relationships with certain entities that may compete with Battle Mountain or Newmont, and provide for a one-time payment to be made to the terminated executive on the first day of the month following the termination date. The aggregate amount payable to Battle Mountain's executive officers under the terms of the non-competition agreements is $2.05 million.

   See also "--Effect of Merger on Battle Mountain's Employee Benefit Plans."

CANADIAN ARRANGEMENT AGREEMENT

   In connection with the merger, the parties to the merger agreement and Battle Mountain Canada have entered into an arrangement agreement, dated as of June 21, 2000, under which each exchangeable share of Battle Mountain Canada (other than those held by Battle Mountain and its subsidiaries and those held by exchangeable shareholders who dissent from the arrangement) will be exchanged for 0.105 of a share of Newmont common stock. Special provisions under the Business Corporations Act (Ontario), or the OBCA, permit companies to effect an exchange of shares by describing it in a plan of arrangement and submitting it to the review of the Ontario Superior Court of Justice. Our plan of arrangement for the exchange of Battle Mountain Canada exchangeable shares will also require the approval of the holders of two-thirds of votes cast by the holders of Battle Mountain Canada exchangeable shares. Prior to the mailing of this proxy statement/prospectus, Battle Mountain Canada obtained an interim order of the superior court providing for the calling and holding of the special meeting of Battle Mountain Canada shareholders and other procedural matters. [A copy of the interim order is attached as Appendix B to the Battle Mountain Canada management information circular attached as Appendix F to this proxy statement/prospectus.] The Canadian statutory arrangement may not be completed, and Battle Mountain Canada exchangeable shares will not be exchanged for Newmont common stock, unless the merger is also completed. The exchangeable shares of Battle Mountain Canada were created to mirror the economic and voting rights of the Battle Mountain common stock. We are using the Canadian statutory arrangement to allow the holders of Battle Mountain Canada exchangeable shares to exchange their shares on the same basis as holders of Battle Mountain common stock under the merger.

EFFECT OF MERGER ON BATTLE MOUNTAIN'S EMPLOYEE BENEFIT PLANS

   After completion of the merger, for a period of one year, Newmont has agreed to provide (or to cause Battle Mountain to provide) employees of Battle Mountain and its subsidiaries who are not represented by any certified or recognized labor organization with benefits and compensation during their continuing employment that are substantially comparable, in the aggregate, to the compensation and benefits provided to these employees as of the date the merger agreement was executed. Newmont has agreed that if the merger is completed prior to December 31, 2000, then at the time the merger is completed, Newmont will pay each employee of Battle Mountain and its subsidiaries not represented by any certified or recognized labor organization the pro rata share of such employee's bonus for calendar year 2000, based upon the attainment of relevant performance criteria as reasonably determined by Battle Mountain through the date on which the merger is completed.

NORANDA SUPPORT/VOTING AGREEMENT

   Newmont, Battle Mountain and Noranda have entered into a support/voting agreement, dated as of June 21, 2000, pursuant to which Noranda has agreed to vote all of its shares:

  . to approve the merger agreement, and the transactions contemplated by the merger agreement, including the merger, and

  . to approve the Canadian arrangement agreement, and the transaction contemplated by the arrangement agreement, including the exchange of Battle Mountain Canada exchangeable shares for Newmont common stock.

As of the date of this proxy statement/prospectus, Noranda owns approximately
65.2 million Battle Mountain Canada exchangeable shares and 1,000 shares of Battle Mountain common stock, representing approximately 65% of the outstanding Battle Mountain Canada exchangeable shares and approximately 28% of the total number of votes that may be cast at Battle Mountain stockholders meetings by holders of Battle Mountain common stock and Battle Mountain Canada exchangeable shares voting together. In addition, Noranda's obligation to vote includes any additional shares of Battle Mountain common stock and Battle Mountain Canada exchangeable shares it acquires or obtains the right to vote after June 21, 2000. Upon Newmont's request, Noranda must deliver an irrevocable proxy for the vote of its existing or additional shares.

   If Noranda fails to comply with its obligations under the support/voting agreement, the support/voting agreement provides that Newmont may seek an injunction to compel performance by Noranda. The support/voting agreement may be amended upon the mutual agreement of Newmont and Noranda, and terminated by either party upon the earlier of completion of the merger or termination of the merger agreement in accordance with its terms or January 31, 2001.

APPRAISAL RIGHTS

   Under Nevada law, holders of Battle Mountain common stock and Battle Mountain convertible preferred stock do not have the right to dissent to the merger and receive a separate appraisal of the value of their shares. Under the interim order that will govern the process for the Canadian statutory arrangement, holders of Battle Mountain Canada exchangeable shares are entitled to dissent and demand fair value in connection with the Canadian statutory arrangement, as is further described in the management information circular relating to the special meeting of Battle Mountain Canada shareholders.

EXCHANGE OF CERTIFICATES

   After completion of the merger, ChaseMellon Stockholder Services LLC, acting as exchange agent for Newmont, will mail to each holder of record of shares of Battle Mountain common stock or Battle Mountain Canada exchangeable shares a form of letter of transmittal, together with instructions, for the exchange of the holder's Battle Mountain or Battle Mountain Canada stock certificates for a certificate representing Newmont common stock, and will mail to each holder of record of shares of Battle Mountain convertible preferred stock notice of the merger. Upon completion of the merger, certificates representing shares of Battle Mountain convertible preferred stock will automatically be deemed to represent an equivalent number of shares of

Newmont convertible preferred stock, and all Battle Mountain convertible preferred stock shall cease to exist. Upon the request of a former holder of Battle Mountain convertible preferred stock, the exchange agent will mail a form of letter of transmittal, together with instructions, for such holder to exchange their old Battle Mountain convertible preferred stock certificates for a Newmont convertible preferred stock certificate. You should not send in your certificates until you receive the letter of transmittal form and instructions.

   No dividend or other distribution declared on Newmont common stock after completion of the merger will be paid to the holder of any certificates for shares of Battle Mountain common stock or Battle Mountain Canada exchangeable shares until after the certificates have been surrendered for exchange. When the exchange agent receives a surrendered certificate or certificates from a holder of Battle Mountain common stock or Battle Mountain Canada exchangeable shares, together with a properly completed letter of transmittal, it will issue and mail to the stockholder a certificate representing the number of whole shares of Newmont common stock to which the stockholder is entitled, plus cash for the amount of any remaining fractional share and any cash dividends that are payable with respect to the shares of Newmont common stock so issued. Cash payments to holders of Battle Mountain Canada exchangeable shares will be converted into Canadian dollars at the then prevailing exchange rates. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

   A certificate for Newmont common stock may be issued in a name other than the name in which the surrendered certificate is registered if (1) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (2) the person requesting the issuance of the Newmont common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

   The exchange agent will issue stock certificates for Newmont common stock in exchange for lost, stolen or destroyed certificates for Battle Mountain common stock or Battle Mountain Canada exchangeable shares upon receipt of a lost certificate affidavit and a bond indemnifying Newmont for any claim that may be made against Newmont as a result of the lost, stolen or destroyed certificates.

   After completion of the merger, no transfers will be permitted on the books of Battle Mountain. If, after completion of the merger, certificates for Battle Mountain common stock or Battle Mountain Canada exchangeable shares are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Newmont common stock.

   None of Newmont, Battle Mountain, Battle Mountain Canada, the exchange agent or any other person will be liable to any former holder of Battle Mountain common stock or Battle Mountain Canada exchangeable shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

REGULATORY APPROVALS

   Under the Hart-Scott-Rodino Act, the merger may not be consummated unless certain filings have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On July 14, 2000, Newmont and Battle Mountain submitted the required filings to the Federal Trade Commission and the Antitrust Division and on July 27, 2000, these agencies granted early termination of the waiting period under the Hart-Scott-Rodino Act.

   The Federal Trade Commission and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions like the merger. At any time before or after the completion of the merger, the Federal Trade Commission or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Battle Mountain or Newmont. Battle Mountain and Newmont

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

believe that the completion of the merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

   Under the laws of certain foreign nations, we may not complete the merger unless we make various filings with these nations' antitrust regulatory authorities and these authorities approve the merger. We expect that the merger will not violate any foreign antitrust laws and that all the foreign antitrust regulatory authorities whose approval we must seek will approve the merger.

   Other than as we describe in this proxy statement/prospectus, Newmont and Battle Mountain are not aware of any material governmental approvals or filings that are required for the merger to become effective other than those described above. We will, however, be required to make various filings with U.S. federal and state and foreign governmental authorities to complete the merger. Newmont and Battle Mountain intend to seek any other approval and to take any other action that may be required to effect the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

   The merger cannot be completed unless all necessary pre-merger regulatory approvals are granted and all statutory waiting periods related to required filings have expired. In addition, either Newmont or Battle Mountain may elect not to complete the merger if any condition under which any regulatory approval is given limits or interferes with the operation of any material portion of the business or assets of Newmont, Battle Mountain or their subsidiaries, other than conditions or divestitures primarily attributable to an acquisition by Newmont or any Newmont subsidiary. However, a divestiture that is required as a condition to a regulatory approval will not be deemed to be unreasonably burdensome to Newmont if the divestiture would not reasonably be expected to have a material adverse effect on Newmont or Battle Mountain individually. See "The Merger Agreement--Conditions" and "--Termination."

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

   The following general discussion summarizes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders of Battle Mountain common stock that exchange that stock for Newmont common stock pursuant to the merger, U.S. holders and non-U.S. holders of Battle Mountain convertible preferred stock that exchange that stock for Newmont convertible preferred stock pursuant to the merger and U.S. holders and non-U.S. holders of Battle Mountain Canada exchangeable shares that exchange those shares for Newmont common stock pursuant to the Canadian statutory arrangement. This discussion addresses only those stockholders that hold their Battle Mountain common stock, Battle Mountain convertible preferred stock or Battle Mountain Canada exchangeable shares as a capital asset, and does not address all the U.S. federal income tax consequences that may be relevant to particular Battle Mountain and Battle Mountain Canada stockholders in light of their individual circumstances, or to Battle Mountain and Battle Mountain Canada stockholders that are subject to special rules, such as:

  .  financial institutions,

  .  mutual funds,

  .  tax-exempt organizations,

  .  insurance companies,

  .  dealers in securities or foreign currencies,

  . traders in securities who elect to apply a mark-to-market method of accounting,

  . persons who hold their shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction, or

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

  . holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

   The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code of 1986, as amended, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws, are not addressed.

 U.S. Holders

   A holder that is (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons has the authority to control all substantial decisions of the trust or (v) a trust that has a valid election in effect to be treated as a U.S. person (each, a "U.S. holder"), generally will be subject to U.S. federal income tax on the gain (if any) recognized on the exchange of Battle Mountain common stock for Newmont common stock or Battle Mountain convertible preferred stock for Newmont convertible preferred stock, in each case pursuant to the merger, or on the exchange of Battle Mountain Canada exchangeable shares for Newmont common stock pursuant to the Canadian statutory arrangement. Each such stockholder of Battle Mountain or Battle Mountain Canada will recognize gain equal to the excess, if any, of (i) the sum of the fair market value of the shares of Newmont common stock and Newmont convertible preferred stock (and any cash in lieu of fractional shares) received in the merger or pursuant to the Canadian statutory arrangement over (ii) such stockholder's basis in the shares exchanged therefor. If such Battle Mountain or Battle Mountain Canada stockholder's basis in such stockholder's stock exchanged in the merger or pursuant to the Canadian statutory arrangement exceeds the sum of the fair market value of the shares of Newmont common stock or Newmont convertible preferred stock, as applicable (and any cash in lieu of fractional shares), received in the merger or pursuant to the Canadian statutory arrangement, then such stockholder should recognize a loss equal to such excess. U.S. holders that will realize a loss on stock or shares exchanged in the merger or pursuant to the Canadian statutory arrangement should consult their own tax advisor regarding allowance of the loss in their particular circumstances.

   Gain or loss from the exchange of Battle Mountain common stock, Battle Mountain convertible preferred stock or Battle Mountain Canada exchangeable shares for Newmont common stock or Newmont convertible preferred stock will generally constitute capital gain or loss. In the case of an individual stockholder that is a U.S. holder, any such capital gain generally will be subject to a maximum U.S. federal income tax rate of 20% if the individual has held such Battle Mountain common stock, Battle Mountain convertible preferred stock or Battle Mountain Canada exchangeable shares for more than 12 months on the date of the merger or the Canadian statutory arrangement, as applicable. The deductibility of capital losses is subject to limitations for both individuals and corporations.

   The tax basis of the shares of Newmont common stock or Newmont convertible preferred stock received in the merger or pursuant to the Canadian statutory arrangement by a Battle Mountain or Battle Mountain Canada stockholder that is a U.S. holder will be the fair market value of such shares on the effective date of the merger or the Canadian statutory arrangement. The holding period of the Newmont common stock or Newmont convertible preferred stock received in the merger or pursuant to the Canadian statutory arrangement by such stockholder will not include the holding period of the Battle Mountain common stock, Battle Mountain convertible preferred stock or Battle Mountain Canada exchangeable shares that such stockholder surrendered in the merger or pursuant to the Canadian statutory arrangement.

 Non-U.S. Holders

   A holder that is not a U.S. holder (a "non-U.S. holder") generally will not be subject to U.S. federal income tax on the gain (if any) recognized on the exchange of Battle Mountain common stock for Newmont common stock or Battle Mountain convertible preferred stock for Newmont convertible preferred stock, in each case pursuant to the merger, or on the exchange of Battle Mountain Canada exchangeable shares for Newmont common stock pursuant to the Canadian statutory arrangement unless (i) such gain is effectively connected with a trade or business of the non-U.S. holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, (ii) the non-U.S. holder is an individual who holds such Battle Mountain common stock, Battle Mountain convertible preferred stock or Battle Mountain Canada exchangeable shares as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition (and certain other conditions are satisfied) or (iii) Battle Mountain constitutes a "United States real property holding corporation" for U.S. federal income tax purposes. Battle Mountain has represented in the merger agreement that it is not currently and has not been during the applicable testing period a United States real property holding corporation. Moreover, it is a condition to Newmont's obligation to complete the merger that it receive a certificate from Battle Mountain, signed under penalties of perjury, stating that Battle Mountain is not currently and has not been during the applicable testing period a United States real property holding corporation. If Battle Mountain nonetheless were a United States real property holding corporation, a non-U.S. holder generally would be subject to the same treatment as a U.S. holder with respect to the gain (if any) recognized on the exchange of Battle Mountain common stock for Newmont common stock or Battle Mountain convertible preferred stock for Newmont convertible preferred stock, in each case pursuant to the merger, or on the exchange of Battle Mountain Canada exchangeable shares for Newmont common stock pursuant to the Canadian statutory arrangement unless such non-U.S. holder is not a "greater than 5% shareholder" of such stock or shares. The definition of a "greater than 5% shareholder" under the Code is complex and if Battle Mountain were a United States real property holding corporation, this definition may be subject to some uncertainty. In addition, if Battle Mountain were a United States real property holding corporation, Newmont may be required to withhold 10% of the amount of Newmont stock and cash receivable by a non-U.S. holder in the exchange, subject to certain exceptions that may apply to non-U.S. holders that are not "greater than 5% shareholders."

   Dividends paid to a non-U.S. holder with respect to Newmont common stock or Newmont convertible preferred stock generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the dividend (1) is effectively connected with the conduct of a trade of business of the non-U.S. holder in the United States or (2) if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. Such U.S. federal withholding tax will apply to any distribution, other than a distribution which is treated as a distribution in part or full payment in exchange for the Newmont common stock or Newmont convertible preferred stock of a non-U.S. holder, without regard to whether such distribution represents a distribution of current or accumulated earnings and profits of Newmont or a return of basis for U.S. federal income tax purposes. To the extent that a distribution represents a return of basis for U.S. federal income tax purposes, a non-U.S. holder may obtain a refund of any amounts currently withheld with respect to such return of basis by filing an appropriate claim for a refund with the Internal Revenue Service. In order to claim the benefit of a reduced treaty rate certificate or letter in accordance with the terms of such treaty a non-U.S. holder may have to file with Newmont or its paying agent an exemption. Furthermore, under regulations generally effective for payments made after December 31, 2000, a non-U.S. holder, including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities, will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding under an applicable income tax treaty.

   Dividends which are effectively connected with a United States trade or business or, if a tax treaty applies, are attributable to a United States permanent establishment, are generally subject to tax on a net income basis, that is, after allowance for applicable deductions, at rates applicable to United States citizens, resident aliens and domestic United States corporations and are not generally subject to withholding. Any such dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

   A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of Newmont common stock or Newmont convertible preferred stock unless:

     (1) such gain is effectively connected with a trade or business of the non-U.S. holder in the United States, or, if a tax treaty applies, such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

     (2) the non-U.S. holder is an individual who holds such Newmont common stock or Newmont convertible preferred stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the disposition (and certain other conditions are satisfied); or

     (3) (a) Newmont is or has been a "U.S. real property holding corporation" for United States federal income tax purposes at any time during the five-year period ending on the date of the disposition, or, if shorter, the period during which the non-U.S. holder held the Newmont common stock or Newmont convertible preferred stock, and (b) the non-U.S. holder is a "greater than 5% holder" of Newmont common stock or Newmont convertible preferred stock. Newmont believes it may be a U.S. real property holding corporation.

   If an individual non-U.S. holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from a sale or disposition of Newmont common stock or Newmont convertible preferred stock under regular graduated United States federal income tax rates. If an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale or disposition of Newmont common stock or Newmont convertible preferred stock, which may be offset by certain U.S. capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). We encourage non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale or disposition of Newmont common stock or Newmont convertible preferred stock to consult their tax advisors as to the tax consequences of such sale or disposition. If a non-U.S. holder falls under clause (3) above, such holder generally will be taxed on the net gain derived from a sale or disposition of Newmont common stock or Newmont convertible preferred stock under regular graduated United States federal income tax rates. In addition, in each of the above cases, the total amount realized in such a sale or disposition of Newmont common stock or Newmont convertible preferred stock generally will be subject to a 10% withholding tax.

   If a non-U.S. holder that is a foreign corporation falls under clause (1) or
(3) above, it generally will be taxed on the net gain from a sale or disposition of Newmont common stock or Newmont convertible preferred stock under regular graduated United States federal income tax rates. Such gains realized by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

   U.S. HOLDERS AND NON-U.S. HOLDERS OF BATTLE MOUNTAIN COMMON STOCK, BATTLE MOUNTAIN CONVERTIBLE PREFERRED STOCK OR BATTLE MOUNTAIN CANADA EXCHANGEABLE SHARES ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND (IN THE CASE OF HOLDERS OF BATTLE MOUNTAIN CANADA EXCHANGEABLE SHARES) THE CANADIAN STATUTORY ARRANGEMENT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. A general discussion of the anticipated material Canadian federal income tax consequences of the exchange of Battle Mountain Canada exchangeable shares for Newmont common stock is set forth in the management information circular provided to the holders of Battle Mountain Canada exchangeable shares in connection with the special meeting of Battle Mountain Canada shareholders.

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

RESALE OF NEWMONT COMMON STOCK ISSUED IN THE MERGER

   The Newmont common stock issued in the merger will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to holders of Battle Mountain common stock and Battle Mountain Canada exchangeable shares who are considered to be "affiliates" of Battle Mountain or Newmont under Rule 145 under the Securities Act or of Newmont under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

   Under applicable securities regulations, affiliates of Battle Mountain or Battle Mountain Canada may not sell the shares of Newmont common stock received in the merger except:

  .  pursuant to an effective registration statement under the Securities
     Act,

  . in compliance with an exemption from the registration requirements of the Securities Act, or

  .  in compliance with Rule 145 under the Securities Act.

Generally, those rules permit resales of stock received by Battle Mountain affiliates during the year following the completion of the merger so long as Newmont has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions, and freely thereafter.

   Sales or transfers of Newmont stock by such affiliates, or by affiliates of Newmont, during the 30 days prior to the merger and until Newmont announces or files a report with the SEC that sets forth the combined financial results of Newmont and Battle Mountain for a period of at least 30 days of combined operations following the date on which the merger is completed may also adversely affect qualification of the merger as a pooling of interests for accounting purposes.

   Battle Mountain has agreed to deliver to Newmont at least 30 days prior to the special meeting a signed agreement by each person that may be deemed to be an affiliate of Battle Mountain that the person will not sell, transfer or otherwise dispose of their shares of Battle Mountain common stock or their Battle Mountain Canada exchangeable shares, or options to purchase such shares, during the 30 days prior to completion of the merger, and will not sell, transfer or otherwise dispose of the shares of Newmont common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder and only after Newmont announces or files a report with the SEC that sets forth the combined financial results of Newmont and Battle Mountain for a period of at least 30 days of combined operations following the date on which the merger was completed.

   This proxy statement/prospectus does not cover any resales of Newmont common stock received by affiliates of Battle Mountain.

STOCK EXCHANGE LISTING

   The shares of Newmont common stock and convertible preferred stock to be issued in the merger will be listed on the New York Stock Exchange. The listing of the Newmont common stock and convertible preferred stock to be issued in the merger is a condition to Battle Mountain's obligation to complete the merger.

ACCOUNTING TREATMENT

   Newmont expects to account for the merger as a pooling of interests. Under the pooling-of-interests accounting method, the previously recorded assets and liabilities of Newmont and Battle Mountain would be carried forward to the combined company at their recorded amounts. In addition, in the combined company's financial reporting following the completion of the merger, its income and expenses would include income and expenses of Newmont and Battle Mountain for the entire fiscal year in which the merger occurs and the reported results of the separate corporations for prior periods would be combined and restated as the results of the combined company. Completion of the merger is conditioned on the receipt of letters from Arthur Andersen LLP, Newmont's independent accountants, and PricewaterhouseCoopers LLP, Battle Mountain's independent accountants, relating to the use of the pooling-of-interests method of accounting in connection with the merger. See "The Merger Agreement-- Conditions."

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

   The unaudited pro forma data for the merger included in this proxy statement/prospectus has been prepared using the pooling-of-interests method of accounting. See "Summary--Comparative Per Common Share Information."

LITIGATION REGARDING THE MERGER

   On June 22, 2000, putative class action lawsuits, King v. Battle Mountain Gold Company, et al. and Scharan v. Battle Mountain Gold Company et al., respectively, were commenced by different individual purported holders of Battle Mountain common stock against Battle Mountain and its directors and executive officers. The actions were brought on behalf of a putative class consisting of public shareholders of Battle Mountain that held their shares as of June 21, 2000. The complaints in the actions allege, among other things, that the consideration to be paid to holders of Battle Mountain common stock in the merger is inadequate and unfair, and that the defendants agreed to the transaction in breach of their fiduciary duties to the public shareholders and in particular, that the defendants failed to adequately consider alternatives to the Newmont transaction. The actions were filed in the District Court of the State of Nevada in and for Clark County. The complaints seek, among other things, injunctive relief against the transaction and damages in an unspecified amount. Battle Mountain believes that the complaints are without merit.

DELISTING AND DEREGISTRATION OF BATTLE MOUNTAIN AND BATTLE MOUNTAIN CANADA STOCK AFTER THE MERGER

   If the merger is completed:

  . Battle Mountain common stock will be delisted from the New York Stock Exchange, the Australian Stock Exchange, the Swiss Stock Exchange and the Frankfurt Stock Exchange,

  . Battle Mountain convertible preferred stock will be delisted from the New York Stock Exchange,

  . Battle Mountain Canada exchangeable shares will be delisted from the Toronto Stock Exchange, and

  . Battle Mountain common stock and convertible preferred stock will be deregistered under the Securities and Exchange Act of 1934, as amended.

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

                              THE MERGER AGREEMENT

   The following is a summary of certain provisions of the merger agreement, which is the legal document governing the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. Stockholders are encouraged to read the merger agreement carefully and in its entirety.

PLAN OF MERGER

   The merger agreement provides that a wholly owned subsidiary of Newmont will merge with and into Battle Mountain, with Battle Mountain as the surviving corporation. After the merger, Battle Mountain will be a wholly owned subsidiary of Newmont.

   The closing date of the merger will occur as soon as reasonably practicable following the date on which all conditions to the merger have been satisfied or waived, and in any event within five business days after that date, unless Newmont and Battle Mountain agree on another time. On the closing date of the merger, we will file articles of merger with the Secretary of State of the State of Nevada. The effective time of the merger will be the time we file the articles of merger with the Secretary of State or at a later time as we may agree and specify in the articles of merger. We currently anticipate that we will complete the merger shortly after the special meetings of Battle Mountain and Battle Mountain Canada, assuming the Battle Mountain and Battle Mountain Canada stockholders approve the merger agreement and the Canadian statutory arrangement at these special meetings and all other conditions to the merger have been satisfied or waived.

 Exchange of Newmont Shares for Battle Mountain Shares

   Under the merger agreement, each share of Battle Mountain common stock outstanding immediately before the merger is to be converted into the right to receive 0.105 of a share of Newmont common stock.

   Under the merger agreement, each share of Battle Mountain convertible preferred stock outstanding immediately before the merger is to be converted into one share of Newmont convertible preferred stock, which will be substantially identical except that the number of shares of Newmont common stock issuable upon the conversion of a share of Newmont convertible preferred stock will be based on an initial conversion price of $100 (the $10.50 conversion price in respect of the Battle Mountain convertible preferred stock divided by the exchange ratio).

   Under a Canadian arrangement agreement entered into by the parties and Battle Mountain Canada in connection with the merger agreement, each Battle Mountain Canada exchangeable share outstanding immediately before the merger is to be converted into the right to receive 0.105 of a share of Newmont common stock.

 No Adjustments for Price Fluctuations

   No adjustment will be made to the number of shares of Newmont common stock you will receive for your shares of Battle Mountain common stock or Battle Mountain Canada exchangeable shares to reflect fluctuations in the price of Newmont common stock occurring prior to completion of the merger. Since the price of Newmont common stock will fluctuate, Battle Mountain cannot make assurances as to the value of the shares of Newmont common stock you will receive in the merger. The value to be received by holders of Battle Mountain Canada exchangeable shares will also be affected by fluctuations in applicable currency exchange rates. See "Risk Factors--The Market Value of Newmont Common Stock Will Vary."

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

 Conversion of Battle Mountain Options

   At the time of the merger, each option previously granted by Battle Mountain or Battle Mountain Canada which is then outstanding and unexercised will be converted automatically into an option to purchase shares of Newmont common stock in the following manner:

     (1) the number of shares of Newmont common stock to be subject to the new option will be the product of the number of shares of Battle Mountain common stock subject to the original option and the exchange ratio of 0.105, provided that any fractional shares of Newmont common stock resulting from such multiplication will be rounded to the nearest share; and

     (2) the exercise price per share of Newmont common stock under the new option will be equal to the exercise price per share of Battle Mountain common stock under the original option divided by the exchange ratio of 0.105, provided that such exercise price will be rounded to the nearest cent.

   Under the terms of the Battle Mountain and Battle Mountain Canada option plans, the outstanding options will also become fully vested and exercisable upon the completion of the merger.

 Adjustments for Changes in Capitalization

   If, before the merger is completed, Newmont effects (or sets a record date to effect) a stock split, reclassification, combination or other change with respect to its common stock, then an appropriate adjustment will be made to the exchange ratio.

 Cash in Lieu of Fractional Shares

   If the aggregate number of shares of Newmont common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Newmont common stock multiplied by the sales price obtained for such share when sold by the exchange agent on the New York Stock Exchange promptly after the effective time of the merger.

 Treasury Shares

   Any shares of Battle Mountain common stock held by Battle Mountain, Newmont or Bounty Merger Corp. will be canceled and will not be converted into the right to receive Newmont common shares.

 Exchangeable Shares Held by Battle Mountain

   Battle Mountain Canada exchangeable shares held by Battle Mountain, Battle Mountain Canada or any of their wholly owned subsidiaries will not be exchanged for shares of Newmont common stock and will remain outstanding and may be transferred on the books of Battle Mountain Canada after completion of the merger.

 Revised Merger Structure

   Subject to the conditions described below, without the consent of Battle Mountain, Newmont has the right under the merger agreement to substitute any direct or indirect wholly owned subsidiary of Newmont for Bounty Merger Corp., so long as the revised structure does not adversely affect the rights of holders of Battle Mountain common stock or Battle Mountain Canada exchangeable shares under the merger agreement or Canadian arrangement agreement. Assuming these conditions are met, Newmont may revise the structure of the transaction without notice to you.

   In addition, if the holders of Battle Mountain convertible preferred stock do not approve the merger agreement, Newmont and Battle Mountain may agree to consummate the merger by an alternative means that would not require the vote and approval of holders of Battle Mountain convertible preferred stock.

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

REPRESENTATIONS AND WARRANTIES

   The merger agreement contains various representations and warranties by Battle Mountain concerning, among other things:

  . absence of a breach of the charter, bylaws, material agreements or law as a result of the merger;

  .  governmental and third party consents and approvals;

  .  corporate organization, standing and authority;

  .  ownership of subsidiaries;

  .  capitalization;

  .  corporate authority and action;

  .  good title to properties and validity of leasehold interests;

  .  absence of undisclosed environmental liabilities;

  . financial statements and filings with the SEC and other governmental agencies;

  . the filing of tax returns, the payment of taxes and the absence of certain tax proceedings;

  . absence of material changes in business or dispositions of property since December 31, 1999;

  .  contracts and commitments;

  .  absence of default on material agreements;

  .  absence of undisclosed litigation and liabilities;

  .  compliance with laws;

  .  labor matters;

  .  permits;

  .  compliance with occupational safety and health standards;

  .  employee benefit plans;

  .  reserves and development projects;

  .  stockholder approvals required for merger;

  .  information provided for inclusion in this document;

  .  absence of matters preventing pooling-of-interests accounting treatment;

  .  non-applicability of takeover defenses; and

  .  absence of undisclosed broker's fees.

   The merger agreement contains various representations and warranties by Newmont concerning, among other things:

  . absence of a breach of the charter, bylaws, material agreements or law as a result of the merger;

  .  governmental and third party consents and approvals;

  .  corporate organization, standing and authority;

  .  ownership of subsidiaries;

  .  capitalization;

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  .  corporate authority and action;

  .  absence of stockholder approvals required for merger;

  . financial statements and filings with the SEC and other governmental agencies;

  .  absence of material changes in business since December 31, 1999;

  .  absence of undisclosed litigation and liabilities;

  .  compliance with laws;

  .  information provided for inclusion in this document;

  .  absence of matters preventing pooling-of-interests accounting treatment;

  .  absence of undisclosed broker's fees;

  .  reserves; and

  . operations of Bounty Merger Corp. and any Canadian subsidiary of Newmont formed pursuant to the Canadian statutory arrangement.

COVENANTS

   Mutual Covenants. Newmont and Battle Mountain have undertaken to perform certain covenants in the merger agreement. The principal covenants are as follows:

  . Each of Newmont and Battle Mountain will use reasonable efforts to take all actions necessary, proper or advisable to complete the merger, including:

      (1) obtaining all other necessary authorizations, orders and approvals from governmental entities and completing all other necessary registrations and filings,

      (2) obtaining from third parties all necessary consents, approvals or waivers related to the merger,

      (3) preparation of this document and the registration statement, and

      (4) execution and delivery of any additional instruments necessary to complete the merger transactions.

  . Neither Newmont nor Battle Mountain will be required to take any action or obtain any approval that is reasonably likely to result in the imposition of a condition or requirement to hold separate or dispose of any material portion of our (or our subsidiaries') respective business or assets or which otherwise is reasonably likely to have a material adverse effect on either of us, unless the imposition of the condition or requirement is primarily attributable to an acquisition by Newmont or any Newmont subsidiary.

  . Neither of Newmont nor Battle Mountain will take any action that would prevent the merger from qualifying for pooling-of-interests accounting, nor will we fail to take any action where such failure to act would prevent the merger from qualifying for pooling-of-interests accounting. Newmont and Battle Mountain also will use reasonable efforts to obtain the letters of accountants referred to under "--Conditions."

   Covenants of Newmont. Newmont has agreed:

  . to use reasonable efforts to cause the shares of Newmont common stock and convertible preferred stock issuable pursuant to the merger, including pursuant to stock options, to be approved for listing on the New York Stock Exchange before completion of the merger, and

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

  . following the merger, to indemnify the present and former officers and directors of Battle Mountain and its subsidiaries in respect of acts or omissions occurring prior to the effective time of the merger to the extent provided under the organizational documents of Battle Mountain and its subsidiaries, individual indemnity agreements or otherwise, and to maintain for six years policies of directors' and officers' liability insurance with respect to acts or omissions occurring prior to the effective time of the merger at an aggregate cost not to exceed 200% of the estimated annual cost of current coverage.

   Covenants of Battle Mountain. Battle Mountain has agreed:

  . to hold the Battle Mountain special meeting on the earliest practical date,

  . to have the Battle Mountain board of directors recommend approval of the merger agreement by Battle Mountain stockholders, subject to the Battle Mountain board of directors' right to change its recommendation following receipt of a "superior proposal" (see "--No Solicitation"), and

  . to cause each person that may be on the date of the special meeting an "affiliate" of Battle Mountain for purposes of Rule 145 of the Securities Act, to execute and deliver to Newmont certain written undertakings at least 30 days before the date of the special meeting.

   Operations of the Companies Pending Closing. Newmont and Battle Mountain have agreed to conduct operations in the ordinary course of business, except as expressly contemplated by the merger agreement and related transactions, and to use reasonable efforts to maintain and preserve the business organization and material rights and franchises and other constituencies of our respective businesses. We also have agreed to limitations, prohibitions and other provisions relating to the conduct of our respective businesses during the period from the date of the merger agreement to the effective time of the merger with respect to:

  .  payment of dividends,

  .  changes in our respective charters or bylaws, and

  . actions affecting the representations and warranties set forth in the merger agreement.

   Operations of Battle Mountain Pending Closing. In addition, Battle Mountain has agreed to limitations, prohibitions and other provisions relating to the conduct of its business during the period from the date of the merger agreement to the effective time of the merger with respect to the following additional matters:

  .  changes in capital stock,

  .  disposition of property or assets,

  .  mergers, consolidations or joint ventures,

  .  acquisitions of a material amount of assets or capital stock,

  .  modifications of its rights agreements,

  .  incurrence of indebtedness,

  .  pledging, mortgaging or encumbering assets,

  .  hedging activities,

  . increases, funding or acceleration of funding of compensation or benefits provided to officers, directors, consultants or employees,

  . adoption or amendment of employee benefit plans or employment agreements,

  . actions that could give rise to severance benefits pursuant to change in control agreements,

  .  changes in methods or principles of accounting,

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  .  settlement of litigation or legal proceedings,

  .  adoption or modification of confidentiality agreements,

  .  write-ups, write-downs or write-offs of the book value of assets,

  .  incurrence of capital expenditures,

  .  payments on policies of directors' and officers' liability insurance,

  .  actions to exempt individuals or entities from state takeover laws, and

  .  tax elections, claims, returns or tax accounting.

   In addition, Battle Mountain must use commercially reasonable efforts to pursue development of the Phoenix project and expedite completion of relevant reports to obtain the permits and approvals necessary to begin mining at the Phoenix project site.

   No Solicitation. Battle Mountain has agreed that, during the term of the merger agreement, it will not, and will not authorize or permit any of its subsidiaries or any of its subsidiaries' directors, officers, employees, agents or representatives, to:

  . solicit, initiate, knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, the making of any proposal with respect to a "competing transaction,"

  . negotiate or otherwise engage in discussions with any third party with respect to any competing transaction, or

  .  enter into any agreement with respect to any competing transaction.

   A "competing transaction" is any merger, consolidation or other business combination involving Battle Mountain or any subsidiary, or any acquisition of more than 20% of any class of the entity's voting securities or a substantial portion of the assets of Battle Mountain and its subsidiaries, taken as a whole.

   However, at any time before the approval by Battle Mountain stockholders of the merger agreement, Battle Mountain may furnish information to, and engage in discussions or negotiations with, any third party who delivers a "superior proposal." Before furnishing information to, or engaging in discussions with, any third party, Battle Mountain must receive an executed confidentiality agreement from that third party on terms at least as favorable to Battle Mountain as the confidentiality agreement executed with Newmont.

   A "superior proposal" is a written proposal for a competing transaction that was not solicited or knowingly encouraged after the date of the merger agreement in violation of the merger agreement, if and so long as the Battle Mountain board of directors determines in good faith by resolution duly adopted, after consulting with its financial advisor, that such a proposal is more favorable to its stockholders from a financial point of view than the transactions contemplated by the merger agreement and is reasonably capable of being consummated.

   Battle Mountain has agreed to cease immediately all existing activities, discussions and negotiations with any parties conducted before the signing of the merger agreement with respect to any proposal for a competing transaction.

   If, before the approval by Battle Mountain stockholders of the merger agreement, the Battle Mountain board of directors receives a superior proposal that was not solicited or knowingly encouraged in violation of the merger agreement, the Battle Mountain board of directors may withdraw, modify or change, in a manner adverse to Newmont, its recommendation that Battle Mountain stockholders approve the merger agreement after it gives Newmont five business days' prior written notice of its intention to do so.

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

   However, before Battle Mountain may terminate the merger agreement for the purpose of entering into a third party agreement to implement the superior proposal, it must give Newmont:

  . at least five days in advance, written notice of its intention to take such action identifying the competing transaction and all of the material terms of such transaction;

  . at least two days in advance, a copy of the definitive agreement for the competing transaction; and

  . written notice of actual termination and payment of the termination fee described under "--Termination Fees."

   Such notice requirements in no way limit or otherwise affect Newmont's right to terminate the merger agreement if the Battle Mountain board of directors withdraws or modifies, in a manner adverse to Newmont, its approval or recommendation of the merger agreement or the merger, or recommends a competing transaction.

   The merger agreement in no way limits Battle Mountain's ability to comply with its obligations under Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with respect to a competing transaction.

   Any withdrawal, modification or change of the Battle Mountain board of directors' recommendation will not change the approval of the board of directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by the merger agreement, including the merger, or change the obligation to present the merger for approval at a duly called special meeting on the earliest practicable date determined in consultation with Newmont.

   From and after the execution of the merger agreement, Battle Mountain will promptly, and in any event within one calendar day, advise Newmont in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to a competing transaction, including the specific terms of such transaction and the identity of the other party or parties involved, and will promptly furnish to Newmont a copy of any such written proposal in addition to any information provided to or by any third party relating to such proposal. In addition, Battle Mountain will promptly, and in any event within one calendar day, advise Newmont in writing if its board of directors makes any determination that any competing transaction constitutes a superior proposal.

   Battle Mountain Employees and Employee Benefits. After the effective time of the merger, Newmont will assume and honor all Battle Mountain plans and employment agreements, subject to any amendment or termination that may be permitted by their terms. Until at least the first anniversary of the effective time of the merger, Newmont will provide Battle Mountain employees who are not subject to collective bargaining with compensation and benefits substantially comparable in the aggregate to the compensation and benefits, provided by Battle Mountain on the date the merger agreement was executed.

   Each Battle Mountain employee who is not subject to collective bargaining and is eligible to participate in Newmont's plans after the effective time of the merger will be credited for the years of service with Battle Mountain recognized under comparable plans, except as would result in a duplication of benefits. In addition, after the effective time of the merger:

  . Newmont will provide each Battle Mountain employee who is not subject to collective bargaining with credit for any co-payment and deductibles paid prior to the completion of the merger in satisfying any applicable deductible or out-of-pocket requirements under any Newmont plans in which such employee is eligible to participate following the completion of the merger.

  . Newmont will cause all pre-existing conditions, exclusions and waiting periods to be waived for Battle Mountain employees who are not subject to collective bargaining with respect to any Newmont plan in which such employees would otherwise be eligible to participate.

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

CONDITIONS

   Mutual Conditions. Battle Mountain's and Newmont's respective obligations to complete the merger are subject to the satisfaction or waiver of various conditions, the most significant of which are as follows:

  .  the merger agreement has been approved and adopted by:

    . a majority of the outstanding shares of Battle Mountain common stock and Battle Mountain Canada exchangeable shares (voting together with the common stock through a special voting trust), and

    . a majority of the outstanding shares of Battle Mountain convertible preferred stock;

  . any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act relating to the merger have expired or terminated and any other material foreign anti-trust approvals have been obtained without the imposition of conditions or divestiture requirements, other than conditions or divestitures primarily attributable to an acquisition by Newmont or any Newmont subsidiary;

  . no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibits or enjoins the completion of the merger;

  . there is not pending any action instituted by any governmental authority challenging or seeking to restrain or prohibit the completion of the merger or to limit the ownership or operation by Newmont, Battle Mountain or any of their respective subsidiaries of any material portion of their business or assets;

  . the SEC has declared the registration statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the registration statement is in effect and no proceedings for such purpose is pending before, or threatened by, the SEC or any state securities administrator;

  . Newmont common stock and convertible preferred stock to be issued in the merger have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

  . Newmont has received a letter from Arthur Andersen LLP stating that the merger will be treated as a pooling of interests for accounting purposes;

  . Battle Mountain has received a letter from PricewaterhouseCoopers LLP concurring with the conclusions of Battle Mountain's management that, as of the date of management's letter to PricewaterhouseCoopers LLP, no conditions exist that would preclude Battle Mountain from being a party to a business combination for which pooling-of-interests accounting treatment would be available; and

  . the conditions to exchanging Battle Mountain Canada exchangeable shares for Newmont common stock under the Canadian arrangement agreement, including the approval of the holders of two-thirds of the votes cast by holders of Battle Mountain Canada exchangeable shares at the special meeting of Battle Mountain Canada shareholders, shall be satisfied.

   Conditions to Obligations of Battle Mountain to Complete the Merger. The conditions to Battle Mountain's obligations to complete the merger include the following:

  . each of the representations and warranties of Newmont and Bounty Merger Corp. set forth in the merger agreement (other than the representations and warranties of Newmont regarding its undisclosed material liabilities) is true and correct, disregarding any materiality qualification, except as would not have a material adverse effect on Newmont;

  . the representations and warranties of Newmont regarding its undisclosed material liabilities are true and correct;

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

  . each of Newmont and Bounty Merger Corp. has performed in all material respects all obligations and agreements and has complied in all material respects with all covenants under the merger agreement; and

  . at any time after the date the merger agreement was entered into, there will not have been any one or more events or occurrences that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on Newmont.

   Conditions to Obligations of Newmont and Bounty Merger Corp. to Complete the Merger. The conditions to Newmont's and Bounty Merger Corp.'s obligations to complete the merger include the following:

  . each of the representations and warranties of Battle Mountain set forth in the merger agreement (other than the representations and warranties of Battle Mountain regarding its capitalization and undisclosed material liabilities) is true and correct, disregarding any materiality qualification, except as would not have a material adverse effect on Battle Mountain;

  . the representations and warranties of Battle Mountain regarding its capitalization and undisclosed material liabilities are true and correct (other than immaterial deficiencies);

  . Battle Mountain has performed in all material respects all obligations and agreements and has complied in all material respects with all covenants under the merger agreement;

  . Battle Mountain has delivered letters from its affiliates to Newmont agreeing to restrictions on the sale and transfer of their shares before and after the merger; and

  . at any time after the date the merger agreement was entered into, there will not have been any one or more events or occurrences that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on Battle Mountain.

TERMINATION

   Termination by Newmont or Battle Mountain. Either one of us, by action of our respective boards of directors, may terminate the merger agreement and abandon the merger at any time before the merger if:

  .  both of us agree to terminate by mutual written consent;

  . the merger has not been completed by December 31, 2000 and the delay was not caused by a willful, material breach of the agreement by the party seeking termination; provided, however, that, if completion of the merger is delayed primarily as a result of another transaction entered into by Newmont, Newmont shall not be entitled to terminate to the extent of such delay;

  . the Battle Mountain special meeting for the purpose of approving the merger agreement has been held and the approval of a majority of the outstanding shares of Battle Mountain common stock and Battle Mountain Canada exchangeable shares (voting together with common stock through a special voting trust) has not been obtained;

  . the Battle Mountain Canada special meeting for the purpose of approving the Canadian statutory arrangement has been held and the approval of two-thirds of the votes cast by holders of the outstanding Battle Mountain Canada exchangeable shares has not been obtained; or

  . a court, or governmental, regulatory or administrative agency or commission, has taken any action permanently prohibiting the merger and the action has become final and non-appealable.

   Termination by Newmont. Newmont, by action of the Newmont board of directors, may terminate the merger agreement and abandon the merger at any time before the merger if:

  . there (1) has been a breach by Battle Mountain of any representation, warranty, covenant or agreement set forth in the merger agreement or if any representation or warranty of Battle Mountain

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

     has become untrue, in either case, such that the closing condition relating to the accuracy of Battle Mountain's representations and covenants would not be satisfied, and (2) such breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given to Battle Mountain by Newmont; provided, however, that the right to terminate the merger agreement under this provision is not available to Newmont if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in the merger agreement such that the closing condition relating to the accuracy of its representations and covenants would not be satisfied;

  . a condition to Newmont's obligation to complete the merger cannot be satisfied before December 31, 2000; provided, however, that the right to terminate the merger agreement under this provision is not available to Newmont if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in the merger agreement such that the closing condition relating to the accuracy of its representations and covenants would not be satisfied; or

  . the Battle Mountain board of directors has withdrawn or modified, in a manner adverse to Newmont, or failed to reaffirm its approval or recommendation of the merger agreement or the merger, or recommended a competing transaction.

   Termination by Battle Mountain. Battle Mountain, by action of the Battle Mountain board of directors, may terminate the merger agreement and abandon the merger at any time before the merger if:

  . there (1) has been a breach by Newmont or Bounty Merger Corp. of any representation, warranty, covenant or agreement set forth in the merger agreement or if any representation or warranty of Newmont or Bounty Merger Corp. has become untrue, in either case, such that the closing condition relating to the accuracy of Newmont's or Bounty Merger Corp.'s representations and covenants would not be satisfied, and (2) such breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given to Newmont by Battle Mountain; provided, however, that the right to terminate the merger agreement under this provision is not available to Battle Mountain if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in the merger agreement such that the closing condition relating to the accuracy of its representations and covenants would not be satisfied;

  . a condition to Battle Mountain's obligation to complete the merger cannot be satisfied before December 31, 2000; provided, however, that the right to terminate the merger agreement under this provision is not available to Battle Mountain if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in the merger agreement such that the closing condition relating to the accuracy of its representations and covenants would not be satisfied;

  . the Battle Mountain board of directors approves and recommends a superior proposal on a competing transaction that was not solicited or knowingly encouraged in violation of the merger agreement, complies with the notice requirements described under "--No Solicitation," pays the termination fee described under "--Termination Fees" and, concurrently with the termination of the merger agreement, enters into an agreement with a third party to consummate the competing transaction; or

  . the completion of the merger is unlikely to be completed prior to January 31, 2001 primarily as a result of another transaction entered into by Newmont and Battle Mountain gives Newmont five business days' prior notice that it intends to terminate the merger agreement for this reason.

TERMINATION FEES

  .  Battle Mountain has agreed to pay Newmont a fee of $16 million if:

    (1) the merger agreement is terminated by Battle Mountain following approval or recommendation by the Battle Mountain board of directors of a competing transaction;

    (2) the merger agreement is terminated by Newmont after the Battle Mountain board of directors has withdrawn or modified, in a manner adverse to Newmont, its approval or recommendation of the

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       merger agreement or the merger, or failed to reaffirm its approval or recommendation of the merger agreement or recommended a competing transaction; or

    (3) the merger agreement is terminated by either of us after the holders of Battle Mountain common stock and Battle Mountain Canada exchangeable shares fail to approve the merger agreement at the Battle Mountain special meeting, or the holders of Battle Mountain Canada exchangeable shares fail to approve the Canadian statutory arrangement at the Battle Mountain Canada special meeting, and within one year after termination, Battle Mountain enters into a definitive agreement for or completes:

      .  a competing transaction giving rise to the termination;

      . a consolidation, exchange of shares or merger of Battle Mountain with any person, other than Newmont or one of its subsidiaries, in which Battle Mountain is not the continuing or surviving corporation, unless the holders of Battle Mountain common stock and Battle Mountain Canada exchangeable shares hold over 50% of the voting power of the continuing or surviving corporation or its direct or indirect parent following such consolidation, exchange of shares or merger;

      . a merger of Battle Mountain with a person, other than Newmont or one of its subsidiaries, in which Battle Mountain is the continuing or surviving corporation but the then-outstanding shares of Battle Mountain common stock are changed into or exchanged for stock or other securities of Battle Mountain or any other person, cash or any other property, such that the shares of Battle Mountain common stock and Battle Mountain Canada exchangeable shares outstanding immediately before such merger represent after such merger less than 50% of the voting stock of Battle Mountain or its direct or indirect parent outstanding immediately after the merger;

      . the acquisition of beneficial ownership of 50% or more of the voting stock of Battle Mountain by any person unless the acquisition occurs as part of a consolidation, exchange of shares or merger in which Battle Mountain stockholders hold over 50% of the voting power of the continuing or surviving corporation or its direct or indirect parent following such consolidation, exchange of shares or merger; or

      . a sale, lease or other transfer of 50% or more of the assets of Battle Mountain to any person, other than Newmont or one of its subsidiaries.

   In addition, if the merger agreement is terminated by either of us as a result of a material breach by the other company, the breaching company will reimburse the terminating company for its reasonable out-of-pocket expenses up to $2.5 million incurred in connection with the merger agreement and the transactions contemplated thereby.

AMENDMENT AND WAIVER

   Newmont and Battle Mountain may amend the merger agreement in writing by action taken by our respective boards of directors at any time, but, after any approval of the merger agreement or the Canadian statutory arrangement by Battle Mountain and/or Battle Mountain Canada stockholders, we may not make any amendment that by law requires further approval or authorization by Battle Mountain and Battle Mountain Canada stockholders without this further approval or authorization. We may not amend the merger agreement, except by an instrument in writing signed on behalf of each of us.

   At any time before the effective time of the merger, Newmont (with respect to Battle Mountain) and Battle Mountain (with respect to Newmont and Bounty Merger Corp.), by action taken by their respective boards of directors or duly authorized designee, may, to the extent legally allowed,

  . extend the time for the performance of any obligations or other acts of the other company,

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

  . waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered under the merger agreement, and

  . waive compliance with any of the agreements or conditions contained in the merger agreement.

   Any agreement to any extension or waiver will be valid only if set forth in a signed written instrument.

COSTS AND EXPENSES

   Except as described under "--Termination Fees," all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the registration statement and this document (including related filing fees) will be shared equally by Newmont and Battle Mountain.

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                           INFORMATION ABOUT NEWMONT

GENERAL

   Newmont Mining Corporation was incorporated in 1965 under the laws of Delaware and maintains its corporate headquarters in Denver, Colorado. Prior to May 15, 2000, the company's name was "Newmont Gold Company" and it was a wholly owned subsidiary of Newmont Mining Corporation, a holding company that was incorporated in 1921 under the laws of Delaware, whose sole assets were the shares of Newmont Gold Company common stock. On May 15, 2000 the company completed a merger in which the parent company was merged into Newmont Gold Company, eliminating the holding company structure. In that merger, the name of Newmont Gold Company was changed to "Newmont Mining Corporation." When we refer in this proxy statement/prospectus to documents filed with the SEC that were filed prior to May 15, 2000, we are referring to documents filed by Newmont's parent company. Newmont is engaged in the production of gold, the exploration for gold and the acquisition and development of gold properties worldwide. Newmont currently produces gold from mines in Nevada and California, and, outside of the United States, from operations in Peru, Indonesia, Mexico and Uzbekistan. In 1999, Newmont also began production of copper concentrates from a copper/gold deposit at a second location in Indonesia. Newmont had revenues from gold sales of $1.4 billion in 1999 and $1.45 billion in 1998. Newmont's 1999 net income was $24.8 million, after a non-cash unrealized loss of $29.1 million for the mark-to-market adjustment on call option contracts. In 1998, Newmont recorded a net loss of $393.4 million as a result of a $424.7 million write-down of assets impaired at the prevailing low gold prices and a $32.9 million charge for the effect of an accounting change. Including its subsidiaries, partnerships and joint ventures, Newmont produced 4.18 million equity ounces of gold in 1999 and 4.07 million equity ounces in 1998. Approximately 64% of Newmont's gold production in 1999 came from U.S. operations and 36% from foreign operations. In 1999, 55% of Newmont's foreign production, or 20% of its total production, was attributable to Minera Yanacocha in Peru. In 1998, 72% of Newmont's gold production came from U.S. operations and 28% from foreign operations. At December 31, 1999, approximately 38% of Newmont's total long lived assets were related to Newmont's foreign operations, with 20% of that total in Indonesia and 15% in Peru.

   Newmont's principal executive offices are located at 1700 Lincoln Street, Denver, Colorado, 80203, and its telephone number is (303) 863-7414.

PROVEN AND PROBABLE RESERVES

   Newmont's equity in proven and probable gold reserves was 56.6 million ounces (of which approximately 753,000 ounces have been committed under a prepaid forward sales contract) at December 31, 1999 and 52.6 million ounces at December 31, 1998. In addition, Newmont's equity in proven and probable copper reserves was 5.7 billion pounds at December 31, 1999 and 4.8 billion pounds at December 31, 1998. Newmont's equity in proven and probable silver reserves was
182.8 million ounces at December 31, 1999. Proven and probable reserves were determined by the use of mapping, drilling, sampling, assaying and evaluation methods generally applied in the mining industry. Calculations with respect to the estimates of proven and probable gold reserves at December 31, 1999 and 1998 were based on a gold price of $325 per ounce and $350 per ounce, respectively. Newmont believes that if reserve estimates were based on a gold price of $300 per ounce, 1999 year-end proven and probable gold reserves could decrease by approximately 5%. The proven and probable reserves figures presented herein are estimates, and Newmont cannot assure that the indicated levels of recovery of gold, copper and silver will be realized. Ounces of gold and silver or pounds of copper in its proven and probable reserves are prior to any losses during metallurgical treatment. Reserve estimates may require revision based on actual production experience. Market price fluctuations of gold, copper and silver, as well as increased production costs or reduced recovery rates, could render our proven and probable reserves containing relatively lower grades of mineralization uneconomic to develop and might result in a reduction of reserves. Please see the factors set forth under "Risk Factors."

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INFORMATION ON NEWMONT'S WEB SITE

   Information on the Internet web site of Newmont or any subsidiary of Newmont is not part of this proxy statement/prospectus, and you should not rely on that information in deciding whether to approve the merger agreement unless that information is also in this proxy statement/prospectus or in a document that is incorporated by reference into this proxy statement/prospectus.

RECENT DEVELOPMENTS

   On June 2, 2000, a transport contractor of Minera Yanacocha spilled approximately eleven liters (330 pounds) of mercury near the town of Chorapampa, Peru, which is located 53 miles southwest of the mine. A comprehensive health and environmental remediation program is being implemented by Minera Yanacocha. Minera Yanacocha is continuing to update its estimates for costs that will be associated with health and remediation efforts. Newmont believes that a significant portion of these costs will be covered by insurance. Minera Yanacocha recently entered into agreements with three of the communities impacted by this incident to provide a variety of public works as compensation for the disruption and inconvenience caused by the incident. The value of these public works will be approximately US$1,000,000. On September 6, 2000, Minera Yanacocha paid under protest a fine in the amount of 1,740,000 soles (approximately US$500,000) to the Peruvian government. Minera Yanacocha is considering whether to appeal the imposition of the fine and does not anticipate further sanctions from the government of the Republic of Peru. Newmont may also be subject to other potential liabilities in connection with the mercury spill but cannot reasonably predict the likelihood or extent of any additional liability.

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

                       INFORMATION ABOUT BATTLE MOUNTAIN

GENERAL

   Battle Mountain Gold Company was incorporated in Nevada in 1985. Battle Mountain is engaged, directly or through its subsidiaries, in the gold mining business in the United States, Canada, Bolivia and Australia, and in the exploration and evaluation of precious metals properties primarily in Latin America, Australia, Canada and the United States. On July 19, 1996, Battle Mountain combined with Hemlo Gold Mines Inc., an Ontario corporation. The combination was accounted for under the pooling-of-interests method of accounting. Under the terms of the combination agreement, each Hemlo Gold share was exchanged for 1.48 shares of a newly issued class of exchangeable shares of Battle Mountain Canada Ltd., the new name for the former Hemlo Gold (Battle Mountain Canada), and Battle Mountain acquired all of the common shares of Battle Mountain Canada. The Battle Mountain Canada exchangeable shares entitle holders to dividends and other rights economically equivalent to Battle Mountain common stock, including the right to vote together with holders of Battle Mountain common stock through a special voting trust at Battle Mountain stockholders meetings, and are exchangeable at the holder's option into Battle Mountain common stock on a one-for-one basis.

   At December 31, 1999, Battle Mountain had four operating mines in three countries and on three continents: the Golden Giant mine in Ontario, Canada; the Holloway mine (in which Battle Mountain has an 84.65% attributable interest) in Ontario, Canada; the Kori Kollo mine (in which Battle Mountain has an 88% attributable interest) in Oruro, Chuquina, Bolivia; and the Vera/Nancy mine (in which Battle Mountain has an 50% attributable interest) in Queensland, Australia. Additionally, Battle Mountain is developing the Phoenix project at the Battle Mountain Complex near Battle Mountain, Nevada. Battle Mountain's attributable gold production was 770,000 ounces in 1999 as compared with 889,000 ounces in 1998; however, Battle Mountain's attributable gold production in 1998 included a total of 64,000 ounces attributable to Battle Mountain's interest in mines no longer included in its consolidated financials.

   Battle Mountain's principal executive offices are located at 333 Clay Street, Ste. 4200, Houston, Texas 77002, and its telephone number is (713) 650-6400.

MANAGEMENT AND ADDITIONAL INFORMATION

   Battle Mountain's Annual Report on Form 10-K/A for the year ended December 31, 1999 (as amended) incorporates by reference or sets forth information relating to executive compensation; various benefit plans, including stock option plans; voting securities and their principal holders; various relationships; related transactions and other related matters pertaining to Battle Mountain. Battle Mountain incorporates this Annual Report on Form 10-K/A into this proxy statement/prospectus by reference. If you would like copies of this document, you may contact Battle Mountain at the address or telephone number indicated under "Where You Can Find More Information."

PROVEN AND PROBABLE RESERVES

   Battle Mountain's equity in proven and probable gold reserves was 9.9 million ounces at December 31, 1999 and 9.1 million ounces at December 31, 1998. In addition, Battle Mountain's equity in proven and probable copper reserves was 426.7 million pounds at December 31, 1999 and 182.6 million pounds at December 31, 1998. Battle Mountain's equity in proven and probable silver reserves was 50.0 million ounces at December 31, 1999 and 31.0 million ounces at December 31, 1998. Proven and probable reserves were determined by the use of mapping, drilling, sampling, assaying and evaluation methods generally applied in the mining industry. Calculations with respect to the estimates of proven and probable gold reserves at December 31, 1999 and 1998 were based on a gold price of $325 per ounce. Battle Mountain believes that if reserve estimates were based on a gold price of $300 per ounce, 1999 year-end proven and probable gold reserves could decrease by approximately 4%. The proven and probable reserves figures presented herein are estimates, and Battle Mountain cannot assure that the indicated levels of recovery of gold, copper and silver

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will be realized. Ounces of gold and silver or pounds of copper in its proven and probable reserves are prior to any losses during metallurgical treatment. Reserve estimates may require revision based on actual production experience. Market price fluctuations of gold, copper and silver, as well as increased production costs or reduced recovery rates, could render our proven and probable reserves containing relatively lower grades of mineralization uneconomic to develop and might result in a reduction of reserves. Please see the factors set forth under "Risk Factors."

INFORMATION ON BATTLE MOUNTAIN'S WEB SITE

   Information on the Internet web site of Battle Mountain or any subsidiary of Battle Mountain is not part of this proxy statement/prospectus, and you should not rely on that information in deciding whether to approve the merger agreement unless that information is also in this proxy statement/prospectus or in a document that is incorporated by reference into this proxy statement/prospectus.

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                             NEWMONT CAPITAL STOCK

   As a result of the merger, you will become a Newmont stockholder. Your rights as a Newmont stockholder will be governed by Delaware law, Newmont's certificate of incorporation and Newmont's bylaws. The following description of Newmont's capital stock, including the Newmont common stock and convertible preferred stock to be issued in the merger, reflects the anticipated state of affairs at the effective time of the merger.

   The description summarizes the material terms of Newmont's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of Delaware law and Newmont's certificate of incorporation and bylaws and the rights agreement, dated as of August 30, 1990, between Newmont and Manufacturers Hanover Trust Company, as rights agent, relating to rights to purchase shares of Newmont Series A Junior Participating Preferred Stock.

   A copy of Newmont's certificate of incorporation as in effect as of the date of this proxy statement/prospectus is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. A copy of Newmont's bylaws as in effect as of the date of this proxy statement/prospectus are attached as an exhibit to Newmont's quarterly report on Form 10-Q for the quarter ended September 30, 1999. A copy of the rights agreement is attached as an exhibit to Newmont's registration statement on Form 8-A dated as of August 31, 1990. Newmont's certificate of incorporation and bylaws and the rights agreement are incorporated by reference into this proxy statement/prospectus.

NEWMONT COMMON STOCK

   Newmont is authorized to issue 250,000,000 shares of common stock, par value $1.60 per share. At June 19, 2000, there were 168,078,765 shares of Newmont common stock outstanding. All of the issued and outstanding shares of Newmont common stock are, and upon the issuance of Newmont common stock in connection with the merger will be, validly issued, fully paid and nonassessable. Holders of Newmont common stock are not entitled to any preemptive rights. A comparison of the rights of Newmont stockholders and Battle Mountain stockholders is set forth in "Comparison of Stockholder Rights" beginning on page 73.

   Listing. Newmont common stock is listed on the New York Stock Exchange under the symbol "NEM" and on the Brussels Stock Exchange and the Swiss Stock Exchange.

   Dividend Rights. Holders of Newmont common stock may receive dividends when declared by the board of directors. Subject to the terms of any outstanding preferred stock, holders of Newmont common stock may not receive dividends until Newmont has satisfied its obligations to any holders of its preferred stock.

   Voting and Other Rights. The holders of Newmont common stock are entitled to one vote per share and, in general, a plurality of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. However:

  . Newmont's certificate of incorporation may be amended only if the proposed amendment is approved by Newmont's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote on the amendment and by a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

  . Newmont's stockholders may amend its bylaws by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

   Directors are to be elected by a plurality of the votes cast, and Newmont stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of Newmont common stock entitled to vote in any election of directors of Newmont may elect all of the directors standing for election. The Newmont board is not classified.

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

   Assets Upon Dissolution. In the event of liquidation, holders of Newmont common stock would be entitled to receive proportionately any assets legally available for distribution to stockholders of Newmont with respect to shares held by them, subject to any prior rights of the holders of any Newmont preferred stock then outstanding.

   Distributions. As a Delaware corporation, Newmont may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

   Approval of Certain Mergers, Consolidations, Sales and Leases. Newmont is required under Article Ninth of its certificate of incorporation to get the approval of 80% of its stockholders who are entitled to vote in elections of directors to enter the following types of transactions:

  . a merger or consolidation between us and another corporation that holds 10% or more of its outstanding shares;

  . the sale or lease of all or a substantial part of its assets to another corporation or entity that holds 10% or more of its outstanding shares; or

  . any sale or lease to us of assets worth more than $10 million in exchange for its securities by another corporation or entity that holds 10% or more of its outstanding shares.

   However, Article Ninth does not apply to any transaction if

  . Newmont's board of directors has approved the transaction before the other corporation, person or entity has become a holder of 10% or more of its outstanding shares; or

  . Newmont or its subsidiaries own a majority of the outstanding voting shares of the other corporation.

   Article Ninth can only be altered or repealed with the approval of 80% of Newmont's stockholders.

   Redemption. Newmont common stock is not redeemable or convertible.

   Anti-Takeover Provisions. Article Ninth of Newmont's certificate of incorporation and Newmont's stockholder rights agreement may make it more difficult for corporations, entities or persons to acquire control of Newmont or to remove management. See above under "--Approval of Certain Mergers, Consolidations, Sales and Leases" and below under "--Newmont's Rights Agreement."

   Preferred Share Purchase Rights. Each issued share of Newmont common stock includes a series A junior participating preferred stock purchase right. See "--Newmont's Rights Agreement" below.

NEWMONT'S RIGHTS AGREEMENT

   On August 31, 2000, Newmont's board of directors declared a dividend of one series A junior participating preferred stock purchase right for each outstanding share of Newmont common stock, par value $1.60 per share. The dividend was paid on September 11, 2000 to the Newmont stockholders of record on that date. These rights replaced Newmont's existing preferred share purchase rights that expired on September 11, 2000.

   In general terms, the rights agreement works by imposing a significant penalty upon any person or group which acquires 15% or more of Newmont's outstanding common stock without the approval of its board.

   The Rights. Newmont's board authorized the issuance of one right with respect to each share of Newmont common stock outstanding on September 11, 2000. The rights initially traded with, and were inseparable from, the Newmont common stock. The rights are evidenced only by certificates that represent

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


shares of Newmont common stock. New rights accompany any new shares of common stock Newmont issues after September 11, 2000 until the "distribution date" described below.

   Exercise Price. Each right allows its holder to purchase from Newmont one one-thousandth of a share of series A junior participating preferred stock, referred to as "preferred shares," for $100, once the rights become exercisable. This portion of a preferred share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of Newmont common stock. Prior to exercise, the right does not give its holder any dividend, voting, or liquidation rights.

   Exercisability. The rights will not be exercisable until:

  . 10 days after the public announcement that a person or group has become an "acquiring person" by obtaining beneficial ownership of 15% or more of Newmont's outstanding common stock, or, if earlier,

  . 10 business days, or a later date determined by Newmont's board before any person or group becomes an acquiring person, after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an acquiring person.

   We refer to the date when the rights become exercisable as the "distribution date." Until that date, the Newmont common stock certificates also evidence the rights, and any transfer of shares of Newmont common stock constitutes a transfer of rights. After that date, the rights will separate from the Newmont common stock and be evidenced by book-entry credits or by rights certificates that Newmont will mail to all eligible holders of Newmont common stock. Any rights held by an acquiring person are void and may not be exercised.

   Newmont's board may reduce the threshold at which a person or group becomes an acquiring person from 15% to not less than 10% of the outstanding common stock.

   Consequences of a Person or Group Becoming an Acquiring Person.

  . Flip In. If a person or group becomes an acquiring person, all holders of rights except the acquiring person may, for $100, purchase shares of Newmont's common stock with a market value of $200, based on the market price of the common stock prior to such acquisition.

  . Flip Over. If Newmont is later acquired in a merger or similar transaction after the rights distribution date, all holders of rights except the acquiring person may, for $100, purchase shares of the acquiring corporation with a market value of $200 based on the market price of the acquiring corporation's stock, prior to such merger.

   Preferred Share Provisions.

   Each one one-thousandth of a preferred share, if issued:

  .  will not be redeemable.

  . will entitle holders to quarterly dividend payments of $0.001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater.

  . will entitle holders upon liquidation either to receive $1 per share or an amount equal to the payment made on one share of common stock, whichever is greater.

  .  will have the same voting power as one share of Newmont common stock.

  . if shares of Newmont's common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

The value of one one-thousandth interest in a preferred share approximates the value of one share of Newmont common stock.

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


   Expiration. The rights will expire on September 11, 2010.

   Redemption. Newmont's board may redeem the rights for $0.001 per right at any time before any person or group becomes an acquiring person. If Newmont's board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $0.001 per Right. The redemption price will be adjusted if Newmont has a stock split or declares stock dividends on its common stock.

   Exchange. After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of Newmont's outstanding common stock, Newmont's board may extinguish the rights by exchanging one share of Newmont common stock or an equivalent security for each right, other than rights held by the acquiring person.

   Anti-Dilution Provisions. Newmont's board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the preferred shares or Newmont common stock. No adjustments to the exercise price of less than 1% may be made.

   Amendments. The terms of the rights agreement may be amended by Newmont's board without consent of the holders of the rights. However, Newmont's board may not amend the rights agreement to lower the threshold at which a person or group becomes an acquiring person to below 10% of Newmont's outstanding common stock. In addition, its board may not cause a person or group to become an acquiring person by lowering this threshold below the percentage interest that such person or group already owns. After a person or group becomes an acquiring person, Newmont's board may not amend the agreement in a way that adversely affects holders of the rights.

   The Rights Have Anti-Takeover Effects. The stockholder rights will cause substantial dilution to a person or group that attempts to acquire Newmont on terms not approved by the Newmont board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Newmont board, as the rights may be redeemed by Newmont at the required redemption price, or may be amended so as not to apply to such a combination, prior to the time that a person or group has acquired beneficial ownership of 15% or more of the shares of Newmont common stock.

   The rights agreement, specifying the terms of the rights and including, as an exhibit, the form of the certificate of designation setting forth the terms of the series A junior participating preferred stock, is attached as an exhibit to Newmont's registration statement on Form 8-A, dated September 6, 2000, and is incorporated in this document by reference. The foregoing description of the series A junior participating preferred stock purchase rights is qualified in its entirety by reference to this exhibit. See "Where You Can Find More Information" for information on how to obtain this document.

NEWMONT $3.25 CONVERTIBLE PREFERRED STOCK

   At the effective time of the merger, Newmont will designate 2,300,000 shares of a new series of $3.25 convertible preferred stock, par value $5.00 per share. The Newmont convertible preferred stock will have substantially identical terms and conditions as the Battle Mountain convertible preferred stock. We have attached the form of the Certificate of Designation of Newmont's $3.25 convertible preferred stock as Appendix D to this proxy statement/prospectus.

 Dividend Rights

   Holders of shares of the convertible preferred stock are entitled to receive, when, as and if declared by the board of directors of Newmont out of funds of Newmont legally available therefor, an annual cash dividend of

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

$3.25 per share, payable in equal quarterly installments on February 15, May 15, August 15 and November 15, commencing November 15, 2000 (assuming the merger is completed prior to this date), except that if such date is not a Saturday, Sunday or legal holiday, then such dividend will be payable on the next succeeding day that is not a Saturday, Sunday or legal holiday. Dividends on the convertible preferred stock will accrue without interest and be cumulative from the date of initial issuance. Dividends will be payable to holders of record as they appear on the stock transfer books of Newmont on such record dates as are fixed by the board of directors.

   If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the convertible preferred stock and any other preferred stock ranking on a parity as to dividends with the convertible preferred stock, all dividends declared upon shares of convertible preferred stock and such other parity preferred stock will be declared pro rata so that in all cases the amount of dividends declared and paid per share on the convertible preferred stock and such other parity preferred stock will bear to each other the same ratio that accumulated dividends per share on the shares of convertible preferred stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends on the convertible preferred stock have been paid, or declared and sums set aside for the payment thereof, dividends (other than in common stock or any other stock of Newmont ranking junior to the convertible preferred stock as to dividends and as to liquidation rights) may not be paid, or declared and set aside for payment, and other distributions may not be made upon the common stock or on any other stock of Newmont ranking junior to or on a parity with the convertible preferred stock as to dividends; and neither common stock nor any other stock of Newmont ranking junior to the convertible preferred stock as to dividends may be redeemed, purchased or otherwise acquired for any consideration by Newmont.

 Conversion Rights

   Each share of convertible preferred stock will be convertible into shares of common stock of Newmont at any time at the conversion price of $100 (the $10.50 conversion price in respect of Battle Mountain convertible preferred stock divided by the exchange ratio), the "conversion price," adjusted as described in the following paragraphs, except that if shares of convertible preferred stock are earlier called for redemption, the conversion right with respect thereto will terminate at the close of business on the date fixed for redemption and will be lost if not exercised prior to that time, unless Newmont shall default in payment of the redemption obligation. Fractional shares of common stock will not be delivered upon conversion, but a cash adjustment will be paid in respect of such fractional interests based on the then current market price of the common stock.

   The conversion price is subject to adjustment upon certain events, including

  (1) the issuance of common stock as a dividend or distribution on the common stock;

  (2) a combination, subdivision or reclassification of common stock;

  (3) the issuance to all holders of common stock of rights or warrants (expiring within 45 days after the record date for determining stockholders entitled to receive them) entitling them to subscribe for or purchase common stock at less than the then-current market price; and

  (4) the distribution to all holders of common stock or capital stock (other than common stock), evidences of indebtedness of Newmont, assets (excluding regular periodic cash dividends), or rights or warrants to subscribe for or purchase securities of Newmont (excluding the dividends, distributions, rights and warrants mentioned above).

   No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to 1% of such price. No adjustment to the conversion price will be made with respect to rights or warrants issued pursuant to certain employee benefit plans. Adjustments to the conversion price with respect to preferred stock purchase rights or similar rights or warrants hereafter adopted or issued will generally be made when such preferred stock purchase rights or similar rights or warrants are exercised. Newmont from time to time may decrease the conversion price by any amount for any period of at least 20 days, so long as the decrease is irrevocable during such period, in which case Newmont shall give at least 15 days' notice of such

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

decrease. In addition to the foregoing adjustments, Newmont will be permitted to make such reductions in the conversion price as it determines to be advisable in order that any stock dividend, subdivision or shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by Newmont to its stockholders will not be taxable to the recipients.

   Except as stated above, the conversion price will not be adjusted for the issuance of common stock, or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

   In case of any consolidation or merger to which Newmont is a party (other than a merger or consolidation in which Newmont is the continuing corporation and in which the common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of another corporation), or in case of any sale or transfer to another corporation of the property of Newmont as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), there will be no adjustment of the conversion price. In any such case, each holder of the then-outstanding convertible preferred stock will have the right, at the holder's option, to convert such holder's convertible preferred stock into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer by a holder of the number of shares of common stock into which such convertible preferred stock might have been converted immediately prior to such consolidation, merger, statutory exchange, sale or transfer, assuming such holder of common stock failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer (provided that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). In the case of a cash merger of Newmont into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that thereafter each share of convertible preferred stock would be convertible at the conversion price in effect at such time into the same amount of cash per share into which each share of convertible preferred stock would have been convertible had such share been converted into common stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash into which such shares of convertible preferred stock would be converted could be more or less than the liquidation preference with respect to such convertible preferred stock.

   Convertible preferred stock surrendered for conversion after the close of business on a record date for payment of dividends and before the opening of business on the next succeeding dividend payment date (unless such convertible preferred stock is subject to redemption on a redemption date in that period) must be accompanied by payment of an amount equal to the dividend thereon which is to be paid on such dividend payment date. Subject to the foregoing, no payments or adjustments will be made upon conversion on account of accrued dividends on the convertible preferred stock or for any dividends or distributions on any shares of common stock delivered upon such conversion.

 Liquidation Rights

   In the event of any liquidation, dissolution or winding up of Newmont, the holders of shares of convertible preferred stock are entitled to receive a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment before any distribution of assets is made to holders of common stock or any other stock that ranks junior to the convertible preferred stock as to liquidation rights. The holders of convertible preferred stock and all series or classes of Newmont's stock hereafter issued that rank on a parity as to liquidation rights with the convertible preferred stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation

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

preference of the shares of the convertible preferred stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by Newmont. Neither a consolidation, merger or other business combination of Newmont with or into another corporation or other entity nor a sale or transfer of all or part of Newmont's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of Newmont.

 Redemption at Option of Newmont

   The convertible preferred stock is redeemable, at the option of Newmont, in whole or in part, for shares of common stock, at any time, if redeemed during the 12-month period beginning May 15 of the year specified below, at the following redemption prices:

                                                                          PRICE
                                                                           PER
   YEAR                                                                   SHARE
   ----                                                                  -------
   2000................................................................. $50.975
   2001................................................................. $50.650
   2002................................................................. $50.325

and thereafter at $50.00 per share, plus in each case accrued and unpaid dividends to the redemption date (the "Redemption Price"). At no time will the convertible preferred stock be redeemable for cash.

   Newmont will issue in payment of the Redemption Price for each share of convertible preferred stock to be redeemed such number of shares of common stock as equals (1) the then-current Redemption Price of the convertible preferred stock, divided by (2) the market price (the "Market Price") of the common stock, subject to adjustment in certain circumstances. The Market Price will be equal to the lower of (1) the average of the daily closing prices of the common stock for the 20 consecutive trading days immediately preceding the first business day immediately preceding the date of the applicable redemption notice and (2) the closing price of the common stock on the trading day immediately preceding the first business day immediately preceding the date of the applicable redemption notice. The closing price for each day will be the last reported sales price regular way or, in case no such reported sales takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the New York Stock Exchange Composite Tape. Fractional shares of common stock will not be issued upon any redemption of convertible preferred stock, but, in lieu thereof, Newmont will pay a cash adjustment based on the Market Price.

   If fewer than all the outstanding shares of convertible preferred stock are to be redeemed, Newmont will select those shares to be redeemed pro rata or by lot or in such other manner as the board of directors may determine. There is no mandatory redemption or sinking fund obligation with respect to the convertible preferred stock. In the event that Newmont has failed to pay accrued and unpaid dividends on the convertible preferred stock, it may not redeem less than all of the then-outstanding shares of the convertible preferred stock until all such accrued and unpaid dividends have been paid in full.

   Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of convertible preferred stock to be redeemed at the address shown on the stock transfer books. After the redemption date, dividends will cease to accrue on the shares of convertible preferred stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive shares of common stock equal to the Redemption Price as described above without interest or adjustment resulting from changes in the market value of the common stock. At the close of business on the redemption date, each holder of convertible preferred stock so redeemed (unless Newmont defaults on its obligations to deliver shares of common stock or cash) will be, without any further action, deemed a holder of the number of shares of common stock for which such convertible preferred stock is redeemable.

 Voting Rights

   Holders of the convertible preferred stock will have no voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of convertible preferred stock will be

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

entitled to one vote, excluding shares held by Newmont or any entity controlled by Newmont, which shares will have no voting rights.

   Whenever dividends on the convertible preferred stock have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares, whether or not consecutive, the number of directors of Newmont will be increased by two, and the holders of the convertible preferred stock (voting separately as a class with the holders of any outstanding shares of stock on a parity as to dividends with the convertible preferred stock ("parity dividend stock") on which like voting rights have been conferred and are exercisable) will be entitled to elect such two additional directors to the board of directors at any meeting of stockholders of Newmont at which directors are to be elected until all such dividends accrued and in default have been paid in full or set apart for payment in full. The term of office of all directors so elected will terminate immediately upon such payment or setting apart for payment.

   In addition, so long as any convertible preferred stock is outstanding, Newmont will not, without the affirmative vote or consent of the holders of at least 66 2/3 percent of all outstanding shares of convertible preferred stock, voting separately as a class, (i) amend, alter or repeal any provision of the certificate of incorporation or bylaws of Newmont so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the convertible preferred stock, (ii) authorize or issue or increase the authorized amount of any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the convertible preferred stock as to dividends or as to rights upon liquidation, dissolution or winding up of Newmont or (iii) effect any reclassification of the convertible preferred stock.

 Other Provisions

   The shares of convertible preferred stock, when issued, will be duly and validly issued, fully paid and nonassessable.

   The holders of shares of convertible preferred stock have no preemptive rights with respect to any securities of Newmont.

   Newmont's convertible preferred stock has been approved for listing on the New York Stock Exchange under the ticker symbol [ ], subject to official notice of issuance. The registrar, transfer agent, conversion agent and dividend disbursing agent for the convertible preferred stock and the transfer agent and registrar for the common stock issuable upon conversion thereof will be Chase Mellon Stockholder Services, L.L.C.

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                        COMPARISON OF STOCKHOLDER RIGHTS

   The rights of Battle Mountain stockholders are currently governed by the Nevada General Corporation Law and Chapter 92A of the Nevada Revised Statutes, referred to together as the NGCL, Battle Mountain's restated articles of incorporation, Battle Mountain's bylaws and the rights agreement, dated as of November 10, 1988, as amended and restated as of July 19, 1996, and further amended November 10, 1998 and June 21, 2000, between Battle Mountain and The Bank of New York, as rights agent, relating to rights to purchase shares of Battle Mountain's series A junior participating preferred stock. A copy of Battle Mountain's restated articles of incorporation as in effect as of the date of this proxy statement/prospectus is attached as an exhibit to Battle Mountain's annual report on Form 10-K for the year ended December 31, 1996. A copy of Battle Mountain's bylaws as in effect as of the date of this proxy statement/prospectus is attached as an exhibit to Battle Mountain's quarterly report on Form 10-Q for the quarter ended June 30, 2000. A copy of Battle Mountain's rights agreement as of July 19, 1996 is attached as an exhibit to Battle Mountain's current report on Form 8-K dated August 2, 1996 and a copy of the subsequent amendments to Battle Mountain's rights agreement are attached as exhibits to Battle Mountain's registration statements on Form 8-A/A dated November 10, 1998 and July 7, 2000. Battle Mountain's restated articles of incorporation, bylaws and the rights agreement are incorporated by reference into this proxy statement/prospectus.

   The rights of Newmont stockholders are currently governed by the Delaware General Corporation Law, or DGCL, Newmont's certificate of incorporation, Newmont's bylaws and the rights agreement, dated as of August 31, 2000, between Newmont and Chase Mellon Shareholder Services LLC, as rights agent, relating to rights to purchase shares of Newmont series A junior participating preferred stock.

   The following is a summary of material differences between the rights of Battle Mountain stockholders and the rights of Newmont stockholders. Investors may want to look at such documents for the complete provisions. The summary is qualified in its entirety by reference to the NGCL, the DGCL, Battle Mountain's restated articles of incorporation, bylaws and rights agreement, and Newmont's certificate of incorporation, bylaws and rights agreement.

AUTHORIZED CAPITAL STOCK

                                Battle Mountain

  .  500,000,000 shares of common stock

  .  50,000,000 shares of preferred stock

  .  One share of special voting stock

                                    Newmont

  .  250,000,000 shares of common stock

  .  5,000,000 shares of preferred stock

SIZE OF BOARD OF DIRECTORS

                                Battle Mountain

The NGCL provides that a Nevada corporation may fix the exact number of directors within a range stated in the corporation's articles of incorporation or bylaws. Battle Mountain's restated articles of incorporation and bylaws provide that the authorized number of directors shall not be less than 3 nor more than 12, as established from time to time by action of the directors, each serving a term of three years or until his or her earlier death, resignation or removal. Battle Mountain's board has currently fixed the number of directors at 10.

                                     Newmont

The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation's certificate of incorporation or bylaws. Newmont's bylaws provide for a board of directors consisting of not less than 8 nor more than 15 persons. The number of directors of Newmont is currently fixed at 13.

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CUMULATIVE VOTING

   Cumulative voting entitles each stockholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock. Under the NGCL or the DGCL, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the articles or certificate of incorporation. Neither Battle Mountain's restated articles of incorporation nor Newmont's certificate of incorporation provides for cumulative voting.

CLASSES OF DIRECTORS

                                Battle Mountain

A classified board of directors is one in which some, but not all, of the directors are elected on a rotating basis each year. The NGCL permits, but does not require a Nevada corporation to provide in its articles of incorporation for a classified board of directors, provided at least one-fourth of the directors are elected annually. Battle Mountain's restated articles of incorporation provides for a classified board of directors divided into three classes. Accordingly, elections are staggered and each director serves a three-year term.

                                    Newmont

The DGCL permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. Newmont's certificate of incorporation does not provide for a classified board of directors.

QUALIFICATIONS OF DIRECTORS

                                Battle Mountain

Under the NGCL, a director need not be a stockholder unless the articles of incorporation so requires. Battle Mountain's restated articles of incorporation do not contain such a requirement, and its bylaws specifically provide that directors need not be stockholders of Battle Mountain nor residents of the state of Nevada.

                                    Newmont

Under the DGCL, a director need not be a stockholder unless the certificate of incorporation or bylaws so requires. Newmont's certificate of incorporation does not contain such a requirement, and its bylaws provide that directors need not be stockholders of Newmont.

FILLING VACANCIES ON THE BOARD

                                Battle Mountain

The NGCL provides that all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, even though less than a quorum, unless otherwise provided in the articles of incorporation. Battle Mountain's restated articles of incorporation provide that the board may fill vacancies or newly-created directorships by a majority of the directors then in office, even though less than a quorum.

                                    Newmont

The DGCL provides that, unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office.

Vacancies on Newmont's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders entitled to vote at an election of directors.

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REMOVAL OF DIRECTORS

                                Battle Mountain

Under the NGCL, a director may be removed by the vote of the holders of not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote at an election of directors, unless the articles of incorporation provide for a greater percentage. Battle Mountain's restated articles of incorporation provide that any director may be removed without cause only by the affirmative vote of 80% of common stock then outstanding and with cause only by the affirmative vote of a majority of common stock then outstanding. The NGCL does not distinguish between removal for cause and without cause.

                                    Newmont

The DGCL provides that a director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. However, in the case of a corporation whose board is classified, the directors may be removed only for cause unless the certificate of incorporation provides otherwise. Newmont does not have a classified board of directors.

NOMINATION OF DIRECTORS FOR ELECTION

                                Battle Mountain

Under Battle Mountain's bylaws, nominations for Battle Mountain's board may be made by the board or by any stockholder entitled to vote who complies with the notice procedures described in the bylaws. These procedures require the written notice to be received by Battle Mountain not later than

  (1) the 90th day prior to an annual meeting, or

  (2) the 7th day following the date on which notice of a special meeting date is given to stockholders.

The notice must include information on the nominee regarding such person required by the proxy rules of the SEC.

                                    Newmont

Newmont's bylaws do not specify advance notice requirements. However, such provisions are expected to be proposed for the consideration of the Newmont board of directors. They would require that stockholders provide advance notice of nomination of directors and stockholder proposals. Notice for an annual meeting would have to be received by Newmont

  (1) not earlier than 120 days prior to the anniversary of last year's annual meeting, and

  (2) not later than 90 days prior to such anniversary date.

If the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, then notice must be received by Newmont

  (1) not earlier than 90 days prior to the date of the annual meeting, and

  (2) not later than 60 days prior to the date of the annual meeting, or 10 days after public announcement of such date, if later.

The notice must include information on the nominee regarding such person required by the proxy rules of the SEC.

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

ANTI-TAKEOVER PROVISIONS

                                Battle Mountain

Sections 78.411 to 78.444 of the NGCL restrict the ability of a domestic corporation to engage in any combination with an interested stockholder for three years after the interested stockholder's date of acquiring the shares that cause the stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board of directors before that date. If the combination was not previously approved, the interested stockholder may effect the combination after the three-year period only if that stockholder receives approval from a majority of the disinterested shares or the offer meets various fair price criteria. An "interested stockholder" means any person who is:

  . the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation; or

  . an affiliate or associate of the corporation who at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation.

The above provisions do not apply to any combination involving a corporation:

  . whose original articles of incorporation expressly elect not to be governed by such provisions;

  . which does not, as of the date of acquiring shares, have a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act of 1934, unless the corporation's articles of incorporation provide otherwise;

  . whose articles of incorporation were amended to provide that the corporation is subject to the above provisions and which did not have a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act on 1934 on the effective date of that amendment, if the combination is with an interested stockholder whose date of acquiring shares is before the effective date of such amendment; or

                                    Newmont

The DGCL contains a business combination statute that protects domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.

Section 203 of the DGCL prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:

  . the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

  . after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (1) shares held by officers and directors of interested stockholders and (2) shares held by specified employee benefit plans; or

  . after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors. Such an amendment is not effective until 12 months following its adoption. Newmont has not made such an election.

Article Ninth of Newmont's certificate of incorporation requires the affirmative vote of 80% of the outstanding shares entitled to vote for a merger, consolidation, sale or lease of all or any substantial

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

  . that amends its articles of incorporation, as approved by a majority of the disinterested shares, to expressly elect not to be governed by the above provisions. This type of amendment, however, would not become effective until 18 months after its passage and would apply only to stock acquisitions occurring after the effective date of the amendment.

Battle Mountain's restated articles of incorporation do not exempt Battle Mountain from the restrictions imposed by those provisions.

Under sections 78.378 to 78.3793 of the NGCL, a person that acquires or offers to acquire ownership of "control shares" of a corporation (defined as shares obtained pursuant to a transaction in which the acquiring person reaches the 20%, 33% or majority ownership levels) has the right to vote those shares, and shares acquired within the previous 90 days, only to the extent granted by a resolution of the stockholders approved at a special or annual meeting.

The corporation shall, within 50 days after delivery by the acquiring person of certain disclosures, hold a special meeting to consider a resolution authorizing voting rights for the control shares. Unless the corporation's articles of incorporation provide otherwise, a resolution granting voting rights must be approved by a majority vote.

The corporation may adopt a provision in its articles of incorporation or bylaws allowing mandatory redemption of the control shares if (1) the acquiring party fails to make certain disclosures within ten days of acquiring the control shares or (2) the control shares are not accorded full voting rights at the meeting at which the issue is considered.

Unless the articles of incorporation or bylaws otherwise provide, if the acquiring party has (1) acquired a majority (or larger) stake and (2) been accorded full voting rights, any holder that did not vote in favor of granting voting rights is entitled to put his or her shares to the corporation for "fair value" (defined as the highest price paid by the acquiring party for control shares).

The Battle Mountain amended bylaws exempt from the provisions of Sections
78.378 to 78.3793 of the NGCL: (1) the acquisition by Noranda of Battle Mountain Canada exchangeable shares in connection with the combination of Battle Mountain with Hemlo part of the assets of Newmont (or any sale or lease of over $10 million in assets to Newmont in exchange for securities of Newmont) where the other party beneficially owns 10% or more of the outstanding shares of common stock of Newmont. The provision does not apply if:

  . the board of directors has approved a memorandum of understanding prior to the party becoming a 10% holder, or

  . Newmont or its subsidiaries owned a majority interest in the other party.

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

Gold Mines Inc. in July of 1996 and (2) the acquisition by Newmont of Battle Mountain stock in connection with the merger.

Battle Mountain's restated articles of incorporation require the approval of 80% of the outstanding shares entitled to vote for a merger, consolidation, sale or lease of all or any substantial part of the assets of Battle Mountain or issuance of shares of Battle Mountain (other than relating to employees or existing purchase or conversion rights) or the sale or lease of assets worth more than $5 million in exchange for securities of another party, where the other party beneficially owns 5% or more of the outstanding shares of voting stock of Battle Mountain. The provision does not apply if:

  . the Board approved a memorandum of understanding prior to the party acquiring beneficial ownership of 5% or more of the voting stock or

  . Battle Mountain owned a majority of the outstanding voting stock of the other party.

STOCKHOLDER RIGHTS PLAN

                                Battle Mountain

Battle Mountain has implemented a stockholder rights plan, under which a group of persons becomes an acquiring person upon a public announcement that they have acquired or obtained the right to acquire 20% or more of Battle Mountain's voting stock, or makes a tender offer for 30% or more of Battle Mountain's voting stock. This threshold can be reduced by amendment.

In connection with the proposed merger, Battle Mountain amended the rights plan to exempt Newmont and its affiliates from triggering the rights plan by reason of the announcement, execution or performance of the merger agreement or the related transaction agreements, including the support/voting agreement with Noranda.

                                    Newmont

Newmont has implemented a stockholder rights plan under which a group of persons becomes an acquiring person upon a public announcement that they have acquired or intend to acquire 15% or more of Newmont's voting stock. This threshold can be reduced by amendment. Each share of Newmont common stock issued in the merger will be issued with an attached right. See "Newmont Capital Stock--Newmont's Rights Agreement."

STOCKHOLDER ACTION WITHOUT A MEETING

                                Battle Mountain

Battle Mountain's restated articles of incorporation do not permit stockholder action without a meeting, except by the unanimous written consent of all stockholders entitled to vote on such action, and the power of stockholders to consent in writing to the taking of any action by less than unanimous consent of all stockholders is specifically denied.

                                    Newmont

In accordance with Section 228 of the DGCL, Newmont's bylaws provide that any action required or permitted to be taken at a stockholders meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders, and provide certain procedures to be followed in such cases.

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CALLING SPECIAL MEETINGS OF STOCKHOLDERS

                                Battle Mountain

Nevada law does not specifically address who may call special meetings of stockholders. Battle Mountain's restated articles of incorporation and bylaws provide that a special meeting of stockholders may be called only by the president, the chairman of the board or a majority of the board of directors. Battle Mountain stockholders do not have the ability to call a special meeting of stockholders.

                                    Newmont

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Newmont's bylaws provide that a special meeting of stockholders may be called only by the president, the chairman of the board or a majority of Newmont's board of directors. Newmont stockholders do not have the ability to call a special meeting of stockholders. However, a provision allowing stockholders entitled to vote at a special meeting to call a special meeting of stockholders is expected to be proposed for the consideration of Newmont board of directors.

SUBMISSION OF STOCKHOLDER PROPOSALS

                                Battle Mountain

Battle Mountain bylaws do not specify advance notice requirements.

                                    Newmont

Newmont's bylaws do not specify advance notice requirements. However, such provisions are expected to be proposed for the consideration of the Newmont board of directors. They would require that stockholders provide advance notice of nomination of directors and stockholder proposals. Notice for an annual meeting would have to be received by Newmont

  (1) not earlier than 120 days prior to the anniversary of last year's annual meeting, and

  (2)  not later than 90 days prior to such anniversary date.

If the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, then notice must be received by Newmont

  (1)  not earlier than 90 days prior to the date of the annual meeting, and

  (2) not later than 60 days prior to the date of the annual meeting, or 10 days after public announcement of such date, if later.

The notice must include a description of the stockholder proposal and other information.

NOTICE OF STOCKHOLDERS MEETINGS

                                Battle Mountain

The NGCL requires notice of stockholders meetings to be sent to all stockholders of record entitled to vote at the meeting not less than 10 nor more than 60 days prior to the date of the meeting.

                                    Newmont

The DGCL requires notice of stockholders meetings to be sent to all stockholders of record entitled to vote at the meeting not less than 10 nor more than 60 days prior to the date of the meeting.

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

Battle Mountain's bylaws provide for written notice to stockholders of record not less than 10 nor more than 60 days prior to an annual or special meeting.

Newmont's bylaws provide for written notice to stockholders of record not less than 10 nor more than 60 days prior to an annual or special meeting.

STOCKHOLDER VOTE REQUIRED FOR MERGERS

                                Battle Mountain

Under the NGCL, a merger, share exchange or sale of all of a corporation's assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, under NGCL Section 92A.130, no vote of stockholders of a constituent corporation surviving a merger is required if:

  . the merger agreement does not amend the articles of incorporation of the surviving corporation;

  . each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and

  . either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if such common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%.

                                    Newmont

Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, under Section 251 (f) of the DGCL, no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation (which Newmont's certificate of incorporation does not), if:

  . the merger agreement does not amend the certificate of incorporation of the surviving corporation;

  . each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and

  . either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if such common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%.

Additional supermajority voting requirements may be applicable if the other party to the merger, consolidation or sale of all or substantially all of the assets is a significant shareholder of Newmont. See "--Anti-Takeover Provisions."

DIVIDENDS

                                Battle Mountain

Except as otherwise provided in the corporation's articles of incorporation, Nevada law authorizes the corporation to make distributions to its stockholders, unless:

  . the corporation would not be able to pay its debts as they become due in the usual course of business, or

  . the corporation's total assets would be less than the sum of its total liabilities plus any

                                    Newmont

Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Newmont's bylaws provide that the

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

     amount owed if the corporation were dissolved at the time of distribution, to stockholders with preferential rights superior to those receiving the distribution.

Battle Mountain's restated articles of incorporation contain no restrictions on the declaration or payment of dividends, except that the holders of special voting stock are not entitled to receive dividends.

stockholders have the right to receive dividends if and when declared by the board. Dividends may be paid in cash, property or shares of capital stock.

RIGHTS OF PREFERRED STOCKHOLDERS

Other than as discussed in this comparison of stockholder rights or resulting from differences between Delaware and Nevada law, the material rights of holders of Newmont convertible preferred stock will be substantially identical to the material rights of holders of Battle Mountain convertible preferred stock except that the Newmont convertible preferred stock will be convertible into Newmont common stock at an expected conversion price of $100, or the $10.50 conversion price of the Battle Mountain convertible preferred stock divided by the 0.105 exchange ratio.

DISSENTERS' APPRAISAL RIGHTS

                                Battle Mountain

Section 92A.380 of the NGCL provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, unless otherwise provided in the articles of incorporation (and Battle Mountain's restated articles of incorporation do not otherwise provide), appraisal rights are not available to holders of shares:

  .  listed on a national securities exchange;

  . designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

  .  held of record by more than 2,000 stockholders

unless holders of stock are required to accept in the merger anything other than any combination of:

  .  cash and cash in lieu of fractional shares;

  .  shares of stock of the surviving or acquiring corporation in the merger;
     or

  . shares of stock of another corporation that, at the effective date of the merger, will be:

    .  listed on a national securities exchange,

    . designated as a national market system security on an interdealer quotation system operated by the National

                                    Newmont

Section 262 of the DGCL provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, appraisal rights are not available to holders of shares:

  .  listed on a national securities exchange;

  . designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

  .  held of record by more than 2,000 stockholders

unless holders of stock are required to accept in the merger anything other than any combination of:

  . shares of stock or depository receipts of the surviving corporation in the merger;

  . shares of stock or depository receipts of another corporation that, at the effective date of the merger, will be:

    .  listed on a national securities exchange,

    . designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

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

       Association of Securities Dealers, Inc., or

    .  held of record by more than 2,000 holders.

Dissenters' appraisal rights are not available to the Battle Mountain stockholders with respect to the merger because the Newmont stock to be issued to them will be listed on the New York Stock Exchange.

    .  held of record by more than 2,000 holders; and

  . cash instead of fractional shares of the stock or depository receipts received.

Dissenters' appraisal rights are not available to the Newmont stockholders with respect to the merger because the DGCL does not require that Newmont stockholders vote to approve the merger agreement. Moreover, Newmont common stock is listed on the New York Stock Exchange, Brussels Exchange and Swiss Stock Exchange and is currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Newmont stock will not have appraisal rights in connection with consolidations and mergers involving Newmont.

STOCKHOLDER PREEMPTIVE RIGHTS

                                Battle Mountain

The NGCL provides that, except to the extent limited or denied in the articles of incorporation, stockholders have a preemptive right to acquire unissued shares of the corporation, treasury shares of the corporation or securities convertible into such shares upon such terms as the board of directors fixes for the purpose of providing a fair and reasonable opportunity for the exercise of such right.

However, there is no preemptive right:

  .  to acquire any shares issued pursuant to an employee plan;

  .  to acquire any shares sold for consideration other than cash;

  . to acquire any shares issued at the time the stockholder purchases his shares; and

  . to acquire securities registered under the Securities Exchange Act of 1934.

Furthermore:

  . holders of shares of any class with preferred or limited dividends are not entitled to preemptive rights;

  . holders of common stock are not entitled to any preemptive right on shares of any class with preferred or limited dividends, unless convertible into common stock; and

                                    Newmont

The DGCL provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights. Newmont's certificate of incorporation does not provide for preemptive rights.

  . holders of non-voting common stock shall not have preemptive rights on voting common stock.

Battle Mountain's restated articles of incorporation deny all preemptive rights.

INSPECTION OF STOCKHOLDER LISTS

                                Battle Mountain

Under Nevada law, any person who has been a stockholder of record of a corporation for at least six months, or any person holding or representing at least five percent of its outstanding shares, upon at least five days' written demand, may inspect its stock ledger and make copies from it. A corporation must allow stockholders of record who own or represent at least fifteen percent of a corporation's shares the right, upon at least five days' written demand, to inspect the books of accounting and financial records of the corporation, to make copies from them and to conduct an audit of those records, except that any corporation listed and traded on any recognized stock exchange or any corporation that furnishes to its stockholders a detailed, annual financial statement is exempt from this requirement.

                                    Newmont

Delaware law allows any stockholder to inspect the stock ledger and the other books and records of a corporation for a purpose reasonably related to that person's interest as a stockholder. Newmont's certificate of incorporation provides that all other inspection rights must be specifically granted by resolution of the stockholders or the board of directors.

STOCKHOLDER CLASS VOTING RIGHTS

                                Battle Mountain

With respect to mergers, the NGCL requires voting by separate classes and series of shares if the plan of merger contains a provision, that if contained in an amendment to the articles of incorporation would entitle the particular class of stockholders to vote as a class on the proposed amendment. In connection with the merger, each class of Battle Mountain stock, the common stock and the preferred stock, will be entitled to vote separately on the merger agreement and the transactions contemplated thereby.

With respect to share exchanges, the NGCL requires voting by each separate class or series of shares included in the exchange, with each class constituting a separate voting class.

The NGCL also requires voting by separate classes of shares for any amendment to the articles of incorporation if the amendment would alter or change any preference or relative or other right given to any class or series of outstanding shares.

                                    Newmont

The DGCL requires voting by separate classes of shares only with respect to amendments to a corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

INDEMNIFICATION

                                Battle Mountain

The NGCL provides that, subject to certain limitations in the case of "derivative" suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

  . acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests, provided that the termination of any action or suit by judgment, order, settlement, conviction or on a plea of Nolo Contendre does not create a presumption by itself that the person did not act in good faith, and

  . in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the NGCL to indemnify such person for reasonable expenses incurred thereby.

Battle Mountain's bylaws provide for indemnification, to the fullest extent authorized by the NGCL, for each person who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director or officer of such company (or was serving at the request of such company as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by such company's board of directors.

Battle Mountain's bylaws also provide that such company must pay expenses incurred in defending the
                                    Newmont

The DGCL provides that, subject to certain limitations in the case of "derivative" suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

  . acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

  . in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby.

Newmont's certificate of incorporation and bylaws provide for indemnification, to the fullest extent authorized by the DGCL, for each person who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director or officer of such company (or was serving at the request of such company as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by such company's board of directors.

Newmont's bylaws also provide that such company must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that, if so required by the DGCL, such advance payments for expenses incurred proceedings specified above in advance of their final disposition, provided that, if so required by the NGCL, such advance payments for expenses incurred by a director, officer, employee or agent may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Battle Mountain's restated articles of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Under the merger agreement, Newmont has agreed to cause Battle Mountain, following the completion of the merger, to honor its and its subsidiaries' obligations to indemnify the current and former directors and officers of Battle Mountain and its subsidiaries. See "The Merger Agreement--Covenants-- Covenants of Newmont."

by a director or officer may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Newmont's bylaws authorize the company to provide similar indemnification to its employees or agents.

The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Newmont's certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, pursuant to the merger agreement, after the merger, Newmont will indemnify the former and current directors and officers of Battle Mountain and its subsidiaries to the same extent as they were indemnified before the merger. See "The Merger Agreement--Covenants--Covenants of Newmont."

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

                                Battle Mountain

Battle Mountain's restated articles of incorporation provides that, to the fullest extent permitted by the NGCL, a director or officer of Battle Mountain shall not be personally liable to Battle Mountain or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability arising out of:

  . acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

  .  payment of a dividend in violation of Section 78.300 of the NGCL.

                                    Newmont

Newmont's certificate of incorporation provides that a director (including an officer who is also a director) of Newmont shall not be liable personally to Newmont or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of:

  . any breach of the director's duty of loyalty to Newmont or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  payment of a dividend or approval of a stock repurchase in violation of
     Section 174 of the DGCL; or

  . any transaction from which the director derived an improper personal benefit.

This provision protects Newmont's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his or her duty of care.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

                                Battle Mountain

Under Nevada law, there is no specific provision concerning loans or guarantees. However, any contract or transaction between a Nevada corporation and one or more of its officers and directors is not void or voidable solely because the director or officer was present at a meeting or joined in the execution of a written consent or votes in favor of the transaction if:

  . the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or the director's or officer's interest is not known to the director or officer at the time the transaction was approved,

  . the director's or officer's interest is not known to the director or officer at the time the transaction was approved, or

  . the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

                                    Newmont

A Delaware corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either:

  . the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or

  . the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

CHARTER AMENDMENTS

                                Battle Mountain

Under the NGCL, amendments to the articles of incorporation may be adopted if recommended by the board and approved by a majority of the outstanding shares entitled to vote.

Under Battle Mountain's restated articles of incorporation, the articles may be amended in accordance with the NGCL except that the provisions governing the powers and organization of the board of directors, special meetings of stockholders or stockholder action by written consent, the super-majority provisions described under "--Anti-Takeover Provisions" and the provisions governing amendments to the articles of incorporation may be amended only with the approval of the holders of 80% of Battle Mountain's voting stock and a majority of the voting stock excluding voting stock owned by any holder of 5% or more of Battle Mountain's outstanding voting stock.

Shares of Battle Mountain preferred stock currently authorized in Battle Mountain's restated articles of incorporation may be issued by Battle Mountain's

                                    Newmont

Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of the board of directors and stockholders holding a majority of the outstanding stock of such class entitled to vote on such amendment as a class, unless a different proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Newmont's certificate of incorporation may be amended only if the proposed amendment is approved by Newmont's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Amendment of the super-majority provisions of Newmont's certificate of incorporation described under "--Anti-Takeover Provisions" requires the same super-majority as specified in such provisions.

Shares of Newmont preferred stock currently authorized in Newmont's certificate of incorporation board of directors without amending Battle Mountain's restated articles of incorporation or otherwise obtaining the approval of Battle Mountain's stockholders.

may be issued by Newmont's board of directors without amending Newmont's certificate of incorporation or otherwise obtaining the approval of Newmont's stockholders.

AMENDMENT OF BYLAWS

                                Battle Mountain

Under the NGCL, the board of directors may adopt, amend and repeal the bylaws, subject to any bylaws adopted by the stockholders.

The Battle Mountain's restated articles of incorporation and bylaws provide that Battle Mountain's board of directors has the power to make, alter or amend the bylaws by majority vote. Battle Mountain's bylaws may also be adopted, amended or repealed by the affirmative vote of more than 80% of the outstanding voting shares of Battle Mountain.

                                    Newmont

Under the DGCL, holders of a majority of the voting power of a corporation, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

Newmont's bylaws generally provide for amendment by a majority of Newmont's board of directors or by a majority of the outstanding stock entitled to vote thereon.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Conditions and Results of Operations," of Newmont and Battle Mountain, which are incorporated by reference in this document. This information is presented for illustration purposes only, to reflect the merger in accordance with the assumptions set forth below and in the notes thereto.

   The pro forma information gives effect to the merger by combining the historical consolidated statements of operations and balance sheets of Newmont and Battle Mountain on a pooling-of-interests basis, or as if Battle Mountain had always been part of Newmont. The combined information assumes that the merger had occurred as of June 30, 2000 and as of the beginning of the periods presented for the balance sheet and statements of operations, respectively. As such, the information is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed during the periods or as of the date presented. Nor is it necessarily indicative of future operating results or the financial position of the combined enterprise. Upon consummation of the merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma information due to a variety of factors, including changes in operating results between the dates of the pro forma information and the date the merger is consummated and thereafter, as well as factors discussed under "Risk Factors."

                        NEWMONT AND BATTLE MOUNTAIN

           PRO FORMA COMBINED STATEMENT OF OPERATIONS--UNAUDITED

                  FOR THE SIX MONTHS ENDED JUNE 30, 2000

                      (IN MILLIONS, EXCEPT PER SHARE)

                                                  BATTLE    PRO
                                        NEWMONT  MOUNTAIN  FORMA      PRO FORMA
                                        ACTUAL    ACTUAL  ACTUAL      COMBINED
                                        -------  -------- -------     ---------
Sales and other income................
  Sales...............................  $713.9    $121.7  $    --      $835.6
  Dividends, interest and other.......     5.5      (1.8)                 3.7
                                        ------    ------  -------      ------
                                         719.4     119.9                839.3
                                        ------    ------  -------      ------
Costs and expenses
  Costs applicable to sales...........   412.1      75.6                487.7
  Depreciation, depletion and
   amortization.......................   129.9      32.7                162.6
  Exploration and research............    30.8       7.4                 38.2
  General and administration..........    24.9       5.9                 30.8
  Interest, net of amounts
   capitalized........................    40.6       7.5                 48.1
  Other...............................     4.6       0.7                  5.3
                                        ------    ------  -------      ------
                                         642.9     129.8                772.7
                                        ------    ------  -------      ------
  Operating income (loss).............    76.5      (9.9)                66.6
Unrealized mark-to-market loss on call
 options..............................   (11.1)       --                (11.1)
                                        ------    ------  -------      ------
Pre-tax income (loss) before minority
 interest and equity interest and
 equity loss..........................    65.4      (9.9)                55.5
Income and mining tax (expense)
 benefit, net.........................   (10.9)      0.1                (10.8)
Minority interest in (income) loss of
 affiliates...........................   (48.8)      0.8                (48.0)
Equity loss of affiliates.............   (15.4)       --                (15.4)
                                        ------    ------  -------      ------
Net loss..............................    (9.7)     (9.0)               (18.7)
Preferred stock dividends.............      --      (3.7)                (3.7)
                                        ------    ------  -------      ------
Net loss applicable to common shares..  $ (9.7)   $(12.7) $    --      $(22.4)
                                        ======    ======  =======      ======
Net loss per common share, basic and
 diluted..............................  $(0.06)   $(0.06)              $(0.12)
Basic weighted average shares
 outstanding..........................   167.8     229.9   (205.8)(a)   191.9
Diluted weighted average shares
 outstanding..........................   167.8     229.9   (205.8)(a)   191.9

--------

(a) To reflect pro forma shares outstanding following the merger based on an exchange ratio of 0.105 of a share of Newmont common stock for each share of Battle Mountain common stock and each Battle Mountain Canada exchangeable share.

                        NEWMONT AND BATTLE MOUNTAIN

           PRO FORMA COMBINED STATEMENT OF OPERATIONS--UNAUDITED

                  FOR THE SIX MONTHS ENDED JUNE 30, 1999

                      (IN MILLIONS, EXCEPT PER SHARE)

                                              BATTLE
                                  NEWMONT    MOUNTAIN   PRO FORMA    PRO FORMA
                                 HISTORICAL HISTORICAL ADJUSTMENTS   COMBINED
                                 ---------- ---------- -----------   ---------
Sales and other income
  Sales.........................   $642.9     $107.2     $   --       $750.1
  Dividends, interest and
   other........................     20.3       11.2                    31.5
                                   ------     ------     -------      ------
                                    663.2      118.4                   781.6
                                   ------     ------     -------      ------
Costs and expenses
  Costs applicable to sales.....    394.5       71.6                   466.1
  Depreciation, depletion and
   amortization.................    119.9       30.2                   150.1
  Exploration and research......     25.9        9.2                    35.1
  General and administration....     25.3        7.4                    32.7
  Interest, net of amounts
   capitalized..................     35.5        7.5                    43.0
  Other.........................      4.3        --                      4.3
                                   ------     ------     -------      ------
                                    605.4      125.9                   731.3
                                   ------     ------     -------      ------
  Operating income (loss).......     57.8       (7.5)                   50.3
Unrealized mark-to-market loss
 on call options................      --         --                      --
                                   ------     ------     -------      ------
Pre-tax income (loss) before
 minority interest and equity
 loss...........................     57.8       (7.5)                   50.3
Income and mining tax (expense)
 benefit, net...................     (7.7)       1.9                    (5.8)
Minority interest in (income)
 loss of affiliates.............    (25.1)       4.0                   (21.1)
Equity loss of affiliates.......     (8.0)     (26.4)                  (34.4)
                                   ------     ------     -------      ------
Net income (loss)...............     17.0      (28.0)                  (11.0)
Preferred stock dividends.......      --        (3.7)                   (3.7)
                                   ------     ------     -------      ------
Net income (loss) applicable to
 common shares..................   $ 17.0     $(31.7)    $   --       $(14.7)
                                   ======     ======     =======      ======
Net income (loss) per common
 share, basic and diluted.......   $ 0.10     $(0.14)                 $(0.08)
Basic weighted average shares
 outstanding....................    167.4      229.8      (205.7)(a)   191.5
Diluted weighted average shares
 outstanding....................    167.5      229.8      (205.8)(a)   191.5

--------

(a) To reflect pro forma shares outstanding following the merger based on an exchange ratio of 0.105 of a share of Newmont common stock for each share of Battle Mountain common stock and each Battle Mountain Canada exchangeable share.

                          NEWMONT AND BATTLE MOUNTAIN

             PRO FORMA COMBINED STATEMENT OF OPERATIONS--UNAUDITED

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                        (IN MILLIONS, EXCEPT PER SHARE)

                                              BATTLE
                                  NEWMONT    MOUNTAIN   PRO FORMA    PRO FORMA
                                 HISTORICAL HISTORICAL ADJUSTMENTS   COMBINED
                                 ---------- ---------- -----------   ---------
Sales and other income
  Sales.........................  $1,398.9   $ 228.2     $  --       $1,627.1
  Dividends, interest and
   other........................      32.7      15.3                     48.0
                                  --------   -------     ------      --------
                                   1,431.6     243.5                  1,675.1
                                  --------   -------     ------      --------
Costs and expenses
  Costs applicable to sales.....     832.0     149.7                    981.7
  Depreciation, depletion and
   amortization.................     239.6      64.2                    303.8
  Exploration and research......      57.6      16.7                     74.3
  General and administration....      52.6      15.2                     67.8
  Interest, net of amounts
   capitalized..................      62.6      15.1                     77.7
  Write-down of assets..........       3.5      35.9                     39.4
  Other.........................      16.6       9.5                     26.1
                                  --------   -------     ------      --------
                                   1,264.5     306.3                  1,570.8
                                  --------   -------     ------      --------
  Operating income (loss).......     167.1     (62.8)                   104.3
Unrealized mark-to-market loss
 on call options................     (44.8)      --                     (44.8)
                                  --------   -------     ------      --------
Pre-tax income (loss) before
 minority interest and equity
 loss...........................     122.3     (62.8)                    59.5
Income and mining tax expense,
 net............................     (14.4)     (7.4)                   (21.8)
Minority interest in (income)
 loss of affiliates.............     (72.4)     31.7                    (40.7)
Equity loss of affiliates and
 impairment.....................     (10.7)    (80.9)                   (91.6)
                                  --------   -------     ------      --------
Net income (loss)...............      24.8    (119.4)                   (94.6)
Preferred stock dividends.......       --       (7.5)                    (7.5)
                                  --------   -------     ------      --------
Net income (loss) applicable to
 common shares..................  $   24.8   $(126.9)    $  --       $ (102.1)
                                  ========   =======     ======      ========
Net income (loss) per common
 share, basic and diluted.......  $   0.15   $ (0.55)                $  (0.53)
Basic weighted average shares
 outstanding....................     167.5     229.9     (205.8)(a)     191.6
Diluted weighted average shares
 outstanding....................     167.8     229.9     (206.1)(a)     191.6

--------
(a) To reflect pro forma shares outstanding following the merger based on an exchange ratio of 0.105 of a share of Newmont common stock for each share of Battle Mountain common stock and each Battle Mountain Canada exchangeable share.

                          NEWMONT AND BATTLE MOUNTAIN

             PRO FORMA COMBINED STATEMENT OF OPERATIONS--UNAUDITED

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                        (IN MILLIONS, EXCEPT PER SHARE)

                                                BATTLE
                                    NEWMONT    MOUNTAIN   PRO FORMA   PRO FORMA
                                   HISTORICAL HISTORICAL ADJUSTMENTS  COMBINED
                                   ---------- ---------- -----------  ---------
Sales and other income
  Sales...........................  $1,453.9   $ 276.6     $   --     $1,730.5
  Dividends, interest and other...      21.0      (1.2)                   19.8
                                    --------   -------     -------    --------
                                     1,474.9     275.4                 1,750.3
                                    --------   -------     -------    --------
Costs and expenses
  Costs applicable to sales.......     824.8     163.3                   988.1
  Depreciation, depletion and
   amortization...................     289.1      79.6                   368.7
  Exploration and research........      68.4      24.8                    93.2
  General and administration......      49.7      14.1                    63.8
  Interest, net of amounts
   capitalized....................      78.8      17.8                    96.6
  Write-down of assets............     614.9     104.9                   719.8
  Other...........................      11.1       --                     11.1
                                    --------   -------     -------    --------
                                     1,936.8     404.5                 2,341.3
                                    --------   -------     -------    --------
Pre-tax loss before minority
 interest, equity loss and
 cumulative effect of a change in
 accounting principle.............    (461.9)   (129.1)                 (591.0)
Income and mining tax (expense)
 benefit, net.....................     180.9     (13.8)                  167.1
Minority interest in income of
 affiliates.......................     (66.2)     (0.5)                  (66.7)
Minority interest in subsidiary...      (4.1)      --                     (4.1)
Equity loss of affiliates and
 impairment.......................      (9.2)    (97.9)                 (107.1)
                                    --------   -------     -------    --------
Net loss before cumulative effect
 of a change in accounting
 principle........... ............    (360.5)   (241.3)                 (601.8)
Cumulative effect of a change in
 accounting principle, net........     (32.9)      --                    (32.9)
                                    --------   -------     -------    --------
Net loss..........................    (393.4)   (241.3)                 (634.7)
Preferred stock dividends.........       --       (7.5)                   (7.5)
                                    --------   -------     -------    --------
Net loss applicable to common
 shares...........................  $ (393.4)  $(248.8)    $   --     $ (642.2)
                                    ========   =======     =======    ========
Net loss before cumulative effect
 of a change in accounting
 principle per common share, basic
 and diluted......................  $  (2.27)  $ (1.08)               $  (3.33)
Net loss per common share, basic
 and diluted......................  $  (2.47)  $ (1.08)               $  (3.51)
Basic weighted average shares
 outstanding......................     159.0     229.8     (205.7)(a)    183.1
Diluted weighted average shares
 outstanding......................     159.0     229.8     (205.7)(a)    183.1

--------

(a) To reflect pro forma shares outstanding following the merger based on an exchange ratio of 0.105 of a share of Newmont common stock for each share of Battle Mountain common stock and each Battle Mountain Canada exchangeable share.

                          NEWMONT AND BATTLE MOUNTAIN

             PRO FORMA COMBINED STATEMENT OF OPERATIONS--UNAUDITED

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (IN MILLIONS, EXCEPT PER SHARE)

                                                BATTLE
                                    NEWMONT    MOUNTAIN   PRO FORMA    PRO FORMA
                                   HISTORICAL HISTORICAL ADJUSTMENTS   COMBINED
                                   ---------- ---------- -----------   ---------
Sales and other income
  Sales...........................  $1,572.8    $344.9     $  --       $1,917.7
  Dividends, interest and other...      55.2      (1.0)                    54.2
                                    --------    ------     ------      --------
                                     1,628.0     343.9                  1,971.9
                                    --------    ------     ------      --------
Costs and expenses
  Costs applicable to sales.......     790.5     234.3                  1,024.8
  Depreciation, depletion and
   amortization...................     265.8      72.8                    338.6
  Exploration and research........      98.4      24.8                    123.2
  General and administration......      66.4      13.6                     80.0
  Interest, net of amounts
   capitalized....................      77.1       9.4                     86.5
  Write-down of assets............       9.5       --                       9.5
  Merger and related expenses.....     162.7       2.7                    165.4
  Other...........................      25.7       --                      25.7
                                    --------    ------     ------      --------
                                     1,496.1     357.6                  1,853.7
Pre-tax income (loss) before
 minority interest, equity loss
 and cumulative effect of a change
 in accounting principle..........     131.9     (13.7)                   118.2
Income and mining tax benefit,
 net..............................       7.9      10.7                     18.6
Minority interest in income of
 affiliates.......................     (66.9)     (2.3)                   (69.2)
Minority interest in subsidiary...      (4.5)      --                      (4.5)
Equity income of affiliates.......       --        0.2                      0.2
                                    --------    ------     ------      --------
Net income (loss) before
 cumulative effect of a change in
 accounting principle.............      68.4      (5.1)                    63.3
Cumulative effective of a change
 in accounting principle..........       --       (3.7)                    (3.7)
                                    --------    ------     ------      --------
Net income (loss).................      68.4      (8.8)                    59.6
Preferred stock dividends.........       --       (7.5)                    (7.5)
                                    --------    ------     ------      --------
Net income (loss) applicable to
 common shares....................  $   68.4    $(16.3)    $  --       $   52.1
                                    ========    ======     ======      ========
Net income (loss) before
 cumulative effect of a change in
 accounting principle per common
 share, basic and diluted.........  $   0.44    $(0.05)                $   0.31
Net income (loss) per common
 share, basic and diluted.........  $   0.44    $(0.07)                $   0.29
Basic weighted average shares
 outstanding......................     156.2     229.7     (205.6)(b)     180.3
Diluted weighted average shares
 outstanding......................     156.3     229.7     (205.6)(b)     180.4

--------
(a) To adjust the minority interest of a subsidiary of the former holding company for the net loss of Battle Mountain prior to October 1998, when the minority interest was acquired.

(b) To reflect pro forma shares outstanding following the merger based on an exchange ratio of 0.105 of a share of Newmont common stock for each share of Battle Mountain common stock and each Battle Mountain Canada exchangeable share.

                        NEWMONT AND BATTLE MOUNTAIN

                PRO FORMA COMBINED BALANCE SHEET--UNAUDITED

                             AT JUNE 30, 2000

                               (IN MILLIONS)

                                               BATTLE
                                    NEWMONT   MOUNTAIN   PRO FORMA    PRO FORMA
                                     ACTUAL    ACTUAL   ADJUSTMENTS    COMBINED
                                    --------  --------  -----------   ---------
              ASSETS
              ------

Cash and cash equivalents.........  $   52.2  $  23.5     $  --       $   75.7
Restricted cash...................                1.7                      1.7
Short-term investments............       5.4      --                       5.4
Accounts receivable...............      53.3     12.4                     65.7
Inventories.......................     363.5     29.0                    392.5
Marketable equity securities......       --      43.9                     43.9
Other current assets..............      80.1      7.3                     87.4
                                    --------  -------     ------      --------
  Current assets..................     554.5    117.8        --          672.3
Property, plant and mine
 development, net.................   1,944.0    282.9                  2,226.9
Investment in Batu Hijau..........     510.7      --                     510.7
Long-term inventory...............     146.5      1.0                    147.5
Deferred income tax assets........     216.7      --                     216.7
Restricted cash...................       --      40.7                     40.7
Other long-term assets............      43.6     15.5                     59.1
                                    --------  -------     ------      --------
  Total assets....................  $3,416.0  $ 457.9     $  --       $3,873.9
                                    ========  =======     ======      ========
           LIABILITIES
           -----------

Current portion of long-term
 debt.............................  $   23.7  $   9.9     $  --       $   33.6
Short-term debt...................                5.0                      5.0
Debt due upon disposal of Lihir...       --      30.0                     30.0
Accounts payable..................      42.4     19.0                     61.4
Current portion of deferred income
 tax liabilities..................      14.7     15.5                     30.2
Other accrued liabilities.........     157.9     14.2       20.0 (a)     192.1
                                    --------  -------     ------      --------
  Current liabilities.............     238.7     93.6       20.0         352.3
Long-term debt....................   1,045.6    157.5                  1,203.1
Deferred revenue from sale of
 future production................     137.2      --                     137.2
Reclamation and remediation
 liabilities......................     109.9     25.5                    135.4
Fair value of written call
 options..........................      93.5      --                      93.5
Deferred income and mining tax
 liabilities......................       --      61.3                     61.3
Other long-term liabilities.......     205.5     27.2                    232.7
                                    --------  -------     ------      --------
  Total liabilities...............   1,830.4    365.1       20.0       2,215.5
                                    --------  -------     ------      --------
Minority interest.................     145.9      5.0        --          150.9
                                    --------  -------     ------      --------
       STOCKHOLDERS' EQUITY
       --------------------
Common stock......................     268.8     13.3       25.3 (b)     307.4
Convertible preferred stock.......       --     110.6                    110.6
Additional paid-in capital........   1,076.4    343.8      (25.3)(b)   1,394.9
Retained earnings (deficit).......      98.2   (340.1)     (20.0)(a)    (261.9)
Accumulated other comprehensive
 loss.............................      (3.7)   (39.8)                   (43.5)
                                    --------  -------     ------      --------
  Total stockholders' equity......   1,439.7     87.8      (20.0)      1,507.5
                                    --------  -------     ------      --------
  Total liabilities and
   stockholders' equity...........  $3,416.0  $ 457.9     $  --       $3,873.9
                                    ========  =======     ======      ========

--------

(a) Provision for estimated combined merger-related expenses.

(b) To reflect pro forma shares outstanding following the merger based on an exchange ratio of 0.105 of a share of Newmont common stock for each share of Battle Mountain common stock and each Battle Mountain Canada exchangeable share.

                       NEWMONT MINING AND BATTLE MOUNTAIN

          NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION--UNAUDITED

1. The pro forma financial information combines the historical statements of operations and balance sheets of Newmont and Battle Mountain under the pooling-of-interests method of accounting. The pro forma combined statements of operations give effect to the merger as if it had occurred at the beginning of the periods presented and the pro forma combined balance sheet gives effect to the merger as if it had occurred on June 30, 2000.

   Pro forma financial data is presented for informational purposes only. The combined financial statements are not necessarily indicative of the results of operations or of the financial position that would have occurred had the merger been completed during the periods or as of the date presented. They are also not necessarily indicative of the combined company's future results of operations or financial position. In particular, the combined company expects to realize significant operating cost savings as a result of the merger. No adjustment has been included in the pro forma financial information for these anticipated operating cost savings.

2. Certain amounts have been reclassified to conform to the pro forma presentation.

3. Newmont and Battle Mountain expect to incur one-time merger-related expenses of approximately $35 million, of which $20 million primarily relates to investment advisory and professional fees and $15 million to employee benefit and severance costs. These expenses will be charged to income in the period incurred. A provision for $20 million of these expenses is reflected in the combined balance sheet, but not in the statements of operations. The amount of these expenses is a preliminary estimate and is subject to change.

4. The pro forma issuance of shares of Newmont common stock represents 0.105 of a share of Newmont common stock for each outstanding share of Battle Mountain common stock and each Battle Mountain Canada exchangeable share.

5. Explanation of selected items included in the pro forma financial statements:

a. Dividends, interest and other for Newmont in 1999 included a $13 million gain from the sale of an exploration property in the second quarter and an $8 million gain from the sale of equity securities in another mining company early in the third quarter. In 1998 and 1997, $8.3 million and $6.5 million, respectively, was included for recoveries from business interruption insurance. In 1997, $23.7 million was included from closing certain put and call option contracts.

b. Dividends, interest and other for Battle Mountain included foreign currency exchange gains or (losses) of $(3.9) million and $6.8 million, for the six months ended June 30, 2000 and 1999, respectively and $8.2 million, ($12.4 million) and ($7.8 million) for 1999, 1998 and 1997, respectively.

c. In 1998, as a result of a prolonged period of low gold prices, Newmont and Battle Mountain adjusted the carrying value of certain long-lived assets to their estimated fair values resulting in a write-down of $614.9 million and $104.9 million, respectively. In 1999, Battle Mountain adjusted the carrying value of its Crown Jewel project as a result of permitting uncertainties, resulting in a write-down of $35.9 million.

d. For Newmont, other expenses included $7.9 million, $4.9 million and $5 million for environmental obligations associated with former mining activities in 1999, 1998 and 1997, respectively. 1999 included $5.4 million for costs related to terminating the mining contract at Yanacocha and 1997 included $10 million for costs associated with a workforce reduction.

e. For Battle Mountain, other expenses in 1999 included $9.5 million for environmental remediation charges associated with former mining activities at its San Luis property.

                       NEWMONT MINING AND BATTLE MOUNTAIN

f. In 1999, Newmont included a non-cash, unrealized mark-to-market loss of $44.8 million reflecting the difference between the fair value of call option contracts on the date sold and the fair value on December 31, 1999. An increase in fair value represents an unrealized gain to the counterparty holding these contracts and a corresponding unrealized loss to Newmont. The increase in fair value primarily resulted from the price increase and the volatility in the gold spot market during the fourth quarter. Over the life of the contracts, these losses will be restored to income.

g. In 1997, Newmont incurred merger and related expenses of $162.7 million ($112.3 million, net of tax and minority interest) associated with its merger with Santa Fe Pacific Gold Corporation and Battle Mountain incurred $2.7 million associated with its merger with Hemlo Gold Mines Inc.

h. Included in Battle Mountain's equity loss of affiliates for the six months ended June 30, 1999, and in 1999 and 1998 was an impairment charge of $23.4 million ($20.2 million, net of minority interest), $76.2 million ($46.8 million, net of minority interest) and $90 million, respectively. These charges were associated with its investment in Lihir that owns and operates a mine in Papua New Guinea and resulted from decreases in the market value of Lihir stock. Battle Mountain's interest in Lihir was held by its former consolidated subsidiary Niugini Mining Limited and was accounted for by Niugini as an equity investment. In February 2000, Niugini merged with Lihir.

  i. In 1998, Newmont recorded $32.9 million for the cumulative effect of a change in accounting principle for start-up costs. In 1997, Battle Mountain recorded $3.7 million for the cumulative effect of changes in accounting principles for depreciation, depletion and amortization.

j. As a result of the merger of Niugini and Lihir, Battle Mountain's equity interest in Lihir was classified as marketable equity securities available for sale. For the six months ended June 30, 2000, Battle Mountain recorded, in other comprehensive loss, an unrealized loss of $17.9 million as a result of a decrease in the market value of Lihir shares.

k. Accumulated other comprehensive loss for Newmont related primarily to minimum pension liability adjustments and for Battle Mountain, to foreign currency translation adjustments ($21.9 million) and to unrealized losses on marketable equity securities ($17.9 million).

                     PRO FORMA PROVEN AND PROBABLE RESERVES

   The following table sets forth the proven and probable reserves of Newmont and Battle Mountain on a combined basis as of December 31, 1999. We derived the information included in this table from the proven and probable reserve information contained in Newmont's Annual Report on Form 10-K for the year ended December 31, 1999 and Battle Mountain's Annual Report on Form 10-K/A for the year ended December 31, 1999, which we have incorporated by reference into this proxy statement/prospectus. Contained ounces are prior to any losses during metallurgical treatment.

                                                 DECEMBER 31, 1999
                                       --------------------------------------
                                                  (100%)
                                       ----------------------------  EQUITY
                                        TONNAGE           CONTAINED CONTAINED
DEPOSITS/DISTRICTS WITH PROVEN  EQUITY   (000     GRADE    OUNCES    OUNCES
AND PROBABLE RESERVES(1)         (%)   TONS)(2)  (OZ/TON) (000)(3)    (000)
------------------------------  ------ --------- -------- --------- ---------
NEWMONT
-------
GOLD
North American(4)
  Nevada Open Pit
   Carlin North--Post........    100       1,317  0.501       660       660
   Carlin North--Genesis
    Complex..................    100      19,844  0.029       571       571
   Carlin North--Other.......    100      26,077  0.046     1,188     1,188
   Carlin South (includes
    Gold Quarry).............    100      78,428  0.059     4,621     4,621
   Carlin Rain District......    100      13,467  0.026       345       345
   Twin Creeks...............    100      87,112  0.079     6,857     6,857
   Lone Tree Complex.........    100      36,564  0.063     2,321     2,321
                                       ---------           ------    ------
     Total Nevada Open Pit...            262,809  0.063    16,563    16,563
  Nevada Underground
   Carlin North Area.........    100       8,525  0.495     4,223     4,223
   Post District.............    100       3,043  0.769     2,341     2,341
   Carlin Rain District......    100         411  0.316       130       130
   Rosebud...................     50         216  0.323        70        35
                                       ---------           ------    ------
     Total Nevada
      Underground............             12,195  0.555     6,764     6,729
   Stockpiles and In-
    Process..................    100      99,080  0.048     4,745     4,745
                                       ---------           ------    ------
Nevada Totals(5).............            374,084  0.075    28,072    28,037
Mesquite, California.........    100      26,231  0.019       488       488
Penoles JV, La Herradura,
 Mexico(6)...................     44      47,745  0.032     1,504       662
                                       ---------           ------    ------
     Total North American....            448,060  0.067    30,064    29,187
                                       ---------           ------    ------
Overseas
  Minera Yanacocha, Peru
   Carachugo.................     51     139,310  0.028     3,907     2,006
   Maqui Maqui...............     51       5,379  0.033       180        92
   San Jose..................     51      45,878  0.023     1,041       535
   Yanacocha.................     51     575,063  0.024    13,794     7,083
   La Quinua (and Tapado)....     51     400,828  0.023     9,285     4,768
   Cerro Negro...............     51      22,511  0.030       667       342
   Cerro Qulish..............     51     110,951  0.028     3,132     1,608
   In-Process................     51      20,105  0.043       856       440
                                       ---------           ------    ------
     Total Minera
      Yanacocha(7)...........          1,320,025  0.025    32,862    16,874
Zarafshan-Newmont,
 Uzbekistan(8)...............     50     185,198  0.033     6,059     3,029
Minahasa, Indonesia(9).......     80       6,582  0.168     1,104     1,052 (11)
Batu Hijau, Indonesia(10)....     45   1,001,044  0.012    11,823     6,426 (11)
                                       ---------           ------    ------
     Total Overseas..........          2,512,849  0.021    51,848    27,381
                                       ---------           ------    ------
     Total Worldwide.........          2,960,909  0.028    81,912    56,568
                                       =========           ======    ======
Ounces committed under
 prepaid forward sales
 contract....................                                          (753)
                                                                     ------
Total after Deduction of
 Prepaid Ounces..............                                        55,815
                                                                     ======

                                                    DECEMBER 31, 1999
                                          -------------------------------------
                                                    (100%)
                                          ---------------------------  EQUITY
                                          TONNAGE           CONTAINED CONTAINED
                                   EQUITY   (000    GRADE    OUNCES    OUNCES
BATTLE MOUNTAIN                     (%)   TONS)(2) (OZ/TON) (000)(3)    (000)
---------------                    ------ -------- -------- --------- ---------
GOLD
----
Canada Underground
  Golden Giant....................   100    6,157   0.281     1,725     1,725
  Holloway........................ 84.65    4,772   0.190       905       765
                                          -------            ------    ------
    Total Canada Underground......         10,929   0.241     2,630     2,490
Nevada
  Battle Mountain Complex.........   100  150,707   0.038     5,680     5,680

Overseas
  Kori Kollo, Bolivia.............    88   32,503   0.046     1,510     1,330
  Vera/Nancy, Australia...........    50    2,301   0.382       880       440
                                          -------            ------    ------
    Total Overseas................         34,804   0.069     2,390     1,770
                                          -------            ------    ------
    Total Worldwide...............        196,440   0.054    10,700     9,940
                                          =======            ======    ======
    Total Pro Forma Gold Reserves
     (after deduction of 753,000
     prepaid ounces)..............                                     65,755
                                                                       ======

                                                                       EQUITY
                                           TONNAGE          CONTAINED CONTAINED
                                    EQUITY  (000    GRADE    OUNCES    OUNCES
                                     (%)    TONS)  (OZ/TON)   (000)     (000)
                                    ------ ------- -------- --------- ---------
SILVER
------
NEWMONT
Minera Yanacocha, Peru
  Yanacocha........................   51   575,063  0.543    312,796   160,621
  La Quinua........................   51   400,828  0.108     43,236    22,202
                                     ---   -------           -------   -------
    Total..........................        975,891  0.365    356,032   182,823
                                           =======           =======   =======
BATTLE MOUNTAIN
Battle Mountain Complex, Nevada....  100   150,707  0.283     42,723    42,723
Kori Kollo, Bolivia................   88    32,503  0.239      7,785     6,850
Vera/Nancy, Australia..............   50     2,301  0.328        755       377
                                           -------           -------   -------
    Total..........................        185,511   0.28     51,263    49,950
                                           =======           =======   =======
    Total Pro Forma Silver
     Reserves......................                                    232,773
                                                                       =======

                                                             COPPER    EQUITY
                                            TONNAGE         (MILLION  (MILLION
                                             (000    GRADE  CONTAINED CONTAINED
                                             TONS)   (CU%)   POUNDS)   POUNDS)
                                           --------- -----  --------- ---------
COPPER
------
NEWMONT
Batu Hijau, Indonesia(10).............  45 1,001,044 0.524%  10,481     5,697(9)
                                           --------- -----   ------     -----
BATTLE MOUNTAIN
Battle Mountain Complex, Nevada....... 100   134,335 0.159%     427       427
                                           ========= =====   ======     =====
    Total Pro Forma Copper Reserves...                                  6,124
                                                                        =====

   Calculations with respect to the estimates of proven and probable gold reserves were based on a gold price of $325 per ounce.

--------
(1) The term "reserve" means that part of a mineral deposit which can be economically and legally extracted or produced at the time of the reserve determination.

   The term "economically," as used in the definition of reserve, implies that profitable extraction or production has been established or analytically demonstrated to be viable and justifiable under reasonable investment and market assumptions.

   The term "legally," as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, there should be a reasonable certainty based on applicable laws and regulations that issuance of permits or resolution of legal issues can be accomplished in a timely manner.

   The term "proven reserves" means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; (b) grade and/or quality are computed from the result of detailed sampling and
   (c) the sites for inspection, sampling and measurements are spaced so closely and the geologic character is sufficiently defined that size, shape, depth and mineral content of reserves are well established.

   The term "probable reserves" means reserves for which quantity and grade are computed from information similar to that used for proven reserves but the sites for sampling are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

   Proven and probable reserves were calculated using different cutoff grades depending on each deposit's properties. The term "cut-off grade" means the lowest grade of mineralized rock that can be included in the reserve in a given deposit. Cut-off grades vary between deposits depending upon prevailing economic conditions, mineability of the deposit, amenability of the ore to gold extraction, and milling or leaching facilities available.

(2) Tonnages are after allowances for losses resulting from mining methods.

(3) Contained ounces or pounds are estimates of metal contained in ore tonnages and are before allowances for processing losses. Estimated losses from processing are expressed as recovery rates and represent the estimated amount of metal to be recovered through metallurgical extraction processes.

   Estimated gold recovery rates at December 31, 1999 were 77% for Nevada open pit operations, 90% for Nevada underground operations, 65% for Mesquite, 72% for La Herradura, 69% for Minera Yanacocha, 61% for Zarafshan-Newmont, 83% for Minahasa, 89% for Batu Hijau, 96% for Golden Giant, 95% for Holloway, 82% for the Battle Mountain Complex, 63% for Kori Kollo and 96% for Vera/Nancy.

   Estimated silver recovery rates at December 31, 1999 were 30% for Minera Yanacocha, 15% for the Battle Mountain Complex, 28% for Kori Kollo and 81% for Vera/Nancy.

   The estimated copper recovery rate at December 31, 1999 for Batu Hijau was 93%. There was no 1999 copper production at the Battle Mountain Complex.

(4) The cutoff grades utilized in North America were as follows: oxide leach material not less than 0.004 ounce per ton; oxide mill cutoffs varied; refractory leach materials between 0.013 and 0.060 ounce per ton; and refractory mill material not less than 0.039 ounce per ton.

(5) These reserves are approximately 71% refractory in nature and are not amenable to the direct cyanidation recovery processes currently used for oxide material. Such ore must be oxidized before it is subjected to the normal recovery processes.

(6) Calculated using a cut-off grade of 0.01 ounce per ton and a leach recovery of 72%. All ore is oxidized.

(7) Calculated using a cut-off grade not less than 0.006 ounce of gold per ton. The cutoff grade is a function of both gold and silver content. The gold leach recoveries ranged from 67% to 82%, depending on each deposit's metallurgical properties. Silver recoveries were estimated at 30%. All ore is oxidized.

(8) Material available to Zarafshan-Newmont for processing from designated stockpiles or from other specified sources. Tonnage and gold content of material available to Zarafshan-Newmont for processing from such designated stockpiles or from other specified sources are guaranteed by state entities of Uzbekistan. Material is crushed to liberate the gold and leached. Ore reserves were calculated using 61% leach recoveries.

(9) Calculated using a cut-off grade of 0.113 ounce per ton and a mill recovery of 90% for refractory material. For oxide material a cut-off grade not less than 0.024 ounce per ton and a leach recovery of 62% was used.

(10) Based on a feasibility study completed in 1996 and updated in 1998 and 1999. Operations commenced in late 1999. Production is in the form of a copper-gold concentrate. Average recoveries estimated at 93% for copper and 82% for gold. Cut-off grade and recoveries vary depending on the gold and copper content.

(11) Reflects Newmont's economic interest in the underlying reserves of 95.35% with respect to Minahasa and 54.35% with respect to Batu Hijau.

                   PRO FORMA PRODUCTION, PRICE AND COST DATA

   The following table sets forth certain pro forma production, price and cost data for Newmont and Battle Mountain on the combined basis, after giving effect to the merger as if it had occurred on January 1 of each year. We derived the data contained in this table from data contained in Newmont's Annual Report on Form 10-K for the year ended December 31, 1999 and Battle Mountain's Annual Report on Form 10-K/A for the year ended December 31, 1999 which we have incorporated by reference into this proxy statement/prospectus.

                                                                   PRO FORMA
                                      NEWMONT    BATTLE MOUNTAIN    COMBINED
                                    ------------ ---------------- ------------
                                     1999  1998   1999     1998    1999  1998
                                    ------ ----- ------- -------- ------ -----
Gold production (000 ozs.)(1)......  4,176 4,071     771      884  4,947 4,955
Average realized gold price........ $  285 $ 310 $   278 $    306 $  284 $ 309
Total cash cost per equity ounce... $  175 $ 183 $   164 $    160 $  173 $ 179
Total production cost per equity
 ounce(2).......................... $  227 $ 229 $   251 $    259 $  231 $ 234

Silver production (000 ozs.)(1)....  1,115 1,037     759    1,032  1,874 2,069
Copper production (000 lbs.)....... 29,571   --      --       --  29,571   --
Copper sales (000 lbs.)............ 10,220   --      --       --  10,220   --

--------
(1) Ounces sold for Battle Mountain.

(2) Includes total cash costs, reclamation and depreciation, depletion and amortization.

                         INDEPENDENT PUBLIC ACCOUNTANTS

NEWMONT'S INDEPENDENT ACCOUNTANTS

   The financial statements of Newmont and subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated in this document by reference to Newmont's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent accountants, as stated in their report.

BATTLE MOUNTAIN'S INDEPENDENT ACCOUNTANTS

   The financial statements of Battle Mountain and subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated in this document by reference to Battle Mountain's Annual Report on Form 10-K/A for the year ended December 31, 1999 (as amended) have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report.

                                    OPINIONS

SHARE ISSUANCE

   White & Case LLP has rendered a legal opinion that the shares of Newmont common stock and $3.25 convertible preferred stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and nonassessable.

TAX MATTERS

   Paul, Weiss, Rifkind, Wharton & Garrison has given an opinion regarding the material U.S. federal income tax consequences of the merger. See "The Merger-- U.S. Federal Income Tax Consequences of the Merger."

                 DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

   In light of the proposed merger, Battle Mountain has not scheduled its 2000 annual meeting. In the event the merger agreement is terminated and Battle Mountain's annual meeting is scheduled accordingly, any proposal to be presented at the annual meeting from a stockholder who wishes to have the proposal included in Battle Mountain's proxy materials to be sent to stockholders for the meeting using the processes contained in Rule 14a-8 of the Securities Exchange Act of 1934 must have been received by the Corporate Secretary of Battle Mountain at 333 Clay Street, Ste. 4200, Houston, Texas 77002, (713) 650-6400, not later than the 10th day after the public announcement of the date of the annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

REGISTRATION STATEMENT

   Newmont has filed a registration statement on Form S-4 to register with the SEC, (1) the Newmont common stock to be issued to holders of Battle Mountain common stock and Battle Mountain Canada exchangeable shares in the merger and under the Canadian statutory arrangement and (2) the Newmont convertible preferred stock to be issued to holders of Battle Mountain convertible preferred stock in the merger. This proxy statement/prospectus is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional relevant information about Newmont and Newmont common stock. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

OTHER SEC FILINGS

   Newmont and Battle Mountain file annual, quarterly and current reports, proxy statements and other information with the SEC. Newmont's and Battle Mountain's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read and copy any document filed by Newmont or Battle Mountain with the SEC at the following SEC locations:

 Public Reference Room      New York Regional Office       Chicago Regional Office
 450 Fifth Street, N.W.       7 World Trade Center             Citicorp Center
       Room 1024                   Suite 1300              500 West Madison Street
 Washington, D.C. 20549     New York, New York 10048              Suite 1400
                                                         Chicago, Illinois 60661-2511

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

   Newmont's and Battle Mountain's SEC filings are also available from commercial document retrieval services and from the New York Stock Exchange. For information on obtaining copies of Newmont's or Battle Mountain's SEC filings at the New York Stock Exchange, call (212) 656-5060.

DOCUMENTS INCORPORATED BY REFERENCE

   Some of the information you may want to consider in deciding how to vote on the merger is not physically included in this proxy statement/prospectus. Instead, the information is "incorporated by reference" to documents that have been filed by Newmont or Battle Mountain with the SEC.

 Newmont Documents

   This proxy statement/prospectus incorporates by reference the following Newmont SEC documents in addition to the publicly available documents incorporated by reference earlier in this proxy statement/prospectus. Documents filed prior to the merger of Newmont with its parent on May 15, 2000 refer to documents filed by Newmont's predecessor parent. All of the documents were filed under SEC File No. 1-1153.

  . Annual Report on Form 10-K for the year ended December 31, 1999 (as amended);

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

  .  Current Reports on Form 8-K filed on May 16, 2000 and June 30, 2000;

  . The description of Newmont common stock contained in the Registration Statement on Form S-4 (No. 333-92029) filed December 3, 1999, including any amendment or report filed to update such description;

  . The description of preferred stock purchase rights contained in the Registration Statement on Form 8-A dated August 31, 1990, including any amendment or report filed to update such description; and

  . All reports and definitive proxy or information statements filed by Newmont pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before completion of the merger and the exchange of Newmont common stock for Battle Mountain common stock and Newmont convertible preferred stock for Battle Mountain convertible preferred stock.

 Battle Mountain Documents

   This proxy statement/prospectus incorporates by reference the following Battle Mountain SEC documents in addition to the publicly available documents incorporated by reference earlier in this proxy statement/prospectus. All of the documents were filed under SEC File No. 1-9666.

  . Annual Report on Form 10-K/A for the year ended December 31, 1999 (as amended);

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

  .  Current Reports on Form 8-K filed on May 1, 2000 and June 23, 2000;

  . The description of Battle Mountain common stock contained in the Registration Statement on Form S-3/A filed November 1, 1999, including any amendment or report filed to update such description;

  . The description of preferred stock purchase rights contained in the Registration Statement on Form 8-A/A filed August 26, 1996, including any amendment or report filed to update such description; and

  . All reports and definitive proxy or information statements filed by Battle Mountain pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the special meeting.

DOCUMENTS AVAILABLE WITHOUT CHARGE FROM THE COMPANIES

   Newmont and Battle Mountain will provide, without charge, copies of any report incorporated by reference into this document, excluding exhibits other than those that are specifically incorporated by reference in this document. You may obtain a copy of any document incorporated by reference by writing or calling Newmont or Battle Mountain as follows:

         NEWMONT:                          BATTLE MOUNTAIN:
   Corporate Secretary                   Corporate Secretary
Newmont Mining Corporation           Battle Mountain Gold Company
   1700 Lincoln Street                333 Clay Street, Ste. 4200
  Denver, Colorado 80203                 Houston, Texas 77002
      (303) 863-7414                        (713) 650-6400

   TO ENSURE DELIVERY OF THE COPIES IN TIME FOR THE SPECIAL MEETING, YOUR REQUEST MUST BE RECEIVED BY [OCTOBER ], 2000.

   IN DECIDING HOW TO VOTE ON THE MERGER, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY
STATEMENT/PROSPECTUS. NEITHER NEWMONT NOR BATTLE MOUNTAIN HAS AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT.

   THE INFORMATION CONTAINED IN THIS PROXY/STATEMENT PROSPECTUS SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATE THAT ANOTHER DATE APPLIES.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           NEWMONT MINING CORPORATION
                                   ("PARENT")

                              BOUNTY MERGER CORP.
                      A WHOLLY OWNED SUBSIDIARY OF PARENT
                                    ("SUB")

                                      AND

                          BATTLE MOUNTAIN GOLD COMPANY
                                (THE "COMPANY")

                                 JUNE 21, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Parties and Recitals....................................................... A-1

                                   ARTICLE I

                      THE MERGER AND CANADIAN ARRANGEMENT

 SECTION 1.1 The Merger....................................................  A-1
 SECTION 1.2 Closing.......................................................  A-1
 SECTION 1.3 Effective Time of the Merger..................................  A-2
 SECTION 1.4 Effects of the Merger.........................................  A-2
 SECTION 1.5 Articles of Incorporation and By-laws.........................  A-2
 SECTION 1.6 Directors.....................................................  A-2
 SECTION 1.7 Officers......................................................  A-2
 SECTION 1.8 Additional Actions............................................  A-2
 SECTION 1.9 Plan of Arrangement...........................................  A-2

                                   ARTICLE II

 EFFECT OF THE MERGER AND THE CANADIAN ARRANGEMENT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

 SECTION 2.1 Effect on Common Stock of the Company and Sub................  A-3
 SECTION 2.2 Effect on Capital Stock of Canadian Co. and Canadian Sub.....  A-3
 SECTION 2.3 Exchange of Certificates.....................................  A-3
 SECTION 2.4 Assumption of Company Stock Options..........................  A-6
 SECTION 2.5 Effect on Company Convertible Preferred Stock................  A-6
 SECTION 2.6 Effect on Company Special Voting Stock.......................  A-7
 SECTION 2.7 Convertible Notes............................................  A-7

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

 SECTION 3.1 Representations and Warranties of the Company................   A-7
 SECTION 3.2 Representations and Warranties of Parent and Sub.............  A-23

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

 SECTION 4.1 Conduct of Business..........................................  A-27
 SECTION 4.2 No Solicitation by the Company...............................  A-30

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

 SECTION 5.1 Preparation of Form S-4 and the Proxy Statements;
             Stockholders' Meetings.....................................  A-32
 SECTION 5.2 Access to Information; Confidentiality.....................  A-32

 SECTION 5.3  Reasonable Efforts; Notification........................   A-33
 SECTION 5.4  Benefit Plans...........................................   A-33
 SECTION 5.5  Indemnification.........................................   A-34
 SECTION 5.6  Fees and Expenses.......................................   A-35
 SECTION 5.7  Public Announcements....................................   A-35
 SECTION 5.8  Accounting Treatment....................................   A-35
 SECTION 5.9  Affiliates..............................................   A-35
 SECTION 5.10 Stock Exchange Listing..................................   A-35

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

 SECTION 6.1  Conditions to Each Party's Obligation to Effect the
               Merger.................................................   A-35
 SECTION 6.2  Conditions to Obligations of Parent and Sub.............   A-37
 SECTION 6.3  Conditions to Obligation of the Company.................   A-37

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

 SECTION 7.1  Termination.............................................   A-38
 SECTION 7.2  Termination Fee; Effect of Termination..................   A-39
 SECTION 7.3  Amendment...............................................   A-40
 SECTION 7.4  Extension; Waiver.......................................   A-40
 SECTION 7.5  Procedure for Termination, Amendment, Extension or
               Waiver.................................................   A-40
 SECTION 7.6  Parent Delaying Transactions............................   A-40

                                  ARTICLE VIII

                               GENERAL PROVISIONS

 SECTION 8.1  Non-Survival of Representations and Warranties..........   A-41
 SECTION 8.2  Notices.................................................   A-41
 SECTION 8.3  Definitions.............................................   A-41
 SECTION 8.4  Interpretation..........................................   A-42
 SECTION 8.5  Severability............................................   A-42
 SECTION 8.6  Counterparts............................................   A-42
 SECTION 8.7  Entire Agreement; No Third-Party Beneficiaries..........   A-42
 SECTION 8.8  Governing Law...........................................   A-42
 SECTION 8.9  Assignment..............................................   A-42
 SECTION 8.10 Enforcement.............................................   A-42

                             INDEX OF DEFINED TERMS

 DEFINED TERM                                                                       SECTION
 ------------                                                                       -------
 affiliate........................................................................  8.3
 Agreement........................................................................  Preamble
 Articles of Merger...............................................................  1.3
 Canadian Arrangement.............................................................  Recitals
 Canadian Arrangement Agreement...................................................  Recitals
 Canadian Capital Stock...........................................................  3.1(c)
 Canadian Co......................................................................  1.9
 Canadian Co. Employee Stock Plans................................................  3.1(c)
 Canadian Co. Exchangeable Shares.................................................  Recitals
 Canadian Co. Stock Options.......................................................  3.1(c)
 Canadian Co. Rights..............................................................  3.1(c)
 Canadian Co. Rights Agreement....................................................  3.1(c)
 Canadian Proxy Statement.........................................................  3.1(f)
 Canadian Securities Documents....................................................  3.1(e)
 Canadian Shareholder Approval....................................................  3.1(j)
 Canadian Sub.....................................................................  1.9
 Certificates.....................................................................  2.3(b)
 Closing..........................................................................  1.2
 Closing Date.....................................................................  1.2
 Code.............................................................................  2.4(a)
 Common Shares Trust..............................................................  2.3(e)
 Company..........................................................................  Preamble
 Company Acquisition..............................................................  7.2(c)
 Company Assets...................................................................  3.1(v)
 Company Business Personnel.......................................................  3.1(r)
 Company Capital Stock............................................................  3.1(c)
 Company Common Stock.............................................................  Recitals
 Company Convertible Preferred Stock..............................................  2.5
 Company Disclosure Letter........................................................  3.1(b)
 Company Employee Stock Plans.....................................................  3.1(c)
 Company Material Adverse Effect..................................................  3.1(a)
 Company Rights...................................................................  3.1(c)
 Company Rights Agreement.........................................................  3.1(c)
 Company SEC Documents............................................................  3.1(e)
 Company Series A Preferred Stock.................................................  3.1(c)
 Company Significant Subsidiary...................................................  3.1(a)
 Company Special Voting Stock.....................................................  2.6
 Company Stockholder Approval.....................................................  3.1(j)
 Company Stock Options............................................................  3.1(c)
 Company Subsidiary...............................................................  3.1(a)
 Company Takeover Proposal........................................................  4.2(a)
 Company's Stockholders' Meeting..................................................  5.1(b)
 Confidentiality Agreement........................................................  5.2
 Controlled Group Liability.......................................................  3.1(i)
 Conversion Number................................................................  Recitals
 Convertible Notes................................................................  3.1(c)
 Convertible Notes Agreement......................................................  2.7
 Contract.........................................................................  3.1(d)

 DEFINED TERM                                                                       SECTION
 ------------                                                                       -------
 Covered Employees................................................................  5.4
 Delaying Transaction.............................................................  7.6(c)
 Effective Time of the Merger.....................................................  1.3
 Employee Benefit Plan............................................................  3.1(i)
 Encumbrance......................................................................  3.1(p)
 Encumbrances.....................................................................  3.1(p)
 Environmental Laws...............................................................  3.1(p)
 Environmental Liabilities........................................................  3.1(p)
 ERISA............................................................................  3.1(i)
 ERISA Affiliate..................................................................  3.1(i)
 Excess Shares....................................................................  2.3(e)
 Exchange Act.....................................................................  3.1(d)
 Exchange Agent...................................................................  2.3(a)
 Exchange Fund....................................................................  2.3(a)
 Existing Data....................................................................  3.1(p)
 Filed Company SEC Documents......................................................  3.1(g)
 Filed Parent SEC Documents.......................................................  3.2(g)
 FIRPTA Certificate...............................................................  6.2(e)
 Form S-4.........................................................................  3.1(f)
 GAAP.............................................................................  Recitals
 Governmental Entity..............................................................  3.1(d)
 Governmental Fees................................................................  3.1(p)
 Liens............................................................................  3.1(b)
 Material Breach..................................................................  7.2(c)
 Material Employment Agreement....................................................  3.1(i)
 Maximum Premium..................................................................  5.5(b)
 Merger...........................................................................  Recitals
 Multiemployer Plan...............................................................  3.1(i)
 Multiple Employer Plan...........................................................  3.1(i)
 NGCL.............................................................................  1.1
 NYSE.............................................................................  2.3(e)
 Operating Properties.............................................................  3.1(p)
 Options..........................................................................  3.1(c)
 Outside Date.....................................................................  7.1(b)
 Parent...........................................................................  Preamble
 Parent Capital Stock.............................................................  3.2(c)
 Parent Common Stock..............................................................  Recitals
 Parent Convertible Preferred Stock...............................................  2.5(b)
 Parent Disclosure Letter.........................................................  3.2(b)
 Parent Employee Stock Options....................................................  3.2(c)
 Parent Employee Stock Plans......................................................  3.2(c)
 Parent Material Adverse Effect...................................................  3.2(a)
 Parent Preferred Stock...........................................................  3.2(c)
 Parent Rights....................................................................  3.2(c)
 Parent Rights Agreement..........................................................  3.2(c)
 Parent SEC Documents.............................................................  3.2(e)
 Parent Series A Preferred Stock..................................................  3.2(c)
 Parent Subsidiary................................................................  3.2(a)
 PBGC.............................................................................  3.1(i)
 Permits..........................................................................  3.1(d)

 DEFINED TERM                                                                       SECTION
 ------------                                                                       -------
 person...........................................................................  8.3
 Preferred Stockholder Approval...................................................  3.1(j)
 Plan.............................................................................  3.1(i)
 Proxy Statement..................................................................  3.1(d)
 PwC..............................................................................  6.1(f)
 Qualified Plans..................................................................  3.1(i)
 Relief...........................................................................  3.1(e)
 Safety Acts......................................................................  3.1(s)
 SEC..............................................................................  2.4(b)
 Securities Act...................................................................  2.3(d)
 Sub..............................................................................  Preamble
 subsidiary.......................................................................  8.3
 Superior Proposal................................................................  4.2(a)
 Surviving Corporation............................................................  1.1
 Taxes............................................................................  3.1(m)
 Tax Returns......................................................................  3.1(m)
 Voting/Support Agreement.........................................................  3.1(+)
 Withdrawal Liability.............................................................  3.1(i)

   This Agreement and Plan of Merger (this "Agreement") dated as of June 21, 2000, among Newmont Mining Corporation, a Delaware corporation ("Parent"), Bounty Merger Corp., a Nevada corporation and a wholly owned subsidiary of Parent ("Sub") and Battle Mountain Gold Company, a Nevada corporation (the "Company").

   WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.10 per share, of the Company ( "Company Common Stock"), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive 0.105 (as adjusted pursuant to Section 2.1(d), the "Conversion Number") of a fully paid and nonassessable share of common stock, par value $1.60 per share, of Parent ("Parent Common Stock");

   WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and the form of Arrangement Agreement, dated the date hereof, attached as Exhibit A to this Agreement (the "Canadian Arrangement Agreement"), each issued and outstanding exchangeable share of Battle Mountain Canada Ltd. ("Canadian Co. Exchangeable Shares"), other than those owned directly or indirectly by the Company or by holders of Canadian Co. Exchangeable Shares who validly exercise rights of dissent, will be exchanged for the right to receive the Conversion Number of a fully paid and nonassessable share of Parent Common Stock (the "Canadian Arrangement");

   WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Canadian Arrangement and also to prescribe various conditions to the Merger and the Canadian Arrangement; and

   WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP").

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                      THE MERGER AND CANADIAN ARRANGEMENT

   SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada General Corporation Law (including Chapter 92A thereof, the "NGCL"), Sub shall be merged with and into the Company at the Effective Time of the Merger. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"), and shall succeed to and assume all the rights, properties, liabilities and obligations of Sub in accordance with the NGCL. At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger or Canadian Sub in the Canadian Arrangement; provided that such substitution does not adversely affect the rights of the holders of Company Common Stock or Canadian Co. Exchangeable Shares under this Agreement or the Canadian Arrangement Agreement (or unless the Company shall otherwise consent to such substitution, such consent not to be unreasonably withheld). In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

   SECTION 1.2. Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place as soon as reasonably practicable after satisfaction or waiver of the conditions set forth in Article VI capable of being satisfied prior to the Closing, but in any event no later than the fifth business day after such time (the "Closing Date"), at 10:00 a.m. at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, unless another time, date or place is agreed to in writing by Parent and the Company.

   SECTION 1.3. Effective Time of the Merger. Upon the Closing, the parties shall file with the Secretary of State of the State of Nevada articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the NGCL, and shall make all other filings, recordings or publications required under the NGCL in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Nevada Secretary of State, or at such other time as the parties may agree and specify in the Articles of Merger (the time the Merger becomes effective, the "Effective Time of the Merger").

   SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 92A.250 of the NGCL.

   SECTION 1.5. Articles of Incorporation and By-laws. (a) The Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. Notwithstanding the foregoing, at the option of the Parent, the Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation, except for Article I thereof, which shall continue to read "The name of the corporation is "Battle Mountain Gold Company'," until thereafter changed or amended as provided therein or by applicable law.

   (b) The By-laws of Sub as in effect immediately prior to the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   SECTION 1.6. Directors. The individuals who are the directors of Sub immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation until thereafter they cease to be directors in accordance with the NGCL and the Articles of Incorporation and By-laws of the Surviving Corporation.

   SECTION 1.7. Officers. The individuals who are the officers of the Company immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation until thereafter they cease to be officers in accordance with the NGCL and the Articles of Incorporation and By-laws of the Surviving Corporation.

   SECTION 1.8. Additional Actions. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the provisions of this Agreement, the Company shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

   SECTION 1.9. Plan of Arrangement. Contemporaneously with the execution of this Agreement, Parent, Sub, the Company and Battle Mountain Canada Ltd., an Ontario corporation and a subsidiary of the Company ("Canadian Co.") shall execute and enter into the Canadian Arrangement Agreement under which the Canadian Arrangement shall be effected at the Effective Time of the Merger pursuant to the Canadian Arrangement Agreement. Pursuant to the terms of the Canadian Arrangement Agreement, Parent may effect the Canadian Arrangement through a Nova Scotia unlimited liability company to be formed by Parent as a wholly owned subsidiary of Parent ("Canadian Sub").

                                   ARTICLE II

 EFFECT OF THE MERGER AND THE CANADIAN ARRANGEMENT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

   SECTION 2.1. Effect on Common Stock of the Company and Sub. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

     (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company and each share of Company Common Stock that is owned by Parent or Sub shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

     (c) Conversion of Company Common Stock. Subject to Section 2.3(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive the Conversion Number of fully paid and nonassessable shares of Parent Common Stock. As of the Effective Time of the Merger, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such certificates, certificates representing the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends to the extent provided in Section 2.3(c) to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.3, without interest.

     (d) Adjustment of Conversion Number. In the event that, prior to the Effective Time of the Merger, Parent shall declare or set a record date prior to the Effective Time of the Merger for a stock dividend or other distribution payable in Parent Common Stock or securities convertible into Parent Common Stock, or effect or set a record date prior to the Effective Time of the Merger for a stock split, reclassification, combination or other change with respect to Parent Common Stock, the Conversion Number shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

   SECTION 2.2. Effect on Capital Stock of Canadian Co. and Canadian Sub. As of the effective time of the Canadian Arrangement (which shall be simultaneous with the Effective Time of the Merger), the effect on the shares of capital stock of Canadian Sub and Canadian Co. will be as provided for in accordance with the Canadian Arrangement Agreement.

   SECTION 2.3. Exchange of Certificates. (a) Exchange Agent. Immediately following the Effective Time of the Merger, (i) Parent shall deposit with ChaseMellon Shareholder Services LLC or such other bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, and
(ii) Parent (or at Parent's option, Canadian Sub) shall deposit with the Exchange Agent for the benefit of holders of Canadian Co. Exchangeable Shares, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time of the Merger, the "Exchange Fund") issuable pursuant to Section 2.1 and 2.2 in exchange for outstanding shares of Company Common Stock and Canadian Co. Exchangeable Shares.

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of Company Common Stock or outstanding

Canadian Co. Exchangeable Shares, other than shares of Company Common Stock to be cancelled or retired in accordance with Section 2.1(b) and other than Canadian Co. Exchangeable Shares that are not to be exchanged for shares of Parent Common Stock pursuant to the Canadian Arrangement (the "Certificates") ,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II or the Canadian Arrangement Agreement, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock or Canadian Co. Exchangeable Shares that is not registered in the transfer records of the Company or Canadian Co., a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the certificate representing the appropriate number of whole shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to the extent provided in Section 2.3(e) and any dividends to the extent provided in Section 2.3(c). No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of Parent Common Stock. Any amounts payable or deliverable pursuant to this Agreement shall be subject to and made net of applicable withholding taxes to the extent such taxes are imposed under applicable law as determined by Parent in its reasonable discretion.

   (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(e), until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e), and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

   (d) No Further Ownership Rights in Company Common Stock or Canadian Co. Exchangeable Shares. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this
Article II (including any cash paid pursuant to Section 2.3(c) or 2.3(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock or Canadian Co. Exchangeable Shares theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or Canadian Co. of the shares of Company Common Stock or Canadian Co. Exchangeable Shares, respectively, which were outstanding immediately prior to the Effective Time of the Merger (other than Canadian Co. Exchangeable Shares held by Parent, Canadian Co., Canadian Sub, the Company or any wholly owned subsidiary of any of them or any of their transferees). If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation, Canadian Co. or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), shall not be exchanged until Parent has received written undertakings from such person in the form attached as Exhibit B to this Agreement.

   (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

   (ii) As promptly as practicable following the Effective Time of the Merger, the Exchange Agent shall determine the excess of (A) the number of shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to
Section 2.3(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of the Certificates pursuant to Section 2.3(b) (such excess, the "Excess Shares"). As soon as practicable after the Effective Time of the Merger, the Exchange Agent, as agent for the holders of the Certificates, shall sell the Excess Shares at the then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE") all in the manner provided in
Section 2.3(e)(iii).

   (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The proceeds from such sale or sales available for distribution to the holders of Certificates shall be reduced by the compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, including all related commissions, transfer taxes and other out-of-pocket transaction costs. Until the net proceeds of such sale or sales have been distributed to the holders of the Certificates, the Exchange Agent shall hold such proceeds in trust for the holders of the Certificates (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of a Certificate shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of a Certificate is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of the Certificates are entitled.

   (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders of Certificates who have surrendered their Certificates in accordance with this Article II.

   (f) Termination of Exchange Fund and Common Shares Trust. Any portion of the Exchange Fund and Common Shares Trust which remains undistributed to the holders of Certificates for six months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

   (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund or the Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

   (h) Investment of Exchange Fund and Common Shares Trust. The Exchange Agent shall invest any cash included in the Exchange Fund and Common Shares Trust, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent; provided that any losses shall be solely for Parent's account.

   SECTION 2.4. Assumption of Company Stock Options. (a) The Company shall take all actions necessary so that at the Effective Time of the Merger, all Company Stock Options that are then outstanding and unexercised shall cease to represent a right to acquire shares of Company Common Stock or Canadian Co. Exchangeable Shares and shall be converted automatically into options to purchase shares of Parent Common Stock, and Parent shall assume each such Company Stock Option subject to the terms of the Company Employee Stock Plans or Canadian Co. Employee Stock Plans under which each such Company Stock Option was issued; provided, however, that, from and after the Effective Time of the Merger, (A) the number of shares of Parent Common Stock purchasable upon exercise of such Company Stock Option shall be equal to the number of shares of Company Common Stock or Canadian Co. Exchangeable Shares that were purchasable under such Company Stock Option immediately prior to the Effective Time of the Merger multiplied by the Conversion Number, rounding to the nearest whole share, and (B) the per share exercise price under each such Company Stock Option shall be adjusted by dividing the per share exercise price of each such Company Stock Option by the Conversion Number, rounded to the nearest cent. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Company Stock Option that is intended to be an "incentive stock option" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be adjusted in accordance with the requirements of
Section 424 of the Code. Similarly, the number of shares and the per share exercise price of each Canadian Co. Stock Option or in respect of any other stock based award granted under Canadian Co. Employee Stock Plans shall be adjusted in accordance with subsection 7(1.4) of the Income Tax Act (Canada). Accordingly, with respect to any incentive stock options, Canadian Co. Stock Options or stock based awards granted under the Canadian Co. Employee Stock Plans, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

   (b) At or prior to the Effective Time of the Merger, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent's obligations under this Section 2.4. Not later than 60 days after the Closing Date, Parent shall file with the United States Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (or other appropriate form) under the Securities Act with respect to the shares of Parent Common Stock subject to options to acquire Parent Common Stock issued pursuant to this Section 2.4.

   SECTION 2.5. Effect on Company Convertible Preferred Stock. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder of any shares of $3.25 Convertible Preferred Stock of the Company ("Company Convertible Preferred Stock"):

     (a) Each share of Company Convertible Preferred Stock that is owned by the Company or by Parent shall be cancelled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (b) Each share of Company Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares to be cancelled under Section 2.5(a)) shall be converted, automatically and without the requirement of any exchange of any certificate representing such share, into one share of preferred stock of Parent to be designated as the $3.25 Convertible Preferred Stock of Parent ("Parent Convertible Preferred Stock") with the rights and preferences set forth in the form of the Certificate of Designation attached as Exhibit D to this Agreement. The terms of the Parent Convertible Preferred Stock shall be substantively identical to the terms of the Company Convertible

  Preferred Stock, except for changes required by applicable law and except that the number of shares of Parent Common Stock into which each such share of Parent Convertible Preferred Stock may be converted, under the terms thereof, shall be calculated based on an initial Conversion Price (as defined in the Certificate of Designation of the Company Convertible Preferred Stock) of $10.50 divided by the Conversion Number.

     (c) All Company Convertible Preferred Stock converted into Parent Convertible Preferred Stock pursuant to this Section 2.5 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time of the Merger, and each certificate previously representing any such Company Convertible Preferred Stock shall as of the Effective Time of the Merger be deemed to represent as of the Effective Time of the Merger the number of shares of Parent Convertible Preferred Stock equal to the number of shares of Company Convertible Preferred Stock previously represented by such certificate. At the request of any holder of a certificate previously representing any such Company Convertible Preferred Stock, and upon surrender of such certificate with such other documents as Parent may reasonably request, Parent will issue a new certificate representing a number of shares of Parent Convertible Preferred Stock equal to the number of shares of Company Convertible Preferred Stock previously represented by such certificate.

   SECTION 2.6. Effect on Company Special Voting Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any share or shares of special voting stock, par value $0.10 per share ("Company Special Voting Stock") of the Company, each share of Company Special Voting Stock shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

   SECTION 2.7. Convertible Notes. In connection with the Merger, the Company shall take all actions required to be taken by it under the Fiscal Agency Agreement, dated January 4, 1990, between the Company and Citibank, N.A. (the "Convertible Notes Agreement"), prior to consummation of the Merger. In addition, Parent shall, or shall cause the Surviving Corporation to, take all actions required to be taken under the Convertible Notes Agreement following consummation of the Merger.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

   SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

     (a) Organization, Standing and Corporate Power. Each of the Company and its subsidiaries (each a "Company Subsidiary") is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not (i) have a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole (other than as a result of or effects relating directly to (A) general economic conditions or (B) changes in or affecting the gold mining industry in general), or (ii) prevent the Company from performing its obligations on a timely basis under this Agreement (a "Company Material Adverse Effect"). The Company has made available to Parent complete and correct copies of the Amended and Restated Articles of Incorporation and By-laws of the Company and the certificates of incorporation and by-laws or comparable organization documents of the Company Significant Subsidiaries, in each case, as amended to the date of this Agreement. For purposes of this Agreement, a "Company Significant Subsidiary" means any Company Subsidiary that constitutes a significant subsidiary of the Company within the meaning of Rule 1-02 of Regulation S-X of the SEC. The Company is not in violation of any provision of the Amended and Restated Articles of Incorporation or By-laws of the Company, and no Company Subsidiary is in violation of any provisions of its certificate of incorporation, by-laws or comparable organizational documents, except to the extent that such violations would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) Company Subsidiaries. Section 3.1(b) of the letter from the Company, dated the date of this Agreement, addressed to Parent (the "Company Disclosure Letter") lists each Company Subsidiary (other than joint ventures that are immaterial to the current and contemplated operation of the Company) and the ownership interest therein of the Company. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Section 3.1(b) of the Company Disclosure Letter, are owned by the Company, by another subsidiary of the Company or by the Company and another Company Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of the Company Subsidiaries and except for the ownership interests set forth in Section 3.1(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest, with a fair market value as of the date of this Agreement greater than $1,000,000, in any person.

     (c) Capital Structure.

       (i) The authorized capital stock of the Company ("Company Capital Stock") consists of (A) 500,000,000 shares of Company Common Stock, (B) 50,000,000 shares of preferred stock, par value $1.00 per share and (C) one share of Company Special Voting Stock. Pursuant to a Resolution Establishing Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, the Board of Directors of the Company created a series of 5,000,000 shares of preferred stock designated as "Series A Junior Participating Preferred Stock," par value $1.00 per share ("Company Series A Preferred Stock"), which shares are issuable in connection with the rights to purchase shares of Company Series A Preferred Stock (the "Company Rights") that were issued pursuant to the Rights Agreement, dated as of November 10, 1988, as amended and restated as of July 19, 1996, as further amended effective November 10, 1998, between the Company and The Bank of New York, as Rights Agent (the "Company Rights Agreement"). At the close of business on June 20, 2000: (A) 131,682,988 shares of Company Common Stock were outstanding, 2,299,980 shares of Company Convertible Preferred Stock were outstanding and one share of Company Special Voting Stock was outstanding, all of which were validly issued, fully paid and nonassessable, and no shares of Company Series A Preferred Stock, or of any other series of preferred stock of the Company, were outstanding;
    (B) no shares of Company Common Stock were held by the Company in its treasury; (C) 6,122,019 shares of Company Common Stock were issuable upon the exercise of outstanding employee or outside director stock options (together with the Canadian Co. Common Stock Options, the "Company Stock Options") and other stock-based awards that were granted pursuant to the Company's employee and director stock plans set forth in Section 3.1(c) of the Company Disclosure Letter (the "Company Employee Stock Plans"); (D) 148,194,939 shares of Company Common Stock were issuable upon conversion of Canadian Co. Exchangeable Shares; (E) 10,952,505 shares of Company Common Stock were issuable upon conversion of the outstanding shares of Company Convertible Preferred Stock; and
    (F) 5,000,000 shares of Company Series A Preferred Stock were reserved for issuance in connection with the Company Rights. The authorized capital stock of the Canadian Co. (the "Canadian Capital Stock") consists of (A) an unlimited number of common shares of Canadian Co.,
    (B) an unlimited number of Canadian Co. Exchangeable Shares, (C) an unlimited number of subordinate shares and (D) an unlimited number of preferred shares. At the close of business on June 20, 2000: (A) 100 Canadian Co. common shares were outstanding, (B) 148,194,939 Canadian Co. Exchangeable Shares were outstanding, (C) 907,700 Canadian Co. Exchangeable Shares were issuable upon the exercise of outstanding employee or outside director stock options (the "Canadian Co. Stock Options") and other stock-based awards that were granted pursuant to the Canadian Co.'s employees and director stock plans set forth in Section 3.1(c) of the Company Disclosure Letter (the "Canadian Co. Employee Stock Plans"), (D) 2,500,000 Canadian Co. Exchangeable Shares were reserved for issuance in connection with the rights to purchase Canadian Co. Exchangeable Shares (the "Canadian Co. Rights") that were issued pursuant to the Rights Agreement, dated as of July 19, 1996, as amended effective November 10, 1998, between Canadian Co. and CIBC Mellon Trust Company (the "Canadian Co. Rights Agreement"), (E) no subordinate shares were outstanding and (F) no preferred shares were outstanding. Except as set forth above or in Section 3.1(c) of the Company Disclosure Letter, at the close of business on June 20, 2000, (A) no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and (B) no shares of capital stock or other voting securities of the Canadian Co. were issued, reserved for issuance or outstanding. Except as set forth in Section 3.1(c) of the Company Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company must vote. Except for the 6% Convertible Subordinated Debentures due 2005 of the Company (the "Convertible Notes") or as set forth above and except as set forth in Section 3.1(c) of the Company Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, puts, calls, rights, commitments, agreements, arrangements or undertakings of any kind (collectively, "Options") to which the Company or any Company Subsidiary is a party or by which any of them is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to issue, transfer, grant, sell or pay for or repurchase any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such Options. All shares of Company Capital Stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The Company has previously provided Parent with a schedule setting forth the names of, and the number of shares of each class (including the number of shares issuable upon exercise of Company Stock Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of Company Stock Options, in each case as of the date reflected in such schedules. Section 3.1(c) of the Company Disclosure Letter sets forth the average exercise price for outstanding Company Stock Options as of the close of business on June 20, 2000. Other than 49,972,225 Canadian Co. Exchangeable Shares owned by the Company and 1000 Canadian Co. Exchangeable Shares owned by Canadian Co., neither the Company nor any Company Subsidiary owns any Canadian Co. Exchangeable Shares, as of June 20, 2000, and any Canadian Co. Exchangeable Shares acquired by the Company or any Company Subsidiary after such date shall be acquired and held by the Company (except to the extent otherwise required pursuant to Section 6.2(2) or 7.2(2) of the provisions of the Canadian Co. Exchangeable Shares).

       (ii) The issuance and sale of all of the shares of capital stock described in this Section 3.1(c) have been in compliance in all material respects with applicable securities laws. Except in respect of the Canadian Co. Exchangeable Shares or as set forth in Section 3.1(c) of the Company Disclosure Letter, as of the date of this Agreement, there are not any outstanding contractual obligations or other requirements of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary, or provide a guarantee on behalf of, make any capital expenditure for, make any capital contribution to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. Except for registration rights on Company Common Stock issuable upon the conversion of Company Convertible Preferred Stock or the Convertible Notes or upon the exchange of Canadian Co. Exchangeable Shares or as set forth in Section 3.1(c) of the Company Disclosure Letter, the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity; copies of all such agreements have previously been provided to Parent.

     (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to (i) the Company Stockholder Approval, and (ii) the Preferred Stockholder Approval, to consummate the transactions contemplated by this Agreement, and Canadian Co. has all requisite corporate power to enter into the Canadian Arrangement Agreement and, subject to (i) Canadian Shareholder Approval and
  (ii) the approval of the Ontario Superior Court of Justice, to consummate the transactions contemplated by the Canadian Arrangement Agreement. The Board of Directors of the Company has unanimously approved this Agreement and the transactions contemplated by this Agreement, and has resolved to recommend to the Company's stockholders that they give the Company Stockholder Approval and to the holders of the Company Convertible Preferred Stock that they give the Preferred Stockholder Approval. The Board of Directors of the Canadian Co. has unanimously approved the Canadian Arrangement and the transactions contemplated by the Canadian Arrangement Agreement, and has resolved to recommend to the holders of the Canadian Co. Exchangeable Shares that they give the Canadian Shareholder Approval. The Company is the sole holder of all Common Shares of Canadian Co. and has consented to and approved the Canadian Arrangement Agreement and the transactions contemplated by the Canadian Arrangement Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval and the Preferred Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as set forth in Section 3.1(d) of the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement or the Canadian Arrangement Agreement and compliance with the provisions of this Agreement and the Canadian Arrangement Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under,
  (i) the Restated Articles of Incorporation or By-laws of the Company or the comparable organizational documents of any Company Subsidiary, (ii) any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written (a "Contract"), applicable to the Company or any Company Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Company Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (A) a proxy statement relating to the meetings of the Company's stockholders to be held in connection with the Merger and the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under Section 12 or 13(a) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which the

  Company is qualified to do business, (iii) filings with Canadian provincial regulatory authorities in connection with the Canadian Arrangement similar to those referred to in clauses (i) and (ii) above, (iv) those that may be required solely by reason of Parent's or Sub's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated by this Agreement, (v) the necessary filings, notices, approvals, confirmations, consents, declarations and/or decisions under antitrust laws, competition or other similar rules, regulations and judicial doctrines of any applicable jurisdictions, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under applicable Environmental Laws, (A) as may be required under the laws of any foreign country in which the Company or any Company Subsidiary conducts any business or owns any property or assets,
  (B) as are set forth in Section 3.1(d) of the Company Disclosure Letter or
  (C) that, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in
  Section 3.1(d) of the Company Disclosure Letter, the Company and the Company Subsidiaries possess all certificates, franchises, licenses, permits, authorizations and approvals issued to or granted by Governmental Entities (collectively, "Permits"), including pursuant to any Environmental Law, necessary to conduct their business as such business is currently conducted. Except as set forth in Section 3.1(d) of the Company Disclosure Letter, (i) all such Permits are validly held by the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance in all respects with all terms and conditions thereof, except for such instances where the failure to validly hold such Permits or the failure to have complied with such Permits has not, and is not reasonably expected to have, a Company Material Adverse Effect, (ii) none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Merger, other than such Permits the suspension, modification or nonrenewal of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and (iii) since January 1, 1997, neither the Company nor any Company Subsidiary has received any written warning, notice, notice of violation or probable violation or notice of revocation, from or on behalf of any Governmental Entity, alleging (A) any violation of any Permit significant to the conduct of the business of the Company or any material portion thereof or (B) that the Company or any Company Subsidiary requires any Permit required for its business, as such business is currently conducted, that is not currently held by it; except with respect to this clause (iii) as previously made available to Parent, provided that copies of such warnings and notices not of a material nature to the ongoing and contemplated operations of the Company are provided within one month of the date hereof.

     (e) SEC Documents; Canadian Regulatory Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1997 (the "Company SEC Documents"). As of its date, each Company SEC Document (as amended prior to the date hereof) complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, as of their respective dates (as amended prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later-filed Company SEC Document. Canadian Co. has filed all required reports, schedules, forms, statements and other documents (collectively, the "Canadian Securities Documents") with Canadian provincial regulatory authorities since January 1, 1997 in compliance with and subject to the exemptive relief afforded to Canadian Co. by such Canadian provincial securities regulatory authorities (the "Relief"). As of its date, subject to the Relief, each Canadian Securities Document complied in all material respects with the requirements of securities legislation in each applicable province and the rules and regulations promulgated thereunder. None of the Canadian Securities Documents, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later-filed Canadian Securities

  Document. The consolidated financial statements of the Company included in the Company SEC Documents (as amended prior to the date hereof) and Canadian Securities Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and (where applicable) the relevant Canadian provincial securities regulatory authorities with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as and to the extent disclosed, reflected or reserved against on the balance sheet or the notes thereto of the Company as of December 31, 1999 included in the Filed Company SEC Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in
  Section 3.1(e) of the Company Disclosure Letter, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.1(e) of the Company Disclosure Letter, none of the Company Subsidiaries is subject to the informational reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NYSE, any other stock exchange or any other comparable Governmental Entities.

     (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time any amendment or supplement to the Form S-4 is filed with the SEC, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Company's Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and
  (iii) the management information circular of the Canadian Co. relating to the Canadian Arrangement (the "Canadian Proxy Statement") will, at the date the Canadian Proxy Statement is first mailed to the Canadian Co.'s shareholders or at the time of the meeting of such shareholders at which the Canadian Arrangement is considered, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Canadian Proxy Statement will comply as to form in all material respects with applicable Canadian provincial corporate and securities legislation and the regulations, rules and published policy statements promulgated thereunder (subject, as applicable, to the Relief), except that no representation or warranty is made by the Company or the Canadian Co. with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement or the Canadian Proxy Statement.

     (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), since December 31, 1999 the Company has conducted its business only in the ordinary course, and:

       (i) since December 31, 1999, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

       (ii) since December 31, 1999 through the date of this Agreement, there has not been, except for regular quarterly Company Convertible Preferred Stock dividends not in excess of $.8125 per share, with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Company Capital Stock;

       (iii) since December 31, 1999 through the date of this Agreement, there has not been, except as provided for in this Agreement, any split, combination or reclassification of any Company Capital Stock or, except for issuances of Company Common Stock (A) in exchange for Canadian Co. Exchangeable Shares, (B) upon conversion of Company Convertible Preferred Stock or (C) upon the exercise of Company Stock Options, in each case, pursuant to the terms thereof, any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of Company Capital Stock;

       (iv) since December 31, 1999 through the date of this Agreement, there has not been, except as disclosed in Section 3.1(g) of the Company Disclosure Letter, (A) any granting by the Company or any Company Subsidiary to any officer of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with past practice as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or
    (C) any entry by the Company or any Company Subsidiary into any employment, severance or termination agreement with any such officer;

       (v) since December 31, 1999, there has not been any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP or as set forth in Section 3.1(g) of the Company Disclosure Letter; and

       (vi) since December 31, 1999 through the date of this Agreement, neither the Company nor any Company Subsidiary has engaged in any action which, if done after the date of this Agreement, would violate
    Section 4.1(a), except as set forth in Section 3.1(g) of the Company Disclosure Letter.

     (h) Litigation. Except as disclosed in Section 3.1(h) of the Company Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, and there is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary having, or that would be reasonably expected to have, any Company Material Adverse Effect. As of the date of this Agreement, except as disclosed in
  Section 3.1(h) of the Company Disclosure Letter, there is no suit, action or proceeding pending, or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary that, individually or in the aggregate, would reasonably be expected to prevent or delay in any material respect the consummation of the Merger or the transactions contemplated by this Agreement.

     (i) Employee Benefit Plans. (i) For purposes of this Agreement, the following terms have the definitions given below:

       "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans listed in Section 3.1(i) of the Company Disclosure Letter.

       "Employee Benefit Plan" means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries contributes or is obligated to contribute, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any nonqualified retirement, excess benefits, bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations thereunder.

       "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
    Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

       "Material Employment Agreement" means a contract, offer letter or agreement of the Company or any Company Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any Company Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services (including without limitation severance pay or benefits) in an amount or having a value in excess of $150,000 per year or $300,000 in the aggregate.

       "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

       "Plan" means any Employee Benefit Plan other than a Multiemployer
    Plan.

       "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

     (ii) Section 3.1(i) of the Company Disclosure Letter includes a complete list of all Employee Benefit Plans and all Material Employment Agreements.

     (iii) With respect to each Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (A) each writing constituting a part of such Plan, including without limitation all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any; and (F) the most recent determination letter from the Internal Revenue Service, if any. The Company has delivered or made available to Parent a true, complete and correct copy of each Material Employment Agreement. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Plan or Material Employment Agreement that have been adopted or approved nor has the Company or any of the Company Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan or Material Employment Agreement.

     (iv) Section 3.1(i) of the Company Disclosure Letter identifies each Plan that is intended to be a "qualified plan" within the meaning of
  Section 401(a) of the Code ("Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the Company's knowledge, there are no circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. Section 3.1(i) of the Company Disclosure Letter identifies each Plan which is intended to meet the requirements of Section 501(c)(9) of the Code, and each such plan meets such requirements and provides no disqualified benefits (as such term is defined in Section 4976(b) of the Code).

     (v) Except as set forth in Section 3.1(i)(v) of the Company Disclosure Letter, all contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements included in the Filed Company SEC Documents and there are no grantor trusts providing for funding of amounts payable pursuant to any Plans and/or Material Employment Agreements. Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either
  (A) funded through an insurance company contract (and is not a "welfare benefit fund" with the meaning of Section 419 of the Code) or (B) unfunded.

     (vi) With respect to each Employee Benefit Plan, the Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor, to the Company's knowledge, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of the Company Subsidiaries under ERISA or the Code.

     (vii) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (C) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full;
  (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of the Company Subsidiaries; and (E) the PBGC has not instituted proceedings to terminate any such Plan and, to the Company's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

     (viii) Except as set forth in Section 3.1(i)(viii) of the Company Disclosure Letter: (A) no Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"); (B) none of the Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (C) none of the Company and the Company Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. With respect to each Plan that is a Multiemployer Plan, except as set forth in Section 3.1(i)(viii) of the Company Disclosure Letter: (A) if the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no Withdrawal Liability would be incurred; and (B) none of the Company and the Company Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

     (ix) There does not now exist, nor, to the Company's knowledge, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a material liability of the Company or any of the Company Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Company nor any of the Company Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

     (x) Section 3.1(i) of the Company Disclosure Letter sets forth (A) a complete list of each Employee Benefit Plan or Material Employment Agreement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of the Company Subsidiaries, or could limit the right of the Company or any of the Company Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust or any Material Employment Agreement or related trust, and (B) the maximum amount of the "excess parachute payments" within the meaning of Section 280G of the Code that could become payable by the Company and the Company Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (xi) None of the Company and the Company Subsidiaries nor, to the Company's knowledge, any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Employee Benefit Plans or their related trusts, the Company, any of the Company Subsidiaries or any person that the Company or any of the Company Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

     (xii) Except as set forth in Section 3.1(i)(xii) of the Company Disclosure Letter, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and to the Company's knowledge, no set of circumstances exists which would reasonably be expected to give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which would reasonably be expected to result in any material liability of the Company or any of the Company Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan or any participant in a Plan.

     (xiii) The Company, the Company Subsidiaries and each member of their respective business enterprises has complied, in all material respects, with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign laws.

     (xiv) All Employee Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements in all material respects, (B) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

     (xv) Each individual who renders services to the Company or any of the Company Subsidiaries who is classified by the Company or such Company Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Employee Benefit Plans) is properly so characterized.

     (xvi) No deferral elections under the Company's 2000 Deferred Income Plan are in effect.

     (xvii) Except as set forth in Section 3.1(i) of the Company Disclosure Letter, no person will have any right, as a result of or in connection with the consummation of the transactions contemplated by this Agreement, to receive or elect to receive any cash payment with respect to all or any portion of any grant, award or other right under any Employee Benefit Plan or Material Employment Agreement that would, absent the transactions contemplated hereby, be payable in the form of Company Common Stock or with respect to any Company Stock Option.

     (j) Voting Requirements. The approval and adoption of this Agreement by the holders of a majority of the votes in respect of the outstanding shares of Company Common Stock and Company Special Voting Stock, voting together as a single class (the "Company Stockholder Approval") the approval and adoption of this Agreement by the holders of the number of votes required by law in respect of the outstanding shares of Company Convertible Preferred Stock, voting separately (the "Preferred Stockholder Approval") so long as the Company Convertible Preferred Stock remains outstanding, and the approval of the Canadian Arrangement by not less than 66 2/3% of the votes cast in respect thereof by the holders of Canadian Co. Common Shares and Canadian Co. Exchangeable Shares (other than shares of Canadian Co. Exchangeable Shares held by the Company or any Company Subsidiary), voting separately (the "Canadian Shareholder Approval"), are the only votes of the holders of any class or series of Company Capital Stock or Canadian Capital Stock necessary to approve this Agreement and the transactions contemplated by this Agreement. For purposes of the Company Stockholder Approval,
  (i) each outstanding share of Company Common Stock is entitled to one vote and (ii) the outstanding share of Company Special Voting Stock is entitled to a number of votes equal to the number of outstanding Canadian Co. Exchangeable Shares. The votes attributable to the Company Special Voting Stock are required to be cast in accordance with the instructions of the holders of the Canadian Co. Exchangeable Shares.

     (k) Brokers; Schedule of Fees and Expenses. Except as set forth in
  Section 3.1(k) of the Company Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent true and complete copies of all agreements that are referred to in Section 3.1(k) of the Company Disclosure Letter and all indemnification and other agreements related to the engagement of the persons so listed.

     (l) Opinion of Financial Advisor. The Company has received the opinion of CIBC World Markets Corp., dated the date of this Agreement, to the effect that, as of such date, the Conversion Number is fair, from a financial point of view, to the holders of the Company Common Stock and Canadian Co. Exchangeable Shares, a copy of the written opinion of which will be promptly delivered to Parent.

     (m) Taxes. (i) The Company and the Company Subsidiaries have duly filed or caused to be filed all material federal, state, local and foreign income, franchise, excise, real and personal property, Nevada net proceeds of mine and other Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or the Company Subsidiaries prior to the date hereof. All of the foregoing Tax Returns are true and correct (except for such inaccuracies that are, individually or in the aggregate, immaterial), and the Company and the Company Subsidiaries have, within the time and manner prescribed by applicable law, paid or, prior to the Effective Time of the Merger, will pay all Taxes, interest and penalties required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any federal, state, foreign, local or other taxing authority other than any Taxes the validity of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with GAAP have been provided on the books of the Company. Except as set forth in
  Section 3.1(m) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries have any material liability for any Taxes in excess of the amounts so paid or reserves so established and neither the Company nor any of the Company Subsidiaries is delinquent in the payment of any material Tax. Except as set forth in Section 3.1(m) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed. No deficiencies for any material amount of Tax have been proposed, asserted or assessed in writing (tentatively or definitely), in each case, by any taxing authority, against the Company or any of the Company Subsidiaries for which there are not adequate reserves. Except as set forth in Section 3.1(m) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is the subject of any currently ongoing Tax audit except for those that are, individually or in the aggregate, immaterial. Except as set forth in Section 3.1(m) of the Company Disclosure Letter, there are no pending requests for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. Except as set forth in Section 3.1(m) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company or any of the Company Subsidiaries (other than liens for Taxes not yet due). To the knowledge of the Company, no claim has ever been made in writing by an authority in a jurisdiction where the Company and the Company Subsidiaries do not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of the Company Subsidiaries has filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

     (ii) Except as set forth in Section 3.1(m) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to material Taxes. Except as set forth in Section 3.1(m) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding the Company or any of the Company Subsidiaries that (A) requires the Company or any of the Company Subsidiaries to make any material Tax payment to or for the account of any other person, (B) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or any of the Company Subsidiaries, or (C) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of the Company Subsidiaries, from any other person.

     (iii) The Company and the Company Subsidiaries have withheld and paid or have caused to be withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

     (iv) Neither the Company nor any of the Company Subsidiaries is responsible for any material Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise.

     (v) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

     (vi) Neither the Company nor any of the Company Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under
  Section 355 of the Code (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the date of the Effective Time of the Merger) or (B) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

     (vii) "Tax Returns" means returns, reports and forms required to be filed with any Governmental Entity of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

     (viii) "Taxes" means (A) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, and Nevada net proceeds of mine and other similar taxes, together with any interest or penalties imposed with respect thereto and (B) any obligations under any agreements or arrangements with respect to any taxes described in clause (A) above.

     (n) Compliance with Laws. Neither the Company nor any Company Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

     (o) Accounting Matters. Neither the Company nor, to its best knowledge, any of its affiliates, has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests. The Company does not have actual knowledge of any other reason that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

     (p) Title to and Condition of Properties. (i) Each of the Company and the Company Subsidiaries has good and marketable title (applying customary standards in the mining industry) to its Operating Properties (other than property as to which it is a lessee, in which case it has a valid leasehold interest and has not received any notice of default of the terms and provisions of such leases), free and clear of all Encumbrances created by, through or under the Company or any Company Subsidiaries, except those matters identified in Section 3.1(p) of the Company Disclosure Letter. For the purposes of this Agreement, "Operating Properties" means operating properties, the Phoenix development project and properties with proven and probable ore reserves.

     (ii) All real and tangible personal property of the Company and each of the Company Subsidiaries is in generally good repair and is operational and usable in the operation of the Company, subject to normal wear and tear and technical obsolescence, except for such property whose failure to be in such condition would not be reasonably likely to have a Company Material Adverse Effect.

     (iii) The Company has delivered to or made available for inspection by Parent all material Existing Data in its possession or control, and true and correct copies of all material leases or other material contracts relating to its Operating Properties.

     (iv) Except as to matters otherwise disclosed in writing to Parent prior to the date of this Agreement:

       (A) to the Company's knowledge, the conditions existing on or with respect to the real properties owned, leased or used by the Company or the Company Subsidiaries or in which the Company or the Company Subsidiaries otherwise has an interest, and its ownership and operation of such properties are not in violation of any applicable laws (including without limitation any Environmental Laws), nor causing or permitting any condition which is reasonably likely to result in the creation of any Environmental Liabilities;

       (B) to the Company's knowledge, there have been no past violations by it or by any of its predecessors or Company Subsidiaries in title of any Environmental Laws or other applicable laws affecting or pertaining to any real property owned, leased or used by the Company or in which the Company or the Company Subsidiaries otherwise has an interest, nor any past creation of damage or threatened damage on, about or in the general vicinity of any such property which is reasonably likely to result in the creation of any Environmental Liabilities; and

       (C) the Company has not received inquiry from or notice of a pending investigation from any Governmental Entity or of any administrative or judicial proceeding concerning the violation of any applicable laws or any Environmental Liabilities.

     (v) To the knowledge of the Company, the Company has furnished or made available to Parent, copies of all material third party and internal environmental or other like reports prepared by or for the Company or any Company Subsidiary with respect to any real property owned, leased or used by the Company or any Company Subsidiary.

     (vi) As used in this Agreement, the following terms shall have the meanings specified:

       "Encumbrance" or "Encumbrances" means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, net smelter returns, royalties or overriding royalty interests, other payments out of production, or other burdens of a similar nature.

       "Environmental Laws" means applicable laws aimed at reclamation or restoration of the real properties owned, leased or used by the Company or in which the Company otherwise has an interest; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including, without limitation, ambient air, surface water and groundwater; and all other applicable laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

       "Environmental Liabilities" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted by any person or entity (including any Governmental Entity) other than the Company, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (A) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the real properties owned, leased or used by the Company or in which the Company otherwise has an interest and/or emanating or migrating and/or threatening to emanate or migrate from such properties to off-site properties, (B) physical disturbance of the environment, or (C) the violation or alleged violation or any Environmental Laws.

       "Existing Data" means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, records, and other material information developed in operations on the real properties owned, leased or used by the Company or in which the Company otherwise has or had an interest prior to the date of this Agreement.

       "Governmental Fees" means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by applicable laws to locate and hold unpatented mining claims and mill sites, or any exploration or mining concessions or like interest granted by any Governmental Entity.

     (q) Contracts. Section 3.1(q) of the Company Disclosure Letter lists all Contracts to which the Company or a Company Subsidiary (other than Contracts permitted to be entered into under Section 4.1(a)) is a party and which fall within any of the following categories: (i) Contracts not entered into in the ordinary course of the Company's business that are material to the day-to-day operation of the

  Company's business; (ii) joint venture, partnership and like agreements (other than any such Contracts that are immaterial to the current or contemplated operations of the Company); (iii) Contracts which are equipment leases involving payments by the Company or a Company Subsidiary of more than $1,000,000 per year; (iv) Contracts containing covenants purporting to limit the freedom of the Company or a Company Subsidiary (A) in any material respect to compete in any line of business in any geographic area, (B) in any material respect to hire any individual or group of individuals or (C) except as previously disclosed to Parent, to acquire any business or any securities, assets or properties of any entity;
  (v) Contracts which after the Effective Time of the Merger would have the effect of limiting the freedom of Parent or its subsidiaries (other than the Company and its subsidiaries) (A) in any material respect to compete in any line of business in any geographic area, (B) in any material respect to hire any individual or group of individuals or (C) except as previously disclosed to Parent, to acquire any business or any securities, assets or properties of any entity; (vi) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company or a Company Subsidiary in any material respect; (vii) Contracts relating to any outstanding commitment for capital expenditures in excess of $1,000,000; (viii) Contracts relating to the existing hedging activities of the Company or any Company Subsidiary as of June 15, 2000; (ix) Contracts with any labor organization; (x) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $1,000,000, letters of credit or other agreements or instruments of the Company or a Company Subsidiary or commitments for the borrowing or the lending of amounts in excess of $1,000,000 by the Company or a Company Subsidiary or providing for the creation of any charge, security interest, encumbrance or Lien upon any of the assets of the Company or a Company Subsidiary; (xi) Contracts providing for the payment of any net profits interest, royalties, or overriding royalty interests or other payments out of production in connection with the Operating Properties; (xii) Contracts with or for the benefit of any affiliate of the Company or immediate family member thereof (other than subsidiaries of the Company); and (xiii) Contracts containing any rights on the part of any party, including joint venture partners or entities, to acquire mining or other property rights from the Company or a Company Subsidiary (other than any such Contracts that are immaterial to the current or contemplated operations of the Company). All such Contracts and all material Contracts set forth under Item 10 in the exhibit index to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 are valid and binding obligations of the Company or a Company Subsidiary and, to the knowledge of the Company, the valid and binding obligation of each other party thereto except for such Contracts which if not so valid and binding would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or entitle any party to terminate, accelerate, modify or call a default under, or trigger any preemptive rights or rights of first refusal under, any such Contract (including all material Contracts set forth under Item 10 in this exhibit index to the Company's Annual Report on Form 10-K for the year ended December 31, 1999) except such violations or defaults under such Contracts that, individually or in the aggregate, would not have a Company Material Adverse Effect.

     (r) Labor Relations. Except as set forth in Section 3.1(r) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has any collective bargaining agreements or similar labor contracts with any persons employed by the Company or any persons otherwise performing services primarily for the Company or any of its subsidiaries (the "Company Business Personnel"). Neither the Company nor any of the Company Subsidiaries has engaged in any unfair labor practice with respect to the Company Business Personnel since January 1, 1997, and there is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries with respect to the Company Business Personnel. Except as set forth in Section 3.1(r) of the Company Disclosure Letter, there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has experienced any material labor strike, dispute, slowdown or stoppage or other labor difficulty involving its employees since January 1, 1997.

     (s) MSHA, OSHA Matters. The Company and each of the Company Subsidiaries is in compliance with the requirements of each of the Federal Mine Safety and Health Act of 1977, as amended, and the regulations promulgated thereunder, the Occupational Safety and Health Act of 1970, as amended, and the regulations promulgated thereunder and any similar laws or regulations of any foreign, state or local jurisdiction (collectively, the "Safety Acts"), except for any non-compliance which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 1997, neither the Company nor any Company Subsidiary has received any citation from the Mine Safety and Health Administration, the Occupational Safety and Health Administration or any other Governmental Entity or any inspector setting forth any respect in which the facilities or operations of the Company and each of the Company Subsidiaries are not in compliance with the Safety Acts, or the regulations under such acts, which noncompliance has not been corrected or remedied to the satisfaction of such Governmental Entity or inspector, except in all such cases for any noncompliance that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has previously made available to Parent all written citations heretofore issued to the Company under the Safety Acts and all material correspondence related thereto since January 1, 1997, and shall within one month of the date hereof provide Parent with copies of all such written citations and material correspondence related thereto.

     (t) State Takeover Statutes. The Board of Directors of the Company has approved, and has adopted a bylaw amendment with respect to, the Merger and this Agreement and the Support/Voting Agreement, dated as of the date hereof by and between Parent, Noranda Inc. and the Company (the "Voting/Support Agreement") and such approval and adoption is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement (including the Voting/Support Agreement), the provisions of Sections 78.378 to 78.3793 and Sections 78.411 to 78.444 of the NGCL. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation, including those applicable in any foreign jurisdictions, applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement (including the Voting/Support Agreement).

     (u) Rights Agreement. The Company has taken all necessary action to (i) render the Company Rights and Canadian Co. Rights inapplicable to the Merger, the Canadian Arrangement and the other transactions contemplated by this Agreement (including the Voting/Support Agreement) and (ii) ensure that (A) neither Parent nor any of its affiliates is an Acquiring Person (as defined in either the Company Rights Agreement or Canadian Co. Rights Agreement) and (B) none of a Distribution Date, Shares Acquisition Date or Triggering Event (each as defined in either the Company Rights Agreement or Canadian Co. Rights Agreement) shall occur by reason of the approval, execution or delivery of this Agreement, the Canadian Arrangement Agreement, the announcement or consummation of the Merger, the consummation of the Canadian Arrangement or the consummation of any of the other transactions contemplated by this Agreement (including the Voting/Support Agreement).

     (v) Dispositions of Company Property. Except as described in the Filed Company SEC Documents or in Section 3.1(v) of the Company Disclosure Letter, since December 31, 1999, as of the date hereof, neither the Company nor any Company Subsidiary has sold or disposed of or ceased to hold or own any personal property (other than dispositions in the ordinary course of business consistent with past practice), real property, any interest or rights with respect to real property (including exploration or production rights), any participating interest in a joint venture or other assets or properties of the Company or any Company Subsidiary ("Company Assets"), other than sales and dispositions having an individual fair market value of less than $1,000,000, individually, or $5,000,000 in the aggregate. Except as set forth in Section 3.1(v) of the Company Disclosure Letter, no Company Assets whose fair market value on the date of this Agreement is greater than $1,000,000 is subject to any pending sale or disposition transaction.

     (w) Absence of Reduction in Reserves and Mineralized Material. There has been no material reduction in the aggregate amount of reserves or in the aggregate amount of mineralized material of the Company and the Company Subsidiaries, taken as a whole, from the amounts set forth in the Company's

  1999 Annual Report on Form 10-K for the year ended December 31, 1999, as amended prior to the date hereof, except for (i) such reductions in reserves that have resulted from production in the ordinary course of business and (ii) such reductions in mineralized material that have resulted from reclassifications of mineralized material as reserves.

     (x) Development Projects. The Company has no reason to believe, subject to the receipt of necessary permits and approvals which the Company reasonably expects as of the date of this Agreement, that (i) the estimated production capacity for each of the time periods set forth in Section 3.1(x) of the Company Disclosure Letter with respect to the development projects described therein will not be reached during such time periods, or
  (ii) the estimated costs set forth in Section 3.1(x) of the Company Disclosure Letter with respect to each such development project will be materially exceeded.

   SECTION 3.2. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

     (a) Organization, Standing and Corporate Power. Each of Parent, Sub and Canadian Sub is, or in the case of Canadian Sub, to the extent not formed, will be, a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of Parent, Sub and Canadian Sub and each of Parent's subsidiaries (each a "Parent Subsidiary") is, or in the case of Canadian Sub, to the extent not formed, will be, duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not (i) have a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole (other than as a result of or effects relating directly to (A) general economic conditions or (B) changes in or affecting the gold mining industry in general), or (ii) prevent Parent from performing its obligations on a timely basis under this Agreement (a "Parent Material Adverse Effect").

     (b) Parent Subsidiaries. All the outstanding shares of capital stock of each Parent Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Section 3.2(b) of the letter from the Parent, dated the date of this Agreement, addressed to the Company (the "Parent Disclosure Letter"), are owned by Parent, by another subsidiary of Parent or by Parent and another Parent Subsidiary, free and clear of all Liens.

     (c) Capital Structure.

       (i) Except as otherwise contemplated by this Agreement, the authorized capital stock of Parent ("Parent Capital Stock") consists of 250,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $5.00 per share ("Parent Preferred Stock"). Pursuant to a Certificate of Designations, Preferences and Rights of the First Series of the Preferred Stock, par value $5.00 per share, filed on September 11, 1990, the Board of Directors of Parent created a series of 370,000 shares of preferred stock designated as the "Series A Junior Participating Preferred Stock", par value $5.00 per share ("Parent Series A Preferred Stock"). The shares of Parent Series A Preferred Stock are issuable in connection with the rights to purchase shares of Parent Series A Preferred Stock (the "Parent Rights") that were issued pursuant to the Rights Agreement dated August 30, 1990 (as amended from time to time, the "Parent Rights Agreement"), between Parent and The Chase Manhattan Bank, as successor corporation. At the close of business on June 19, 2000: (A) 168,078,765 shares of Parent Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable, and no shares of Parent Series A Preferred Stock, or of any other series of Parent Preferred Stock, were outstanding; (B) 146,615 shares of Parent Common Stock were held by Parent in its treasury; (C) 14,591,613 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding employee stock options (the "Parent Employee Stock Options") that were granted in each case pursuant to the Parent's employee stock plans set forth in
    Section 3.2(c) of
    the Parent Disclosure Letter (the "Parent Employee Stock Plans"); and
    (D) 370,000 shares of Parent Series A Preferred Stock were reserved for issuance in connection with the Parent Rights. Except as set forth above or in Section 3.2(c) of the Parent Disclosure Letter, at the close of business on June 19, 2000, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Except as set forth in Section 3.2(c) of the Parent Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company must vote. Except as set forth above and except as set forth in Section 3.2(c) of the Parent Disclosure Letter, as of the date of this Agreement, there are not any Options to which Parent or any Parent Subsidiary is a party or by which any of them is bound relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, or obligating Parent or any Parent Subsidiary to issue, transfer, grant, sell or pay for or repurchase any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such Options. All shares of Parent Common Stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All shares of Parent Common Stock that are subject to issuance pursuant to the Merger and the Canadian Arrangement, upon issuance pursuant to this Agreement and the Canadian Arrangement Agreement, will be duly authorized, validly issued, fully paid and nonassessable. The authorized capital stock of Sub consists of 1000 shares of common stock, par value $0.01 per share, 100 shares of which have been validly issued, and fully paid and nonassessable and are owned by Parent free and clear of any Lien. Except as set forth in Section 3.2(c) of the Parent Disclosure Letter, as of the date of this Agreement, there are not any outstanding contractual obligations or other requirements of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary. As of the date of this Agreement, the authorized capital stock of Canadian Sub consists or will consist of 1,000 common shares, all of which have been or will be validly issued, fully paid and nonassessable and are or will be owned by Company free and clear of any Liens.

       (ii) The issuance and sale of all of the shares of capital stock described in this Section 3.2(c) have been in compliance in all material respects with United States federal and state securities laws.

     (d) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, and Canadian Sub has all requisite corporate power to enter into the Canadian Arrangement Agreement and, subject to the approval of the Ontario Superior Court of Justice, to consummate the transactions contemplated by the Canadian Arrangement Agreement. The Board of Directors of Parent has approved this Agreement and the transactions contemplated by this Agreement. Parent is or shall be the sole holder of all Common Shares of Canadian Sub and has or shall consent to and approve the Canadian Arrangement Agreement and the transactions contemplated by the Canadian Arrangement Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, in each case by Parent or by Parent and Sub, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no vote of the holders of any class or series of Parent Capital Stock is necessary in connection therewith. This Agreement has been duly executed and delivered by Parent and Sub, respectively, and constitutes a valid and binding obligation of Parent and Sub, respectively, enforceable against each such party in accordance with its terms. Except as set forth in
  Section 3.2(d) of the Parent Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement or the Canadian Arrangement Agreement and compliance with the provisions of this Agreement or the Canadian Arrangement Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any other Parent Subsidiary under, (i) the Restated Certificate of Incorporation or By-laws of Parent, the Articles of Incorporation and By-laws of Sub, or the comparable organizational documents of any Parent Subsidiary, (ii) any Contract applicable to Parent, Sub or any other Parent Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, and as set forth in Section 3.2(d) of the Parent Disclosure Letter, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other Parent Subsidiary or their respective properties or assets, other than, in the case of clauses
  (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Parent Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other Parent Subsidiary in connection with the execution and delivery of this Agreement by Parent or Sub, as the case may be, or the consummation by Parent or Sub, as the case may be, of the transactions contemplated by this Agreement, except for
  (i) the filing with the SEC of (A) the Proxy Statement, the Form S-4, and related filings under the Securities Act and (B) such reports under Section 13(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iii) those that may be required solely by reason of the Company's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated by this Agreement, (iv) the necessary filings, notices, approvals, confirmations, consents, declarations and/or decisions under antitrust laws, competition or other similar rules, regulations and judicial doctrines of jurisdictions, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under applicable Environmental Laws, (A) as may be required under the laws of any foreign country in which Parent or any Parent Subsidiary conducts any business or owns any property or assets, (B) as are set forth in Section 3.2(d) of the Parent Disclosure Letter or (C) that, if not obtained or made, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     (e) SEC Documents; Undisclosed Liabilities. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1997 (the "Parent SEC Documents"). As of its date, each Parent SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later-filed Parent SEC Document. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as and to the extent disclosed or reserved against on the balance sheet of Parent as of December 31, 1999 included in the Filed Parent SEC Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or
  (iii) as set forth in Section 3.2(e) to the Parent Disclosure Letter, Parent does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

     (f) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in
  (i) the Form S-4 will, at the time the Form S-4 is filed with the

  SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company's Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (iii) the management information circular of the Canadian Co. relating to the Canadian Proxy Statement will, at the date the Canadian Proxy Statement is first mailed to the Canadian Co.'s shareholders or at the time of the meeting of such shareholders at which the Canadian Arrangement is considered, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4.

     (g) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents"), since December 31, 1999, Parent has conducted its business only in the ordinary course, and:

       (i) since December 31, 1999, there has not been any event, change, effect or development that, individually or in the aggregate, has had or, so far as reasonably can be foreseen, is likely to have, a Parent Material Adverse Effect;

       (ii) since December 31, 1999 through the date of this Agreement, there has not been except for regular quarterly dividends not in excess of $0.03 per share of Parent Common Stock, with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Parent Capital Stock;

       (iii) since December 31, 1999 through the date of this Agreement, there has not been any split, combination or reclassification of any Parent Capital Stock or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of Parent Capital Stock except as set forth in Section 3.2(g) of the Parent Disclosure Letter;

       (iv) since December 31, 1999, there has not been any change in accounting methods, principles or practices by Parent or any Parent Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP; and

       (v) since December 31, 1999 through the date of this Agreement, neither Parent nor any Parent Subsidiary has engaged in any action which, if done after the date of this Agreement, would violate Section 4.1(c), except as set forth in Section 3.2(g) of the Parent Disclosure Letter.

     (h) Litigation. Except as disclosed in the Filed Parent SEC Documents or in Section 3.2(h) of the Parent Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, and there is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any Parent Subsidiary having, or that would be reasonably expected to have, any Parent Material Adverse Effect. As of the date of this Agreement, except as disclosed in the Filed Parent SEC Documents or in Section 3.2(h) of the Parent Disclosure Letter, there is no suit, action or proceeding pending, or, to the knowledge of Parent, threatened, against Parent or any Parent Subsidiary that, individually or in the aggregate, would reasonably be expected to prevent or delay in any material respect the consummation of the Merger or the transactions contemplated by this Agreement.

     (i) Brokers. Except for Goldman, Sachs & Co., Inc., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     (j) Compliance with Laws. Neither Parent nor any Parent Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

     (k) Accounting Matters. Neither Parent nor, to its best knowledge, any of its affiliates, has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests. Parent does not have actual knowledge of any other reason that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

     (l) Interim Operations of Sub and Canadian Sub. Sub and Canadian Sub were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

     (m) Absence of Reduction in Reserves and Mineralized Material. There has been no material reduction in the aggregate amount of reserves or in the aggregate amount of mineralized material of Parent and the Parent Subsidiaries, taken as a whole, from the amounts set forth in the Annual Report on Form 10-K of Parent for the year ended December 31, 1999, except for (i) such reductions in reserves that have resulted from production in the ordinary course of business and (ii) such reductions in mineralized material that have resulted from reclassifications of mineralized material as reserves.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   SECTION 4.1. Conduct of Business. (a) Conduct of Business by the
Company. The Company shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use all commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, joint venture partners, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear, tear, depletion and use excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect. The Company shall use all commercially reasonable efforts to preserve its labor relations and shall on an ongoing basis consult with and keep Parent advised as to the progress of the negotiations on all labor matters including any collective bargaining agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, the Company shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of Parent:

     (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend (other than regular quarterly dividends on the Company Convertible Preferred Stock of $.8125 per share with record and payment dates consistent with past practice) or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire (other than acquisitions of Canadian Co. Exchangeable Shares by the Company (or its subsidiaries to the extent contemplated by Section 3.1(c)) upon the exchange of such Canadian Co. Exchangeable Shares pursuant to the terms thereof), any shares of Company Capital Stock or any securities or obligations convertible into or exchangeable for any shares of Company Capital Stock,
  (C) grant any person any right or option to acquire any shares of Company Capital Stock, except for grants of options to purchase Company Common Stock or Canadian Co. Exchangeable Shares for up to an aggregate of 2,000,000 shares of Company Common Stock pursuant to Company Employee Stock Plans consistent with past practices following consultation with Parent,
  (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of Company Capital Stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of the Company Stock Options, in connection with cashless exercises of Company Stock Options and upon the exchange of Canadian Co. Exchangeable Shares or upon conversion of Company Convertible Preferred Stock or Convertible Notes), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of Company Capital Stock;

     (ii) except as set forth in Section 4.1(a)(ii) of the Company Disclosure Letter, (A) directly or indirectly sell, transfer, lease, joint venture or otherwise dispose of any of its property or assets related to Operating Properties or material development projects or (B) directly or indirectly sell, transfer, lease, joint venture or dispose of any other properties or assets having a fair market value of more than $1,000,000, individually, or $5,000,000 in the aggregate);

     (iii) except as disclosed in Section 4.1(a) (iii) of the Company Disclosure Letter, make or propose any changes in its Restated Articles of Incorporation or its By-laws except as required by Nevada corporate law or the rules of NYSE;

     (iv) merge, consolidate or (except as permitted under Section 4(a)(ii)) enter into any joint venture with any other person, provided that upon notice to and prior consultation with Parent, Parent shall not unreasonably withhold its consent to a request by Company to enter into a joint venture;

     (v) except as disclosed in Section 4.1(a) (v) of the Company Disclosure Letter, acquire an amount of assets or capital stock of any other person in excess of $1,000,000 individually or $5,000,000 in the aggregate (other than in connection with delivery of Canadian Co. Exchangeable Shares to the Company upon exchange for Company Common Stock);

     (vi) amend or modify, or propose to amend or modify, the Company Rights Agreement or Canadian Co. Rights Agreement, in each case as amended as of the date hereof;

     (vii) except as set forth in Section 4.1(a)(vii) of the Company Disclosure Letter, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than for amounts not to exceed $20,000,000 in the aggregate, or otherwise in connection with any refinancing of existing indebtedness on market terms;

     (viii) pledge, mortgage or encumber any of its property or assets (other than in connection with environmental bonds (subject to Parent's consent which shall not be unreasonably withheld) or in connection with any indebtedness permitted under Section 4.1(a)(vii));

     (ix) other than pursuant to the terms of existing Material Employment Agreements listed in Section 3.1(i) of the Company Disclosure Letter or as otherwise set forth in Section 4.1(ix) of the Company Disclosure Letter, enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses (except as required by the terms of Plans which are in effect as of the date hereof), salary increases (except in the ordinary course of business consistent with past practice), severance or termination pay to, any officer, director, consultant or employee, or otherwise increase or accelerate the funding of any compensation or benefits provided to any officer, director, consultant or employee except as may be required by applicable law, contribute any assets to any grantor trust, or grant, reprice, or accelerate the exercise or payment of any the Company Stock Options or other equity-based awards; provided, that the Company may enter into Employment Termination and Non-Competition Agreements with the individuals listed in Section 4.1(ix) of the Company Disclosure Letter, providing for payments not in excess of the amounts listed therein, in substantially the form attached thereto;

     (x) except as permitted by the proviso to clause (ix) of this Section 4.1, enter into, adopt or amend any Employee Benefit Plan or Material Employment Agreement, except as may be required by applicable law;

     (xi) take any action that results in an obligation to pay severance benefits (or would result in such an obligation, if the affected employee terminated his or her employment) under the Company's Change in Control Severance Plan;

     (xii) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by GAAP as advised by the Company's regular independent accountants;

     (xiii) settle any suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation, whether now pending or hereafter made or brought, for an amount which, individually or in the aggregate, exceeds $1,000,000 without Parent's consent which shall not be unreasonably withheld;

     (xiv) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which the Company is a party;

     (xv) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 4.2(a));

     (xvi) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $2,000,000, except for depreciation and amortization in accordance with GAAP consistently applied or to the extent otherwise required by GAAP as advised by the Company's regular independent accountants following consultation with Parent;

     (xvii) incur or commit to any capital expenditures other than pursuant to (A) the Company capital budget as in effect on the date of this Agreement (a copy of which has been provided to Parent) or (B) the Company projected plan as set forth in Section 4.1(a) (xvii) of the Company Disclosure Letter;

     (xviii) make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than: (A) premiums paid in respect of its current policies not in excess of the amount paid prior to the date of this Agreement, or (B) increases in premiums the incurrence of which is not related to any increase or improvement in the coverage provided under its current policies;

     (xix) take any action to exempt or make not subject to the provisions of any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Parent or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

     (xx) take any action that would intentionally or knowingly result in the representations and warranties set forth in Section 3.1 becoming false or inaccurate in any material respect;

     (xxi) enter into or carry out any other transaction other than in the ordinary and usual course of business;

     (xxii) except as otherwise required by law (including, but not limited to, any provision of the Code and the regulations thereto, and applicable treaties, orders, directives, guidelines and policies, having the force of law), make any material Tax election, settle or compromise any material Tax claim, file any Tax Return (other than in a manner consistent with past practice) or change any method of Tax accounting;

     (xxiii) except to the extent required under the terms of the Credit Agreement dated October 1, 1999, between Canadian Co. and Canadian Imperial Bank of Commerce, engage in any transactions that would result in the Company or the Company Subsidiaries hedging more than 100,000 ounces of their gold production;

     (xxiv) permit or cause any Company Subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

     (xxv) agree in writing or otherwise to take any of the foregoing actions.

   (b) Conduct of Phoenix Project. The Company will use all commercially reasonable efforts to pursue the development of the Phoenix Project, including seeking to promptly complete the relevant permitting process. The Company will employ adequate technical, legal and other personnel, and will make all appropriate expenditures subject to the terms of this Agreement, and take all appropriate actions and will expedite, and will, to the extent within the reasonable control of the Company, cause to be expedited, the completion and submission of all reports (and revisions of reports) by the Company and its contractors to effectuate the foregoing as promptly as practicable.

   (c) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time of the Merger, Parent shall use all reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, joint venture partners, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. During the period from the date of this Agreement to the Effective Time of the Merger, except as set forth in Section 4.1(c) of the Parent Disclosure Letter, Parent shall not (i) make any amendment to the Parent Certificate of Incorporation that changes the fundamental attributes of Parent Capital Stock or adversely affects the holders of the Company Common Stock or Canadian Co. Exchangeable Shares who will receive such Parent Capital Stock upon consummation of the Merger in a manner different from the other holders of such Parent Capital Stock, (ii) make any material changes to the Articles of Incorporation or Bylaws of Sub, (iii) make, declare or pay any dividend (other than quarterly dividends on Parent Common Stock not in excess of $0.03 per share with record and payment dates consistent with past practice), (iv) permit or cause any Parent Subsidiaries to do any of the foregoing or agree or commit to any of the foregoing, (v) take any action that would intentionally or knowingly result in the representations and warranties set forth in Section 3.2 becoming false or inaccurate in any material respect or (vi) agree in writing or otherwise to take any of the foregoing actions.

   SECTION 4.2. No Solicitation by the Company. (a) The Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary to, (i) solicit, initiate or knowingly facilitate or encourage the submission of any Company Takeover Proposal (as defined below), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) provide any non-public information regarding the Company to any third party or engage in any negotiations or discussions in connection with any Company Takeover Proposal; provided, however, that prior to receipt of the Company Stockholder Approval, the Company may furnish information to, and engage in discussions or negotiations with, any party who delivers a written proposal for a Company Takeover Proposal which was not solicited, initiated, knowingly facilitated or encouraged after the date of this Agreement in violation of this Agreement if and so long as the Board of Directors of the Company determines in good faith by resolution duly adopted that such a proposal (including any conditions to such proposal that the Board of Directors of the Company determines are reasonably likely to be satisfied) is, after consulting with the Company's independent financial advisors, more favorable to the Company stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such Company Takeover Proposal) and is reasonably capable of being consummated (a "Superior Proposal"); provided, further, that prior to furnishing information to, or engaging in discussions with, any party pursuant to the foregoing proviso, the Company shall have received an executed agreement from such party having terms which are at least as favorable to the Company as the terms contained in the Confidentiality Agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any Company Subsidiary or any investment banker, attorney, accountant or other advisor or representative of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 4.2(a) by the Company. For purposes of this Agreement, "Company Takeover Proposal" means any proposal for a merger, consolidation or other business combination involving the Company or any Company Subsidiary or any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of any class of voting securities of the Company or any Company Subsidiary, including any proposal or offer relating to the acquisition by the Company in any manner, directly or indirectly, of any securities or assets of another person in consideration for the issuance of more than 20% of any class of voting securities of the Company or any Company Subsidiary, or assets representing a substantial portion of the assets of the Company and the Company Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The Company shall, and shall cause each Company Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any Company Subsidiary or any officer, director or employee of or investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary, with any parties conducted heretofore with respect to any of the foregoing.

   (b) In the event that prior to the Company Stockholder Approval, the Board of Directors of the Company receives a Company Takeover Proposal that is a Superior Proposal that was not solicited, initiated, knowingly facilitated or encouraged after the date of this Agreement in violation of this Agreement, the Board of Directors of the Company may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Parent, the recommendation by the Board of Directors of the Company that the stockholders of the Company vote to give the Company Stockholder Approval, provided that it gives Parent five business days' prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Parent's right to terminate this Agreement pursuant to Section 7.1(e) at such time as the requirements of such subsection have been met). Any such withdrawal, modification or change of the recommendation by the Board of Directors of the Company that the stockholders of the Company vote to give the Company Stockholder Approval shall not change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger, or change the obligation of the Company to present the Merger for approval at a duly called Company's Stockholders' Meeting on the earliest practicable date determined in consultation with Parent. From and after the execution of this Agreement, the Company shall promptly (but in any event within one calendar day) advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Company Takeover Proposal (including the specific terms thereof and the identity of the other party or parties involved) and promptly furnish to Parent a copy of any such written proposal in addition to any information provided to or by any third party relating thereto. In addition, the Company shall promptly (but in any event within one calendar day) advise Parent, in writing, if the Board of Directors of the Company shall make any determination as to any Company Takeover Proposal as contemplated by the proviso to the first sentence of Section 4.2(a). Nothing in this Section 4.2 shall be deemed to limit the ability of the Company to comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Company Takeover Proposal, although compliance by the Company with such obligations shall not relieve the Company of any of its obligations under Section 4.2 including compliance with the notice requirements set forth herein.

   (c) In the event that, prior to the Company Stockholder Approval, the Board of Directors of the Company receives a Company Takeover Proposal that is a Superior Proposal that was not solicited, initiated, knowingly facilitated or encouraged after the date of this Agreement in violation of this Agreement, the Board of Directors of the Company may (subject to this and the following sentences) terminate this Agreement pursuant to Section 7.1(d) and enter into a definitive acquisition agreement with respect to such Company Takeover Proposal, provided that, prior to any such termination, (i) the Company has provided Parent written notice that it intends to terminate this Agreement pursuant to Section 7.1(d), identifying the Company Takeover Proposal then determined to be more favorable and the parties thereto and all of the material terms thereof, (ii) the Company has delivered a copy of the definitive acquisition agreement for such Company Takeover Proposal in the form to be entered into, and (iii) at least five days after the Company has provided the notice referred to in clause (i) above and at least 48 hours after the Company has made the delivery required in clause (ii) above (provided that such Company Takeover Proposal continues to be a Superior Proposal), the Company delivers to Parent (A) a written notice of termination of this Agreement pursuant to
Section 7.2(d) and (B) the amount of the termination fee as provided in Section 7.2(a).

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   SECTION 5.1. Preparation of Form S-4 and the Proxy Statements; Stockholders' Meetings. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement shall be included as a prospectus. Each of the Company and Parent shall use reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Parent shall use reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Parent Common Stock pursuant to the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Employee Stock Plans as may be reasonably requested in connection with any such action.

   (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, Special Voting Stock and Company Convertible Preferred Stock (the "Company's Stockholders' Meeting") for the purpose of obtaining the Company Stockholder Approval and the Preferred Stockholder Approval. Subject to
Section 4.2, the Company shall, through its Board of Directors, recommend to the stockholders of the Company that they give the Company Stockholder Approval and the Preferred Stockholder Approval. Parent shall vote or cause to be voted all the shares of Company Capital Stock owned of record by Parent or any Parent Subsidiary in favor of the Company Stockholder Approval and the Preferred Stockholder Approval.

   (c) As soon as practicable following the date of this Agreement, the Company shall cause Canadian Co. to prepare the Canadian Proxy Statement. The Company shall cause Canadian Co. to use reasonable efforts to cause the Canadian Proxy Statement to be mailed to the shareholders of Canadian Co. as promptly as practicable after the Form S-4 referred to in Section 5.1(a) above is declared effective under the Securities Act, and to file the Canadian Proxy Statement with the relevant Canadian provincial regulatory authorities contemporaneously with such mailing.

   (d) The Company shall cause Canadian Co., as soon as practicable following the date of this Agreement, to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Canadian Shareholder Approval. Subject to Section 4.2, the Company shall cause Canadian Co., through the Board of Directors of Canadian Co., to recommend to the holders of Canadian Co. Exchangeable Shares that they give the Canadian Shareholder Approval. Parent shall vote or cause to be voted all the shares of Canadian Capital Stock owned of record by Parent or any Parent Subsidiary in favor of the Canadian Shareholder Approval.

   SECTION 5.2. Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, directors, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time of the Merger to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and
(ii) all other information concerning its business, properties and personnel as such other party may reasonably request, including any information requested with respect to stockholder approval at the Company Stockholders' Meeting and the status of the efforts to obtain such approval. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter, dated September 1, 1999, between the Company and Parent (the "Confidentiality Agreement").

   SECTION 5.3. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Canadian Arrangement and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to result in the imposition of a condition or restriction of the type referred to in clause
(ii), (iii), (iv) or (v) of Section 6.1(g) unless and to the extent such imposition is primarily attributable to an acquisition by Parent or any Parent Subsidiary announced or disclosed after the date of this Agreement. In connection with and without limiting the foregoing, the Company, Parent and their respective Boards of Directors shall (i) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, the Canadian Arrangement, this Agreement or any other transaction contemplated by this Agreement, take all commercially reasonable action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

   (b) The Company and Parent shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite approvals and consents or governmental orders, including, without limitation: (i) promptly notifying the other of, and if in writing furnishing the other with copies of, any communications from or with any Governmental Entity with respect to the Merger, the Canadian Arrangement or any of the other transactions contemplated by this Agreement; (ii) permitting the other party to review in advance, and considering in good faith the view of one another in connection with, any proposed communication with any Governmental Entity in connection with proceedings under or relating to any antitrust law; and (iii) not agreeing to participate in any meeting or discussion with any governmental authority in connection with proceedings under or relating to any antitrust law unless it consults with the other party in advance, and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate. The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it or contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   SECTION 5.4. Benefit Plans. (a) Effective as of the Effective Time of the Merger and for a one-year period following the Effective Time of the Merger, Parent shall provide, or cause the Surviving Corporation and its subsidiaries and successors to provide, those persons who, at the Effective Time of the Merger, were employees of the Company and its subsidiaries not represented by any certified or recognized labor organization ("Covered Employees"), with benefits and compensation during their continuing employment that are substantially comparable, in the aggregate, to the compensation and benefits provided to such employees as of the date of this Agreement; provided that nothing herein shall restrict Parent or the Surviving Corporation from terminating the employment of any such employees in accordance with applicable laws and contractual rights, if any, of such employees.

   (b) Parent will, or will cause the Surviving Corporation to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time of the Merger; (ii) provide each such Covered Employee with credit for any co-payment and deductibles paid prior to the Effective Time of the Merger in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time of the Merger; and (iii) provide each Covered Employee with credit for purposes of vesting and eligibility for all service with the Company and its affiliates under each employee benefit plan, program, or arrangement of the Parent or its affiliates in which such employees are eligible to participate to the extent such service was credited for similar purposes under similar plans of the Company or its subsidiaries; provided, however, that in no event shall the Covered Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

   (c) Parent shall (i) cause the Surviving Corporation after the consummation of the Merger to pay all amounts provided under all of the Employee Benefit Plans in accordance with their terms, and (ii) honor and cause the Surviving Corporation to honor all rights, privileges and modifications to or with respect to any Employee Benefit Plans that become effective as a result of such change in control in accordance with their terms, subject in each case to all rights to amend or terminate any Employee Benefit Plan in accordance with its terms.

   (d) In the event the Effective Time of the Merger occurs prior to December 31, 2000, then at the Effective Time of the Merger, Parent shall pay or cause to be paid to each Covered Employee, in respect of such person's annual bonus for calendar year 2000 under the 1997 Incentive Plan, an amount equal to the product of (i) such employee's bonus for calendar year 2000, computed based solely upon performance through the Effective Time of the Merger, as reasonably determined by the Company immediately prior to the Effective Time of the Merger, and (ii) a fraction, the numerator of which is the number of days elapsed in calendar year 2000 as of the Effective Time of the Merger and the denominator of which is 365.

   SECTION 5.5. Indemnification. (a) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation to honor all the Company's and the Company Subsidiaries' obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company or any Company Subsidiary for acts or omissions by such directors and officers occurring prior to the Effective Time of the Merger to the extent that such obligations of the Company or the applicable Company Subsidiaries exist on the date of this Agreement, whether pursuant to the Restated Articles of Incorporation, By-laws of the Company, the organizational documents of the Company Subsidiaries, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of such Restated Articles of Incorporation, By-laws, the organizational documents of the Company Subsidiaries and individual indemnity agreements from the Effective Time of the Merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Parent shall cause (including providing the necessary funding) the payment of all indemnification obligations of the Surviving Corporation under this Section 5.5(a).

   (b) For a period of six years after the Effective Time of the Merger, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less advantageous) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time of the Merger; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $376,000.

   SECTION 5.6. Fees and Expenses. Except as provided in Section 7.2, all fees and expenses, including any fees payable to any broker, investment banker or financial advisor, incurred in connection with the Merger, the Canadian Arrangement and the transactions contemplated by this Agreement and the Canadian Arrangement Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Proxy Statement, the Canadian Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

   SECTION 5.7. Public Announcements. Parent and Sub, on the one hand, and the Company and Canadian Co., on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Canadian Arrangement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any securities exchange.

   SECTION 5.8. Accounting Treatment. Each of Parent and the Company shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be likely to prevent, the Merger from qualifying for pooling of interests accounting treatment and shall use reasonable efforts to obtain the letters of accountants referred to in Section 6.1(f).

   SECTION 5.9. Affiliates. Prior to the Company Stockholders Meeting, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company (including all directors of the Company) for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Parent at least 30 days prior to the Company Stockholders Meeting, a written agreement substantially in the form attached as Exhibit B to this Agreement.

   SECTION 5.10. Stock Exchange Listing. Parent shall use reasonable efforts to cause the shares of Parent Common Stock and Parent Convertible Preferred Stock to be issued in the Merger and the Canadian Arrangement and pursuant to the Company Employee Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

   SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approvals. The Company shall have obtained the Company Stockholder Approval, and, so long as shares of Company Convertible Preferred Stock remain outstanding, the Preferred Stockholder Approval.

     (b) NYSE Listing. The shares of Parent Capital Stock issuable to the stockholders of the Company and the Canadian Co. pursuant to this Agreement and the Canadian Arrangement Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (c) Antitrust. The waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the Hart-Scott-Rodino Improvements Act of 1976, as amended, shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law shall have been obtained or made without (i) the imposition of conditions or (ii) the requirement of divestiture, except for such consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect after the Effective Time of the Merger, and except for conditions imposed or divestitures required that are primarily attributable to the announcement or disclosure after the date of this Agreement of an acquisition by Parent or any Parent Subsidiary.

     (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that subject to the proviso in Section 5.3(a) each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

     (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or "blue sky" authorizations necessary to issue the Parent Common Stock pursuant to this Agreement.

     (f) Pooling Letters. Parent shall have received a letter from Arthur Andersen LLP, dated as of the Closing Date, stating that the Merger will be treated as a pooling of interests under Accounting Principles Board Opinion No. 16 and the Company shall have received a letter from Pricewaterhouse Coopers LLP ("PwC"), dated as of the Closing Date, that based upon the information set forth in a representation letter furnished to PwC by the Company, PwC concurs with the conclusions of the Company's management that, as of the Closing Date, no conditions exist that would preclude the Company from being a party to a business combination for which the pooling of interests method of accounting would be available.

     (g) No Governmental Entity Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, any Company Subsidiary, Parent or any Parent Subsidiary of any material portion of the business or assets of the Company, any Company Subsidiary, Parent or any Parent Subsidiary or to compel the Company, any Company Subsidiary, Parent or any Parent Subsidiary to dispose of or hold separate any material portion of the business or assets of the Company, any Company Subsidiary, Parent or any Parent Subsidiary, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent, Sub or Canadian Sub to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation and Canadian Co., including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation or Canadian Co., (iv) seeking to prohibit Parent or any Parent Subsidiary from effectively controlling in any material respect the business or operations of the Company or the Company Significant Subsidiaries or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, except to the extent such suit, action or proceeding is primarily attributable to the announcement or disclosure after the date of this Agreement of an acquisition by Parent or any Parent Subsidiary.

     (h) Canadian Arrangement. Canadian Co. shall have obtained the Canadian Shareholder Approval, and each of the conditions to consummation of the Canadian Arrangement capable of being satisfied prior to the Closing shall have been satisfied.

   SECTION 6.2. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Section 3.1 (other than the representations and warranties of the Company set forth in Section 3.1(c)(i) and the penultimate sentence of Section 3.1(e)) shall be true and correct in all respects (but without regard to any materiality qualifications or references to Company Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), unless the failure or failures of representations and warranties to be true and correct in all respects, individually and taken together with all other such failures, would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties of the Company set forth in Section 3.1(c)(i) of this Agreement shall be true and correct in all respects (other than failures to be true and correct which do not adversely affect Parent unless such effects are immaterial) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date). The representations and warranties of the Company set forth in the penultimate sentence of Section 3.1(e) of this Agreement shall be true and correct in all respects on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company and Canadian Co. shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

     (c) Letters from Company Affiliates. Parent shall have received from each person named in the letter referred to in Section 5.9 an executed copy of an agreement substantially in the form attached as Exhibit B to this Agreement.

     (d) Absence of Company Material Adverse Effect. There shall not have occurred since the date of this Agreement any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect.

     (e) FIRPTA Certificate. Parent shall have received a Foreign Investment in U.S. Real Property Tax Act of 1980 certification ("FIRPTA Certificate"), dated as of the Closing Date, in the form attached as Exhibit C to this Agreement signed on behalf of the Company by a duly authorized officer.

   SECTION 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of each of Parent and Sub set forth in Section 3.2 (other than the representations and warranties of Parent set forth in the last sentence of Section 3.2(e)) shall be true and correct in all respects (but without regard to any materiality qualifications or references to Parent Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), unless the failure or failures of representations and warranties to be true and correct in all respects, individually and taken together with all other such failures, would not reasonably be expected to have a Parent Material Adverse Effect. The representations and warranties of Parent set forth in the last sentence of
  Section 3.2(e) of this Agreement shall be true and correct in all respects on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (b) Performance of Obligations of Parent and Sub. Parent, Sub and Canadian Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (c) Absence of Parent Material Adverse Effect. There shall not have occurred since the date of this Agreement any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Parent Material Adverse Effect.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

   SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after the Company Stockholder Approval:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company:

       (i) if, at a duly held stockholders meeting of the Company or any adjournment thereof at which the Company Stockholder Approval is voted upon, the Company Stockholder Approval shall not have been obtained or if, at a duly held meeting of the Canadian Co.'s shareholders or any adjournment thereof at which the Canadian Shareholder Approval is voted upon, the Canadian Shareholder Approval shall not have been obtained;

       (ii) subject to Section 7.6, if the Merger shall not have been consummated on or before December 31, 2000 (the "Outside Date"), unless the failure to consummate the Merger is the result of a willful, Material Breach of this Agreement by the party seeking to terminate this Agreement;

       (iii) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

       (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) or Section 6.3(a) or 6.3(b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition as described in clause (A) above);

     (c) by either Parent or the Company in the event that any condition to the obligation of such party to effect the Merger set forth in Section 6.1(f) or 6.2 (in the case of Parent) or Section 6.1(f) or 6.3 (in the case of the Company) is not capable of being satisfied prior to the Outside Date (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition as described in clause (A) of Section 7.1(b)(iv) above);

     (d) by the Company, if the Board of Directors of the Company shall have approved, and the Company shall concurrently with such termination enter into, a definitive agreement providing for the implementation of the transactions contemplated by a Company Takeover Proposal that is a Superior Proposal; provided, however, that (i) such Company Takeover Proposal was not solicited by the Company and did not otherwise result from a breach of
  Section 4.2(a), (ii) the Board of Directors of the Company shall have complied with the requirements of Sections 4.2(b) and 4.2(c) in connection with such Company Takeover Proposal and (iii) no termination pursuant to this Section 7.1(d) shall be effective unless the Company shall simultaneously make the payment required by Section 7.2(a);

     (e) by Parent, if the Board of Directors of the Company shall have (i) failed to recommend to the stockholders of the Company that they give the Company Stockholder Approval, (ii) withdrawn or modified in any manner adverse to Parent its recommendation to the Company's stockholders that they give the Company Stockholder Approval or (iii) failed to reaffirm its recommendation to the stockholders of the Company that they give the Company Stockholder Approval within fourteen days after Parent has made a written request to the Company to do so (which written request may be made by Parent at any time after the public disclosure of a Company Takeover Proposal).

   SECTION 7.2. Termination Fee; Effect of Termination. (a) In the event that
(i) this Agreement is terminated by the Company pursuant to Section 7.1(d),
(ii) this Agreement is terminated by Parent pursuant to Section 7.1(e) or (iii) this Agreement is terminated pursuant to Section 7.1(b)(i) and within 12 months of the date of such termination the Company enters into an agreement providing for, or consummates, a Company Acquisition, then the Company shall pay to Parent a fee of $16,000,000, which amount shall be payable by wire transfer of same day funds, on the date of termination of this Agreement (in the event of a payment pursuant to clause (i) or (ii)), or on the date that a Company Acquisition is consummated (in the event of a payment pursuant to clause
(iii)). The Company acknowledges that the agreements contained in this Section 7.2(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Notwithstanding the foregoing, no payment need be made by the Company pursuant to this Section 7.2(a) if Parent shall be in Material Breach of its representations, warranties or covenants under this Agreement.

   (b) In the event of termination of this Agreement by Parent or the Company pursuant to Section 7.1(b)(iv), then (unless, with respect to payment by the Company, Section 7.2(a) is applicable) the breaching party shall reimburse the terminating party for all its reasonable out-of-pocket expenses (up to $2,500,000) actually incurred in connection with this Agreement and the transactions contemplated hereby, which amount shall be payable by wire transfer of same day funds within three business days of written demand, accompanied by a reasonably detailed statement of such expenses and appropriate supporting documentation, therefor. Notwithstanding the foregoing, no payment need be made pursuant to this Section 7.2(b) if the terminating party shall be in Material Breach of its representations, warranties or covenants under this Agreement.

   (c) For purposes of this Agreement, a "Material Breach" shall mean a breach that is material by reference to (i) the breaching party and its subsidiaries, taken as a whole, (ii) the ability of the parties to consummate the Merger and the other transactions contemplated by this Agreement in the manner contemplated by this Agreement or (iii) the benefits expected to be received by the non-breaching party and its stockholders as a result of the consummation of the Merger and the other transactions contemplated by this Agreement. For purposes of this Agreement, "Company Acquisition" means (i) consummation of the Company Takeover Proposal giving rise to the termination described in Section 7.1(d), (ii) a consolidation, exchange of shares or merger of the Company with any person, other than Parent or one of its subsidiaries, in which the Company shall not be the continuing or surviving corporation, unless the holders of Company Common Stock and Canadian Co. Exchangeable Shares immediately before such consolidation, share exchange or merger shall after such transaction represent more than 50% of the voting stock of the surviving corporation or the surviving corporation's direct or indirect parent outstanding immediately after such consolidation, merger or share exchange, (iii) a merger of the Company with a person, other than Parent or one of its Subsidiaries, in which the Company shall be the continuing or surviving corporation but the then outstanding Company Common

Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or shares of Company Common Stock shall be issued, such that in each case, the holders of Company Common Stock and Canadian Co. Exchangeable Shares outstanding immediately before such merger shall after such merger represent less than 50% of the voting stock of the Company or the Company's direct or indirect parent outstanding immediately after the merger, (iv) the acquisition of beneficial ownership (as such term is used under Section 13(d) of the Exchange Act) of 50% or more of the voting stock of the Company by any person other than pursuant to a consolidation, share exchange or merger in which the holders of Company Common Stock and Canadian Co. Exchangeable Shares immediately before such consolidation, share exchange or merger shall after such transaction represent more than 50% of the voting stock of the surviving corporation's direct or indirect parent outstanding immediately after such consolidation, merger or share exchange, or (v) a sale, lease or other transfer of 50% or more of the assets of Company to any person, other than Parent or one of its subsidiaries.

   (d) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 5.2, Section 5.6, this Section 7.2 and Article VIII and except that nothing herein will relieve any party from liability for any willful breach of this Agreement.

   SECTION 7.3. Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval or the Canadian Shareholder Approval; provided, however, that: (a) after the Company Stockholder Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders, (b) after the Preferred Stockholder Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders, and (c) after the Canadian Shareholder Approval there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 7.3, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

   SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require, in the case of Parent, Sub or the Company, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 7.4, the duly authorized designee of its Board of Directors.

   SECTION 7.6. Parent Delaying Transactions.

     (a) Following the announcement of a Delaying Transaction, Parent shall no longer have the right to terminate this Agreement under Section 7.1(b)(ii) to the extent the Merger shall not have been consummated primarily as a result of such Delaying Transaction.

     (b) Following the announcement of a Delaying Transaction, the Company shall have the right to terminate this Agreement upon five business days prior notice to Parent if the Merger is unlikely to be consummated prior to January 31, 2001 primarily as a result of such Delaying Transaction.

     (c) For purposes of this Section 7.6(a) the term "Delaying Transaction" shall mean any business combination, acquisition or intended acquisition of assets by Parent or the Parent Subsidiaries that would require the filing of pro forma financial statements by Parent with the SEC to reflect such transaction.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

   SECTION 8.1. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

   SECTION 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including by facsimile) and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Sub, to

      Newmont Mining Corporation
      1700 Lincoln Street
      Denver, CO 80203
      Phone: (303) 863-7414
      Fax: (303) 837-5810

      Attention: Joy E. Hansen

      with copies to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Phone: (212) 403-1000
      Fax: (212) 403-2000

      Attention: David A. Katz, Esq.

    (b) if to the Company, to

      Battle Mountain Gold Company
      333 Clay Street, Suite 4200
      Houston, Texas 77002
      Phone: (713) 650-6400
      Fax: (713) 650-0600

      Attention: Greg Etter, Vice-President

      with a copy to:

      Paul, Weiss, Rifkind, Wharton & Garrison
      1285 Avenue of the Americas
      New York, NY 10019
      Phone: (212) 373-3000
      Fax: (212) 757-3990

      Attention: Robert B. Schumer, Esq.

   SECTION 8.3. Definitions. For purposes of this Agreement:

   An "affiliate" of any person means another person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

   A "person" means an individual, corporation, partnership, company, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

   A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

   SECTION 8.4. Interpretation. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

   SECTION 8.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   SECTION 8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   SECTION 8.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents referred to herein) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 5.5, are not intended to confer upon any person other than the parties any rights or remedies.

   SECTION 8.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   SECTION 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Sub may assign all the rights, interests and obligations of Sub pursuant to Section 1.1. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Parent shall cause Sub and Canadian Sub to perform its obligations hereunder and under the Canadian Arrangement Agreement. The Company shall cause Canadian Co. to perform its obligations hereunder and under the Canadian Arrangement Agreement.

   SECTION 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties to the Agreement (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not initiate any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of New York or a New York state court.

   IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          Newmont Mining Corporation

                                                  /s/ Ronald C. Cambre
                                          By __________________________________
                                            Name:Ronald C. Cambre
                                            Title: Chief Executive Officer

                                                   /s/ Wayne W. Murdy
                                          By __________________________________
                                            Name:Wayne W. Murdy
                                            Title: President

                                          Bounty Merger Corp.

                                                   /s/ Wayne W. Murdy
                                          By __________________________________
                                            Name:Wayne W. Murdy
                                            Title: President and Chief
                                             Executive Officer

                                          Battle Mountain Gold Company

                                                    /s/ John A. Keyes
                                          By __________________________________
                                            Name:John A. Keyes
                                            Title: President and Chief
                                             Operating Officer

                                                    /s/ Greg V. Etter
                                          By __________________________________
                                            Name:Greg V. Etter
                                            Title: Vice President and General
                                             Counsel

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                      APPENDIX B

                             ARRANGEMENT AGREEMENT

                                   MADE AMONG

                          BATTLE MOUNTAIN CANADA LTD.

                                      AND

                          BATTLE MOUNTAIN GOLD COMPANY

                                      AND

                           NEWMONT MINING CORPORATION

                                      AND

                              BOUNTY MERGER CORP.

                           DATED AS OF JUNE 21, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ARRANGEMENT AGREEMENT

   THIS ARRANGEMENT AGREEMENT is made as of the 21st day of June, 2000

A M O N G:

     BATTLE MOUNTAIN CANADA LTD., a corporation existing under the laws of the Province of Ontario

     (hereinafter referred to as the "CORPORATION")

                                                            OF THE FIRST PART,

        --and--

     BATTLE MOUNTAIN GOLD COMPANY, a corporation existing under the laws of the State of Nevada

     (hereinafter referred to as "BMG")

                                                           OF THE SECOND PART,

        --and--

     NEWMONT MINING CORPORATION, a corporation existing under the laws of the State of Delaware

     (hereinafter referred to as "NEWMONT")

                                                            OF THE THIRD PART,

        --and--

     BOUNTY MERGER CORP., a corporation existing under the laws of the State of Nevada and a wholly-owned subsidiary of Newmont

     (hereinafter referred to as "MERGERCO.")

                                                           OF THE FOURTH PART.

   WHEREAS Newmont, MergerCo. and BMG have entered into an agreement and plan of merger made as of June 21, 2000 (the "MERGER PLAN") whereby MergerCo. would be merged with and into BMG;

   AND WHEREAS, in connection with the Merger Plan, the parties hereto wish to carry out a transaction pursuant to which the outstanding exchangeable shares in the capital of the Corporation will be exchanged for shares of common stock, par value U.S.$1.60 per share, of Newmont;

   AND WHEREAS it has been determined that the most expeditious means of effecting such transaction is pursuant to an arrangement under section 182 of the Business Corporations Act (Ontario) involving the parties hereto and the shareholders of the Corporation;

   NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

                                   ARTICLE 1

                                INTERPRETATION

   1.1 DEFINITIONS. In this Agreement and in the recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following words and phrases shall have the meanings hereinafter set out:

     "AFFILIATE AGREEMENT" means an agreement in the form annexed as Exhibit B to the Merger Plan;

     "ARRANGEMENT" means the arrangement under section 182 of the OBCA contemplated herein, as more particularly described in the Plan of Arrangement;

     "ARTICLES OF ARRANGEMENT" means the articles of arrangement of the Corporation relating to the Arrangement;

     "BMG GROUP SHARES" means, collectively, those Exchangeable Shares legally or beneficially owned by any of BMG, the Corporation or any wholly-owned subsidiary of BMG or the Corporation;

     "BUSINESS DAY" means a day which is not a Saturday, Sunday or a civic or statutory holiday in Toronto, Ontario or New York, N.Y.;

     "CERTIFICATE OF ARRANGEMENT" means the certificate of arrangement giving effect to the Arrangement, endorsed by the Director on the Articles of Arrangement pursuant to subsection 183(2) of the OBCA;

     "COMMON SHARES" means common shares in the capital of the Corporation;

     "CONVERSION NUMBER" means the "Conversion Number", as such term is defined in the Merger Plan;

     "COURT" means the Ontario Superior Court of Justice;

     "DIRECTOR" means the Director appointed under section 278 of the OBCA;

     "DISSENT RIGHTS" means the right to dissent from the Arrangement in the manner described in the Interim Order and Part 5 of the Plan of Arrangement;

     "DISSENTING SHARES" means Exchangeable Shares in respect of which Dissent Rights are validly exercised by the holders thereof such that the holders thereof become entitled to be paid the fair value thereof;

     "EFFECTIVE DATE" means the date on which the Effective Time occurs;

     "EFFECTIVE TIME" means the "EFFECTIVE TIME OF THE MERGER", as such term is defined in the Merger Plan;

     "EXCHANGE AGENT" shall have the meaning ascribed thereto in the Merger
  Plan;

     "EXCHANGEABLE SHARES" means exchangeable shares in the capital of the Corporation;

     "FINAL ORDER" means the final order made by the Court pursuant to subsection 182(5) of the OBCA, if issued, approving the Arrangement;

     "INFORMATION CIRCULAR" means, collectively, the information circular, notice of meeting, proxy form and letter of transmittal to be prepared and sent by the Corporation to the Shareholders soliciting approval of the Arrangement;

     "INTERIM ORDER" means the order of the Court providing for those things contemplated in section 5.1;

     "LAWS" means all statutes, regulations, rules, orders, published policies and guidelines and the terms and conditions of any grant of approval, permission, authority or licence of any court, government, governmental authority or agency, statutory body or self-regulatory body (including the TSE and the NYSE), and the terms "APPLICABLE" with respect to such Laws and a context that refers to one or more persons, means that such Laws apply to such person or persons or its or their business, undertaking, property or securities and emanate from a person having jurisdiction over the person or persons or its or their business, undertaking, property or securities;

     "MEETING" means the special meeting of Shareholders called for the purpose of considering, among other things, the Arrangement, including any adjournments thereof;

     "MERGER PLAN" has the meaning ascribed thereto in the recitals to this Agreement;

     "NEWMONT SHARES" means shares of common stock, par value US$1.60 per share, of Newmont;

     "NYSE" means the New York Stock Exchange;

     "OBCA" means the Business Corporations Act (Ontario), as amended;

     "PARTIES" means the parties to this Agreement (including, if the ULC Election is made, ULC);

     "PLAN OF ARRANGEMENT" means the formal plan of arrangement attached as Exhibit A to this Agreement, setting forth the specific terms and conditions of the Arrangement;

     "SHAREHOLDERS" means the holders of (i) the Exchangeable Shares, and
  (ii) the Common Shares;

     "SUBSIDIARY" has the meaning ascribed thereto in the OBCA;

     "TSE" means The Toronto Stock Exchange;

     "ULC" means, if the ULC Election is made, an unlimited liability company that will be incorporated and organized under the laws of the Province of Nova Scotia as a direct or indirect wholly-owned subsidiary of Newmont for the purpose of participating in this Arrangement;

     "ULC ELECTION" means an election by Newmont, in its sole discretion, to incorporate and organize ULC and to cause ULC to participate in the Arrangement, as contemplated in the Plan of Arrangement;

     "U.S. SECURITIES ACT" means the United States Securities Act of 1933, as amended;

     "U.S. SECURITIES EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended; and

     "U.S. COMMISSION" means the United States Securities and Exchange
  Commission.

     All initially capitalized words and phrases used herein that are not expressly defined herein and that are defined in the OBCA shall have the same meaning herein as in the OBCA unless the context otherwise requires.


   1.2 CURRENCY. All sums of money which are referred to in this Agreement are expressed in lawful money of Canada unless otherwise stated.

   1.3 INTERPRETATION NOT AFFECTED BY HEADINGS. The division of this Agreement into articles, sections and the further division thereof and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

   1.4 REFERENCES TO AGREEMENT. The terms "THIS AGREEMENT", "HEREOF", "HEREIN", "HEREUNDER" and similar expressions refer to this Arrangement Agreement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto and, unless otherwise indicated, a reference herein to an article or section is to the appropriate article or section of this Agreement.

   1.5 NUMBER AND GENDER. In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the use of any gender shall include all genders and words importing persons shall include firms and corporations and vice versa.

   1.6 ACTIONS TO BE TAKEN ON BUSINESS DAYS. In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.


   1.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

   1.8 EXHIBIT. The following exhibit is hereby incorporated in and forms part of this Agreement:

      Exhibit A--Plan of Arrangement

                                   ARTICLE 2

                             PURPOSE AND COVENANTS

   2.1 PURPOSE. The Parties have entered into this Agreement for the purpose of effecting the Arrangement on the Effective Date.

   2.2 COVENANTS OF NEWMONT. Newmont shall act in good faith in completing the Arrangement as soon as reasonably practicable and, without limiting the generality of the foregoing, shall:

     (a) co-operate with the Corporation and the other Parties in making an application, as soon as reasonably practicable after the execution of this Agreement, to the Court for the Interim Order on the terms set out in section 5.1;

     (b) co-operate with the Corporation and the other Parties in the preparation of the Information Circular for distribution to the Shareholders in connection with the Meeting, and ensure that the information contained in the Information Circular with respect to and provided by Newmont and MergerCo. (and, if the ULC Election is made, ULC) will not contain any untrue statement of a material fact and will not omit to state a material fact that is required to be stated or that is necessary to make a statement therein contained not misleading in light of the circumstances in which it was made;

     (c) subject to the approval of the Arrangement by the Shareholders, co-operate with the Corporation and the other Parties in making the appropriate application to the Court for the Final Order;

     (d) use all reasonable efforts in a timely and expeditious manner to cause each of the conditions precedent set out in Part 4 hereof which requires action by it to be satisfied on a timely basis and in any event no later than December 31, 2000;

     (e) as soon as reasonably practicable, determine whether to make the ULC Election and give prompt notice of such determination to the other Parties;

     (f) if it makes the ULC Election, take all action necessary to cause ULC
  (i) to be incorporated and organized, (ii) to agree in writing with the other Parties to become bound by this Agreement as if it were an original signatory hereto and to meet its obligations under the Plan of Arrangement, and (iii) to meet each of ULC's obligations under the Plan of Arrangement;

     (g) on or prior to the Effective Date, conditionally allot and reserve for issuance the number of Newmont Shares that are to be exchanged for Exchangeable Shares under the Plan of Arrangement;

     (h) use all reasonable efforts (including, if necessary, applying for discretionary relief from regulatory authorities), in a timely and expeditious manner, to ensure that the Newmont Shares that will be issued in connection with the Arrangement may be resold following completion of the Arrangement:

       (i) on the NYSE by Canadian residents who are not affiliates (as such term is used in the U.S. Securities Act) of Newmont, subject only to any restrictions imposed under provincial securities legislation relating to sales of securities from the holdings of "control persons", market preparations and consideration payments; and

       (ii) in the United States, subject only to any restrictions imposed by Rules 144 and 145 under the U.S. Securities Act relating to sales of such Newmont Shares by "affiliates" of Newmont;

     (i) maintain its status as a registrant under the U.S. Securities Exchange Act and file in a timely manner all documents required to be filed with the U.S. Commission as a result of such status or as a result of the Arrangement;

     (j) deliver to the other Parties such other documents and certificates as may be reasonably required by the other Parties in connection with the completion of the Arrangement; and

     (k) take all action necessary to cause MergerCo. to comply with its obligations under this Agreement.

   2.3 COVENANTS OF MERGERCO. MergerCo. shall act in good faith in completing the Arrangement as soon as reasonably practicable and, without limiting the generality of the foregoing, shall:

     (a) co-operate with the Corporation and the other Parties in making an application, as soon as reasonably practicable after the execution of this Agreement, to the Court for the Interim Order on the terms set out in section 5.1;

     (b) co-operate with the Corporation and the other Parties in the preparation of the Information Circular for distribution to the Shareholders in connection with the Meeting;

     (c) subject to the approval of the Arrangement by the Shareholders, co-operate with the Corporation and the other Parties in making the appropriate application to the Court for the Final Order;

     (d) use all reasonable efforts in a timely and expeditious manner to cause each of the conditions precedent set out in Part 4 hereof which requires action by it to be satisfied on a timely basis and in any event no later than December 31, 2000; and

     (e) deliver to the other Parties such other documents and certificates as may be reasonably required by the other Parties in connection with the completion of the Arrangement.

   2.4 COVENANTS OF THE CORPORATION. The Corporation shall act in good faith in completing the Arrangement as soon as reasonably practicable and, without limiting the generality of the foregoing, shall:

     (a) in co-operation with the other Parties, make an application, as soon as reasonably practicable after the execution of this Agreement, to the Court for the Interim Order on the terms set out in section 5.1;

     (b) in co-operation with the other Parties, prepare the Information Circular for distribution to the Shareholders in connection with the Meeting, which circular shall be prepared and distributed to the Shareholders in accordance with applicable Laws and which circular shall contain a recommendation of the board of directors of the Corporation that the Shareholders vote in favour of the Arrangement at the Meeting, and ensure that the Information Circular shall comply as to form and content in all material respects with the requirements of applicable Law and that the information contained in the Information Circular (other than the information referred to in paragraphs 2.2(b) and 2.5(b)) will not contain any untrue statement of a material fact and will not omit to state a material fact that is required to be stated or that is necessary to make a statement therein contained not misleading in light of the circumstances in which it was made;

     (c) file the Information Circular in all jurisdictions where the same is required and convene the Meeting in accordance with the Interim Order in a timely and expeditious manner and solicit proxies to be voted at the Meeting in favour of the Arrangement and conduct the Meeting in accordance with the articles and by-laws of the Corporation and as otherwise may be required by applicable Laws;

     (d) subject to the approval of the Arrangement by the Shareholders, in co-operation with the other Parties, make the appropriate application to the Court for the Final Order and in so doing advise the Court, prior to the granting of the Final Order that, if the Arrangement is approved, the Newmont Shares to be issued and exchanged pursuant to the Arrangement shall not require registration under the U.S. Securities Act by virtue of section 3(a)(10) thereof and the Final Order;

     (e) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions contained herein in favour of each Party, send to the Director, pursuant to section 183 of the OBCA, the Articles of Arrangement and such other documents as may reasonably be required in connection therewith under the OBCA to give effect to the Arrangement and take all further steps, including obtaining the Certificate of Arrangement, as may reasonably be required to complete the Arrangement;

     (f) use all reasonable efforts in a timely and expeditious manner to cause each of the conditions precedent set out in Part 4 hereof which requires action by it to be satisfied on a timely basis and in any event no later than December 31, 2000;

     (g) deliver to BMG and Newmont, no later than 30 days prior to the Meeting, a letter identifying all persons who are, or may be deemed to be, at the time of the Meeting, "affiliates" of the Corporation within the meaning of Rule 145(c) and Rule 144(a)(1) under the U.S. Securities Act and shall use its reasonable best efforts to cause each person who is identified as an "affiliate" to execute and deliver to BMG and Newmont, prior to the Effective Date, an Affiliate Agreement; and

     (h) deliver to the other Parties such other documents and certificates as may be reasonably required by the other Parties in connection with the completion of the Arrangement.

   2.5 COVENANTS OF BMG. BMG shall act in good faith in completing the Arrangement as soon as reasonably practicable and, without limiting the generality of the foregoing, shall:

     (a) co-operate with the Corporation and the other Parties in making an application, as soon as reasonably practicable after the execution of this Agreement, to the Court for an Interim Order on the terms set out in section 5.1;

     (b) co-operate with the Corporation and the other Parties in the preparation of the Information Circular for distribution to the Shareholders in connection with the Meeting, and ensure that the information contained in the Information Circular with respect to and provided by BMG and the Corporation will not contain any untrue statement of a material fact and will not omit to state a material fact that is required to be stated or that is necessary to make a statement therein contained not misleading in light of the circumstances in which it was made;

     (c) subject to the approval of the Arrangement by the Shareholders, co-operate with the Corporation and the other Parties in making the appropriate application to the Court for the Final Order;

     (d) use all reasonable efforts in a timely and expeditious manner to cause each of the conditions precedent set out in Part 4 hereof which requires action by it to be satisfied on a timely basis and in any event no later than December 31, 2000;

     (e) until the Effective Time, maintain its status as a registrant under the U.S. Securities Exchange Act and file in a timely manner all documents required to be filed with the U.S. Commission as a result of such status or as a result of the Arrangement;

     (f) deliver to the other Parties such other documents and certificates as may be reasonably required by the other Parties in connection with the completion of the Arrangement; and

     (g) take all steps necessary to cause the Corporation to comply with its covenants and to meet its obligations under this Agreement.


                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

   3.1 REPRESENTATIONS AND WARRANTIES OF NEWMONT. Newmont represents and warrants to and in favour of each other Party as follows and acknowledges that such Parties are relying upon such representations and warranties:

     (a) Newmont is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has all necessary corporate power and capacity and qualifications to own or lease its property and assets, to conduct its business as now conducted by it and to perform its obligations under this Agreement;

     (b) the authorized and issued share capital of Newmont is as described in section 3.2(c) of the Merger Plan;

     (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the board of directors of Newmont and this Agreement constitutes a valid and binding obligation of Newmont enforceable against it in accordance with its terms, subject to bankruptcy and similar laws affecting the enforcement of creditors' rights generally and to equitable remedies being in the discretion of the court;

     (d) the execution of this Agreement and the performance of the terms hereof shall not result in any breach of, be in conflict with, constitute a default under (whether after notice or lapse of time or both) or result in the acceleration of indebtedness pursuant to any contract, lease, agreement, instrument or other commitment, written or oral, to which Newmont is a party or by which Newmont is bound or any judgment, decree, order, statute, rule, licence or regulation applicable to Newmont;

     (e) the issued and outstanding Newmont Shares are listed on the NYSE;
  and

     (f) the representations and warranties of MergerCo. in section 3.2 are true and correct.

   3.2 REPRESENTATIONS AND WARRANTIES OF MERGERCO. MergerCo. represents and warrants to and in favour of each other Party as follows and acknowledges that such Parties are relying upon such representations and warranties:

     (a) MergerCo. is a corporation duly incorporated and validly existing under the laws of the State of Nevada and has all necessary corporate power and capacity and qualifications to own or lease its property and assets, to conduct its business as now conducted by it and to perform its obligations under this Agreement;

     (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the board of directors of MergerCo. and this Agreement constitutes a valid and binding obligation of MergerCo. enforceable against it in accordance with its terms, subject to bankruptcy and similar laws affecting the enforcement of creditors' rights generally and to equitable remedies being in the discretion of the court; and

     (c) the execution of this Agreement and the performance of the terms hereof shall not result in any breach of, be in conflict with, constitute a default under (whether after notice or lapse of time or both) or result in the acceleration of indebtedness pursuant to any contract, lease, agreement, instrument or other commitment, written or oral, to which MergerCo. is a party or by which MergerCo. is bound or any judgment, decree, order, statute, rule, licence or regulation applicable to MergerCo.

   3.3 REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. The Corporation represents and warrants to and in favour of each other Party as follows and acknowledges that such Parties are relying upon such representations and warranties:

     (a) the Corporation is a corporation duly incorporated and validly existing under the laws of the Province of Ontario and has all necessary corporate power and capacity and qualifications to own or lease its property and assets, to conduct its business as now conducted by it and to perform its obligations under this Agreement;

     (b) the authorized and issued share capital of the Corporation is as described in section 3.1(c) of the Merger Plan;

     (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the board of directors of the Corporation and this Agreement constitutes a valid and binding obligation of the Corporation enforceable against it in accordance with its terms, subject to bankruptcy and similar laws affecting the enforcement of creditors' rights generally and to equitable remedies being in the discretion of the court; and

     (d) the execution of this Agreement and the performance of the terms hereof shall not result in any breach of, be in conflict with, constitute a default under (whether after notice or lapse of time or both) or result in the acceleration of indebtedness pursuant to any contract, lease, agreement, instrument or other commitment, written or oral, to which the Corporation is a party or by which the Corporation is bound or any judgment, decree, order, statute, rule, licence or regulation applicable to the Corporation.

   3.4 REPRESENTATIONS AND WARRANTIES OF BMG. BMG represents and warrants to and in favour of each other Party as follows and acknowledges that such Parties are relying upon such representations and warranties:

     (a) BMG is a corporation duly incorporated and validly existing under the laws of the State of Nevada and has all necessary corporate power and capacity and qualifications to own or lease its property and assets, to conduct its business as now conducted by it and to perform its obligations under this Agreement;

     (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the board of directors of BMG and this Agreement constitutes a valid and binding obligation of BMG enforceable against it in accordance with its terms, subject to bankruptcy and similar laws affecting the enforcement of creditors' rights generally and to equitable remedies being in the discretion of the court;

     (c) the execution of this Agreement and the performance of the terms hereof shall not result in any breach of, be in conflict with, constitute a default under (whether after notice or lapse of time or both) or result in the acceleration of indebtedness pursuant to any contract, lease, agreement, instrument or other commitment, written or oral, to which BMG is a party or by which BMG is bound or any judgment, decree, order, statute, rule, licence or regulation applicable to BMG; and

     (d) the representations and warranties of the Corporation in section 3.3 are true and correct.

                                   ARTICLE 4

                              CONDITIONS PRECEDENT

   4.1 MUTUAL CONDITIONS PRECEDENT. The respective obligations of the Parties to complete the transactions contemplated hereby shall be subject to the satisfaction, on or before the Effective Date, of each of the following conditions:

     (a) the Arrangement, with or without amendment, and the transactions contemplated thereby shall have been approved by the Shareholders at the Meeting in accordance with the Interim Order;

     (b) the Final Order shall have been granted by the Court, which order shall reflect the intent of the Parties as expressed by this Agreement and shall be in form and substance satisfactory to the Parties, acting reasonably and having regard to this Agreement;

     (c) the Final Order, together with the Articles of Arrangement, shall have been received and accepted by the Director;

     (d) there shall not be in force any order or decree of a court of competent jurisdiction, any federal, provincial, municipal or other governmental department or any commission, board, agency or regulatory body restraining, interfering with or enjoining the consummation of the transactions contemplated by this Agreement including, without limitation, the Arrangement;

     (e) each person (other than the Parties) that is to do any act or thing contemplated in the Arrangement shall have agreed to do each such act or thing pursuant to an agreement with the appropriate Party or Parties, in form and substance satisfactory to the Parties;

     (f) the Parties shall have received all required regulatory approvals in respect of the Arrangement;

     (g) the Merger Plan shall not have been terminated pursuant to section
  7.1 thereof; and

     (h) this Agreement shall not have been terminated pursuant to section
  6.4 or section 6.5.


   4.2 CONDITIONS TO OBLIGATIONS OF NEWMONT AND MERGERCO. The obligations of each of Newmont and MergerCo. to complete the transactions contemplated hereby is subject to the satisfaction, on or before the Effective Date, of each of the following conditions, which conditions are for its sole benefit and may be waived by it in whole or in part by notice in writing to the other Parties, without prejudice to its rights to rely on any other or others of such conditions:

     (a) except as affected by the transactions contemplated by this Agreement, the representations and warranties of the Corporation and BMG contained in sections 3.3 and 3.4 shall be true and correct in all material respects on the Effective Date with the same effect as though such representations and warranties had been made at and as of such date and it shall have received a certificate to that effect, in form and substance satisfactory to it, acting reasonably, dated the Effective Date, of two officers of each of the Corporation and BMG; and

     (b) each of the covenants, acts and undertakings of the Corporation and BMG to be performed pursuant to the terms of this Agreement shall have been duly performed.

   4.3 CONDITIONS TO OBLIGATIONS OF THE CORPORATION AND BMG. The obligations of each of the Corporation and BMG to complete the transactions contemplated hereby is subject to the satisfaction, on or before the Effective Date, of each of the following conditions, which conditions are for its sole benefit and may be waived by it in whole or in part by notice in writing to the other Parties, without prejudice to its rights to rely on any other or others of such conditions:

     (a) except as affected by the transactions contemplated by this Agreement, the representations and warranties of each of Newmont and MergerCo. contained in sections 3.1 and 3.2 shall be true and correct in all material respects on the Effective Date with the same effect as though such representations and warranties had been made at and as of such date and it shall have received a certificate to that effect, in form and substance satisfactory to it, acting reasonably, dated the Effective Date, of two officers of each of Newmont and MergerCo.; and

     (b) each of the covenants, acts and undertakings of Newmont and MergerCo. (and, if the ULC Election is made, ULC) to be performed pursuant to the terms of this Agreement shall have been duly performed.

                                   ARTICLE 5

                        IMPLEMENTATION OF TRANSACTIONS

   5.1 INTERIM ORDER. The notice of motion for the application for the Interim Order shall request that the Interim Order provide:

     (a) for the classes of persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notices are to be provided;

     (b) that the holders of Exchangeable Shares (other than the holders of BMG Group Shares) shall be entitled to vote on the Arrangement separately as a class and not together with the holders of any other class of shares of the Corporation, and that the sole holder of the Common Shares shall be entitled to vote by consent resolution;

     (c) that the requisite Shareholder approval for the Arrangement shall be two-thirds of the votes cast in respect thereof by the holders of Exchangeable Shares (other than the BMG Group Shares) in person or by proxy at the Meeting and by the consent of the sole holder of the Common Shares by consent resolution;

     (d) that, in all other respects, the terms, restrictions and conditions of the articles and by-laws of the Corporation, including quorum requirements, shall apply in respect of the Meeting; and

     (e) for the grant of Dissent Rights.


   5.2 ARTICLES OF ARRANGEMENT. The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, and subject to the provisions of the Plan of Arrangement, provide that each Exchangeable Share (other than Dissenting Shares and BMG Group Shares) shall be exchanged for the Conversion Number of a fully paid and non-assessable Newmont Share (or cash in lieu of a fractional Newmont Share, in accordance with section 2.3(e) of the Merger Plan) pursuant to the Plan of Arrangement.

   5.3 DELIVERY OF NEWMONT SHARES BY THE EXCHANGE AGENT. The exchange of certificates representing Exchangeable Shares for certificates representing the Newmont Shares (or cash in lieu of fractional Newmont Shares) to which holders of the Exchangeable Shares become entitled under the Arrangement shall be made in accordance with the provisions set out in section 2.3 of the Merger Plan.

   5.4 FILING OF FINAL ORDER. After the Final Order is issued by the Court, and immediately prior to the Effective Time, a certified copy of the Final Order and Articles of Arrangement shall be sent to the Director pursuant to subsection 183(1) of the OBCA with a request that the Director endorse the Certificate of Arrangement thereon. The Corporation shall promptly advise the other Parties forthwith after the Corporation has obtained the Certificate of Arrangement.

                                   ARTICLE 6

                                    GENERAL

   6.1 NOTICE. Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and may be given by delivering the same or sending the same by facsimile transmission addressed as follows:

    (a) To Newmont or MergerCo.:

     1700 Lincoln Street
     Denver, Colorado 80203

     Attention: Joy E. Hansen, General Counsel
     Telephone: (303) 863-7414
     Fax: (303) 837-5810

     with a copy to:

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York 10019

     Attention: David A. Katz
     Telephone: (212) 403-1000
     Fax: (212) 403-2000
     and a copy to:

     Donahue Ernst & Young
     Ernst & Young Tower
     222 Bay Street, Suite 1800
     P.O. Box 197, T-D Centre
     Toronto, Ontario
     M5K 1H6

     Attention: Grant R.M. Haynen
     Telephone: (416) 943-3413
     Fax: (416) 943-2735

    (b) To the Corporation or BMG:

     333 Clay Street, 4th Floor
     Houston, Texas 77002

     Attention: Greg Etter, Vice-President
     Telephone: (713) 650-6400
     Fax: (713) 650-0600

     with a copy to:

     Paul, Weiss, Rifkind, Wharton & Garrison
     1285 Avenue of the Americas
     New York, New York 10019

     Attention: Robert B. Schumer
     Telephone: (212) 373-3000
     Fax: (212) 757-3990

     and a copy to:

     Goodman Philips & Vineberg
     250 Yonge Street
     Suite 2400
     Toronto, Ontario
     M5B 2M6

     Attention: Stephen H. Halperin
     Telephone: (416) 597-4115
     Fax: (416) 979-1234

Any such notice, direction or other instrument, whether delivered or transmitted by facsimile transmission, shall be deemed to have been given at the time and on the date on which it was delivered to or received in the office of the addressee, as the case may be, if delivered or transmitted prior to 5:00 p.m. (at the place of the addressee) on a Business Day or if transmitted later, at 9:00 a.m. (at the place of the addressee) on the subsequent Business Day if delivered or transmitted subsequent to such time. Any Party may change its address for service from time to time by notice given to the other Party in accordance with the foregoing. Any notice, direction or other instrument delivered under this Agreement shall be signed by one or more duly authorized officers of the Party delivering it.

   The delivery of any notice, direction or other instrument, or a copy thereof, to a Party hereunder shall be deemed to constitute the representation and warranty of the Party who has delivered it to the other Party that such delivering Party is authorized to deliver such notice, direction or other instrument at such time under this

Agreement (unless the receiving Party has actual knowledge to the contrary) and the receiving Party shall not be required to make any inquiry to confirm such authority.

   6.2 AMENDMENT. This Agreement may, at any time, and from time to time before and after the holding of the Meeting but not later than the Effective Date, be amended by written agreement of the Parties (or, in the case of a waiver, by written instrument of the Party giving the waiver) without, subject to applicable law, further notice to or authorization on the part of the Shareholders or the Court. Without limiting the generality of the foregoing, any such amendment may:

     (a) change the time for performance of any of the obligations or acts of the Parties;

     (b) waive any inaccuracies or modify any representation contained herein or in any documents to be delivered pursuant hereto; and

     (c) waive compliance with or modify any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties,

provided, however, that, notwithstanding the foregoing, the terms of the Arrangement and this Agreement shall not be amended in a manner prejudicial to the Shareholders without the approval of such Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

   6.3 AMENDMENT RESULTING FROM FINAL ORDER. This Agreement and the Arrangement may be amended in accordance with the Final Order by written agreement of the Parties but if the terms of the Final Order require any such amendment, the rights of the Parties under Article 4 and under the Merger Plan shall remain unaffected.

   6.4 TERMINATION OF MERGER PLAN. This Agreement shall terminate automatically if, and at the same time as, the Merger Plan is terminated.

   6.5 OTHER TERMINATION. This Agreement may be terminated at any time on or prior to the Effective Date, whether before or after approval by the Shareholders of matters presented in connection with the Arrangement, by the unanimous agreement of the Parties.

   6.6 BINDING EFFECT. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors.

   6.7 PROHIBITION AGAINST ASSIGNMENT. No Party may assign its rights or obligations under this Agreement.

   6.8 EQUITABLE REMEDIES. All covenants herein as to the enforceability of any covenant, agreement or document shall be qualified as to applicable bankruptcy and other laws affecting the enforcement of creditors' rights generally and to the effect that specific performance, being an equitable remedy, may not be ordered by a court in any particular circumstances.

   6.9 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Date. This section 6.9 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Date.

   6.10 DISCLOSURE. The Parties shall consult with each other before issuing any press release or making any other public disclosure with respect to the Arrangement or any other transactions contemplated by this Agreement.

   6.11 ENTIRE AGREEMENT. This Agreement, together with the Merger Plan, constitutes the whole of the agreement between the Parties with respect to the transactions and matters herein contemplated and supersedes all other prior agreements, whether written or oral, in connection herewith.

   6.12 TIME OF ESSENCE. Time shall be of the essence of this Agreement.

   6.13 SEVERABILITY. If any provision of this Agreement, or the application thereof, is determined for any reason and to any extent to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons and circumstances shall remain in full force and effect, provided that the legal or economic substance of the transactions contemplated hereby is not thereby affected in a manner adverse to any Party.

   6.14 SPECIFIC PERFORMANCE. The Parties agree that, if any covenant under this Agreement is not performed in accordance with its specific terms or is otherwise breached, irreparable damages would result, no adequate remedy at law, including the payment of damages, would exist, and damages would, in any event, be difficult to determine, so that the Party in favour of whom such covenant is made shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or in equity.

   6.15 ASSURANCES. Each of the Parties will execute and deliver such further agreements and other documents and do such further acts and things as any other Party reasonably requests to evidence, carry out and give full force and effect to the intent of this Agreement.

   6.16 COUNTERPART EXECUTIONS. This Agreement may be executed in counterparts, each of which when delivered shall be deemed to be an original and all of which together shall constitute one and the same document.

   IN WITNESS WHEREOF this Agreement has been signed, sealed and delivered by the Parties as of the date first above written.

                                          Newmont Mining Corporation

                                          By: /s/ Ronald C. Cambre
                                             ----------------------------------
                                          Name: Ronald C. Cambre
                                          Title: Chief Executive Officer

                                          By: /s/ Wayne W. Murdy
                                             ----------------------------------
                                          Name: Wayne W. Murdy
                                          Title: President

                                          Bounty Merger Corp.

                                          By: /s/ Wayne W. Murdy
                                             ----------------------------------
                                          Name: Wayne W. Murdy
                                          Title: President and Chief Executive
                                          Officer

                                          Battle Mountain Gold Company

                                          By: /s/ John A. Keyes
                                             ----------------------------------
                                          Name: John A. Keyes
                                          Title: President and Chief Operating
                                          Officer

                                          By: /s/ Greg V. Etter
                                             ----------------------------------
                                          Name: Greg V. Etter
                                          Title: Vice President and General
                                          Counsel

                                          Battle Mountain Canada Ltd.

                                          By: /s/ John A. Keyes
                                             ----------------------------------
                                          Name: John A. Keyes
                                          Title: President and Chief Executive
                                          Officer

                                          By: /s/ Greg V. Etter
                                             ----------------------------------
                                          Name: Greg V. Etter
                                          Title: Vice President

                                   EXHIBIT A

                              PLAN OF ARRANGEMENT

   IN THE MATTER OF AN ARRANGEMENT involving Battle Mountain Canada Ltd. and its shareholders, Battle Mountain Gold Company, Newmont Mining Corporation and Bounty Merger Corp. pursuant to section 182 of the Business Corporations Act (Ontario)

                                     PART 1

                                 INTERPRETATION

   1.1 DEFINITIONS. In this Arrangement, unless the context otherwise requires, the following words and phrases shall have the meanings hereinafter set out:

     "ARRANGEMENT AGREEMENT" means the agreement made as of the 21st day of June, 2000 among the Corporation, BMG, Newmont and MergerCo., entered into for the purpose of effecting the Arrangement;

     "ARTICLES OF ARRANGEMENT" means the articles of arrangement of the Corporation relating to this Arrangement;

     "BMG" means Battle Mountain Gold Company, a corporation existing under the laws of the State of Nevada;

     "BMG GROUP SHARES" means, collectively, those Exchangeable Shares legally or beneficially owned by any of BMG, the Corporation or any wholly-owned subsidiary of BMG or the Corporation;

     "BUSINESS DAY" means a day which is not a Saturday, Sunday or a civic or statutory holiday in Toronto, Ontario or New York, N.Y.;

     "CERTIFICATE OF ARRANGEMENT" means the certificate of arrangement giving effect to the Arrangement, endorsed by the Director on the Articles of Arrangement pursuant to subsection 183(2) of the OBCA;

     "COMMON SHARES" means the common shares in the capital of the Corporation;

     "CONVERSION NUMBER" means the "Conversion Number", as such term is defined in the Merger Plan;

     "CORPORATION" means Battle Mountain Canada Ltd., a corporation existing under the laws of the Province of Ontario;

     "COURT" means the Ontario Superior Court of Justice;

     "DIRECTOR" means the Director appointed under section 278 of the OBCA;

     "DISSENT RIGHT" means the right of dissent pursuant to Part 5 hereof;

     "DISSENTING SHAREHOLDER" means a Shareholder who has exercised his or her Dissent Rights;

     "DISSENTING SHARES" has the meaning ascribed thereto in section 5.1;

     "EFFECTIVE DATE" means the date on which the Effective Time occurs;

     "EFFECTIVE TIME" means the "Effective Time of the Merger", as such term is defined in the Merger Plan;

     "EXCHANGEABLE SHARES" means exchangeable shares in the capital of the Corporation;

     "FINAL ORDER" means the final order made by the Court pursuant to subsection 182(5) of the OBCA, if issued, approving this Arrangement;

     "INFORMATION CIRCULAR" means the information circulation, notice of meeting, proxy form and letter of transmittal to be prepared and sent by the Corporation to the Shareholders soliciting approval of this Arrangement;

     "MEETING" means the special meeting of the Shareholders called for the purpose of considering, among other things, this Arrangement, including any adjournments thereof;

     "MERGERCO." means Bounty Merger Corp., a corporation existing under the laws of the State of Nevada;

     "MERGER PLAN" means the agreement and plan of merger made as of June 21, 2000 among Newmont, MergerCo. and BMG;

     "NEWMONT" means Newmont Mining Corporation, a corporation existing under the laws of the State of Delaware;

     "NEWMONT SHARES" means shares of common stock, par value U.S.$1.60 per share, of Newmont;

     "OBCA" means the Business Corporations Act (Ontario), as amended from time to time;

     "PARTIES" means the parties to the Arrangement Agreement (including, if the ULC Election is made, ULC);

     "SHAREHOLDERS" means the holders of (i) the Exchangeable Shares, and
  (ii) the Common Shares;

     "SUBSIDIARY" has the meaning ascribed thereto in the OBCA;

     "ULC" means, if the ULC Election is made, an unlimited liability company that will be incorporated and organized under the laws of the Province of Nova Scotia as a direct or indirect wholly-owned subsidiary of Newmont for the purpose of participating in this Arrangement; and

     "ULC ELECTION" means an election by Newmont, in its sole discretion, to incorporate and organize ULC and to cause ULC to participate in this Arrangement as contemplated in this Arrangement.


   1.2 REFERENCES TO PLAN OF ARRANGEMENT. The terms "THIS ARRANGEMENT", "HEREOF", "HEREIN", "HEREUNDER", and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto and, unless otherwise indicated, a reference herein to a section is to the appropriate section of this Arrangement.

   1.3 NUMBER AND GENDER. In this Arrangement, words importing the singular number only shall include the plural and vice versa, words importing the use of any gender shall include all genders and words importing persons shall include firms and corporations and vice versa.

   1.4 ACTIONS TO BE TAKEN ON BUSINESS DAYS. In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

   1.5 GOVERNING LAW. This Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

   All initially capitalized words and phrases used herein but not defined herein shall have the meaning attributed thereto in the OBCA, unless the context otherwise requires.

                                     PART 2

                             ARRANGEMENT AGREEMENT

   2.1 ARRANGEMENT AGREEMENT. This Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.

                                     PART 3

                                  ARRANGEMENT

   3.1 BINDING EFFECT. This Arrangement will become effective on the Effective Date, and on and after the Effective Date shall be binding on each of the Parties and the Shareholders.

   3.2 EFFECT OF ARRANGEMENT. The following shall occur and shall be deemed to occur in the following order without any further act or formality:

     (a) if Newmont has made the ULC Election, prior to the Effective Time:

       (i) ULC shall issue to Newmont that number of common shares of ULC agreed upon between Newmont and ULC, in consideration for an aggregate cash subscription price in an amount agreed upon between Newmont and ULC (the "ULC Cash Amount"), and

       (ii) Newmont shall issue to ULC, in consideration for an aggregate cash subscription price equal to the ULC Cash Amount, that number of Newmont Shares agreed upon between Newmont and ULC, provided that such number of Newmont Shares shall not be fewer than the number of Newmont Shares required to be delivered by ULC in exchange for Exchangeable Shares pursuant to section 3.2(b) of this Arrangement.

     (b) At the Effective Time, each outstanding Exchangeable Share (other than Dissenting Shares and BMG Group Shares) shall be transferred, without any act or formality on the part of the holder thereof, to Newmont (or, if Newmont has made the ULC Election, to ULC) in exchange for the Conversion Number of a fully paid and non-assessable Newmont Share (or cash in lieu of a fractional Newmont Share, in accordance with section 2.3(e) of the Merger
  Plan) and the name of each such holder will be removed from the register of holders of Exchangeable Shares and added to the register of holders of Newmont Shares, and Newmont (or, if Newmont has made the ULC Election, ULC) will be recorded as the registered holder of such Exchangeable Shares so transferred and will be deemed to be the legal and beneficial owner thereof. Each BMG Group Share shall continue to be owned by the holder thereof and shall not be exchanged for Newmont Shares as hereinbefore provided.

     (c) At the Effective Time, Newmont, BMG and MergerCo. shall complete the Merger (as defined in the Merger Plan) in accordance with the terms of the Merger Plan.

     (d) Immediately following the Effective Time, the definition of "Battle Mountain Common Stock" as it appears in the articles of the Corporation shall be deleted and replaced by the following:

  "Battle Mountain Common Stock" means the shares of Common Stock of Battle Mountain, par value US$0.10 per share, having voting rights of one vote per share, as such Common Stock exists after having given full effect to the merger (the "Battle Mountain Merger") contemplated by the Agreement and Plan of Merger among Newmont Mining Corporation, Bounty Merger Corporation and Battle Mountain dated June 21, 2000 and properly adjusted to reflect the change in the number of such shares resulting from the Battle Mountain Merger, and thereafter shall include any other securities into which such shares may be changed or for which such shares may be exchanged after the Battle Mountain Merger (whether or not Battle Mountain shall be the issuer of such other securities) or any other consideration which may be received by the holders of such shares pursuant to a recapitalization, reconstruction, reorganization or reclassification of, or an amalgamation, merger or liquidation or similar transaction affecting, such shares after the Battle Mountain Merger.

   3.3 FURTHER ASSURANCES. Notwithstanding that the transactions or events set out in section 3.2 shall occur and shall be deemed to occur in the order therein set out without any act or formality, each of the Parties shall make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required by it in order to further document or evidence any of the transactions or events set out in section 3.2.

                                     PART 4

                                  CERTIFICATES

   4.1 EFFECT OF CERTIFICATE. From and after the Effective Time, certificates formerly representing Exchangeable Shares (other than Dissenting Shares and BMG Group Shares) which are held by a Shareholder shall represent only the right to receive certificates representing Newmont Shares and the right, subject to section 4.3, to receive cash in lieu of receiving a fractional Newmont Share.

   4.2 DELIVERY OF NEWMONT SHARES. The exchange of certificates representing Exchangeable Shares for certificates representing the Newmont Shares to which Shareholders are entitled under the Arrangement shall be concluded in accordance with the provisions set out in section 2.3 of the Merger Plan.

   4.3 DISTRIBUTIONS, ETC. The declaration of dividends and the making of all payments or distributions at or after the Effective Time with respect to shares of the Corporation, BMG and Newmont, as well as the treatment of any fractional Newmont Shares arising as a result of the transactions contemplated hereby, shall be governed in accordance with the provisions of Article Two of the Merger Plan.

                                     PART 5

                               RIGHTS OF DISSENT

   5.1 DISSENT RIGHTS. In connection with this Arrangement, holders of Exchangeable Shares (other than holders of BMG Group Shares) may exercise Dissent Rights pursuant to the Interim Order and this section 5.1. The Dissent Rights shall be similar in all material respects to the rights of dissent provided for in section 185 of the OBCA, provided that Shareholders who duly exercise such Dissent Rights and who:

     (a) are ultimately entitled to be paid fair value for their Exchangeable Shares (the "Dissenting Shares"), shall be deemed to have transferred their Dissenting Shares to Newmont (or, if the ULC Election is made, to ULC) at the Effective Time and shall be entitled to be paid the fair value of their Dissenting Shares by Newmont or ULC, as the case may be; or

     (b) for any reason are ultimately not entitled to be paid fair value for their Exchangeable Shares, shall be deemed to have participated in this Arrangement on the same basis as if such holders of Exchangeable Shares did not endeavour to exercise Dissent Rights;

  but in no case shall the Corporation be required to recognize such persons as holding Exchangeable Shares at or after the Effective Time.

                                                                      APPENDIX C

                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

                                 June 21, 2000

The Board of Directors
Battle Mountain Gold Company
333 Clay Street, Suite 4200
Houston, Texas 77002

Members of the Board:

   You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors as to the fairness, from a financial point of view, to holders of the common stock of Battle Mountain Gold Company ("Battle Mountain") and holders of the exchangeable shares of Battle Mountain Canada Ltd., a wholly owned subsidiary of Battle Mountain ("Battle Mountain Canada"), of the Exchange Ratio (defined below) provided for in the Agreement and Plan of Merger, dated as of June 21, 2000 (the "Merger Agreement"), among Newmont Mining Corporation ("Newmont"), Bounty Merger Corp., a wholly owned subsidiary of Newmont ("Sub"), and Battle Mountain, including the Arrangement Agreement, dated as of June 21, 2000, attached as an exhibit thereto (the "Arrangement Agreement" and, together with the Merger Agreement, the "Agreements") among Battle Mountain Canada, Battle Mountain, Newmont and Sub. The Agreements provide for, among other things, (i) the merger of Sub with and into Battle Mountain (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.10 per share, of Battle Mountain ("Battle Mountain Common Stock") will be converted into the right to receive
0.105 (the "Exchange Ratio") of a share in the common stock, par value $1.60 per share, of Newmont ("Newmont Common Stock") and (ii) the exchange (the "Canadian Exchange" and, together with the Merger, the "Transaction") of each outstanding exchangeable share of Battle Mountain Canada ("Battle Mountain Canada Shares") for that number of shares of Newmont Common Stock equal to the Exchange Ratio.

   In arriving at our Opinion, we:

   (a) reviewed the Agreements;

   (b) reviewed audited financial statements of Battle Mountain and Newmont for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999;

   (c) reviewed unaudited financial statements of Battle Mountain and Newmont for the quarterly period ended March 31, 2000;

   (d) reviewed financial projections relating to Battle Mountain and Newmont prepared or discussed with us by the managements of Battle Mountain and Newmont, including estimates as to certain potential synergies and strategic benefits anticipated to result from the Transaction;

   (e) reviewed historical market prices and trading volume for Battle Mountain Common Stock and Newmont Common Stock;

   (f) held discussions with the senior managements of Battle Mountain and Newmont with respect to the businesses, capital requirements and prospects for future growth of Battle Mountain and Newmont;

The Board of Directors
Battle Mountain Gold Company
June 21, 2000
Page 2

   (g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Battle Mountain and Newmont;

   (h) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Transaction;

   (i) performed net asset value analyses of Battle Mountain and Newmont using certain assumptions of future performance provided to or discussed with us by the managements of Battle Mountain and Newmont;

   (j) reviewed public information concerning Battle Mountain and Newmont; and

   (k) performed such other analyses and reviewed such other information as we deemed appropriate.

   In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Battle Mountain, Newmont and their respective employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of Battle Mountain and Newmont and the potential synergies and strategic benefits (including the amount, timing and achievability thereof) anticipated to result from the Transaction provided to or discussed with us, we assumed, at the direction of the managements of Battle Mountain and Newmont, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of Battle Mountain and Newmont. We further have assumed with the consent of Battle Mountain, that the Merger will be treated as a pooling-of-interests in accordance with United States generally accepted accounting principles. We also have been advised, and have assumed, that the Battle Mountain Canada Shares are the equivalent of shares of Battle Mountain Common Stock. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Battle Mountain, Newmont or affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Battle Mountain or Newmont, or the price at which the Newmont Common Stock will trade upon or subsequent to announcement or consummation of the Transaction. In connection with our engagement, we held discussions, at the request of Battle Mountain, with selected third parties regarding a possible business combination or similar transaction with Battle Mountain, but we were not requested to, and we did not, solicit generally third party indications of interest in the possible acquisition of all or a part of Battle Mountain. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

   As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

   We have acted as financial advisor to Battle Mountain in connection with the Transaction and to the Board of Directors of Battle Mountain in rendering this Opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction. We also will receive a fee upon the delivery of this Opinion. Affiliates of CIBC World Markets have in the past provided services to Battle Mountain unrelated to the proposed Transaction, and also have provided a bank credit facility to a subsidiary of Battle Mountain, for which services such affiliates have received compensation. In the ordinary course of

The Board of Directors
Battle Mountain Gold Company
June 21, 2000
Page 3

business, CIBC World Markets and its affiliates may actively trade securities of Battle Mountain and Newmont for their own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

   Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Battle Mountain Common Stock and Battle Mountain Canada Shares. This Opinion is for the use of the Board of Directors of Battle Mountain in its evaluation of the Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Transaction.

                                          Very truly yours,

                                          /s/ CIBC World Markets Corp.

                                          CIBC WORLD MARKETS CORP.

                                                                      APPENDIX D

                                      FORM
                                       OF
                          CERTIFICATE OF DESIGNATIONS
                                       OF
                       $3.25 CONVERTIBLE PREFERRED STOCK
                                       OF
                           NEWMONT MINING CORPORATION
                        (PURSUANT TO SECTION 151 OF THE
                       DELAWARE GENERAL CORPORATION LAW)

                               ----------------

   Newmont Mining Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the
General Corporation Law at a meeting duly called and held on       , 2000.

   RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, a series of Convertible Preferred Stock, par value $5.00 per share, of the Corporation, be and hereby is created, and that the number of shares thereof and the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of the shares of such series are as follows:

   Section 1. Designation and Amount. The designation of such series of Preferred Stock authorized by this resolution shall be the $3.25 Convertible Preferred Stock (herein the "Convertible Preferred Stock"). The number of shares of Convertible Preferred Stock shall be 2,300,000.

   Section 2. Rank. All shares of Convertible Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the Corporation's now or hereafter issued Common Stock. The term "Common Stock" shall mean the Common Stock, $1.60 par value per share, of the Corporation as the same exists at the date hereof or as such stock may be constituted from time to time.

   Section 3. Dividends. The holders of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, dividends at the rate of $3.25 per annum per share, and no more, which shall be fully cumulative, shall accrue without interest from the date of first issuance and shall be payable in cash quarterly in arrears on February 15, May 15, August 15 and November 15 of each year commencing November 15, 2000 (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next succeeding day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear on the stock transfer books of the Corporation on such record dates, not more than 60 nor less than 10 days preceding the payment dates for such dividends, as are fixed by the Board of Directors. For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in New York, New York or in Houston, Texas. Subject to the next paragraph of this Section 3, dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date. The amount of dividends payable per share of Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Holders of Convertible Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of the full cumulative dividends on such shares of Cumulative Preferred Stock.

   On each dividend payment date all dividends which shall have accrued on each share of Convertible Preferred Stock outstanding on such dividend payment date shall accumulate and be deemed to become "due" whether or not there shall be funds legally available for the payment thereof. Any dividend which shall not be paid on the dividend payment date on which it shall become due shall be deemed to be "past due" until such dividend shall be paid or until the share of Convertible Preferred Stock with respect to which such dividend became due shall no longer be outstanding, whichever is the earlier to occur. No interest, sum of money in lieu of interest, or other property or securities shall be payable in respect of any dividend payment or payments which are past due. Dividends paid on shares of Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

   No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends and as to liquidation rights to the Convertible Preferred Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Corporation other than Common Stock or other capital stock of the Corporation ranking junior as to dividends and as to liquidation rights to the Convertible Preferred Stock, shall be paid, or declared and set apart for payment, and no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends or as to liquidation rights to the Convertible Preferred Stock (the "Junior Dividend Stock") unless and until all accrued and unpaid dividends on the Convertible Preferred Stock, including the full dividend for the then current dividend period, shall have been paid or declared and set apart for payment and the Corporation is not in default in respect of the optional redemption of any shares of Convertible Preferred Stock.

   No full dividends shall be paid or declared and set apart for payment on any class or series of the Corporation's capital stock ranking, as to dividends, on a parity with the Convertible Preferred Stock (the "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Convertible Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set aside for payment upon shares of Convertible Preferred Stock and the Parity Dividend Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

   The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

   Any reference to "distribution" contained in this Section 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

   Section 4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50.00 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Convertible Preferred Stock (the "Junior Liquidation Stock"). In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Convertible Preferred Stock and any other class or series of the Corporation's capital stock which may hereafter be created having parity as to liquidation rights with the Convertible Preferred Stock (the "Parity Liquidation Stock"), the holders of the Convertible Preferred Stock and the holders of the Parity Liquidation Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the shares of Convertible Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4 (unless in connection therewith the liquidation of the Corporation is specifically approved).

   The holder of any shares of Convertible Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 4 until such holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such shares of Convertible Preferred Stock and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Convertible Preferred Stock to the Corporation free of any adverse interest. As in the case of the Redemption Price referred to below, no interest shall accrue on any payment upon liquidation after the due date thereof.

   Section 5. Redemption at Option of the Corporation. The Corporation, at its option, may at any time redeem for shares of Common Stock the Convertible Preferred Stock, in whole or from time to time in part, on any date set by the Board of Directors, at the following redemption prices if redeemed during the twelve-month period beginning May 15 of the year specified below:

       YEAR                                                      PRICE PER SHARE
       ----                                                      ---------------
       2000.....................................................     $50.975
       2001.....................................................     $50.650
       2002.....................................................     $50.325

and thereafter at $50.00 per share, plus, in each case, an amount equal to all dividends on the Convertible Preferred Stock accrued and unpaid thereon, whether or not declared or due, to the date fixed for redemption, such sum being hereinafter referred to as the "Redemption Price" (subject to the right of the holder of record of shares of Convertible Preferred Stock on a record date for the payment of a dividend on the Convertible Preferred Stock to receive the dividend due on such shares of Convertible Preferred Stock on the corresponding dividend payment date). At no time shall the Convertible Preferred Stock be redeemable for cash.

   The Corporation shall issue in payment of the Redemption Price for each share of Convertible Preferred Stock to be redeemed such number of shares of Common Stock as equals (x) the then-current Redemption Price of the Convertible Preferred Stock, divided by (y) the market price (the "Market Price") of the Common Stock. The Market Price shall be equal to the lower of (i) the average of the daily closing prices of the Common Stock for the 20 consecutive trading days immediately preceding the first business day immediately preceding the date of the applicable redemption notice, or (ii) the closing price of the Common Stock on the trading day immediately preceding the first business day immediately preceding the date of the applicable redemption notice. The "closing price" for each day shall be the last reported sales price regular way or, in case no such reported sales takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the New York Stock Exchange Composite Tape or, if not listed on the New York Stock Exchange, on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on a national securities exchange, the last sale price regular way for the Common Stock as published by the National Association of Securities

Dealers Automated Quotation System ("NASDAQ"), or if such last sale price is not so published by NASDAQ or if no such sale takes place on such day, the mean between the closing bid and asked prices for the Common Stock as published by NASDAQ. If the shares of Common Stock are not listed or admitted to trading on a national securities exchange or quoted by NASDAQ, the determination of Market Price shall be determined in good faith by the Board of Directors of the Corporation or, if such determination cannot be made, by a nationally recognized independent investment banking firm selected in good faith by the Board of Directors of the Corporation. For the purposes of this Section 5, trading day shall mean a day on which the securities exchange specified for purposes of this Section 5 shall be open for business or, if the shares of Common Stock shall not be listed on such exchange for such period, a day with respect to which quotations of the character referred to in the next preceding sentence shall be reported. In lieu of any fractional share of Common Stock which would otherwise be issued upon any redemption of Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount in cash (computed to the nearest cent) equal to the Market Price multiplied by the fractional interest that otherwise would have been deliverable upon such redemption of such Convertible Preferred Stock.

   In case of the redemption of less than all of the then outstanding Convertible Preferred Stock, the shares of Convertible Preferred Stock to be redeemed shall be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Convertible Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all Convertible Preferred Stock then outstanding shall have been paid for all past dividend periods.

   Not more than 60 nor less than 30 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to each holder of record of the Convertible Preferred Stock to be redeemed, at such holder's address as it shall appear upon the stock transfer books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Convertible Preferred Stock to be redeemed, that on and after the redemption date, dividends will cease to accrue on such shares, the then effective conversion price pursuant to Section 6 and that the right of holders to convert shall terminate at the close of business on the redemption date (unless the Corporation defaults in the payment of the Redemption Price).

   Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price as herein provided. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, shares of Common Stock and funds necessary for the redemption shall be available therefor and shall have been irrecoverably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be holders of Convertible Preferred Stock, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive payment of the Redemption Price as herein provided without interest upon surrender of their certificates therefor) shall terminate. At the close of business on the redemption date, each holder of Convertible Preferred Stock so redeemed (unless the Corporation defaults on its obligations to deliver shares of Common Stock or cash) shall be, without any further action, deemed a holder of the number of shares of Common Stock for which such Convertible Preferred Stock is redeemable.

   The shares of Convertible Preferred Stock shall not be subject to the operation of any purchase, retirement, mandatory redemption or sinking fund.

   The holder of any shares of Convertible Preferred Stock redeemed upon any exercise of the Corporation's redemption right shall not be entitled to receive payment of the Redemption Price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such shares of Convertible Preferred Stock redeemed and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Convertible Preferred Stock to the Corporation free of any adverse interest. No interest shall accrue on the Redemption Price of any share of Convertible Preferred Stock after its redemption date.

   All shares of Common Stock which may be delivered upon redemption of the Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights, and prior to giving any notice of redemption the Corporation shall take any corporate action necessary therefor.

   In the event that any shares of Convertible Preferred Stock shall be converted into Common Stock pursuant to Section 6, then (i) the Corporation shall not have the right to redeem such shares and (ii) shares of Common Stock and any funds which shall have been deposited for the payment of the Redemption Price for such shares of Convertible Preferred Stock shall be returned to the Corporation immediately after such conversion (subject to declared dividends payable to holders of shares of Convertible Preferred Stock on the record date for such dividends being so payable, to the extent set forth in Section 6 hereof, regardless of whether such shares are converted subsequent to such record date and prior to the related dividend payment date).

   Section 6. Conversion Privilege. (a) Right of Conversion. Subject to and upon compliance with the provisions of this Section 6, each share of Convertible Preferred Stock shall, at the option of the holder thereof, be convertible at any time (unless such share is called for redemption, then to and including but not after the close of business on the date fixed for such redemption, unless the Corporation shall default in payment due upon redemption thereof), into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing $50.00 by the Conversion Price (as defined in Section 6(d)) in effect at such time and by surrender of such share so to be converted in the manner provided in Section 6(b).

   (b) Manner of Exercise of Conversion Privilege. In order to exercise the conversion privilege, the holder of one or more shares of Convertible Preferred Stock to be converted shall surrender such shares at any of the offices or agencies to be maintained for such purpose by the Corporation accompanied by the funds, if any, required by the last paragraph of this Section 6(b) and shall give written notice of conversion in the form provided on such shares of Convertible Preferred Stock (or such other notice as is acceptable to the Corporation) to the Corporation at such office or agency that the holder elects to convert the shares of Convertible Preferred Stock specified in said notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Common Stock which shall be issuable in such conversion shall be issued. Each share of Convertible Preferred Stock surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the name in which such share is registered, be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or his duly authorized attorney and an amount sufficient to pay any transfer or similar tax. As promptly as practicable after the surrender of such shares of Convertible Preferred Stock and the receipt of such notice, instruments of transfer and funds, if any, as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such share of Convertible Preferred Stock in accordance with the provisions of this Section 6 and a check or cash in respect of any fractional interest in a share of Common Stock arising upon such conversion, as provided in Section 6(c).

   Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such shares of Convertible Preferred Stock shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares of Convertible Preferred Stock shall have been surrendered and such notice received by the Corporation.

   Any shares of Convertible Preferred Stock surrendered for conversion during the period from the close of business on the record date for any dividend payment to the opening of business on the related dividend payment date shall (unless such shares of Convertible Preferred Stock shall have been called for redemption on a date in such period) be accompanied by payment, in funds acceptable to the Corporation, of an amount equal to the dividend otherwise payable on such dividend payment date; provided, however, that no such payment need be made if there shall exist at the time of conversion a default in the payment of dividends on the shares of Convertible Preferred Stocks. An amount equal to such payment shall be paid by the Corporation on such dividend payment date to the holder of such shares of Convertible Preferred Stock at the close of business on such record date; provided, however, that if the Corporation shall default in the payment of dividends on such dividend payment date, such amount shall be paid to the person who made such required payment. Except as provided for above in this Section, no adjustment shall be made for dividends accrued on any shares of Convertible Preferred Stock converted or for dividends on any shares issued upon the conversion of such shares as provided in this Section.

   (c) Cash Payments in Lieu of Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate of $50.00 for each such share so surrendered. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any share of Convertible Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the closing price (as defined in Section 5 hereof) on the business day next preceding the day of conversion multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share.

   (d) Adjustment of Conversion Price. The Conversion Price shall mean and be $100, subject to adjustment from time to time by the Corporation as follows:

     (i) In case the Corporation shall (A) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares of capital stock of the Corporation, then in each such case the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock of the Corporation which he would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (i), the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the stock transfer or conversion agent, as appropriate) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock.

     (ii) In case the Corporation shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (as determined pursuant to subsection (iv) of this Section 6(d)) of the Common Stock (other than pursuant to any stock option, restricted stock or other incentive or benefit plan or stock ownership or purchase plan for the benefit of employees, directors or officers or any dividend reinvestment plan of the Corporation in effect at the time hereof or any other similar plan adopted or implemented hereafter), then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants (immediately prior to such issuance) plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price, and of which the denominator shall be the numbers of shares of Common Stock outstanding on the date of issuance of such rights or warrants (immediately prior to such issuance) plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be made successively whenever any rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such current market price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the stock transfer or conversion agent, as appropriate). Notwithstanding the foregoing, any adjustments to the Conversion Price with respect to the preferred stock purchase rights (the "Rights") of the Corporation associated with the shares of Common Stock, which Rights are governed by a Rights Agreement dated as of August 30, 1990, as amended (the "Rights Agreement"), or similar rights or warrants adopted or issued subsequent to the date hereof shall be made when such Rights or similar rights or warrants are exercised. If after the Distribution Date (as defined in the Rights Agreement or a similar date defined in a similar agreement), holders converting shares of Convertible Preferred Stock are not entitled to receive the Rights or similar rights or warrants which would otherwise be attributable (but for the date of conversion) to the shares of Common Stock received upon such conversion, then adjustment to the Conversion Price shall be made under this subsection (ii) as if the Rights or similar rights or warrants were then issued to holders of Common Stock. If such an adjustment is made and the Rights or similar rights or warrants are later redeemed, invalidated or terminated, then a corresponding reversing adjustment shall be made to the Conversion Price, on an equitable basis, to take account of such event. However, the Corporation may elect to provide that such shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, whether or not issued after the Distribution Date for such Rights or such similar date for such similar rights or warrants, will be accompanied by the Rights or such similar rights or warrants which would otherwise be attributable (but for the date of conversion) to such shares of Common Stock, in which event the preceding two sentences shall not apply.

     (iii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its outstanding Common Stock or capital stock (other than Common Stock), evidences of its indebtedness or assets (including securities and cash, but excluding any regular periodic cash dividend of the Corporation and dividends or distributions payable in stock for which adjustment is made pursuant to subsection (i) of this Section 6(d)) or rights or warrants to subscribe for or purchase securities of the Corporation (excluding those referred to in subsection (ii) of this Section 6(d)), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction of which the numerator shall be the current market price per share as determined pursuant to subsection (iv) of this
  Section 6(d) of the Common Stock less the fair market value on such record date (as determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the stock transfer or conversion agent, as appropriate) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one share of Common Stock or of such subscription rights or warrants applicable to one share of Common Stock, and of which the denominator shall be such current market price per share of Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

     (iv) For the purpose of any computation under subsections (ii) and (iii) of this Section 6(d), the current market price per share of Common Stock on any date shall be deemed to be the average of the closing price (as defined in Section 5) for the shorter of (A) 30 consecutive trading days (as defined in Section 5) ending on the last full trading day prior to the Time of Determination or (B) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the Time of Determination. For purposes of the foregoing, the term "Time of Determination" shall mean the time and date of the earlier of (I) the record date for determining stockholders entitled to receive the rights, warrants or distributions referred to in Section 6(d)(ii) and (iii) or (II) the commencement of "ex-dividend" trading on the exchange or market referred to in the definition of "closing price."

     (v) In any case in which this Section 6(d) shall require that an adjustment be made immediately following a record date or an effective date, the Corporation may elect to defer (but only until the filing by the Corporation with the stock transfer or conversion agent, as the case may be, of the certificate required by subsection (vii) of this Section 6(d)) issuing to the holder of any share of Convertible Preferred Stock converted after such record date or effective date the shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and paying to such holder any amount of cash in lieu of a fractional share.

     (vi) No adjustment in the Conversion Price shall be required to be made unless such adjustment would require an increase or decrease of at least 1% of such price; provided, however, that any adjustments which by reason of this subsection (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6(d) shall be made to the nearest cent or to the nearest 1/1000th of a share, as the case may be. Anything in this Section 6(d) to the contrary notwithstanding, the Corporation shall be entitled to make such reduction in the Conversion Price, in addition to those required by this Section 6(d), as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable to the recipients. Except as set forth in subsections (i), (ii) and (iii) above, the Conversion Price shall not be adjusted for the issuance of Common Stock, or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

     (vii) Whenever the Conversion Price is adjusted as herein provided, (A) the Corporation shall promptly file with the stock transfer or conversion agent, as appropriate, a certificate setting forth the Conversion Price after such adjustment and a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (B) the Corporation shall also mail or cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Convertible Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price. The stock transfer or conversion agent, as the case may be, shall not be under any duty or responsibility with respect to the certificate required by this subsection (vii) except to exhibit the same to any holder of shares of Convertible Preferred Stock who requests to inspect it.

     (viii) In the event that at any time, as a result of an adjustment made pursuant to subsection (i) of this Section 6(d), the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any share of Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section.

     (ix) The Corporation from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is so decreased, the Corporation shall mail to holders of record of shares of Convertible Preferred Stock a notice of the decrease at least 15 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period it will be in effect.

   (e) Notice to Holders Prior to Certain Corporate Actions. In case:

     (i) the Corporation shall take any action which would require an adjustment in the Conversion Price pursuant to Section 6(d)(iii); or

     (ii) the Corporation shall authorize the granting to the holders of its Common Stock generally of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights; or

     (iii) there shall be any reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock), or any consolidation or merger to which the Corporation is a party or any statutory exchange of securities with another corporation and for which approval of any stockholders of the Corporation is required, or any sale or transfer of all or substantially all of the assets of the Corporation; or

     (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then in each such case the Corporation shall cause to be given to the holders of shares of Convertible Preferred Stock and the stock transfer or conversion agent, as appropriate, as promptly as possible, but in any event at least 20 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution, rights or warrants are to be determined, or (ii) the date on which such reorganization, reclassification, consolidation, merger, statutory exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reorganization, reclassification, consolidation, merger, statutory exchange, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity or the proceedings described in subsection (i), (ii), (iii) or (iv) of this Section 6(e).

   (f) Reservation of Shares of Common Stock. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversions of shares of Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock not theretofore converted and on or before (and as a condition of) taking any action that would cause an adjustment of the Conversion Price resulting in an increase in the number of shares of Common Stock deliverable upon conversion above the number thereof previously reserved and available therefor, the Corporation shall take all such action so required. For purposes of this Section 6(f), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all outstanding shares of Convertible Preferred Stock were held by a single holder.

   Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the shares of Convertible Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

   (g) Transfer Taxes, Etc. The Corporation shall pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes payable in respect of the issue or delivery of shares of Common Stock upon conversions of shares of Convertible Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Convertible Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

   (h) Consolidation or Merger or Sale of Assets. Notwithstanding any other provision herein to the contrary, in case of any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or the securities or other property of another corporation), or in case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), then lawful provision shall be made by the corporation formed by such consolidation or the corporation whose securities, cash or other property will immediately after the merger or consolidation be owned, by virtue of the merger or consolidation, by the holders of Common Stock immediately prior to the merger or consolidation, or the corporation which shall have acquired such assets or securities of the Corporation (collectively the "Formed, Surviving or Acquiring Corporation"), as the case may be, providing that the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock might have been converted immediately prior to such consolidation, merger, statutory exchange, sale or transfer assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer (provided that, if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purposes of this Section 6(h) the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Formed, Surviving or Acquiring Corporation, as the case may be, shall make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions set forth in this Section 6(h) shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the Convertible Preferred Stock.

   The above provisions of this Section 6(h) shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or transfers.

   (i) Covenant as to Common Stock. The Corporation covenants that all shares of Common Stock which may be delivered upon conversions of shares of Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

   The Corporation covenants that if any shares of Common Stock to be provided for the purpose of conversion of shares of Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be validly issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

   The Corporation further covenants that if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed so long as the Common Stock shall be so listed on such exchange, all Common Stock issuable upon conversion of the shares of Convertible Preferred Stock.

   Section 7. Voting Rights. (a) General. The holders of Convertible Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. In connection with any right to vote, each holder of Convertible Preferred Stock will have one vote for each share held. Any shares of Convertible Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

   (b) Default Voting Rights. Whenever dividends on the Convertible Preferred Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), (i) the number of members of the Board of Directors of the Corporation shall be increased by two, effective as of the time of election of such directors as hereinafter provided, and (ii) the holders of the Convertible Preferred Stock (voting separately as a class with all other affected classes or series of the Parity Dividend Stock upon which like voting rights have been conferred and are exercisable) will have the exclusive right to vote for and elect such two additional directors of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of the Convertible Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Convertible Preferred Stock have been declared and paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Convertible Preferred Stock and such Parity Dividend Stock to vote for such two additional directors.

   The foregoing right of the holders of the Convertible Preferred Stock with respect to the election of two directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of the Convertible Preferred Stock more than 90 days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least ten percent (10%) of the Convertible Preferred Stock then outstanding, call a special meeting of the holders of the Convertible Preferred Stock to be held within 60 days after the delivery of such request for the purpose of electing such additional directors.

   The holders of the Convertible Preferred Stock and any Parity Dividend Stock referred to above voting as a class shall have the right to remove without cause at any time and replace any directors such holders have elected pursuant to this Section 7.

   (c) Class Voting Rights. So long as the Convertible Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66 2/3 percent of all outstanding Convertible Preferred Stock (unless the vote or consent of a greater percentage is required by applicable law or the Restated Articles of Incorporation of the Corporation), voting separately as a class, (i) amend, alter or repeal (by merger, consolidation or otherwise) any provision of the Restated Articles of Incorporation or the Bylaws of the Corporation, as amended, so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Convertible Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking prior to the Convertible Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding-up of the Corporation or (iii) effect any reclassification of the Convertible Preferred Stock. A class vote on the part of the Convertible Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock that ranks junior to, or on a parity with, the Convertible Preferred Stock in respect of the payment of dividends and upon liquidation, dissolution or winding-up of the Corporation; or (b) the authorization, issuance or increase in the amount of any notes, bonds, mortgages, debentures or other obligations of the Corporation not convertible into or exchangeable, directly or indirectly, for stock ranking prior to the Convertible Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Corporation.

   Section 8. Outstanding Shares. For purposes of this Certificate of Resolution, all shares of Convertible Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to
Section 5, all shares of Convertible Preferred Stock that have been so called for redemption under Section 5 if shares of Common Stock and funds necessary for payment of the redemption price have been irrevocably set apart; (ii) from the date of surrender of certificates representing shares of Convertible Preferred Stock, all shares of Convertible Preferred Stock converted into Common Stock; and (iii) from the date of registration of transfer, all shares of Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

   Section 9. Status of Acquired Shares. Shares of Convertible Preferred Stock redeemed by the Corporation, received upon conversion pursuant to Section 6, or otherwise acquired by the Corporation will be restored to the status of authorized and unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued, but not as shares of Convertible Preferred Stock.

   Section 10. Preemptive Rights. The Convertible Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

   Section 11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                                                                      APPENDIX E

                            SUPPORT/VOTING AGREEMENT

                                 June 21, 2000

Newmont Mining Corporation
1700 Lincoln Street
Denver, Colorado 80203

  Re:  Support/Voting Agreement

Dear Sirs:

   The undersigned understands that Newmont Mining Corporation ("Parent"), Bounty Merger Corp., a wholly owned subsidiary of Parent ("Sub"), and Battle Mountain Gold Company (the "Company") are entering into an Agreement and Plan of Merger, dated the date hereof (the "Agreement"), providing for, among other things, a merger between Sub and the Company (the "Merger") in which all of the outstanding shares of common stock, par value $0.10 per share, of the Company will be exchanged for shares of common stock, par value $1.60 per share, of Parent. The undersigned further understands that Parent and the Company have proposed a plan of arrangement (the "Plan of Arrangement") providing for the transfer (the "Transfer") of certain exchangeable shares (the "Exchangeable Shares") in the capital of Battle Mountain Gold Company, a subsidiary of the Company ("Canadian Co."). At the election of Parent, such transfer may be effected through a wholly owned subsidiary of Parent to be formed by Parent ("ULC"),

   The undersigned is a stockholder of Canadian Co. (the "Stockholder") and is entering into this letter agreement to induce you to enter into the Agreement, to support the Plan of Arrangement and to consummate the transactions contemplated by the Agreement and the Plan of Arrangement.

   The Stockholder confirms its agreement with you as follows:

   1. The Stockholder represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the capital stock of the Company or any Company subsidiary of which the Stockholder or any of its controlled affiliates (its "Controlled Affiliates"; "controlled" and "affiliate" as defined under the Securities Exchange Act of 1934, as amended) is the record or beneficial owner (collectively, the "Shares") and that the Stockholder and its Controlled Affiliates are on the date hereof the lawful owners of the number of Shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed in Schedule I. Except for the Shares set forth in Schedule I, neither the Stockholder nor any of its Controlled Affiliates own or hold any other securities of the Company or any Company subsidiary, or any rights to acquire any additional shares of the capital stock of the Company or any Company subsidiary or any interest therein, or any voting rights with respect to any additional shares.

   2. The Stockholder shall vote, and shall cause any holder of record of its Shares to vote, all of the Shares beneficially owned by the Stockholder or its Controlled Affiliates, or over which the Stockholder or any of its Controlled Affiliates has voting power or control, directly or indirectly (including any shares of capital stock of the Company or any Company subsidiary acquired after the date hereof), at the record date:

     (a) to approve the Merger, the Agreement and the transactions contemplated thereby, or

     (b) to approve the Plan of Arrangement and the transactions contemplated thereby,

at any meeting of stockholders of the Company or any meeting of the shareholders of Canadian Co. at which any such matters are considered and at every adjournment thereof. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The Stockholder shall deliver to Parent upon request a proxy substantially in the form attached hereto as Exhibit B, which proxy shall be irrevocable to the extent permitted under Nevada law (but subject to termination in the event this letter agreement is terminated), with the total number of such Stockholder's Shares correctly indicated thereon. The Stockholder shall also use its reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this letter agreement.

   3. After the date hereof, the Stockholder agrees that the obligations under this letter agreement may not be avoided by the Stockholder or any of its subsidiaries by depositing any Shares in a voting trust or otherwise transferring any voting interest in any Shares, by agreement or otherwise, except for transfers subject to the terms of this letter agreement, and any such Shares shall be voted in compliance with the terms of this letter agreement.

   4. The Stockholder agrees that in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of stock of the Company or any Company subsidiary on, of or affecting the Shares of such Stockholder, (b) such Stockholder purchases or otherwise acquires beneficial ownership of any shares of capital stock of the Company or any Company subsidiary after the execution of this letter agreement (including by conversion), or (c) such Stockholder voluntarily acquires the right to vote or share in the voting of any shares of capital stock of the Company or any Company subsidiary other than the Shares (collectively, "New Shares"), such Stockholder shall deliver promptly to Parent upon request an irrevocable proxy substantially in the form attached hereto as Exhibit B (but subject to termination in the event this letter agreement is terminated) with respect to such New Shares. The Stockholder also agrees that any New Shares acquired or purchased by him shall be subject to the terms of this Agreement and shall constitute Shares to the same extent as if they were owned by such Stockholder on the date hereof.

   5. The Stockholder shall execute and deliver on a timely basis a letter agreement substantially in the form of Exhibit B to the Merger Agreement, when and if requested by you prior to the Effective Time (as defined in the Merger Agreement).

   6. The Stockholder agrees to, will cause any company, trust or other entity controlled by the Stockholder to, and will cause its Controlled Affiliates to, cooperate fully with you in connection with the Agreement, the Plan of Arrangement and the transactions contemplated thereby. The Stockholder agrees that, during the term of this letter agreement, it will not, and will not permit any such company, trust or other entity to, and will not permit any of its Controlled Affiliates to, directly or indirectly (including through its directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives), solicit, initiate, knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Company Takeover Proposal or negotiate, explore or otherwise engage in any discussions with any person (other than Parent, Sub or their respective directors, officers, employees, agents and representatives) with respect to any Company Takeover Proposal or enter into any agreement, arrangement or understanding with respect to any Company Takeover Proposal or agree to or otherwise assist in the effectuation of any Company Takeover Proposal; provided, however, that nothing herein shall prevent the Stockholder from taking any action, after having notified Parent thereof, or omitting to take any action solely as a member of the Board of Directors of the Company required so as not to violate such Stockholder's fiduciary obligations as a director of the Company after consultation with outside counsel.

   7. The Stockholder has all necessary power and authority to enter into this letter agreement. This letter agreement is the legal, valid and binding agreement of the Stockholder, and is enforceable against the Stockholder in accordance with its terms.

   8. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   9. The Stockholder agrees that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. The Stockholder agrees that Parent shall be entitled to a temporary restraining order and a preliminary and permanent injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, the Stockholder (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this agreement or any of the transactions contemplated by this letter agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not initiate any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than a Federal court sitting in the State of New York or a New York state court.

   10. This letter agreement may be terminated at the option of any party at any time upon the earlier of (i) the date on which the Agreement is terminated in accordance with its terms, (ii) the Effective Time of the Merger and (iii) January 31, 2001.

   11. This letter agreement constitutes the entire agreement among the parties hereto with respect to the matters covered hereby and supersedes all prior agreements, understandings or representations among the parties written or oral, with respect to the subject matter hereof.

   12. The parties agree that the Company shall be a third party beneficiary of the provisions of Sections 2, 3, 4, 5, 7 and 9 of this letter agreement, provided that the Company's consent shall not be necessary or required for any amendment or waiver to this letter agreement.

   13. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain and deliver to Parent the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

   14. Capitalized terms not defined in this letter agreement shall have the meaning assigned to them in the Agreement.

   Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

                                          Very truly yours,

                                          NORANDA INC.

                                             /s/ David Kerr
                                             /s/ A. Regent
                                          By: _________________________________
                                          Names: David Kerr, A. Regent

Confirmed on the date first above written.

NEWMONT MINING CORPORATION

  /s/ Wayne W. Murdy
By: _________________________________
  Name:
  Title:

BATTLE MOUNTAIN GOLD COMPANY

  /s/ John A. Keyes
By:  ________________________________
   Name:
   Title:

                                SCHEDULE I

                 OWNERSHIP OF CAPITAL STOCK OF THE COMPANY

Owned of Record

1,000 shares of Common Stock of Battle Mountain Gold Company

65,241,526 shares of Exchangeable Shares of Battle Mountain Canada Ltd.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                 APPENDIX F

                              [COMPANY LOGO]

                              ARRANGEMENT OF

                        BATTLE MOUNTAIN CANADA LTD.

                      CONCERNING THE MERGER INVOLVING

                       BATTLE MOUNTAIN GOLD COMPANY

                                    AND

                        NEWMONT MINING CORPORATION

                                PRELIMINARY

                  NOTICE OF SPECIAL MEETING OF HOLDERS OF

                    EXCHANGEABLE SHARES AND MANAGEMENT

                          INFORMATION CIRCULAR OF

                        BATTLE MOUNTAIN CANADA LTD.

                            SEPTEMBER  . , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [COMPANY LOGO]

September  . , 2000

Dear Battle Mountain Canada Exchangeable Shareholder:

   The Board of Directors cordially invites you to attend a special meeting (the "BMC Meeting") of holders of exchangeable shares ("Exchangeable Shares") of Battle Mountain Canada Ltd. ("BMC") to be held at . a.m. (Houston time) on
 . , October . , 2000 at . . The principal purpose of the BMC Meeting is to consider and vote on a special resolution to approve the Arrangement referred to below.

   On June 21, 2000, BMC's parent corporation, Battle Mountain Gold Company ( "Battle Mountain Gold"), Newmont Mining Corporation ("Newmont") and a wholly owned subsidiary of Newmont entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger of the Newmont subsidiary with and into Battle Mountain Gold (the "Merger"). If the Merger is consummated, among other things, Battle Mountain Gold will become a wholly owned subsidiary of Newmont and each share of Battle Mountain Gold common stock will be converted into the right to receive 0.105 of a share of common stock of Newmont.

   Under the articles of BMC, each Exchangeable Share is exchangeable for one share of Battle Mountain Gold common stock. Accordingly, in connection with the proposed Merger, on June 21, 2000 BMC, Battle Mountain Gold, Newmont and the Newmont subsidiary entered into an arrangement agreement (the "Arrangement Agreement") which provides for a statutory arrangement (the "Arrangement"). Under the Arrangement, each Exchangeable Share (other than those held by Battle Mountain Gold and its subsidiaries) will be exchanged for 0.105 of a share of Newmont common stock. The purpose of the Arrangement is to provide for holders of Exchangeable Shares to exchange their shares for Newmont common stock on equivalent terms and conditions as are applicable to holders of Battle Mountain Gold common stock in connection with the Merger.

   In order to proceed, the Arrangement must be approved by not less than two-thirds of the votes cast at the BMC Meeting by holders of Exchangeable Shares, excluding Exchangeable Shares held by Battle Mountain Gold and its subsidiaries, which will not be voted at the BMC Meeting. Noranda Inc., the holder of approximately 65% of the outstanding Exchangeable Shares, excluding Exchangeable Shares held by Battle Mountain Gold and its subsidiaries, has agreed to vote its Exchangeable Shares in favour of the Arrangement.

   The Merger will also be separately voted upon by the stockholders of Battle Mountain Gold at a special stockholders meeting that will also be held on October . , 2000 (the "BMG Meeting"). Through a special voting trust agreement, holders of Exchangeable Shares have voting rights which are equivalent to those of holders of Battle Mountain Gold common stock, including the right to attend and vote at stockholder meetings of Battle Mountain Gold together with the holders of common stock. For this reason, in addition to the right to vote on the Arrangement at the BMC Meeting, holders of Exchangeable Shares also have the right to vote on the Merger at the BMG Meeting. The Arrangement will not proceed unless the Merger is approved at the BMG Meeting, and the Merger will not proceed unless the Arrangement is approved at the BMC Meeting.

   Holders of Exchangeable Shares are being provided with two sets of proxy materials, one set of which relates to the consideration of the Arrangement at the BMC Meeting and the other set of which relates to the consideration of the Merger at the BMG Meeting. The accompanying management information circular of BMC for the BMC Meeting provides detailed information concerning the Arrangement and the special meeting of the holders of Exchangeable Shares. The BMC management information circular also incorporates by reference much of the information relating to the Merger contained in the proxy statement/prospectus prepared for the special meeting of stockholders of Battle Mountain Gold. We urge you to consider carefully all of the information described in both sets of materials.

   THE BOARD OF DIRECTORS OF BMC HAS CONSIDERED THE ARRANGEMENT AT LENGTH. THE BOARD OF DIRECTORS IS OF THE VIEW THAT THE ARRANGEMENT IS FAIR TO AND IN THE BEST INTERESTS OF BMC AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ARRANGEMENT AND RECOMMENDS THAT HOLDERS OF EXCHANGEABLE SHARES VOTE FOR THE SPECIAL RESOLUTION APPROVING THE ARRANGEMENT.

   Regardless of how many shares you own, it is important that your Exchangeable Shares be represented at both the BMC Meeting and the BMG Meeting. If you are a registered holder of Exchangeable Shares, you have been provided with two separate proxy forms (which correspond to the separate meetings) on which to provide your voting instructions. Whether or not you plan to attend the meetings in person, please complete, sign and date both of the enclosed proxy forms and return them in the envelopes provided as soon as possible. Completing and returning the enclosed proxy forms will not limit your right to vote in person if you wish to attend either or both of the meetings and vote personally.

   If you hold your Exchangeable Shares through a broker, bank or similar intermediary, you should follow the intermediary's instructions on how to vote your shares. Depending on the procedures used by the intermediary, your intermediary may solicit your voting instructions for both meetings using a single form.

   If you have any questions about the Arrangement, the Merger or how to vote your shares, you may contact Mackenzie Partners, Inc., 156 Fifth Avenue, New York, New York, 10010, (212) 929-5500 (Call Collect) or (800) 322-2885 (Call
Toll-Free).

                                          Yours very truly,

                                          John A. Keyes

                                          President and Chief Executive
                                           Officer

                        BATTLE MOUNTAIN CANADA LTD.

                        333 CLAY STREET, 42ND FLOOR

                           HOUSTON, TEXAS 77002

                         NOTICE OF SPECIAL MEETING

                       TO BE HELD OCTOBER  . , 2000

To the shareholders of Battle Mountain Canada Ltd.:

   A special meeting (the "Meeting") of the holders of exchangeable shares of Battle Mountain Canada Ltd. ("BMC") will be held at . , on October . , 2000 at . a.m. (Houston time) for the following purposes:

  1. To consider, pursuant to an order of the Ontario Superior Court of Justice dated September . , 2000, and, if deemed advisable, to pass, with or without variation, a special resolution (the "Arrangement Resolution") approving an arrangement (the "Arrangement") under section 182 of the Business Corporations Act (Ontario) involving the acquisition by Newmont Mining Corporation ("Newmont") or one of its subsidiaries of all of the issued and outstanding exchangeable shares of BMC (other than those held by Battle Mountain Gold Company and its subsidiaries) in exchange for shares of common stock of Newmont (and cash in lieu of fractional shares); and

  2. To transact such further or other business as may properly come before the Meeting or any adjournment thereof.

   The board of directors of BMC has fixed the close of business on September [8], 2000 as the record date for determining shareholders who are entitled to vote at the Meeting.

   The Arrangement is described in the accompanying management information circular of BMC (the "Circular"). The full text of the Arrangement Resolution is set out in Appendix A to the Circular.

   REGARDLESS OF WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR BY FAX TO (416) 368-2502. THE FORM OF PROXY MUST BE RECEIVED BY NO LATER THAN 5:00 P.M. (HOUSTON TIME) ON . DAY, OCTOBER, 2000 OR, IN THE EVENT THAT THE MEETING IS ADJOURNED OR POSTPONED, BY NO LATER THAN 5:00 P.M. (HOUSTON TIME) ON THE SECOND BUSINESS DAY PRIOR TO THE DAY FIXED FOR THE ADJOURNED OR POSTPONED MEETING. IF YOU HOLD YOUR EXCHANGEABLE SHARES THROUGH A BROKER, BANK OR SIMILAR INTERMEDIARY, YOU SHOULD FOLLOW THE INTERMEDIARY'S INSTRUCTIONS ON HOW TO VOTE YOUR SHARES.

   DATED at Houston, Texas, this  .  day of September, 2000.

                                          By order of the Board

                                          Greg V. Etter

                                          Vice President and Corporate
                                           Secretary

                        BATTLE MOUNTAIN CANADA LTD.

                      MANAGEMENT INFORMATION CIRCULAR

                      DATED AS OF SEPTEMBER  . , 2000

    Shareholders are being asked to pass a special resolution (the "Arrangement Resolution") approving an arrangement (the "Arrangement") pursuant to section 182 of the Business Corporations Act (Ontario) (the "OBCA") relating to the exchange of exchangeable shares (the "Exchangeable Shares") of Battle Mountain Canada Ltd. ("BMC") (other than those held by Battle Mountain Gold Company ("Battle Mountain Gold") and its subsidiaries) for shares of common stock of Newmont Mining Corporation ("Newmont") in connection with the proposed merger (the "Merger") of Battle Mountain Gold and Bounty Merger Corp. ("MergerCo."), pursuant to which Battle Mountain Gold will become a wholly owned subsidiary of Newmont.

    This management information circular of BMC (the "Circular") incorporates by reference certain information provided in the accompanying proxy statement/prospectus (the "U.S. Proxy Statement") prepared by Battle Mountain Gold and Newmont in connection with a special meeting of Battle Mountain Gold stockholders (the "BMG Meeting") at which the Merger will be considered. Holders of Exchangeable Shares are entitled to vote at the BMG Meeting through the special voting trust agreement described in the U.S. Proxy Statement under the heading "Battle Mountain Special Meeting-- Stockholder Votes to be Held at the Special Meeting" and should refer to the U.S. Proxy Statement in connection with their consideration of the Merger.

    The Merger and the Arrangement are interrelated transactions, and certain information set forth in the U.S Proxy Statement concerning the Merger equally pertains to or is highly relevant to an understanding of the Arrangement. In particular, certain information relating to the Arrangement is set out in the U.S. Proxy Statement as follows:

                                                                          PAGE
  SECTION HEADINGS                                                      NUMBERS
  ----------------                                                      --------
  The Merger........................................................... 27 to 46
  U.S. Federal Income Tax Consequences of the Merger................... 44 to 46
  The Merger Agreement................................................. 47 to 57
  Information About Newmont............................................ 60 to 61
  Newmont Capital Stock................................................ 62 to 69
  Unaudited Pro Forma Combined Financial Information................... 85 to 93
  Pro Forma Proven and Probable Reserves............................... 94 to 97
  Pro Forma Production, Price and Cost Data............................       97
  Risk Factors......................................................... 18 to 20

    Shareholders of BMC are urged to review this Circular, including the portions of the U.S. Proxy Statement incorporated by reference, carefully and in its entirety.

                          SOLICITATION OF PROXIES

   THIS CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF THE MANAGEMENT OF BMC for use at the special meeting (the "Meeting") of the holders of Exchangeable Shares ("BMC Shareholders") to be held on . day, October . , 2000 at the time and place, and at any and all adjournments and postponements thereof, and for the purposes set out in the accompanying Notice of Special Meeting. The solicitation will be made primarily by mail. Proxies may be solicited personally or by telephone or other forms of communication by representatives of BMC and Battle Mountain Gold. Battle Mountain Gold has retained Mackenzie Partners, Inc. to assist in the solicitation of proxies. The cost of solicitation will be borne by Battle Mountain Gold and BMC.

   The information contained herein is given as at September . , 2000, except where otherwise noted. No person has been authorized to give any information or to make any representations in connection with the Arrangement other than those contained in this Circular and the portions of the U.S. Proxy Statement and the other documents incorporated by reference herein or therein and, if given or made, any such information or representation should be considered not to have been authorized by BMC. This Circular does not constitute an offer to sell, or a solicitation of an offer to acquire, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or proxy solicitation.

                 PRINCIPAL HOLDERS OF EXCHANGEABLE SHARES

   The Arrangement Resolution must be approved by at least two-thirds of the votes cast by the holders of Exchangeable Shares in person or by proxy at the Meeting. As at [SEPTEMBER . ], 2000, there were outstanding . Exchangeable Shares which are entitled to be voted at the Meeting (not including . Exchangeable Shares held by Battle Mountain Gold and 1,000 Exchangeable Shares held by BMC, which will not be voted at the Meeting). Holders of the Exchangeable Shares whose names are entered on the register of shareholders of BMC at the close of business on [SEPTEMBER . ], 2000, the record date (the "Record Date") for the Meeting, will be entitled to attend the Meeting in person or to appoint a proxy nominee to attend the Meeting. BMC Shareholders whose names are entered on the register of shareholders as of the Record Date, or their duly appointed proxies, will be entitled to vote on a show of hands and, on a poll, will be entitled to one vote for each Exchangeable Share held on that date.

   In the event that a holder has transferred any Exchangeable Shares after the Record Date and the transferee of such shares establishes ownership of them and demands, not later than the close of business on . day, October . , 2000, to be included in the list of shareholders entitled to vote at the Meeting, the transferee will be entitled to vote such shares at the Meeting.

   To the knowledge of the directors and senior officers of BMC, as at [SEPTEMBER . ], 2000, the only person or company which beneficially owned, directly or indirectly, or exercised control or direction over Exchangeable Shares carrying more than 10% of the voting rights attached to the outstanding Exchangeable Shares was Noranda Inc. ("Noranda"). Noranda is a corporation incorporated under the laws of the Province of Ontario. Noranda beneficially holds, directly or indirectly, or exercises control or direction over 65,241,526 Exchangeable Shares or approximately 65% of the outstanding Exchangeable Shares, other than Exchangeable Shares held by Battle Mountain Gold and its subsidiaries which will not be voted at the Meeting. Noranda has agreed to vote all of the Exchangeable Shares owned or controlled by it in favour of the Arrangement Resolution. See "The Transaction--Support/Voting Agreement" below.

                              VOTING BY PROXY

   THE FORM OF PROXY ACCOMPANYING THIS CIRCULAR SOLICITS VOTING INSTRUCTIONS AS TO THE APPROVAL OF THE ARRANGEMENT RESOLUTION AND CONFERS DISCRETIONARY AUTHORITY UPON THE PROXY NOMINEE WITH RESPECT TO ANY AMENDMENTS OR VARIATIONS TO THE ARRANGEMENT RESOLUTION AND ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. As at the date of this Circular, management is not aware of any such amendments or variations, or of any other matters to be presented for action at the Meeting.

   In order to be effective, a form of proxy must be executed by a BMC Shareholder or the attorney thereof duly authorized in writing or, if the BMC Shareholder is a corporation, the proxy must be signed by an officer of such corporation or by such corporation's duly authorized attorney. Where a proxy has been executed by an attorney, it must be accompanied by evidence of the attorney's authority.

   If the voting instructions in a proxy given to management are properly indicated, the shares represented by the proxy will be voted in accordance with those instructions. IF A CHOICE IS NOT SPECIFIED IN A PROPERLY EXECUTED PROXY, THE SHARES REPRESENTED BY SUCH A PROXY GIVEN TO MANAGEMENT WILL BE VOTED IN FAVOUR OF THE ARRANGEMENT RESOLUTION.

   The persons named in the enclosed form of proxy are directors or officers of BMC. A BMC SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A BMC SHAREHOLDER) OTHER THAN THE PERSONS DESIGNATED IN THE FORM OF PROXY TO REPRESENT SUCH SHAREHOLDER AT THE MEETING AND MAY EXERCISE SUCH RIGHT BY INSERTING THE NAME IN FULL OF THE DESIRED PERSON IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY AND STRIKING OUT THE NAMES NOW DESIGNATED.

   REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, BMC SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR BY FAX TO (416) 368-2502. THE FORM OF PROXY MUST BE RECEIVED BY NO LATER THAN 5:00 P.M. (TORONTO TIME) ON . DAY, OCTOBER . , 2000 OR, IN THE EVENT THAT THE MEETING IS ADJOURNED OR POSTPONED, BY NO LATER THAN 5:00 P.M. (TORONTO TIME) ON THE SECOND BUSINESS DAY PRIOR TO THE DAY FIXED FOR THE ADJOURNED OR POSTPONED MEETING. IF YOU HOLD YOUR EXCHANGEABLE SHARES THROUGH A BROKER, BANK OR SIMILAR INTERMEDIARY, YOU SHOULD FOLLOW THE INTERMEDIARY'S INSTRUCTIONS ON HOW TO VOTE YOUR SHARES.

   BMC Shareholders (other than Battle Mountain Gold and its subsidiaries, which are precluded from voting any shares of Battle Mountain Gold common stock under applicable Nevada corporate law) are also entitled to vote at the BMG Meeting together with the holders of shares of Battle Mountain Gold common stock under a special voting trust agreement by using the voting instruction card relating to the BMG Meeting. Instructions for BMC Shareholders with respect to voting at the BMG Meeting are given separately in the U.S. Proxy Statement. See the information set forth under the headings "Battle Mountain Special Meeting--Stockholder Votes to be Held at the Special Meeting" and "-- Voting and Revocation of Proxies" in the U.S. Proxy Statement at pages . to
 .  and  .  to  . , respectively.

                          REVOCABILITY OF PROXIES

   A BMC Shareholder executing the enclosed form of proxy has the power to revoke it by an instrument in writing executed by the BMC Shareholder or an attorney authorized in writing or, where the BMC Shareholder is a corporation, by a duly authorized officer or attorney of the corporation. The instrument of revocation must be delivered to Greg Etter, Corporate Secretary of BMC at 333 Clay Street, Suite 4200, Houston, Texas 77002 or by fax to (713) 650-0600, at any time up to and including 5:00 p.m. (Houston time) on the last business day preceding the date of the Meeting or any adjournment or postponement thereof or to the Chairman of the Meeting on the day of the Meeting or any adjournment or postponement thereof before any vote in respect of which the proxy is to be used shall have been taken. If you hold your Exchangeable Shares through a broker, bank or similar intermediary, you should follow the intermediary's instructions on how to revoke a previously given proxy.

                              THE TRANSACTION

BACKGROUND TO AND REASONS FOR THE TRANSACTION

   BMC Shareholders are referred to "The Merger--Background of the Merger" and "--Reasons for the Merger" in the U.S. Proxy Statement at pages . to . and
 . to . , respectively, for a description of the background of and the reasons for the proposed transactions.

RECOMMENDATION OF THE BMC BOARD OF DIRECTORS

   The BMC Board of Directors believes that the Arrangement is fair to and in the best interests of BMC and its shareholders. The BMC Board of Directors unanimously recommends that BMC Shareholders vote in favour of the Arrangement Resolution.

   In reaching its recommendation, the BMC Board of Directors considered the same factors and information as the Battle Mountain Gold Board of Directors in evaluating the Merger. See the discussion in the U.S. Proxy Statement under the heading "The Merger--Considerations and Recommendation of Battle Mountain's Board of Directors" at pages . to . .

   In connection with reaching its recommendation, the BMC Board of Directors approved an amendment to BMC's rights agreement which provides that the rights under the BMC rights agreement will not become exercisable or separately tradeable as a result of the announcement, execution or performance of the Arrangement Agreement, the Merger Agreement or the Support Agreement (each as defined below).

OPINION OF BATTLE MOUNTAIN GOLD'S FINANCIAL ADVISOR

   In connection with the Arrangement, the Battle Mountain Gold Board of Directors received an opinion dated June 21, 2000 of CIBC World Markets Corp., Battle Mountain Gold's financial adviser, as to the fairness, from a financial point of view, to the holders of Battle Mountain Gold common stock and Exchangeable Shares of the 0.105 exchange ratio provided for in the Merger and the Arrangement. A copy of the opinion of CIBC World Markets Corp., which is discussed in the U.S. Proxy Statement under the heading "The Merger--Opinion of Battle Mountain's Financial Advisor" at pages . to . , is attached as Appendix E to this Circular and should be read carefully and in its entirety.

COURT APPROVAL OF THE ARRANGEMENT AND COMPLETION OF THE TRANSACTION

   An arrangement under the OBCA requires approval by both the Ontario Superior Court of Justice (the "Court") and the shareholders of the subject corporation. Prior to the mailing of this Circular, BMC obtained an interim order of the Court (the "Interim Order") providing for the calling and holding of the Meeting and other procedural matters. A copy of the Interim Order is attached as Appendix B to this Circular. The notice of application ("Notice of Application") to the Court for a final order (the "Final Order") approving the Arrangement also appears in Appendix B to this Circular.

   Subject to the approval of the Arrangement by at least two-thirds of the votes cast by the BMC Shareholders at the Meeting, the hearing in respect of the Final Order is scheduled to take place on . , 2000, at [10:00 A.M.] (Toronto time) in the Court at 393 University Avenue, Toronto, Ontario. BMC Shareholders who wish to participate, be represented, present evidence or make submissions at that hearing must serve and file a notice of appearance as set out in the Notice of Application for the Final Order and satisfy any other requirements. At the hearing of the application in respect of the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

   If the Final Order is granted and the other conditions to the Arrangement Agreement are satisfied or waived, it is anticipated that Articles of Arrangement will be filed promptly with the Director under the OBCA to give effect to the Arrangement, and that the various other documents necessary to consummate the transactions contemplated under the Arrangement Agreement will be promptly executed and delivered.

   Subject to the foregoing and subject to the satisfaction or waiver of the other terms and conditions set forth in the Arrangement Agreement and in the Agreement and Plan of Merger dated as of June 21, 2000 among Battle Mountain Gold, Newmont and Merger Co. (the "Merger Agreement"), it is presently anticipated that the Merger and the Arrangement will become effective on or about . , 2000 (the "Effective Date") at or about . (the "Effective Time").

TRANSACTION PROCEDURE AND DESCRIPTION OF EXCHANGEABLE SHARES

   The following description is qualified in its entirety by reference to the full text of the arrangement agreement made as of June 21, 2000 (the "Arrangement Agreement") among BMC, Battle Mountain Gold, Newmont and MergerCo. and the plan of arrangement (the "Plan of Arrangement") relating to the Arrangement attached as an exhibit thereto, which are attached as Appendix C and Exhibit A to Appendix C, respectively, to this Circular and are incorporated herein by reference.

 The Arrangement

   Pursuant to the terms of the Plan of Arrangement, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

  (a) if Newmont has elected (the "ULC Election") to incorporate and organize a Nova Scotia unlimited liability company (the "ULC") as a direct or indirect wholly owned subsidiary of Newmont for purposes of completing the Arrangement, prior to the Effective Time:

    (i) the ULC shall issue to Newmont that number of common shares of ULC agreed upon between Newmont and ULC, in consideration for an aggregate cash subscription in an amount agreed upon between Newmont and ULC (the "ULC Cash Amount"); and

    (ii) Newmont shall issue to ULC, in consideration for an aggregate cash subscription price equal to the ULC Cash Amount, that number of shares of Newmont common stock ("Newmont Common Shares") agreed upon between Newmont and ULC, provided that such number of Newmont Common Shares shall not be fewer than the number of Newmont Common Shares required to be delivered by ULC in exchange for Exchangeable Shares pursuant to the Arrangement Agreement;

  (b) at the Effective Time, each outstanding Exchangeable Share (other than those held by Battle Mountain Gold or any of its subsidiaries or by any dissenting shareholders) shall be transferred, without any act or formality on the part of the holder thereof, to Newmont (or, if Newmont has made the ULC Election, to ULC) in exchange for 0.105 of a fully paid and non-assessable Newmont Common Share (or cash in lieu of a fractional Newmont Common Share) and the name of each such holder will be removed from the register of holders of Exchangeable Shares and added to the register of holders of Newmont Common Shares, and Newmont (or, if Newmont has made the ULC Election, ULC) will be recorded as the registered holder of such Exchangeable Shares so transferred and will be deemed to be the legal and beneficial owner thereof. Each Exchangeable Share held by Battle Mountain Gold or its subsidiaries shall continue to be owned by the holder thereof and shall not be exchanged for Newmont Common Shares;

  (c) at the Effective Time, the Merger shall be completed in accordance with the Merger Agreement; and

  (d) immediately following the Effective Time, the definition of "Battle Mountain Common Stock" as it appears in the articles of BMC shall be deleted and replaced with the following:

     "Battle Mountain Common Stock" means the shares of Common Stock of Battle Mountain, par value US $0.10 per share, having voting rights of one vote per share, as such Common Stock exists after having given full effect to the merger (the "Battle Mountain Merger") contemplated by the Agreement and Plan of Merger among Newmont Mining Corporation, Bounty Merger Corp. and Battle Mountain dated June 21, 2000 and properly adjusted to reflect the change in the number of such shares resulting from the Battle Mountain Merger, and thereafter shall include any other securities into which such shares may be changed or for which such shares may be exchanged after the Battle Mountain Merger (whether or not Battle Mountain shall be the issuer of such other securities) or any other consideration which may be received by the holders of such shares pursuant to a recaptialization, reconstruction, reorganization or reclassification of, or an amalgamation, merger, or liquidation or similar transaction affecting, such shares after the Battle Mountain Merger.

ARRANGEMENT AGREEMENT

   The following summary of the Arrangement Agreement is qualified in its entirety by reference to the full text of the Arrangement Agreement, a copy of which is attached to this Circular as Appendix C and is incorporated herein by reference. In addition, as certain conditions, rights and obligations of the parties (the "Parties") to the Arrangement Agreement make reference to, are related to or are conditional upon the transactions contemplated in the Merger Agreement, BMC Shareholders are referred to the discussion under the heading "The Merger Agreement" in the U.S. Proxy Statement.

 Representations and Warranties

   The Arrangement Agreement contains certain customary representations and warranties of each of the Parties relating to, among other things, due incorporation, corporate power and capacity, and authority to enter into the Arrangement Agreement and consummate the Arrangement.

 Covenants

   The Parties to the Arrangement Agreement have agreed to implement the Arrangement in accordance with the Arrangement Agreement and the Plan of Arrangement and, in connection therewith, BMC agreed to apply to the Court for the Interim Order as soon as reasonably practicable following the entering into of the Arrangement Agreement. As of the date of this Circular, BMC has obtained the Interim Order providing for, among other things, the calling and holding of the Meeting. If the Arrangement Resolution is approved at the Meeting, and the other conditions described below are satisfied or waived, BMC will take the necessary steps to obtain the Final Order approving the Arrangement as soon as is reasonably practicable thereafter. If such Final Order is obtained, subject to the satisfaction, waiver or release of any conditions thereto contained in the Arrangement Agreement, BMC will file with the Director under the OBCA the Articles of Arrangement and such other documents as may be required to give effect to the Arrangement.

   In addition, Newmont has agreed to use all reasonable efforts to ensure that the Newmont Common Shares to be issued in connection with the Arrangement may be resold following the completion of the Arrangement: (a) on the New York Stock Exchange by Canadian residents who are not "affiliates" (as such term is used in the U.S. Securities Act of 1933, as amended) of Newmont, subject only to any restrictions imposed under provincial securities legislation relating to sales of securities from the holdings of "control persons," market preparations and consideration payments; and (b) in the United States, subject only to any restrictions imposed by Rules 144 and 145 under the U.S. Securities Act of 1933, as amended, relating to sales of such Newmont Common Shares by "affiliates" of Newmont and Battle Mountain Gold. See the discussion below under the heading "--Resale of Newmont Common Shares."

 Conditions to Closing--Mutual Conditions

   The Arrangement Agreement provides that the obligations of the Parties to complete the Arrangement are subject to the satisfaction or waiver, where permissible, on or before the Effective Date, of the following mutual conditions:

  (a) the Arrangement, with or without amendment, and the transactions contemplated thereby shall have been approved by the BMC Shareholders at the Meeting in accordance with the Interim Order;

  (b) the Final Order shall have been granted by the Court, in form and substance satisfactory to the Parties, acting reasonably and having regard to the Arrangement Agreement;

  (c) the Final Order, together with the Articles of Arrangement, shall have been received and accepted by the Director under the OBCA;

  (d) there shall not be in force any order or decree of a court of competent jurisdiction, any federal, provincial, municipal or other governmental department or any commission, board, agency or regulatory body restraining, interfering with or enjoining the completion of the transactions contemplated by the Arrangement Agreement including, without limitation, the Arrangement;

  (e) each person (other than the Parties) that is to do any act or thing contemplated in the Arrangement shall have agreed to do each such act or thing pursuant to an agreement with the appropriate Party or Parties, in form and substance satisfactory to the Parties;

  (f) the Parties shall have received all required regulatory approvals in respect of the Arrangement; and

  (g) neither the Merger Agreement nor the Arrangement Agreement shall have been terminated in accordance with their respective terms.

   The Arrangement will be completed only if, and at the same time as, the Merger is completed.

 Conditions to Closing--Conditions for the Benefit of Newmont

   Newmont's obligation to complete the transactions contemplated in the Arrangement Agreement is subject to the satisfaction, on or prior to the Effective Date, of the following conditions, which conditions are for Newmont's sole benefit and may be waived by it in whole or in part without prejudice to its rights to rely on any other conditions:

  (i) the representations and warranties of BMC and Battle Mountain Gold contained in sections 3.3 and 3.4 of the Arrangement Agreement shall be true and correct in all material respects on the Effective Date and Newmont shall have received officers' certificates to that effect in form and substance satisfactory to Newmont, acting reasonably; and

  (ii) BMC and Battle Mountain Gold shall have performed each of their covenants, acts and undertakings pursuant to the terms of the Arrangement Agreement.

 Conditions to Closing--Conditions for the Benefit of BMC

   BMC's obligation to complete the transactions contemplated in the Arrangement Agreement is subject to the satisfaction, on or prior to the Effective Date, of the following conditions, which conditions are for BMC's sole benefit and may be waived by it in whole or in part without prejudice to its rights to rely on any other conditions:

  (i) the representations and warranties of Newmont and MergerCo. contained in sections 3.1 and 3.2 of the Arrangement Agreement shall be true and correct in all material respects on the Effective Date and BMC shall have received officers' certificates to that effect in form and substance satisfactory to BMC, acting reasonably; and

  (ii) Newmont and MergerCo. (and, if the ULC Election is made, ULC) shall have performed each of their covenants, acts and undertakings pursuant to the terms of the Arrangement Agreement.

 Termination

   The Arrangement Agreement may be terminated at any time on or prior to the Effective Date, whether before or after approval of the Arrangement Resolution by the BMC Shareholders, by unanimous agreement of the Parties. The Arrangement Agreement will also terminate automatically if, and at the same time as, the Merger Agreement is terminated. See the discussion under the headings "The Merger Agreement--Termination" and "--Termination Fees" in the U.S. Proxy Statement at pages . to . and to . to . , respectively.

SUPPORT/VOTING AGREEMENT

   Battle Mountain Gold, Newmont and Noranda, the holder of approximately 65.2 million Exchangeable Shares and 1,000 shares of common stock of Battle Mountain Gold, have entered into a support/voting agreement dated June 21, 2000 (the "Support Agreement") pursuant to which Noranda has agreed: (i) to vote, and cause any holder of record of its Exchangeable Shares to vote, all of the Exchangeable Shares beneficially owned by it or its affiliates, or over which it or any of its affiliates has voting power or control, directly or indirectly, to approve each of the Plan of Arrangement and the Merger Agreement and the transactions contemplated thereby; and (ii) not to permit any of its affiliates to directly or indirectly solicit, initiate, knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquires or the making of any proposal with respect to any Company Takeover Proposal (as defined in the Merger Agreement) or negotiate, explore or otherwise engage in any discussions with any person with respect to any Company Takeover Proposal or enter into any agreement, arrangement or understanding with respect to any Company Takeover Proposal or agree to or otherwise assist in the effectuation of any Company Takeover Proposal. Noranda's obligations under the Support Agreement may not be avoided by Noranda or any of its subsidiaries by depositing any Exchangeable Shares in a voting trust or otherwise.

RESALE OF NEWMONT COMMON SHARES

   The Newmont Common Shares issuable in accordance with the Plan of Arrangement will, upon successful completion of the Arrangement, be freely tradable on the New York Stock Exchange by Canadian residents who are not "affiliates" (as such term is used in the U.S. Securities Act of 1933, as amended) of Newmont, subject only to any restrictions imposed: (i) under provincial securities legislation relating to the sale of securities from the holdings of "control persons," market preparations and consideration payments; and (ii) by Rules 144 and 145 under the U.S. Securities Act of 1933, as amended, relating to sales of such Newmont Common Shares by "affiliates" of Newmont and Battle Mountain Gold.

       PROCEDURES FOR EXCHANGE OF SHARE CERTIFICATES BY SHAREHOLDERS

   After completion of the Arrangement, ChaseMellon Shareholder Services LLC (or such other bank or trust company as may be designated) (the "Exchange Agent"), acting as exchange agent for Newmont, will mail to each holder of record of Exchangeable Shares a form of letter of transmittal, together with instructions, for the exchange of the share certificates representing such holder's Exchangeable Shares (the "Certificates") for a certificate representing Newmont Common Shares. YOU SHOULD NOT SEND YOUR CERTIFICATE(S) TO THE EXCHANGE AGENT UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

   No dividend or other distribution declared on Newmont Common Shares after completion of the Arrangement will be paid to the holder of any Certificate(s) until after the Certificate(s) have been surrendered to the Exchange Agent for exchange.

   When the Exchange Agent receives a surrendered Certificate or Certificates from a BMC Shareholder, together with a properly completed letter of transmittal, it will issue and mail to such BMC Shareholder a certificate representing the number of whole Newmont Common Shares to which such BMC Shareholder is entitled, plus cash for the amount of any remaining fractional share and any cash dividends that are payable with respect to the Newmont Common Shares so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

   A certificate for Newmont Common Shares may be issued in a name other than the name in which the surrendered Certificate is registered if: (a) the Certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder; and (b) the person requesting the issuance of the Newmont Common Share certificate either pays to the Exchange Agent in advance any transfer and other taxes due or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not due.

   The Exchange Agent will issue stock certificates for Newmont Common Shares in exchange for lost, stolen or destroyed Certificates upon receipt of a lost certificate affidavit and a bond idemnifying Newmont for any claim that may be made against Newmont as a result of the lost, stolen or destroyed Certificates.

   After completion of the Arrangement, no transfers of Exchangeable Shares (other than those Exchangeable Shares held by Newmont, Battle Mountain Gold or their respective subsidiaries) will be permitted on the books of BMC. If, after completion of the Arrangement, Certificates are presented for transfer to the Exchange Agent, they will be cancelled and exchanged for certificates representing Newmont Common Shares.

   None of Newmont, BMC, the Exchange Agent or any other person will be liable to any former holder of Exchangeable Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

            CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

OVERVIEW OF CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

   In the opinion of Goodman Phillips & Vineberg, Toronto, the following is a summary of the principal Canadian federal income tax considerations in connection with the Plan of Arrangement generally applicable to BMC
Shareholders: (i) who hold their Exchangeable Shares and such shares' ancillary rights (the "Ancillary Rights") which include certain automatic and discretionary exchange rights and entitlements to participate in distributions of Battle Mountain Gold pursuant to the voting, support and exchange trust agreement (the "Voting Trust Agreement") made as of July 19, 1996 between Battle Mountain Gold, BMC and CIBC Mellon Trust Company; (ii) exchange their Exchangeable Shares into Newmont Common Shares; and (iii) who will hold their Newmont Common Shares as capital property, deal at arm's length with Battle Mountain Gold, BMC, Newmont and, if the ULC Election is made by Newmont, ULC, and are not affiliated with Battle Mountain Gold, BMC, Newmont and, if the ULC Election is made by Newmont, ULC, in each case, within the meaning of the Income Tax Act (Canada) (the "ITA"). This summary does not apply to a holder with respect to which Battle Mountain Gold or Newmont is or will be a foreign affiliate within the meaning of the ITA.

   Exchangeable Shares, Ancillary Rights and Newmont Common Shares will generally be considered to be capital property to a BMC Shareholder unless held in the course of carrying on a business, in an adventure in the nature of trade or as "mark-to-market" property for purposes of the ITA. In addition, after December 31, 2000, Newmont Common Shares will not be considered to be capital property to a shareholder if proposed subsection 94.2(3) of the ITA is applicable in respect of such shares at the time the shareholder disposes of the Newmont Common Shares. See below under the heading "BMC Shareholders Resident in Canada--Foreign Investment Entity Rules". BMC Shareholders who are resident in Canada and whose Exchangeable Shares might not otherwise qualify as capital property may be entitled to obtain such qualification by making the irrevocable election provided by subsection 39(4) of the ITA. No such election is available in respect of Ancillary Rights and Newmont Common Shares. BMC Shareholders who do not hold their shares as capital property and certain "financial institutions" (as defined in section 142.2 of the ITA) to which the potential application of the "mark-to-market" rules in the ITA apply should consult their own advisors regarding their particular circumstances as the following summary does not apply to such BMC Shareholders.

   This summary is based on the current provisions of the ITA, the Regulations thereunder, and counsel's understanding of the administrative practices published by the Canada Customs and Revenue Agency ("Revenue Canada"), all in effect as of the date of this Circular. This summary takes into account specific proposed amendments to the ITA and Regulations publicly announced by the Minister of Finance prior to the date hereof, including certain proposed amendments to the ITA contained in the Federal Budget tabled by the Minister of Finance in the House of Commons on February 28, 2000 (the "Budget Changes" and, together with all other proposed amendments, the "Proposed Amendments") and, except as specified below, assumes that the Proposed Amendments will be enacted in their present form. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all.

   Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance tax ruling has been sought or obtained from Revenue Canada to confirm the tax consequences of any of the transactions described herein.

   WHILE THIS SUMMARY IS INTENDED TO ADDRESS THE PRINCIPAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS, IT IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR BMC SHAREHOLDER. BMC SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

   For purposes of the ITA, all amounts must be expressed in Canadian dollars, including dividends, adjusted cost bases and proceeds of disposition. Amounts denominated in United States dollars must be converted into Canadian dollars based on the United States dollar exchange rate generally prevailing at the time such amounts arise.

   This summary does not address any United States tax issues. For such information, see "The Merger--U.S. Federal Income Tax Consequences of the Merger" in the U.S. Proxy Statement at pages . to . .

BMC SHAREHOLDERS RESIDENT IN CANADA

   The following portion of the summary is applicable to BMC Shareholders who, for purposes of the ITA, are resident or deemed to be resident in Canada.

 Exchange of Exchangeable Shares and Ancillary Rights

   The exchange of Exchangeable Shares and Ancillary Rights by a BMC Shareholder will constitute a disposition of such shares and rights for aggregate proceeds of disposition equal to the fair market value at the Effective Time of the Newmont Common Shares received by the BMC Shareholder. BMC Shareholders are required to allocate such proceeds of disposition as between the Exchangeable Shares and the Ancillary Rights on a reasonable basis. Neither counsel nor BMC express any view on the proper allocation of such proceeds of disposition, and BMC Shareholders should consult their own tax advisors in this regard. On the exchange of Exchangeable Shares, a BMC Shareholder will generally realize a capital gain (or a capital loss) to the extent that the proceeds reasonably allocated to the Exchangeable Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Exchangeable Shares. Similarly, on the exchange of Ancillary Rights, the holder will generally realize a capital gain (or a capital loss) to the extent that the proceeds reasonably allocated to the Ancillary Rights, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Ancillary Rights.

 Taxation of Capital Gain or Capital Loss

   Under the current provisions of the ITA, three-quarters of any capital gain (the "taxable capital gain") realized by a holder of Exchangeable Shares or Ancillary Rights will be included in the holder's income for the year of disposition. Three-quarters of any capital loss so realized (the "allowable capital loss") may be deducted against taxable capital gains of the holder for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the holder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the ITA.

   Under the Budget Changes, it is proposed that the income inclusion rate for capital gains realized after February 27, 2000 will be reduced from three-quarters to two-thirds. For taxation years that include February 27 and 28, 2000, taxpayers will be required to report capital gains and losses realized before February 28, 2000 and after February 27, 2000 separately and, in such case, a blended inclusion rate may apply. Where net capital losses realized in one taxation year are applied to net capital gains realized in other taxation years for which there is a different applicable inclusion rate, the amount of the capital losses that can be applied to the capital gains will be adjusted to match the inclusion rate applicable to those capital gains.

   Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the ITA. A BMC Shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 66 2/3 percent on taxable capital gains. If the BMC Shareholder of an Exchangeable Share is a corporation, the amount of any capital loss arising on a disposition or deemed disposition of any such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under the circumstances prescribed by the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares.

 Dissenting Shareholders

   If a BMC Shareholder exercises dissent rights (a "Dissenting Shareholder") and receives the fair value of the BMC Shareholder's Exchangeable Shares and Ancillary Rights, the Dissenting Shareholder will be considered to have disposed of the Exchangeable Shares and Ancillary Rights for aggregate proceeds of disposition equal to the amount received by the BMC Shareholder. See "Exchange of Exchangeable Shares and Ancillary Rights" and "Taxation of Capital Gain or Capital Loss" above.

 Acquisition and Disposition of Newmont Common Shares

   The cost of Newmont Common Shares received by a BMC Shareholder on the exchange of Exchangeable Shares and Ancillary Rights will be equal to the fair market value of such Newmont Common Shares at the time of the exchange and will be averaged with the adjusted cost base of any other Newmont Common Shares held by the BMC Shareholders as capital property for the purpose of determining the adjusted cost base of all such Newmont Common Shares.

   Under the current provisions of the ITA, a disposition or deemed disposition of Newmont Common Shares by a BMC Shareholder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Newmont Common Shares immediately before the disposition. See "Taxation of Capital Gain or Capital Loss" above.

 Foreign Investment Entity Rules

   On June 22, 2000, the Minister of Finance released draft legislation (the "Draft Legislation") which, if implemented, may change the Canadian income tax consequences to Canadian resident holders of Newmont

Common Shares for taxation years beginning after December 31, 2000. On September 7, 2000, the Minister of Finance issued a press release (the "Press Release") to announce that the Draft Legislation will be delayed to apply to taxation years beginning after 2001 and amended in a number of significant respects. The Press Release indicated that amended draft legislation will be released in early 2001. The Minister of Finance has specifically requested further comments in respect of the Draft Legislation and the proposed amendments outlined in the Press Release, and it is therefore uncertain what the final form of the Draft Legislation will be.

   In its current form, these rules apply to Canadian residents who hold an interest in a "foreign investment entity" except when certain exemptions apply. If applicable, these rules will require a holder, when calculating his or her income for a taxation year for Canadian income tax purposes, to include either:
(i) his or her proportionate share of the income (calculated for Canadian income tax purposes) of the foreign investment entity (assuming sufficient information is available to a holder); or (ii) the amount by which the fair market value of the interest at the end of the taxation year exceeds the fair market value of such interest at the beginning of the taxation year. Special rules will apply for taxation years in which the holder has either acquired or disposed of the interest.

   Whether the rules contained in the Draft Legislation and amended as described in the Press Release will apply to the holders of Newmont Common Shares will depend in part on facts concerning the holdings and operations of Newmont after December 31, 2001, and counsel does not express any view in respect thereof. Holders should consult their tax advisors to help determine the potential impact of the Draft Legislation given their personal circumstances.

 Dividends on Newmont Common Shares

   Dividends received or deemed to be received on Newmont Common Shares will be included in computing the BMC Shareholder's income. A dividend received or deemed to be received by an individual will not be subject to the gross-up and dividend tax credit rules contained in the ITA. A corporation that receives or is deemed to receive a dividend on Newmont Common Shares will not be entitled to deduct the amount of such dividend. A BMC Shareholder that is a Canadian-controlled private corporation (as defined in the ITA) may be liable to pay an additional refundable tax at a rate of 6 2/3% on such dividends or deemed dividends. Foreign withholding tax on such dividends or deemed dividends, if any, will generally be eligible for foreign tax credit or deduction treatment where applicable under the ITA.

 Eligibility for Investment and Foreign Property

   Newmont Common Shares will be qualified investments for trusts governed by registered retirement savings plans ("RRSPs"), registered retirement income funds ("RRIFs"), deferred profit sharing plans ("DPSPs") and registered education savings plans under the ITA and the regulations thereunder. However, the Newmont Common Shares will constitute foreign property for trusts governed by registered pension plans, RRSPs, RRIFs and DRSPs and for certain other persons to whom Part XI of the ITA is applicable. A BMC Shareholder who is such a person should consult their tax advisors.

 Foreign Property Information Reporting

   A BMC Shareholder who becomes a holder of Newmont Common Shares upon exchange of such holder's Exchangeable Shares, who is a "specified Canadian entity" for a taxation year or a fiscal period and whose total cost amounts of "specified foreign property," including such shares, at any time in the year or fiscal period exceeds Cdn. $100,000 will be required to file an information return for the year or period disclosing prescribed information, including the holder's cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in the year will generally be a specified Canadian entity. Shareholders of Newmont Common Shares should consult their own advisors about whether they must comply with these rules.

SHAREHOLDERS NOT RESIDENT IN CANADA

   The following portion of the summary is applicable to BMC Shareholders who, for purposes of the ITA: (i) are neither resident nor deemed to be resident in Canada at any time while they have held Exchangeable Shares, Ancillary Rights and Newmont Common Shares; (ii) do not use or hold, and are not deemed to use or hold, such shares or rights in connection with a trade or business that such a holder carries on, or is deemed to carry on, in Canada at any time; and (iii) will hold such shares or rights as capital property for the purposes of the ITA. Special rules which are not discussed in this summary may apply to a non-resident BMC Shareholder that is an insurer carrying on business in Canada and elsewhere and any such holder should consult their tax advisors in respect thereof.

 Exchange of Exchangeable Shares

   A non-resident BMC Shareholder will not be subject to tax under the ITA in respect of capital gains, or entitled to deduct capital losses, realized on the exchange of Exchangeable Shares and Ancillary Rights for Newmont Common Shares unless such Exchangeable Shares or Ancillary Rights constitute "taxable Canadian property" (within the meaning of the ITA) to the BMC Shareholder at the time of the exchange. The Ancillary Rights will not generally constitute taxable Canadian property to a non-resident BMC Shareholder at the Effective Time unless, at any time during the five year period immediately preceding the Effective Time, the non-resident BMC Shareholder, or persons with whom such holder did not deal at arm's length, or the non-resident BMC Shareholder and such persons have owned or otherwise had an interest in, or an option in respect of, 25% or more of the issued shares of any class or series of the capital stock of Battle Mountain Gold. In addition, Exchangeable Shares will generally not constitute taxable Canadian property to a non-resident BMC Shareholder at the Effective Time unless, at any time during the five year period immediately preceding the Effective Time, the non-resident BMC Shareholder or persons with whom such holder did not deal at arm's length or the non-resident BMC Shareholder and such persons have owned, or otherwise had an interest in or an option in respect of, 25% or more of the issued shares of any class or series of the capital stock of BMC. Any non-resident BMC Shareholder to whom Exchangeable Shares constitute taxable Canadian property should consult their tax advisors.

 Newmont Common Shares

   Dividends paid or credited or deemed to be paid or credited to a non-resident BMC Shareholder on Newmont Common Shares will not be subject to Canadian non-resident withholding tax. A non-resident BMC Shareholder will not be subject to Canadian tax on a disposition or deemed disposition of Newmont Common Shares. For information concerning certain U.S. federal income tax consequences to BMC Shareholders, see "The Merger--U.S. Federal Income Tax Consequences of the Merger" in the U.S. Proxy Statement at pages . to . .

                     COMPARISON OF SHAREHOLDER RIGHTS

   The rights of BMC Shareholders are currently governed by the OBCA, the articles and bylaws of BMC, and the Voting Trust Agreement. Copies of these documents can be obtained by writing or calling the Corporate Secretary of Battle Mountain Gold at 333 Clay Street, Suite 4200, Houston, Texas 77002 (Telephone: (713) 650-6400). The rights of holders of Newmont common stock are governed by the Delaware General Corporation Law (the "DGCL"), Newmont's certificate of incorporation and bylaws, and the rights agreement, dated as of August 31, 2000, between Newmont and Chase Mellon Shareholder Services LLC, as rights agent, relating to rights to purchase shares of Newmont Series A Junior Participating Preferred Stock. For information on how to obtain a copy of the Newmont organizational documents listed above, see "Newmont Capital Stock" in the U.S. Proxy Statement. For a general description of the Newmont Common Shares and the Newmont rights agreement, see "Newmont Capital Stock-Newmont Common Stock," "--Newmont's Rights Agreement" and "Where You Can Find More Information" in the U.S. Proxy Statement at pages . to . , . to . and . to . , respectively.

   The following is a summary of the material differences between the rights of BMC Shareholders and the rights of holders of Newmont Common Shares. This summary is qualified in its entirety by reference to the BMC and Newmont organizational documents listed above.

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

   Under the OBCA, certain extraordinary corporate actions, such as certain amalgamations and continuances, the sale, lease or exchange of all or substantially all the property of a corporation other than in the ordinary course of business and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed at a meeting by at least two-thirds of the votes cast by the shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

   Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the board of directors and by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. However, under section 251(f) of the DGCL, no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation, if:

  (a) the merger agreement does not amend the certificate of incorporation of the surviving corporation;

  (b) each share of stock of the surviving corporation outstanding before the merger is identical to the outstanding or treasury shares after the merger; and

  (c) either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if such common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%.

AMENDMENT TO GOVERNING DOCUMENTS

   Under the OBCA, any amendment to a corporation's articles generally requires approval by special resolution, which is a resolution passed by at least two-thirds of the votes cast by shareholders entitled to vote on the resolution. The directors of BMC may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation; however they are required to submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders. The shareholders must confirm, reject or amend the bylaw, amendment or repeal by an ordinary resolution passed by at least a majority of the votes cast by shareholders entitled to vote on the resolution.

   Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of the board of directors and stockholders holding a majority of the outstanding stock of such class entitled to vote on such amendment as a class, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL. Newmont's certificate of incorporation may be amended only if the proposed amendment is approved by Newmont's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Amendment of the super-majority provisions of Newmont's certificate of incorporation, as described below under "--Anti-Takeover Provisions and Interested Stockholder Transactions," requires the same super-majority affirmative vote as specified in such provisions. Under the DGCL, holders of a majority of the voting power of a corporation, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation. Newmont's bylaws generally provide for amendment by a majority of Newmont's board of directors or by a majority of the outstanding stock entitled to vote thereon.

DISSENTERS' RIGHTS AND APPRAISAL RIGHTS

   The OBCA provides that shareholders of an Ontario corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. Such matters include:
(a) an amalgamation with another corporation (other than with certain affiliated corporations); (b) an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares; (c) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;
(d) a continuance of the corporation under the laws of another jurisdiction;
(e) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (f) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; and
(g) certain amendments to the articles of a corporation which require a separate class or series vote. A shareholder, however, is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

   Section 262 of the DGCL provides that stockholders of a corporation involved in certain mergers have the right to demand and receive payment of the fair value of their stock. However, appraisal rights are not available to holders of shares:

  (a) listed on a national securities exchange;

  (b) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

  (c) held of record by more than 2,000 stockholders,

unless holders of stock are required to accept in the merger anything other than:

  (a) shares of stock or depository receipts of the surviving corporation in the merger; or

  (b) shares of stock or depository receipts of another corporation that, at the effective date of the merger, will be:

    (i)   listed on a national securities exchange,

    (ii) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

    (iii) held of record by more than 2,000 holders; or

  (c) cash instead of fractional shares of the stock or depository receipts received.

   Newmont common stock is listed on the New York Stock Exchange, the Brussels Stock Exchange and the Swiss Stock Exchange and is currently held of record by more than 2,000 stockholders.

OPPRESSION REMEDY

   The OBCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of where it is satisfied upon application by a complainant (as defined below) that:

  (i) any act or omission of the corporation or an affiliate effects or threatens to effect a result,

  (ii) the business or affairs of the corporation or an affiliate are, have been or are threatened to be carried on or conducted in a manner, or

  (iii) the powers of the directors of the corporation or an affiliate are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer of the corporation. A complainant includes: (a) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates;
(b) a present or former officer or director of the corporation or any of its affiliates; and (c) any other person who in the discretion of the court is a proper person to make such application. In the case of a corporation that has offered its securities to the public, an application may also be brought by the Ontario Securities Commission.

   Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation. Under the OBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to obtain an oppression remedy. Furthermore, the court may order the corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

   The DGCL does not provide a comparable remedy.

DERIVATIVE ACTION

   Under the OBCA, a complainant may apply to the court for leave to bring an action in the name and on behalf of a corporation or any of its subsidiaries, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. However, no action may be brought and no intervention in an action may be made unless the complainant has given 14 days' notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the court is satisfied that
(a) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (b) the complainant is acting in good faith; and (c) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. Where a complainant makes an application without having given the required notice, the OBCA permits the court to make an interim order pending the giving of the required notice, provided that the complainant can establish that at the time of seeking the interim order it was not expedient to give the required notice.

   The court in a derivative action may make any order it thinks fit and may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

   A derivative action may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains, or that his or her share thereafter devolved upon him or her by operation of law. A stockholder may not sue derivatively unless either he or she first makes demand on the corporation that it brings suit and such demand has been refused, or it is shown that such demand would have been futile.

FIDUCIARY DUTIES OF DIRECTORS

   Directors of corporations governed by the OBCA have fiduciary obligations to the corporation. Such directors must act honestly and in good faith with a view to the best interests of the corporation, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

   Under Delaware law, each director of a Delaware corporation must discharge his or her duties as a director on an informed basis, in good faith and in a manner that he or she honestly believes is in the best interests of the corporation. These obligations arise out of the general legal doctrine under Delaware law that, in making a business decision, the directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and its stockholders. The duty of care generally requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty generally requires that the directors avoid any conflict between self-interest and their duty to the corporation and its stockholders.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Under the OBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation, or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if:

  (a) he or she acted honestly and in good faith with a view to the best interests of such corporation; and

  (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

   Under the OBCA, an Indemnifiable Person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (a) and (b) above. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in (a) and (b) above. The BMC Bylaws provide for indemnification of directors and officers to the fullest extent authorized by the OBCA.

   The DGCL provides that, subject to certain limitations in the case of "derivative" suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

  (a) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

  (b) in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

   To the extent a director or officer is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred by him or her.

   Newmont's certificate of incorporation and bylaws provide for indemnification, to the fullest extent authorized by the DGCL, for each person who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director or officer of Newmont (or was serving at the request of Newmont as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Newmont's board of directors.

   Newmont's bylaws also provide that Newmont must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that, if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Newmont's bylaws authorize it to provide similar indemnification to its employees or agents.

   The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Newmont's certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

   Pursuant to the Merger Agreement, Newmont has agreed to indemnify the former and current directors and officers of Battle Mountain Gold and its subsidiaries (including BMC) to the same extent as they were indemnified before the Merger, and to maintain for six years policies of directors' and officers' liability insurance with respect to acts or omissions occurring prior to the Effective Time at an aggregate cost not to exceed 200% of the estimated annual cost of current coverage. See "Merger Agreement--Covenants--Covenants of Newmont" in the U.S. Proxy Statement at pages . to . .

LIMITATIONS ON DIRECTORS' LIABILITY

   The OBCA does not permit a provision in a contract, the articles, the bylaws or a resolution to relieve a director or officer from the duty to act in accordance with the OBCA or relieve a director or officer from liability for the breach thereof.

   Newmont's certificate of incorporation provides that a director (including an officer who is also a director) of Newmont shall not be liable personally to Newmont or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of:

  (a) any breach of the director's duty of loyalty to Newmont or its stockholders;

  (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  (c) payment of a dividend or approval of a stock repurchase in violation of section 174 of the DGCL; or

  (d) any transaction from which the director derived an improper personal benefit.

   This provision protects Newmont's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his or her duty of care.

ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS

   The OBCA does not contain provisions which protect a corporation or a shareholder from hostile take-overs or actions following a hostile take-over. However, the rules and policies of certain Canadian securities regulatory authorities, including Rule 61-501 of the Ontario Securities Commission ("Rule 61-501"), contain requirements in connection with related party transactions, including those which occur following a hostile take-over. A related party transaction is generally any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one or any combination of transactions. "Related party" is defined in Rule 61-501 and includes directors, senior officers and holders of at least 10 percent of the voting securities of the issuer.

   Rule 61-501 requires more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor. A summary of the valuation must be included in the proxy material. Rule 61-501 also requires, subject to certain exceptions, that the minority shareholders of the issuer separately approve the transaction, by a simple majority of the votes cast, depending on the circumstances.

   The DGCL contains a business combination statute that protects domestic corporations from certain hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.

   Section 203 of the DGCL prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15 percent or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:

  (a) the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

  (b) after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (1) shares held by directors and officers and (2) shares held by specified employee benefit plans; or

  (c) after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

   A Delaware corporation may elect not to be governed by section 203 by providing so in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors. Such an amendment is not effective until 12 months following its adoption. Newmont has not made such an election.

   Article Ninth of Newmont's certificate of incorporation requires the affirmative vote of 80% of the outstanding shares entitled to vote for a merger, consolidation, sale or lease of all or any substantial part of the assets of Newmont (or any sale or lease of over $10 million in assets to Newmont in exchange for securities of Newmont) where the other party beneficially owns 10% or more of the outstanding shares of common stock of Newmont. The provision does not apply if:

  (a) the board of directors has approved a memorandum of understanding prior to the party becoming a 10% holder, or

  (b) Newmont or its subsidiaries owned a majority interest in the other party.

                      DISSENTING SHAREHOLDERS' RIGHTS

   Pursuant to the provisions of the Interim Order, BMC Shareholders have been granted the right to dissent with respect to the Arrangement Resolution. If the Arrangement becomes effective, a registered BMC Shareholder who dissents will be entitled to be paid the fair value of the BMC Shareholder's Exchangeable Shares. The following description of the rights of Dissenting Shareholders is not a comprehensive statement of the procedures (the "Dissent Procedures") to be followed by a Dissenting Shareholder who seeks payment of the fair value of such shareholder's Exchangeable Shares and is qualified in its entirety by reference to the full text of the Interim Order, the Plan of Arrangement and section 185 of the OBCA, which are attached to this Circular as Appendix B, Exhibit A to Appendix C and Appendix D, respectively. THE DISSENT PROCEDURES REQUIRE THAT A HOLDER OF EXCHANGEABLE SHARES WHO WISHES TO DISSENT MUST SEND TO BMC, 333 CLAY STREET, SUITE 4200, HOUSTON, TEXAS 77002 ATTENTION: GREG ETTER, CORPORATE SECRETARY, AT OR BEFORE THE MEETING, A DISSENT NOTICE (AS DEFINED BELOW). FAILURE TO COMPLY STRICTLY WITH THE REQUIREMENTS OF THE OBCA IN CONNECTION WITH THE EXERCISE OF DISSENT RIGHTS COULD RESULT IN THE LOSS OF THE RIGHT TO MAKE A CLAIM.

   BMC Shareholders should note that it is a condition of the Arrangement and the Merger that the entire transaction can be accounted for as a pooling of interests, and that the exercise of dissent rights by the holders of a significant number of Exchangeable Shares may have a negative impact on the availability of such accounting treatment.

   Section 185 of the OBCA provides shareholders with the right to dissent from certain resolutions of a corporation which effect extraordinary corporate transactions or fundamental corporate changes. The Interim Order provides BMC Shareholders with the right to dissent from the Arrangement Resolution in accordance with the terms of section 185 of the OBCA, as modified in accordance with the Plan of Arrangement. The Court hearing the application for the Final Order has the discretion to alter the rights of dissent prescribed in section 185 of the OBCA, and these rights have been modified slightly in accordance with the Interim Order and with section 5.1 of the Plan of Arrangement. Such modifications principally require that Newmont take certain actions that section 185 of the OBCA would otherwise require BMC to take. For the purposes of the discussion under this heading entitled "Dissenting Shareholders' Rights," references to Newmont include ULC in the event Newmont makes the ULC Election.

   Any BMC Shareholder who dissents from the Arrangement Resolution in compliance with the Interim Order, section 185 of the OBCA and the Plan of Arrangement will be entitled, in the event the Arrangement becomes effective, to be paid by Newmont or, at Newmont's sole discretion, ULC the fair value of the Exchangeable Shares held by such Dissenting Shareholder determined as of the close of business on the day before the Arrangement Resolution is adopted. For the purposes of the following discussion under this heading entitled "Dissenting Shareholders' Rights," references to Newmont include ULC in the event Newmont makes the ULC Election.

   A BMC Shareholder who wishes to dissent must send to BMC, no later than the termination of the Meeting (or any adjournment thereof), written objection to the Arrangement Resolution (a "Dissent Notice"). The filing of a Dissent Notice does not deprive a BMC Shareholder of the right to vote on the Arrangement Resolution at the Meeting; however, a BMC Shareholder who has submitted a Dissent Notice and who votes in favour of the Arrangement Resolution will no longer be considered a dissenting BMC Shareholder with respect to that class of shares voted in favour of the Arrangement Resolution. A vote against the Arrangement Resolution or an abstention does not constitute a Dissent Notice, but a Dissenting Shareholder need not vote his or her Exchangeable Shares against the Arrangement Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favour of the Arrangement Resolution does not constitute a Dissent Notice; however, any proxy granted by a BMC Shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the Arrangement Resolution, must be validly revoked in order to prevent the proxy holder from voting such Exchangeable Shares in favour of the Arrangement Resolution and thereby causing the BMC Shareholder to forfeit his or her right to dissent. A BMC Shareholder does not have a right of partial dissent and, accordingly, a Dissenting Shareholder may only dissent with respect to all Exchangeable Shares held by him or her on behalf of any one beneficial owner and which are registered in the name of the Dissenting Shareholder.

   BMC and Newmont are required, within 10 days after the BMC Shareholders adopt the Arrangement Resolution, to notify each Dissenting Shareholder who has filed a Dissent Notice that the Arrangement Resolution has been adopted, but such notice is not required to be sent to any BMC Shareholder who voted for the Arrangement Resolution or who has withdrawn his or her Dissent Notice.

   A Dissenting Shareholder who has not withdrawn his or her Dissent Notice must then, within 20 days after receipt of notice that the Arrangement Resolution has been adopted or, if the Dissenting Shareholder does not receive such notice, within 20 days after he or she learns that the Arrangement Resolution has been adopted, send to BMC or Newmont a written notice (a "Payment Demand") containing his or her name and address, the number of Exchangeable Shares in respect of which he or she dissents, and a demand for payment of the fair value of such Exchangeable Shares. Within 30 days after sending a Payment Demand, the Dissenting Shareholder must send to the BMC or Newmont transfer agent the Certificates in respect of which he or she dissents. A Dissenting Shareholder who fails to send Certificates forfeits his or her right to make a claim under the Dissent Procedures. The BMC or Newmont transfer agent will endorse on each Certificate received from a Dissenting Shareholder a notice that the holder is a dissenting BMC Shareholder and will forthwith return the Certificate to the Dissenting Shareholder.

   At the Effective Time, a Dissenting Shareholder ceases to have any rights as a BMC Shareholder and holders who duly exercise such rights of dissent and who:

  (a) are ultimately entitled to be paid fair value for their Exchangeable Shares shall: (i) be deemed to have transferred their Exchangeable Shares to Newmont at the Effective Time; and (ii) be entitled to be paid the fair market value of their dissenting shares by Newmont; or

  (b) are ultimately not entitled, for any reason, to be paid fair value for their Exchangeable Shares shall be deemed to have participated in the Arrangement on the same basis as if such holders did not endeavour to exercise dissent rights.

   Newmont is required, not later than seven days after the later of the Effective Date or the date on which BMC or Newmont received the Payment Demand of a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Payment Demand a written offer to pay ("Offer to Pay") for his or her Exchangeable Shares in an amount considered by the Board of Directors of either BMC or Newmont to be the fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. Newmont must pay for the Exchangeable Shares of a Dissenting Shareholder within 10 days after an offer made as aforesaid has been accepted by a Dissenting Shareholder, but any such offer lapses if BMC or Newmont does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

   If Newmont fails to make an Offer to Pay for a Dissenting Shareholder's Exchangeable Shares, or if a Dissenting Shareholder fails to accept an offer which has been made, BMC or Newmont may, within 50 days after the Effective Date or within such further period as a court may allow, apply to a court to fix the fair value of the Exchangeable Shares held by Dissenting Shareholders. If both BMC and Newmont fail to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

   Upon an application to a court, all Dissenting Shareholders whose Exchangeable Shares have not been purchased by Newmont will be joined as parties and bound by the decision of the court, and BMC and Newmont will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the Exchangeable Shares of all Dissenting Shareholders. The final order of a court will be rendered against BMC and Newmont in favour of each Dissenting Shareholder and for the amount of the fair value of his or her Exchangeable Shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date until the date of payment.

   The above is only a summary of the Dissent Procedures, which are technical and complex, and is qualified in its entirety by reference to the full text of the Interim Order, the Plan of Arrangement and section 185 of the OBCA, which are attached to this Circular as Appendix B, Exhibit A to Appendix C, and Appendix D, respectively. Any BMC Shareholder wishing to avail himself or herself of his or her rights under those provisions should seek his or her own legal advice since failure to comply strictly with the Dissent Procedures may prejudice his or her right of dissent. For a general summary of certain income tax implications to a Dissenting Shareholder, see "Certain Canadian Federal Income Tax Considerations--BMC Shareholders Resident in Canada--Dissenting Shareholders."

                   CERTAIN REGULATORY AND LEGAL MATTERS

   The Arrangement, which will be completed pursuant to the OBCA, is subject to shareholder approval pursuant to the Interim Order. Before the Arrangement can become effective, it also must be approved by the Final Order of the Court. A copy of the Interim Order and the Notice of Motion for the Final Order are attached as Appendix B to the Circular. Any BMC Shareholder may participate, be represented and present evidence or submissions at the hearing. BMC Shareholders should refer above to "The Transaction--Court Approval of the Arrangement and Completion of the Transaction".

   See the above discussion under the heading "The Transaction--Resale of Newmont Common Shares Received in the Transaction" for a description of the limitations on resale of Newmont Common Shares issuable under the Arrangement.

                          EXECUTIVE COMPENSATION

   The following table sets forth information concerning the annual and long term compensation earned for services rendered during each of the last three fiscal years in respect of each of the individuals who were as at December 31, 1999 the Chief Executive Officer and the other four most highly compensated executive officers of BMC (the "named executive officers"):

                        SUMMARY COMPENSATION TABLE

                                                             LONG-TERM
                                 ANNUAL COMPENSATION(1)    COMPENSATION
                               --------------------------- -------------
                                                              AWARDS
                                                           -------------
                                              OTHER ANNUAL  SECURITIES    ALL OTHER
   NAME AND PRINCIPAL          SALARY  BONUS  COMPENSATION UNDER OPTIONS COMPENSATION
        POSITION          YEAR  (US$)  (US$)     (US$)      GRANTED (#)     (US$)
   ------------------     ---- ------- ------ ------------ ------------- ------------
John A. Keyes             1999 241,238 53,072     9,674       257,100       24,428
President and Chief       1998 210,614 54,759     5,420        66,900       33,401
 Executive Officer        1997 202,350 56,652       --         45,600       27,137


Ian Atkinson              1999 238,746 52,280     3,000       148,500       22,480
Vice President            1998 221,768 59,761     5,920        66,900       29,381
                          1997 212,300 59,452       --         45,600       21,723


Joseph J. Baylis          1999 195,230 42,600     4,450       148,500       18,042
Vice President            1998 188,460 49,000     3,420        66,900       26,191
                          1997 161,315 45,168       --         45,600       39,291


Phillips S. Baker         1999 181,077 38,870    51,934       102,200        6,512
Vice President and Chief  1998 140,539 35,976    63,933        93,500        3,646
 Financial Officer        1997     --     --        --            --           --


Greg V. Etter             1999 150,922 33,860     1,080       102,200        2,566
Vice President and        1998 142,692 39,326       --         43,500        6,429
Corporate                 1997 114,053 33,851       --         19,400        4,627
 Secretary

--------

NOTE:

(1)  All compensation of employees of BMC was paid by Battle Mountain Gold.

GRANT OF OPTIONS

   No options to acquire securities of BMC have been granted by BMC during the three most recently completed fiscal years of BMC to its named executive officers. All of the named executive officers of BMC are also executive officers of Battle Mountain Gold. The following table sets forth certain information concerning options to acquire shares of Battle Mountain Gold common stock granted by Battle Mountain Gold to the named executive officers of BMC during the fiscal year ended December 31, 1999:

     OPTION/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FISCAL YEAR

                                                                   MARKET VALUE
                                       % OF TOTAL                 OF SECURITIES
                          SECURITIES  OPTIONS/SARS                  UNDERLYING
                            UNDER      GRANTED TO                  OPTIONS/SARS
                         OPTIONS/SARS EMPLOYEES IN  EXERCISE OR   ON THE DATE OF
                          GRANTED(1)   FINANCIAL     BASE PRICE       GRANT       EXPIRATION
          NAME               (#)        YEAR(2)    (US$/SECURITY) (US$/SECURITY)    DATE(1)
          ----           ------------ ------------ -------------- -------------- -------------
John A. Keyes...........   257,100       14.7          2.875          2.875      Oct. 26, 2009
Ian Atkinson............   148,500        8.53         2.875          2.875      Oct. 26, 2009
Joseph J. Baylis........   148,500        8.53         2.875          2.875      Oct. 26, 2009
Phillips S. Baker.......   102,200        5.87         2.875          2.875      Oct. 26, 2009
Greg V. Etter...........   102,200        5.87         2.875          2.875      Oct. 26, 2009

--------

Notes:

(1) For each named executive officer, 50% of the options granted vest on October 26, 2000, with the balance vesting on October 26, 2001.

(2) Percentages are based on the aggregate number of options granted to employees by Battle Mountain Gold and BMC.

STOCK OPTION EXERCISES

   The following table sets forth, in respect of each named executive officer, the value of unexercised options to purchase 1,723,260 shares of Battle Mountain Gold common stock on an aggregated basis as at December 31, 1999:

    AGGREGATED OPTION /SAR EXERCISES DURING THE MOST RECENTLY COMPLETED

          FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION/SAR VALUES

                              UNEXERCISED OPTIONS/SARS
                                      AT FISCAL         VALUE OF UNEXERCISED IN-THE-MONEY
                                      YEAR-END           OPTIONS/SARS AT FISCAL YEAR-END
                                         (#)                          (US$)
               NAME           EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
               ----           ------------------------- ---------------------------------
     John A. Keyes...........      134,630/399,550                   Nil/Nil
     Ian Atkinson............      136,850/290,950                   Nil/Nil
     Joseph J. Baylis........      124,630/247,950                   Nil/Nil
     Phillips S. Baker.......       81,750/123,950                   Nil/Nil
     Greg V. Etter...........       53,050/129,950                   Nil/Nil

PENSION PLANS

   Battle Mountain Gold has established the Supplemental Executive Retirement Plan ("SERP") for all of its executive officers, which includes the named executive officers of BMC. For all current Battle Mountain Gold executive officers who have not resigned or retired, the SERP provides the benefit that the executive would have received under Battle Mountain Gold's non-contributory U.S. tax-qualified retirement plan generally available to U.S. salaried employees (the "Retirement Plan") in the absence of limits imposed by the U.S. Internal Revenue Code of 1986, as amended (the "Code"), less the amount of the participant's benefit under the Retirement Plan. The SERP credits prior service with Noranda and its affiliates. For active employees, participation in the SERP is contingent upon receipt by Battle Mountain Gold of a waiver and release from each participant with regard to any other supplemental unfunded pension benefits such participant might have with Battle Mountain Gold. Messrs. Keyes, Atkinson and Baylis had, respectively, 24, 17 and 13 years of credited service with Noranda and its affiliates. The SERP benefit for Messrs. Keyes, Atkinson and Baylis will be reduced by the benefit payable under Noranda's supplemental retirement plan, such that the sum of the two benefits equal the SERP benefit.

   The following table sets out the credited service of the named executive officers of BMC as at December 31, 1999:

                                                              YEARS OF CREDITED
      NAMED EXECUTIVE OFFICER                                      SERVICE
      -----------------------                                 -----------------
      John Keyes.............................................       27.9
      Ian Atkinson...........................................       20.5
      Joseph J. Baylis.......................................       15.8
      Phillips S. Baker......................................        9.2
      Greg V. Etter..........................................        6.3

   In early 1995, Battle Mountain Gold established a split-dollar life insurance program covering certain executive officers, which includes the named executive officers of BMC. This program provides for life insurance with a death benefit of US$750,000 each for Messrs. Keyes, Atkinson, Baylis, Baker and Etter, with the executive to pay the term insurance portion of the premium during a specified period of at least ten years and Battle Mountain Gold to pay the balance as long as 10 years or until the executive reaches age 65. Battle Mountain Gold retains the right to terminate premium payments under any covered executive officer's policy prior to the end of the specified period in case of termination of employment, or otherwise upon six months' notice. Upon death or other termination as to any covered executive officer, Battle Mountain Gold will be refunded the aggregate amount of the premium payments made by it in respect of that officer's policy.

AGREEMENTS BETWEEN BATTLE MOUNTAIN GOLD AND NAMED EXECUTIVE OFFICERS

   Battle Mountain Gold's change-in-control severance plan, which also applies to the named executive officers of BMC, provides that, in the event employment terminates (under the terms set forth below) as a result of a change-in-control of Battle Mountain Gold, each such named executive officer would receive a cash payment equal to two times his annual compensation. The covered officers under the plan would receive the payment as a result of involuntary termination (other than for "cause") or for resignation due to "good reason" within a period commencing 120 days prior to the change-in-control and ending three years after the change-in-control. In order to be eligible to receive a severance payment under the plan during the 120 day period prior to change-in-control, Battle Mountain Gold must be contemplating such change-in-control at the time of the named executive officer's termination of employment. The plan also provides for continuation of group life, medical and dental insurance benefits (or equivalent thereof) for a period of 24 months after termination on the same contributory basis as such benefits are provided to active employees of Battle Mountain Gold.

   In addition, under the Amended and Restated 1994 Long-Term Incentive Plan, outstanding performance units which have not vested would become immediately payable at the target value of US$1.00 per unit pro-rated for the portion of the performance period up to the date of the change-in-control. For outstanding performance units that have vested but for which payment has not been made, payment would be accelerated in the event of a change-in-control. The vesting of stock options granted to executive officers under the Amended and Restated 1994 Long-Term Incentive Plan would also accelerate in the event of a change-in-control.

   After a change-in-control, Battle Mountain Gold would be required to continue making premium payments until the executive officer reaches age 65 under the split-dollar life insurance program. In addition, such executive officers would become fully vested under the SERP as a result of a change-in-control.

   In connection with the foregoing change-in-control severance plan and other change-in-control plans, programs and provisions, a "change-in-control" will occur upon: (i) any person except Noranda becoming the beneficial owner of BMG Securities representing 30 percent or more of the combined voting power of the then outstanding BMG Securities; (ii) the first purchase of BMG Securities pursuant to a tender or exchange offer (other than a tender or exchange offer made by Battle Mountain Gold; (iii) the approval by the holders of BMG Securities of a reorganization, merger, combination or consolidation, sale or disposition of all or substantially all Battle Mountain Gold's assets or a plan of liquidation or dissolution of BMC, unless in each case following the consummation of such transaction more than 70 percent of the combined voting power of BMG Securities outstanding prior to such consummation will continue (as BMG Securities or as securities of a successor entity) to be beneficially owned by all or substantially all of the persons who were beneficial owners immediately prior thereto in substantially the same proportion; or (iv) during any period of two consecutive years, individuals who are at the beginning of such period constitute the Board of Directors of Battle Mountain Gold cease for any reason to constitute at least a majority thereof, provided that any new director whose election or nomination for election by the holders of BMG Securities was approved in advance by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period shall be considered as though such person were a director at the beginning of the period. The approval of the Merger Agreement at the BMG Meeting and the approval of the Arrangement by BMC Shareholders at the Meeting, together with the satisfaction or waiver of the conditions set out above under the heading "The Transaction--Arrangement Agreement," will constitute a "change-in-control." For the purposes of this paragraph, "BMG Securities" means the shares of common stock of Battle Mountain Gold and the Exchangeable Shares taken together.

REPORT ON EXECUTIVE COMPENSATION

   BMC does not oversee the executive compensation paid to its named executive officers by Battle Mountain Gold. Battle Mountain Gold's executive compensation program is overseen by the Compensation and Stock Options Committee (the "Committee") of the Board of Directors of Battle Mountain Gold, which has furnished the following report. The report describes the Committee's compensation policies applicable to the executive officers of Battle Mountain Gold who are also named executive officers of BMC, and includes a discussion of the specific relationship of corporate performance to executive compensation for 1999. The Committee reviews the basis for BMC's Chief Executive Officer's compensation in his role as a senior executive officer of Battle Mountain Gold.

I. COMPENSATION POLICIES

   The objectives of Battle Mountain Gold's executive compensation policies with respect to BMC are to provide BMC's executives with a competitive total compensation package and to link compensation to the achievement of the long-term business objectives of Battle Mountain Gold and the enhancement of shareholder value. The Committee also considers subjective factors in its evaluation of the performance of senior executive officers of BMC, such as leadership, strategic vision and organization development efforts that result in strengthening efficiency, effectiveness and competitive advantage, which are considered critical to the achievement of long-term strategic objectives and the success of Battle Mountain Gold.

   The Committee's focus on long-term objectives in setting the parameters of Battle Mountain Gold's executive compensation program results from the long lead time factors inherent in the strategic decisions of an international precious metals company which produces primarily one commodity, gold. These long-term objectives include, among others, increasing reserves, annual production, stock price and total return to shareholders, while maintaining low cash production costs.

II. EXECUTIVE COMPENSATION COMPONENTS

   Battle Mountain Gold's executive compensation program, which takes into consideration the named executive officers of BMC, is composed of fixed and performance-based compensation. The fixed component is the executive officer's base salary, and the performance-based component is comprised of incentive bonuses, stock options and long-term performance units.

 Base Salary

   The Committee determines the annual base salary of senior executive officers of BMC based primarily on competitive salary rates for peer companies. With regard to senior executive officers' salaries, the Committee reviews comparative data concerning peer companies prepared by compensation consultants and, in making its determinations, takes into account the recommendations of the Chief Executive Officer of Battle Mountain Gold. The comparative salary studies are performed both on the basis of the peer companies included in the gold peer index used in the five-year industry performance graph presented below and on the basis of the companies included in published industry surveys. Base salary levels are generally targeted at the median level in relation to the peer group companies. Effective in October 1999, the Committee, after receiving advice and information from compensation consultants, approved increases ranging from 3.89% percent to 4.12% percent for senior executive officers of Battle Mountain Gold who were also officers of BMC. After giving effect to the 1999 salary increases, the Committee believes, based on advice from compensation consultants, that the base salaries of the senior executive officers are within the median range in relation to the peer group companies. The Committee generally considers and adjusts salary levels annually.

 1997 Incentive Bonus Plan

   The 1997 Incentive Bonus Plan (the "Plan"), effective January 1, 1997, replaced the prior Executive Productivity Bonus Plan. Under the Plan, the bonus period for cash bonuses is the calendar year. Payment of bonuses under the Plan will be made as soon as practicable in the year following the bonus period once it is determined that the performance objectives for such period were achieved. The Committee is the plan administrator with respect to determining participation and performance objectives in any given bonus period. The Committee establishes the performance objectives for the bonus period based on a relative or absolute measure of any one or more of the business criteria set forth in the Plan. The Committee sets the target level of performance, and bonus amounts are based on actual performance compared to the target level. The maximum bonus payable under the Plan to any participant for any bonus period is US$1,000,000.

   For 1999, the Committee established target award percentages for the executive officers at 40 percent of base salary for the senior executive officers of BMC. Based on advice from compensation consultants, Battle Mountain Gold believes this targeted amount is generally at the median level in relation to annual bonuses for the peer group companies. With respect to the 1999 bonus, the Committee established that the threshold performance objective be based on Battle Mountain Gold's business plan for 1999. The resulting quotient is then multiplied by two (2) to arrive at the applicable multiplier which, when multiplied by the participant's target award percentage of salary, determines the maximum dollar value of the bonus award. The Committee then considers additional performance objectives such as gold production, reserve growth, safety, progress on projects, environmental performance and cost control and, based on actual performance results, makes appropriate adjustments to the bonus award. With regard to BMC's senior executive officers, the Committee's determination of such officer's bonuses is based upon individual performance as well as overall company performance. The Committee can, in its sole discretion, reduce the amount of any bonus. Bonuses paid to the Chief Executive Officer and to the other named executive officers of BMC are set forth in the bonus column in the Summary Compensation Table.

 1994 Long-Term Incentive Plan

   The Amended and Restated 1994 Long-Term Incentive Plan ("LTIP") provides for awards designed to provide executives with incentives to achieve the long-term business objectives of Battle Mountain Gold. The LTIP provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights and stock and cash awards, including long-term performance unit awards. Payment of awards may be made in cash, shares of Battle Mountain Gold common stock, Exchangeable Shares or combinations thereof, as determined by the Committee.

   The LTIP is administered by the Committee, which has authority: (i) to select employees to receive awards; (ii) to determine the timing, form, vesting, amount or value and term of awards, and conditions and limitations, if any, subject to which awards will be made and become payable; and (iii) to interpret the LTIP and adopt rules, regulations and guidelines for carrying out the LTIP.

   The aggregate number of shares of Battle Mountain Gold common stock or Exchangeable Shares that may be awarded pursuant to the LTIP will not exceed 10,000,000, of which not more than 2,500,000 shares of Battle Mountain Gold common stock or Exchangeable Shares are available for awards other than stock options and stock appreciation rights granted at an exercise price not less than fair market value on the date of grant. Shares of Battle Mountain Gold common stock and Exchangeable Shares will count against the foregoing 10,000,000 and 2,500,000 share limits on an equal basis. See discussion of BMC's Long-Term Incentive Plan below. The number of shares of Battle Mountain Gold common stock or Exchangeable Shares that may be awarded pursuant to the LTIP is subject to adjustment upon the occurrence of certain events.

   In 1997, the Board of Directors of BMC adopted the BMC 1997 Long-Term Incentive Plan (the "BMC LTIP"). The BMC LTIP was adopted in order to provide stock based awards to Canadian based employees of BMG in Exchangeable Shares. The BMC LTIP is intended to act as a Canadian "mirror" plan to the LTIP in connection with BMC's capital structure, which includes both shares of Battle Mountain Gold common stock and Exchangeable Shares. The BMC LTIP was adopted to effect the intent of the LTIP to provide awards in Exchangeable Shares. The aggregate number of Exchangeable Shares available for awards under the BMC LTIP is 2,500,000. Any award under the BMC LTIP will reduce the number of shares of Battle Mountain Gold common stock available for issuance under the LTIP. The Board of Directors of BMC administers the BMC LTIP, and makes awards based on the recommendation of the Committee.

 Long-Term Performance Units

   Long-term performance units may be granted under the LTIP in order to provide executive officers and key employees of Battle Mountain Gold, some of whom are also employees of BMC, with incentives to achieve long-term objectives of Battle Mountain Gold. The terms of the awards provide for the payment of a dollar value if Battle Mountain Gold achieves specified long-term objectives during the course of a three-year performance period. Payments, if any, are made following the conclusion of the performance period.

   The LTIP provides a single performance criteria in connection with the grant of long-term performance units based on the comparison of total shareholder return where the total shareholder return on the shares of Battle Mountain Gold common stock is ranked against that of the common stock of a peer group of companies. The maximum amount payable to any individual for this performance period is US$500,000 for officers and US$350,000 for other key employees.

   Under the LTIP, units are granted every three years. The Committee approved a grant of units in 1997 for the performance period beginning January 1, 1997 and ending December 31, 1999. The number of units granted to the senior executive officers of BMC is determined by formula. For senior executive officers, the number of units was based on 50 percent of their projected three-year salary. These percentages have been evaluated by Battle Mountain Gold's compensation consultants based on a competitive analysis of manufacturing and services companies and the percentages have been determined to be generally at the median level. This is a different group of companies from that utilized for base salary and incentive bonus comparisons as a result of limited data available for long-term incentive compensation plans of the peer group companies.

III. POLICY WITH RESPECT TO THE US$1 MILLION DEDUCTIBILITY LIMITATION

   Section 162(m) of the Code ("Section 162(m)") was enacted in 1993 and generally affects Battle Mountain Gold's federal income tax deduction for compensation paid to BMC's Chief Executive Officer and other named executive officers. To the extent compensation is "performance-based" within the meaning of Section 162(m), the section's limitations will not apply. In 1996 and 1998, the Board of Directors of Battle Mountain Gold adopted, and the shareholders of Battle Mountain Gold approved, certain compensation plans which were structured to qualify as performance-based compensation under Section 162(m). It is possible under certain circumstances that some portion of the compensation paid to BMC's named executive officers will not meet the standards of deductibility under Section 162(m). While Battle Mountain Gold does not presently anticipate that the payment of compensation will be in excess of that which is deductible under Section 162(m) in the near term, the Committee reserves the right to award compensation which does not qualify as performance-based under
Section 162(m) if it determines that such awards are necessary to provide a competitive compensation package to attract and retain qualified executive talent.

IV. SUMMARY

   The Committee believes, after receiving advice and information from compensation consultants, that Battle Mountain Gold' s executive compensation program is competitive with compensation programs of similarly situated companies and provides BMC's senior executive officers with the appropriate incentives to achieve Battle Mountain Gold's long-term goals.

                  COMPENSATION AND STOCK OPTION COMMITTEE

                        William A. Wise (Chairman)

                            Charles E. Childers

                               David W. Kerr

                               Mary Mogford

SHAREHOLDER RETURN PERFORMANCE GRAPH

   The following graph shows changes since the listing on The Toronto Stock Exchange (the "TSE") of the Exchangeable Shares on July 25, 1996 of the value of $100 invested in: (1) the Exchangeable Shares; (2) the TSE's Gold and Precious Metals Index; and (3) the TSE's Total Return Index, as of the end of 1996, 1997, 1998 and 1999:

                                 [LINE GRAPH]

                                       JULY 25, END OF  END OF  END OF  END OF
                                         1996    1996    1997    1998    1999
                                       -------- ------- ------- ------- -------
Exchangeable Shares...................   $100   $ 83.33 $ 72.37 $ 57.90 $ 27.28
TSE Gold and Precious Metals Index....   $100   $105.11 $ 59.32 $ 55.06 $ 45.34
TSE 300 Index.........................   $100   $120.81 $136.55 $132.20 $171.49

                         COMPENSATION OF DIRECTORS

   Neither BMC nor Battle Mountain Gold pay fees to directors of BMC for their services as directors of BMC. During 1999, each director of Battle Mountain Gold, other than those who are regularly employed officers of Battle Mountain Gold or its subsidiaries, receives a director's fee of US$20,000 per annum and an additional fee of US$1,000 per day for attendance at meetings of the Board of Directors or its committees. Karl Elers and Mary Mogford, directors of BMC, are also directors of Battle Mountain Gold. Directors of Battle Mountain Gold are also reimbursed for their travel and other expenses involved in attendance at Board of Directors and committee meetings. Pursuant to the terms of Battle Mountain Gold's 1998 Deferred Income Stock Option Plan (the "DISOP"), a director may elect to receive a non-qualified stock option in lieu of up to 100 percent of the director's fee and per diem fees for attending Board of Directors or committee meetings. To participate, the director selects an option strike price at a discount from the then-current market value of the shares of Battle Mountain Gold common stock and receives options on a number of shares such that the aggregate discount is equal to the amount of fees forgone. No directors participated in the DISOP in 1999. Under Battle Mountain Gold's Nonqualified Stock Option Plan for outside directors, as amended on February 2, 1999, individuals who become non-employee directors of BMC are automatically granted an initial option to purchase 10,000 shares of Battle Mountain Gold common stock on the date they become non-employee directors. On the date of the annual meeting of each year following the grant of the initial option, each incumbent non-employee director is granted an additional option to purchase 5,000 shares of Battle

Mountain Gold common stock. Each option granted pursuant to the Nonqualified Stock Option Plan for outside directors has an exercise price per share equal to the then current market value of a share of Battle Mountain Gold common stock on the date the option is granted, and such options are not exercisable until one year from the date of the grant. Directors who are not also executive officers are not eligible to participate in any other benefit plan of Battle Mountain Gold.

                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Battle Mountain Gold has previously indemnified and continues to indemnify the directors and officers of BMC against losses arising from claims against them for certain of their acts, errors or omissions as such. Battle Mountain Gold has purchased directors' and officers' liability insurance which covers BMC's directors and officers with a maximum limit of US$50,000,000. There is a maximum deductible to Battle Mountain Gold of US$500,000 for each loss. Battle Mountain Gold paid a total premium of US$265,000 for the fiscal year ended December 31, 1999.

               INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

   The following table illustrates the indebtedness (other than routine indebtedness) to BMC or Battle Mountain Gold by each director and senior officer of BMC (and any person who held this position during the 1999 fiscal year):

                                                           LARGEST AMOUNT
                                                            OUTSTANDING      AMOUNT
                                                          DURING FINANCIAL OUTSTANDING
  NAME, MUNICIPALITY OF                                      YEAR ENDED       AS AT
 RESIDENCE AND PRINCIPAL       INVOLVEMENT OF BATTLE        DECEMBER 31,   AUGUST 31,  SECURITY FOR
         POSITION               MOUNTAIN GOLD OR BMC            1999          2000     INDEBTEDNESS
 ------------------------  ------------------------------ ---------------- ----------- ------------
 John A. Keyes...........  Loan from Battle Mountain Gold    US$69,892      US$61,615      none
 President and Chief
  Executive Officer, The
  Woodlands, Texas
 Joseph J. Baylis........  Loan from Battle Mountain Gold    US$16,225      US$11,162      none
  Vice President,
  The Woodlands, Texas

   INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

   Material transactions since the commencement of BMC's last fiscal year or any proposed transaction that has materially affected or will materially affect BMC or any of its affiliates in which any insider of BMC or any associate or affiliate of such insider has had an interest are as follows:

     (i) Battle Mountain Gold holds investments in affiliated companies in Noranda that at December 31, 1999 were carried out on Battle Mountain Gold's books at their cost of US $2.1 million; and

     (ii) see "Interests of Battle Mountain's Directors and Officers in the Merger" in the U.S. Proxy Statement at pages . and . .

                           APPROVAL OF DIRECTORS

   The information contained in this Circular relating to BMC has been provided by BMC and the information contained in this Circular relating to Newmont has been provided by Newmont. This Circular and the sending, communication and delivery thereof to the BMC Shareholders have been authorized and approved by the Board of Directors of BMC.

   DATED at Houston, Texas this  .  day of September, 2000.

                                          By order of the Board

                                          Greg V. Etter

                                          Vice President and Corporate
                                           Secretary

                 APPENDIX A TO THE BATTLE MOUNTAIN CANADA

                      MANAGEMENT INFORMATION CIRCULAR

                          ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

   1. The arrangement ("the Arrangement") under section 182 of the Business Corporations Act (Ontario) (the "OBCA") involving Battle Mountain Canada Ltd. (the "Corporation"), the shareholders of the Corporation, Newmont Mining Corporation ("Newmont"), Bounty Merger Corp. ("MergerCo.") and, at Newmont's sole discretion, a subsidiary of Newmont, all as set forth in the plan of arrangement (the "Plan of Arrangement") attached as Exhibit A to Appendix C to the Management Information Circular and Proxy Statement of the Corporation dated [September] . , 2000 (the "Proxy Statement") is hereby authorized, approved and adopted.

   2. The arrangement agreement dated as of June 21, 2000 between the Corporation, Battle Mountain Gold Company, MergerCo. and Newmont (the "Arrangement Agreement"), a copy of which is attached as Appendix C to the Proxy Statement, the actions of the directors of the Corporation in approving the Arrangement Agreement and the actions of the officers of the Corporation in executing and delivering the Arrangement Agreement are hereby confirmed, ratified and approved.

   3. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Corporation or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of the Corporation are hereby authorized and empowered: (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) not to proceed with the Arrangement at any time prior to the issue of a certificate of arrangement giving effect to the Arrangement without the further approval of the shareholders of the Corporation but only if the Arrangement Agreement is terminated in accordance with sections 6.4 or 6.5 thereof.

   4. Each officer of the Corporation is hereby authorized, acting for, in the name of and on behalf of the Corporation, to execute, under the seal of the Corporation or otherwise, and to deliver the articles of arrangement and such other documents as are necessary or desirable to the Director under the OBCA in accordance with the Arrangement Agreement for filing.

   5. Each officer of the Corporation is hereby authorized, acting for, in the name of and on behalf of the Corporation, to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or cause to be delivered, all such documents, agreements and instruments, and to do or to cause to be done all such other acts and things, as such officer determines to be necessary or desirable in order to carry out the intent of the foregoing paragraphs of this resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

                       TO THE BATTLE MOUNTAIN CANADA

                      MANAGEMENT INFORMATION CIRCULAR

                 APPENDIX B TO THE BATTLE MOUNTAIN CANADA

                      MANAGEMENT INFORMATION CIRCULAR

          INTERIM ORDER AND NOTICE OF MOTION FOR THE FINAL ORDER

                     [NOTE TO DRAFT: TO BE INSERTED.]

                       TO THE BATTLE MOUNTAIN CANADA

                      MANAGEMENT INFORMATION CIRCULAR

                 APPENDIX C TO THE BATTLE MOUNTAIN CANADA

                      MANAGEMENT INFORMATION CIRCULAR

                           ARRANGEMENT AGREEMENT

    [OMITTED. SEE APPENDIX B TO BATTLE MOUNTAIN GOLD PROXY STATEMENT.]

                       TO THE BATTLE MOUNTAIN CANADA

                      MANAGEMENT INFORMATION CIRCULAR

                 APPENDIX D TO THE BATTLE MOUNTAIN CANADA

                      MANAGEMENT INFORMATION CIRCULAR

                          SECTION 185 OF THE OBCA

185.(1) RIGHTS OF DISSENTING SHAREHOLDERS.--Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

     (a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

     (b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

     (c) amalgamate with another corporation under sections 175 and 176;

     (d) be continued under the laws of another jurisdiction under section
         181; or

     (e) sell, lease or exchange all or substantially all its property under subsection 184 (3),

     a holder of shares of any class or series entitled to vote on the resolution may dissent.

   (2) IDEM.--If a corporation resolves to amend its articles in a manner referred to in subsection 170 (1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

     (a) clause 170 (1) (a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

     (b) subsection 170 (5) or (6).

   (3) EXCEPTION.--A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

     (a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

     (b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

   (4) SHAREHOLDER'S RIGHT TO BE PAID FAIR VALUE.--In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

   (5) NO PARTIAL DISSENT.--A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

   (6) OBJECTION.--A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent.

   (7) IDEM.--The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

                       TO THE BATTLE MOUNTAIN CANADA

                      MANAGEMENT INFORMATION CIRCULAR

   (8) NOTICE OF ADOPTION OF RESOLUTION.--The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

   (9) IDEM.--A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

   (10) DEMAND FOR PAYMENT OF FAIR VALUE.--A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

     (a) the shareholder's name and address;

     (b) the number and class of shares in respect of which the shareholder dissents; and

     (c) a demand for payment of the fair value of such shares.

   (11) CERTIFICATES TO BE SENT IN.--Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

   (12) IDEM.--A dissenting shareholder who fails to comply with subsections
        (6), (10) and (11) has no right to make a claim under this section.

   (13) ENDORSEMENT ON CERTIFICATE.--A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

   (14) RIGHTS OF DISSENTING SHAREHOLDER.--On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

     (a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

     (b) the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

     (c) the directors revoke a resolution to amend the articles under subsection 168 (3), terminate an amalgamation agreement under subsection 176 (5) or an application for continuance under subsection 181 (5), or abandon a sale, lease or exchange under subsection 184 (8), in which case the dissenting shareholder's rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

   (15) OFFER TO PAY.--A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

     (a) a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

                       TO THE BATTLE MOUNTAIN CANADA

                      MANAGEMENT INFORMATION CIRCULAR

     (b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

   (16) IDEM.--Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

   (17) IDEM.--Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

   (18) APPLICATION TO COURT TO FIX FAIR VALUE.--Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

   (19) IDEM.--If a corporation fails to apply to the court under subsection
        (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

   (20) IDEM.--A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

   (21) COSTS.--If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

   (22) NOTICE TO SHAREHOLDERS.--Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

     (a) has sent to the corporation the notice referred to in subsection
         (10); and

     (b) has not accepted an offer made by the corporation under subsection
         (15), if such an offer was made,

      of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

   (23) PARTIES JOINED.--All dissenting shareholders who satisfy the conditions set out in clauses (22) (a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

   (24) IDEM.--Upon an application to the court under subsection (18) or
        (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

   (25) APPRAISERS.--The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

                       TO THE BATTLE MOUNTAIN CANADA

                      MANAGEMENT INFORMATION CIRCULAR

   (26) FINAL ORDER.--The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22) (a) and (b).

   (27) INTEREST.--The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

   (28) WHERE CORPORATION UNABLE TO PAY.--Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

   (29) IDEM.--Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

     (a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

     (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

   (30) IDEM.--A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

     (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

     (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

   (31) COURT ORDER.--Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

   (32) COMMISSION MAY APPEAR.--The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.

                       TO THE BATTLE MOUNTAIN CANADA

                      MANAGEMENT INFORMATION CIRCULAR

                 APPENDIX E TO THE BATTLE MOUNTAIN CANADA

                      MANAGEMENT INFORMATION CIRCULAR

                    OPINION OF CIBC WORLD MARKETS CORP.

    [OMITTED. SEE APPENDIX C TO BATTLE MOUNTAIN GOLD PROXY STATEMENT.]

                       TO THE BATTLE MOUNTAIN CANADA

                      MANAGEMENT INFORMATION CIRCULAR

                                     PROXY

                         BATTLE MOUNTAIN GOLD COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON OCTOBER ___ , 2000

     The undersigned hereby appoints Karl E. Elers, John A. Keyes, Joseph J. Baylis and Greg V. Etter, or any of them, as proxies or proxy of the undersigned, each with full power of substitution, to represent and to vote as designated below the shares of common stock and/or preferred stock of Battle Mountain Gold Company (the "Company") that the undersigned is entitled to vote at the special meeting of stockholders of the Company to be held on October ___, 2000 or any adjournment or postponement thereof (the "Special Meeting").

     This proxy card revokes all proxies previously given by the undersigned to vote at the Special Meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus relating to the Special Meeting.

     Please mark your vote below, sign, date and return this proxy card promptly in the enclosed envelope. This proxy when properly executed will be voted in the manner directed by you below. If you sign, date and mail this proxy card without indicating how you want to vote, this proxy will be voted for item 1 below and in the manner set forth in item 2 below. If you fail to properly execute and return this proxy card, or if you fail to instruct your broker how to vote shares held for you in the broker's name, the effect will be the same as a vote against the proposal set forth in item 1 below.

            (Continued and to be signed and dated on reverse side)

/X/ Please mark your votes as in this example. Votes must be indicated in blue or black ink.

The Board of Directors of the Company recommends a vote FOR the following:

1. To approve the Agreement and Plan of Merger, dated as of June 21, 2000, among the Company, Newmont Mining Corporation and Bounty Merger Corp.

     FOR                AGAINST                 ABSTAIN
     / /                 / /                     / /


2. In their discretion, the proxies or proxy are authorized to vote upon all other matters as may properly be brought before the Special Meeting and all matters incident to the conduct of the Special Meeting.



                              Dated: ___________________, 2000


                              _________________________________________
                              (Signature)

                              _________________________________________
                              (Signature, if shares are held jointly)

                              _________________________________________
                              (Title, if applicable)

Note: Please sign exactly as name appears above. When shares are held in name of joint holders, each should sign. When signing as attorney, executor, trustee, guardian, etc., please so indicate. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.